As filed with the Securities and Exchange Commission on October 9, 2018

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FARMERS & MERCHANTS BANCORP, INC.

(Exact name of registrant as specified in its charter)

OHIO	6712	34-1469491
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

307 N. Defiance Street

Archbold, Ohio 43502

(419) 446-2501

(Address, including Zip Code, and telephone number, including area code, of registrant’s principal executive offices)

Paul S. Siebenmorgen

President and Chief Executive Officer

Farmers & Merchants Bancorp, Inc.

307 N. Defiance Street

Archbold, Ohio 43502

(419) 446-2501

(Name, address, including Zip Code, and telephone number, including area code, of agent for service)

With copies to:

Thomas C. Blank, Esq. Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604-5573 (419) 241-9000	John W. Tanselle, Esq. SmithAmundsen LLC 201 North Illinois Street, Suite 1400 Capital Center, South Tower Indianapolis, Indiana 46204-4212 (317) 464-4148

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon the effective time of the merger described in the accompanying proxy statement and prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value	Up to 1,830,000 shares	N/A	$22,291,000	$2,702

(1)

This represents the maximum number of shares of Farmers & Merchants Bancorp, Inc. common stock estimated to be issuable upon completion of the merger described herein. This number is based on the 1,000 shares of Limberlost Bancshares, Inc. common stock expected to be outstanding when the transaction is consummated, and the exchange of each such shares of Limberlost Bancshares, Inc. common stock for 1,830 shares of Farmers & Merchants Bancorp, Inc. common stock, pursuant to the terms of the Agreement and Plan of Reorganization and Merger, dated as of August 17, 2018 (the “Merger Agreement”), by and between Farmers & Merchants Bancorp, Inc. and Limberlost Bancshares, Inc., which is attached to the proxy statement and prospectus as Annex A.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f)(2) and (f)(3) thereunder, on the basis of the book value of the common stock of Limberlost Bancshares, Inc. to be exchanged in the transaction, computed, in accordance with Rule 457(f), as: (i) the product of (a) $30,756 (the book value of Limberlost Bancshares, Inc. common stock as of June 30, 2018, the latest practicable date prior to filing this registration statement); and (b) 1,000 (the aggregate number of shares of Limberlost Bancshares, Inc. common stock expected to be outstanding when the transaction is consummated), less (ii) $8,465,000 (the estimated amount of cash to be paid to Limberlost Bancshares, Inc. shareholders in connection with the transaction).

(3)

The registration fee of $2,702 for the securities registered hereby has been calculated, pursuant to Section 6(b) of the Securities Act of 1933, as amended, as $22,291,000 (the proposed maximum aggregate offering price) multiplied by 0.0001212.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT AND PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT AND PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

DATED OCTOBER [●], 2018 SUBJECT TO COMPLETION

FARMERS & MERCHANTS BANCORP, INC.	LIMBERLOST BANCSHARES, INC.

YOUR VOTE IS VERY IMPORTANT

PROSPECTUS OF FARMERS & MERCHANTS BANCORP, INC. FOR UP TO

1,830,000 SHARES OF COMMON STOCK AND

PROXY STATEMENT OF LIMBERLOST BANCSHARES, INC.

The Board of Directors of Farmers & Merchants Bancorp, Inc. (“F&M”) and the Board of Directors of Limberlost Bancshares, Inc. (“LBI”) have approved an Agreement and Plan of Reorganization and Merger (the “Merger Agreement”), pursuant to which LBI will merge with and into F&M (the “Merger”). This proposed strategic business combination will further expand F&M’s operations in the State of Indiana. Following the Merger, the combined company will have a total of 30 banking offices, 20 in Ohio and 10 in Indiana, and have approximately $[1.5] billion in assets, $[●] billion in loans, $[●] billion in deposits, and total shareholders’ equity of $[●] [million].

If the Merger Agreement is approved by a majority of the shareholders of LBI and the Merger is subsequently completed, the shares of LBI common stock owned by each LBI shareholder (other than dissenting shares) will be converted into the right to receive: (i) 1,830 shares (the “Exchange Ratio”) of F&M common stock; plus (ii) $8,465 in cash. F&M will pay cash for any fractional shares resulting from application of the Exchange Ratio. The Exchange Ratio is subject to adjustments for stock splits, stock dividends, recapitalization, or similar transactions.

We cannot complete the Merger unless a majority of the outstanding shares of common stock of LBI vote to approve the Merger Agreement. LBI will hold a special meeting of its shareholders to vote on this merger proposal. Your vote is very important. Whether or not you plan to attend the shareholder meeting, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger Agreement. Not returning your card will have the same effect as a vote against the Merger Agreement.

The date, time and place of the meeting are as follows:

[●], 2018, [●]:[●] [●].m., local time

[●]

[●]

[●]

This proxy statement and prospectus provides you with detailed information about the special meeting and the proposed Merger. It also contains or references information about LBI and F&M. You can also get information about F&M from publicly available documents that have been filed with the Securities and Exchange Commission. F&M common stock is listed on the NASDAQ Capital Market under the symbol “FMAO.”

We strongly support the Merger of our companies. The Board of Directors of LBI recommends that you vote in favor of the Merger Agreement.

/s/ Paul S. Siebenmorgen	/s/ Andrew J. Briggs
President and Chief Executive Officer	Chairman
FARMERS & MERCHANTS BANCORP, INC.	LIMBERLOST BANCSHARES, INC.

For a discussion of certain risk factors which you should consider in evaluating the Merger, see “Risk Factors” beginning on page 22. We encourage you to read this entire document carefully.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued pursuant to this proxy statement and prospectus or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or other obligation of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

This proxy statement and prospectus is dated [●], 2018,

and it is being first mailed to LBI shareholders on or about [●], 2018.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about F&M from other documents filed by F&M with the Securities and Exchange Commission (“SEC”) that are not delivered with or included in this document. This information (including the documents incorporated herein by reference) is available to you without charge upon your written or oral request. You may request these documents in writing or by telephone at the following address and telephone number:

Farmers & Merchants Bancorp, Inc.

307 N. Defiance Street

Archbold, Ohio 43502

Attention: Lydia Huber,

Corporate Secretary

Telephone: (419) 446-2501

To ensure timely delivery, shareholders must request the documents containing the information described above no later than five (5) business days prior to the date of the special meeting of the LBI shareholders. Accordingly, if you would like to make such a request, please do so by [●], 2018, in order to receive the requested information before the meeting.

You can also obtain copies of the documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●].

LIMBERLOST BANCSHARES, INC.

215 East Line Street

Geneva, Indiana 46740

NOTICE OF SPECIAL MEETING OF

SHAREHOLDERS TO BE HELD ON

[●], 2018

To Our Shareholders:

We will hold a special meeting of the shareholders of Limberlost Bancshares, Inc. (“LBI”) on [●], 2018, at [●]:[●] [●].m. local time, at [●].

The purposes of the special meeting are the following:

1.

Merger Proposal. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization and Merger, dated August 17, 2018 (the “Merger Agreement”), between Farmers & Merchants Bancorp, Inc. (“F&M”) and LBI, and to approve the transactions contemplated thereby (the “Merger Proposal”). Pursuant to the Merger Agreement, LBI will merge with and into F&M (the “Merger”) and, immediately thereafter, Bank of Geneva, the wholly-owned banking subsidiary of LBI, will merge with and into Farmers & Merchants State Bank (“F&M Bank”), a wholly-owned banking subsidiary of F&M (the “Bank Merger”).

2.

Adjournment Proposal. To approve one (1) or more adjournments of the LBI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”).

3.

Other Matters. To vote upon such other matters which may properly be presented at the special meeting or any adjournment or postponement of the special meeting. LBI’s Board of Directors is not aware of any such other matters.

The accompanying proxy statement and prospectus describes the Merger Agreement and the proposed Merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed Merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 22 of the accompanying proxy statement and prospectus for a discussion of certain risk factors relating to the Merger.

The Board of Directors of LBI has fixed the close of business on [●], 2018, as the record date for determining those shareholders who are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Approval of the Merger Proposal requires the affirmative vote of at least a majority of the outstanding shares of LBI common stock. Approval of the Adjournment Proposal only requires more votes to be cast in favor of the proposal than are cast against it, so long as a quorum is present.

As required by Indiana Code 23-1-44-10, LBI is notifying all of its shareholders entitled to vote on the Merger Proposal that you are or may be entitled to assert dissenters’ rights under Chapter 44 of the Indiana Business Corporation Law. A copy of Chapter 44 is attached as Annex B to the accompanying proxy statement and prospectus. See also “THE MERGER—Rights of Dissenting Shareholders” beginning on page [●] in the accompanying proxy statement and prospectus.

The LBI Board of Directors recommends that you vote “FOR” (1) approval of the Merger Proposal; and (2) approval of the Adjournment Proposal.

Whether or not you plan to attend the special meeting in person, please submit your proxy by completing, signing, and dating the enclosed proxy card and returning it as soon as possible using the enclosed postage-prepaid envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously submitted your proxy. Not submitting your proxy will have the same effect as a vote against the Merger Proposal.

By Order of the Board of Directors

Andrew J. Briggs	Phillip Lucas
Chairman	Executive Vice President

[●], 2018

Geneva, Indiana

FORWARD-LOOKING STATEMENTS

This document, and the information included or incorporated by reference into it, contain forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe,” “continue,” “pattern,” “estimate,” “project,” “intend,” “anticipate,” “expect” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the benefits of the proposed Merger between F&M and LBI, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of F&M’s goals, intentions and expectations; statements regarding F&M’s business plan and growth strategies; statements regarding the asset quality of F&M’s loan and investment portfolios; and estimates of F&M’s risks and future costs and benefits, whether with respect to the Merger or otherwise.

These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of the F&M and LBI will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to obtain required regulatory and shareholder approvals, and the ability to complete the Merger on the expected time frame; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of F&M to attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to banks and bank holding companies; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; changes in market, economic, operational, liquidity, credit and interest rate risks associated with the F&M’s and LBI’s business; and other risks and factors identified in F&M’s filings with the SEC.

Neither F&M nor LBI undertakes any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed herein unless required to under the federal securities laws. In addition, F&M’s and LBI’s past results of operations do not necessarily indicate either of their anticipated future results, whether the Merger is effectuated or not.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SHAREHOLDER MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger, the Merger Agreement, and the shareholder meeting. We urge you to read carefully the remainder of this proxy statement and prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement and prospectus.

Q:	Why am I receiving this document?

A:

LBI has agreed to be acquired by F&M under the terms of the Merger Agreement. In order for us to complete the Merger, we need the approval of the Merger Agreement by LBI shareholders, among other things. This document is being delivered to you because it is serving as both a proxy statement of LBI and a prospectus of F&M. In order to approve the Merger Agreement, LBI has called a special shareholder meeting of its shareholders. This document serves as a proxy statement for such special meeting and describes the proposals to be voted on at the special meeting and is being used by the LBI Board of Directors to solicit votes from the LBI shareholders in connection with such proposals. This document is also a prospectus of F&M because F&M is offering shares of its common stock, as well as cash, in exchange for shares of LBI in the Merger.

This proxy statement and prospectus contains important information regarding the Merger, as well as information about F&M and LBI. It also contains important information about what the LBI Board of Directors considered when evaluating the Merger. We urge you to read this proxy statement and prospectus carefully, including the Merger Agreement, a copy of which is attached to this proxy statement and prospectus as Annex A and is incorporated herein by reference, and the other annexes.

Q:	When and where will the LBI special meeting be held?

A:	The LBI special meeting will be held at [●], on [●], at [●] (local time).

Q:	What am I voting on?

A:

You are being asked to vote to approve the Merger Agreement and the transactions contemplated thereby, pursuant to which LBI will merge with and into F&M. F&M would be the surviving entity in the Merger, and LBI would no longer be a separate company.

You are also being asked to vote on two additional proposals (completion of the Merger is not conditioned upon approval of any of these additional proposals):

•	a proposal to adjourn the LBI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (which we refer to as the “Adjournment Proposal”); and

•	to vote on such other matters that may be properly presented at the special meeting or any adjournment or postponement of the special meeting. LBI’s Board is not aware of any such other matters.

Q:	How does the LBI board recommend that I vote with respect to each proposal?

A:	The LBI Board of Directors recommends that LBI shareholders vote “FOR” approval of the Merger Proposal; and “FOR” approval of the Adjournment Proposal.

Q:	Why are F&M and LBI proposing to merge?

A:

We believe the Merger is in the best interests of both companies and our respective shareholders. LBI and F&M believe that the Merger will bring together two complementary financial institutions to create a strong company that is positioned for further growth. The Merger will give the combined company greater scale and geographic diversity, allowing F&M to further expand its existing operations in the State of Indiana. We believe the Merger will enhance our capabilities to provide banking and financial services to our customers and strengthen the competitive position of the combined organization.

You should review the background of and reasons for the Merger described in greater detail beginning on page [●].

Q:	What will LBI shareholders receive in the Merger?

A:

If the Merger Agreement is approved by the shareholders of LBI and the Merger is subsequently completed, each share of LBI common stock (other than dissenting shares) will be converted into the right to receive (i) 1,830 shares (the “Exchange Ratio”) of F&M common stock, plus (ii) $8,465 in cash (the stock and cash consideration is at times referred to herein as the “Merger Consideration”). Each LBI shareholder that would otherwise be entitled to receive a fractional share of F&M common stock will receive cash in lieu of such fractional share. The Exchange Ratio is subject to adjustments for stock splits, stock dividends, recapitalization, or similar transactions.

Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments), the value of the Merger Consideration that you will receive will depend on the market price of F&M common stock when you receive your shares of F&M common stock. The implied per share value of the Merger Consideration, based upon F&M’s closing stock price on [●], 2018, the most recent practicable trading day before this proxy statement and prospectus was finalized, was $[●] per share, including the cash consideration. No assurance can be given that the current market price of F&M common stock will be equivalent to the market price of F&M common stock on the date that shares of F&M common stock are received by an LBI shareholder or at any other time. You should obtain current market prices for shares of F&M common stock which is listed on the NASDAQ Capital Market under the symbol “FMAO.”

Q:	What risks should I consider before I vote on the Merger Proposal?

A:	You should carefully review the section captioned “RISK FACTORS” beginning on page [●].

Q:	Will F&M shareholders receive any shares or cash as a result of the Merger?

A:	No. After the Merger, F&M shareholders will continue to own the same number of F&M shares they owned before the Merger.

Q:	When is the Merger expected to be completed?

A:

We are working to complete the Merger as quickly as possible. We must first obtain the necessary regulatory approvals and the approval of LBI shareholders at the special meeting. We currently expect to complete the Merger effective as of December 31, 2018 or early in the first quarter of 2019.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed, LBI shareholders will not receive any consideration for their shares of LBI common stock in connection with the Merger. Instead, LBI will remain an independent company. In addition, if the Merger Agreement is terminated in certain circumstances, a termination fee may be required to be paid by LBI to F&M.

Q:	What are the tax consequences of the Merger to me?

A:

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). A U.S. Holder (as defined in the section captioned “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page [●]) who exchanges all of his, her, or its shares of LBI common stock for the Merger Consideration (1,830 shares of F&M common stock and $8,465 in cash per share) pursuant to the Merger Agreement may recognize a gain, but not any loss, on the exchange. At the closing of the Merger, F&M will receive an opinion from their tax attorneys confirming these tax consequences which the shareholders of LBI will be permitted to rely upon. See “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page [●]. Your individual tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.

Q:	Will I have dissenters’ rights?

A:

Dissenters’ rights are available to LBI’s shareholders under Indiana law, but you will only be able to dissent from the Merger by complying with the provisions of Chapter 44 of the Indiana Business Corporation Law, as amended (the “IBCL”), a copy of which is included as Annex B to this proxy statement and prospectus. If you wish to assert your dissenters’ rights, you must deliver to LBI written notice of your intent to assert such rights before the vote is taken at the special meeting. In addition, you must not vote in favor of the Merger either in person or by proxy. The procedure for dissenting is explained more fully under “THE MERGER – Rights of Dissenting Shareholders” beginning on page [●] and in Annex B to this proxy statement and prospectus.

Q:	Who can vote at the special meeting?

A:

All holders of record of LBI common stock as of the close of business on [●], 2018, the record date for the special meeting (the “record date”), are entitled to receive notice of, and to vote at, the special meeting, or any postponement or adjournment of the special meeting scheduled in accordance with Indiana law. As of the record date, there were 1,000 shares of LBI common stock outstanding and entitled to vote at the special meeting.

Q:	What constitutes a quorum?

A:

The presence, in person or by proxy, of shareholders holding at least a majority of the outstanding shares of LBI common stock as of the record date will constitute a quorum for the special meeting. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or are otherwise present at the special meeting will be deemed present at the special meeting. Once a share is represented for any purpose at the special meeting, it will be deemed present for quorum purposes for the remainder of the meeting.

Q:	What are the vote requirements to approve the matters that will be considered at the special meeting?

A:

At the special meeting, the affirmative vote of holders of a majority of the outstanding shares of LBI common stock is required to approve the Merger Proposal. Approval of the Adjournment Proposal requires more votes to be cast in favor of the proposal than are cast against it.

Each of the directors of LBI has entered into a voting agreement with F&M pursuant to which each of them has agreed, subject to their fiduciary duties to entertain a superior third-party acquisition proposal under the Merger Agreement, to vote, or cause to be voted, all of their shares of LBI common stock owned by each of them of record or beneficially, including shares owned by certain other persons over which they have voting control, in favor of the Merger Proposal. Collectively, as of the record date, our directors had the power to vote, or cause to be voted, 558.9037 shares, or approximately 55.9% of the outstanding shares of LBI common stock. Assuming that the members of the Board vote these shares in favor of the Merger as required under the voting agreement, the Merger will be approved by the LBI shareholders.

Q:	How many votes do I have?

A:	LBI shareholders are entitled to one vote on each proposal to be considered at the special meeting for each share of LBI common stock owned as of the record date for the special meeting.

Q:	How do I vote?

A:

You may have your shares of LBI common stock voted on the matters to be presented at the special meeting in the following ways: (i) by completing, signing, dating, and returning the enclosed proxy card in the accompanying prepaid reply envelope; or (ii) by attending the special meeting and casting your vote in person. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, broker, or other nominee.

Q:	If my shares are held in “street name,” will my bank, broker, or other nominee vote my shares for me?

A:

Your bank, broker, or other nominee will vote any shares you hold in “street name” only if you provide instructions to them on how to vote your shares. You should follow the directions provided by your bank, broker, or other nominee to vote your shares. If you do not provide your bank, broker, or other nominee with instructions on how to vote your shares held in “street name,” they will not be permitted to vote your shares, which will have the effect of a vote “AGAINST” the Merger.

Similarly, your bank, broker, or other nominee will vote your shares on the Adjournment Proposal, if necessary, but only if you provide instructions on how to vote. If you do not submit voting instructions to your bank, broker, or other nominee on how to vote your shares held in “street name,” your shares will not be counted in determining the outcome of this proposal.

Q:	How do I vote the shares of LBI common stock credited to my account in the Bank of Geneva Employee Stock Ownership Plan (“ESOP”)?

A:

If shares of LBI common stock are credited to your plan account under the ESOP, you will receive a voting instruction card that you may use to direct the trustee to vote these shares on your behalf under the ESOP. Under the terms of the ESOP, a participant is entitled to direct the trustee how to vote the shares of LBI common stock credited to his or her account under the ESOP. If the ESOP trustee does not receive timely voting instructions for the shares of LBI common stock held in the ESOP, the shares for which the trustee does not receive timely instructions will be voted in a manner calculated to most accurately reflect the instructions received from other ESOP participants.

Q:	What do I need to do now?

A:

You should carefully read and consider the information contained in this proxy statement and prospectus and any information incorporated herein by reference. Then, please submit your proxy by completing, signing, and dating the enclosed proxy card and returning it as soon as possible using the enclosed postage-prepaid envelope so that your shares can be voted at the special meeting. If a returned proxy card is signed, but does not specify how you wish to vote your shares, your proxy will be voted “FOR” the: (1) approval of the Merger Proposal; and (2) approval of the Adjournment Proposal.

Q:	What if I don’t vote or I abstain from voting?

A:

If you do not vote or you abstain from voting, your abstention will be equivalent to a vote “AGAINST” the Merger Proposal, but such abstention will have no impact on the Adjournment Proposal. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be voted “FOR” approval of the Merger Proposal; and “FOR” approval of the Adjournment Proposal.

Q.	May I change my vote after I have submitted my proxy?

A:

Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one (1) of three (3) ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy, dated at a date later than your most recent proxy. Please submit your notice of revocation and/or new proxy card to LBI, 215 East Line Street, Geneva, Indiana 46740-0278, Attention: Richard D. Briggs, Corporate Secretary. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. You must request a ballot and vote the ballot at the meeting.

Q:	Should I send in my stock certificate(s) now?

A:

No. After the Merger is completed, LBI shareholders will receive written instructions from F&M for exchanging their stock certificates for shares of F&M common stock and cash constituting the Merger Consideration, and cash for fractional shares to be received by them in the Merger. Any shares of LBI common stock held in book-entry form will be automatically exchanged for shares of F&M common stock. If you are a current F&M shareholder, you should retain your certificates representing F&M common shares, as you will continue to hold the F&M shares you currently own.

Q:	Whom should I contact if I have other questions about the Merger Agreement or the Merger?

A:	You may contact:

Limberlost Bancshares, Inc.

215 East Line Street

Geneva, Indiana 46740-0278

Attention: Andrew J. Briggs, Chairman

Telephone: (260) 368-7288

SUMMARY

This summary highlights selected information from this proxy statement and prospectus. Because this is a summary, it does not contain all of the information that is important to you. You should carefully read this entire document, including the documents incorporated herein by reference, and the other documents to which we have referred you before you decide how to vote. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●] for a description of documents that we incorporate by reference into this document. Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

Description of Farmers & Merchants Bancorp, Inc. (page [●])

Farmers & Merchants Bancorp, Inc.

307 N. Defiance Street

Archbold, Ohio 43502

(419) 446-2501

F&M is a financial holding company headquartered in Archbold, Ohio that was organized in 1985. F&M common stock is listed on the NASDAQ Capital Market under the symbol “FMAO.” F&M is the parent holding company of F&M Bank, an Ohio chartered commercial bank which opened for business in Archbold, Ohio, in 1897, and F&M Risk Management, Inc., a captive insurance company founded in December 2014. F&M Bank has a total of 24 banking locations with 20 in Northwest Ohio and 4 in Northeast Indiana. F&M Bank’s business activities are currently limited to one significant business segment, which is community banking. F&M Bank also operates FM Investment Services as a division of its operations. FM Investment Services offers non-deposit investment and insurance products.

As of June 30, 2018, F&M had approximately consolidated assets of $1.1 billion, deposits of $931 million and shareholders’ equity of $137.5 million. As of June 30, 2018, F&M and its subsidiaries had 276 full-time equivalent employees.

Description of Limberlost Bancshares, Inc. (page [●])

Limberlost Bancshares, Inc.

215 East Line Street

Geneva, Indiana 46740

(260) 368-7288

LBI is a bank holding company incorporated under Indiana law and headquartered in Geneva, Indiana. LBI is not listed on any stock market or quoted in any “over-the-counter” market. As such, there is not an active trading market for shares of LBI common stock. LBI is the parent holding company of Bank of Geneva, an Indiana chartered commercial bank, which opened for business in Geneva, Indiana, in 1892. Bank of Geneva has a total of 6 banking locations. LBI’s business activities are currently limited to one significant business segment, which is community banking.

As of June 30, 2018, LBI had approximately consolidated assets of $287 million, deposits of $212 million and shareholders’ equity of $30.8 million. As of June 30, 2018, LBI and its subsidiaries had 61 full-time equivalent employees.

The Merger (page [●])

We have attached a copy of the Merger Agreement to this document as Annex A. Please read the Merger Agreement in its entirety. It is the legal document that governs the Merger.

The Merger Agreement provides that, if all of the conditions are satisfied or waived, LBI will be merged with and into F&M and LBI will cease to exist. Immediately following the Merger, Bank of Geneva will be merged with and into F&M Bank and Bank of Geneva will cease to exist. We expect to complete the Merger on December 31, 2018 or early in the first quarter of 2019.

Reasons for the Merger (pages [●])

F&M. F&M’s Board of Directors considered a number of financial and nonfinancial factors in making its decision to merge with LBI, including LBI’s Board of Directors, management and staff. The Board believes that expanding F&M’s operations into the market areas where LBI operates offices provides financial and strategic benefits to F&M and LBI as a combined company.

LBI. In considering the Merger with F&M, LBI’s Board of Directors collected and evaluated a variety of financial and economic information regarding F&M and F&M Bank, and their reputation and future prospects. In the opinion of LBI’s Board of Directors, favorable factors included F&M’s strong earnings and stock performance, its management, the compatibility of its markets to those of LBI, the likelihood of regulatory approvals of the Merger, and the attractiveness of F&M’s offer from a financial perspective. In addition, the Board of Directors considered the fairness opinion of Renninger, described below.

Opinion of LBI’s Financial Advisor (page [●])

LBI’s Board of Directors jointly retained Renninger & Associates, LLC and Ausdal Financial Partners (“AFP”) (together referred to as “Renninger”) to advise it in regard to its strategic alternatives and to render a fairness opinion in connection with the proposed Merger. At the meeting of LBI’s Board of Directors on August 17, 2018, Renninger delivered to LBI’s Board of Directors an oral opinion, which was confirmed by delivery of a written opinion, dated August 17, 2018, to the effect that, as of the date of the opinion and based upon its analysis and subject to the conditions, limitations, qualifications and assumptions set forth in the opinion, the right of the holders of LBI common shares to receive: (i) 1,830 shares (the “Exchange Ratio”) of F&M common stock; and (ii) $8,465.00 in cash (collectively, the “Merger Consideration”), for each share of LBI common stock, was fair, from a financial point of view, to such holders of LBI common stock.

The full text of the written opinion of Renninger, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion of Renninger, is attached as Annex C to this proxy statement and prospectus and is incorporated herein by reference. LBI shareholders are urged to read Renninger’s written opinion carefully and in its entirety. Renninger’s opinion is limited solely to the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger by the holders of LBI common stock and does not address LBI’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to LBI. Renninger’s opinion does not constitute a recommendation to any shareholder of LBI as to how such shareholder should vote or act with respect to any matter relating to the Merger or otherwise.

What LBI Shareholders Will Receive (page [●])

If the Merger Agreement is approved and the Merger is subsequently completed, each outstanding share of LBI common stock (other than dissenting shares) will be converted into the right to receive the Merger Consideration of: (i) 1,830 shares (the “Exchange Ratio”) of F&M common stock; and (ii) $8,465.00 in cash. The number of shares of F&M common stock issuable to each LBI shareholder will be rounded to the nearest thousandth of a share. The Exchange Ratio is subject to adjustments for stock splits, stock dividends, recapitalization or similar transactions. Each LBI shareholder that would otherwise be entitled to receive a fractional share of F&M common stock will receive cash in lieu of such fractional share.

Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments), the value of the Merger Consideration that you will receive will depend on the market price of F&M common stock when you receive your shares of F&M common stock. The implied per share value of the Merger Consideration, based upon F&M’s closing stock price on [●], 2018, the most recent practicable trading day before this proxy statement and prospectus was finalized, was $[●] per share. No assurance can be given that the current market price of F&M common stock will be equivalent to the market price of F&M common stock on the date that shares of F&M common stock are received by an LBI shareholder or at any other time.

Within three (3) business days following the effective date of the Merger, F&M will mail a letter of transmittal to each person who was, immediately prior to the effective time of the Merger, a holder of record of LBI common stock. The letter of transmittal will contain instructions for use in effecting the surrender of LBI stock certificates (or shares held in book-entry form) in exchange for the consideration to which such person may be entitled pursuant to the Merger Agreement.

What F&M Shareholders Will Receive (page [●])

F&M shareholders will not receive any consideration in the Merger. After the Merger, F&M shareholders will continue to own the same number of F&M shares owned before the Merger.

The LBI Special Shareholders Meeting (page [●])

The special meeting of LBI shareholders will be held on [●], 2018, at [●]:[●] [●].m. local time, at [●].

At the special meeting, LBI shareholders will be asked:

1.

Merger Proposal. To consider and vote upon a proposal to approve the Merger Agreement and to approve the transactions contemplated thereby. Pursuant to the Merger Agreement, LBI will merge with and into F&M and, immediately thereafter, Bank of Geneva will merge with and into F&M Bank.

2.	Adjournment Proposal. To approve one (1) or more adjournments of the LBI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal.

3.

Other Matters. To vote upon such other matters which may properly be presented at the special meeting or any adjournment or postponement of the special meeting. LBI’s Board of Directors is not aware of any such other matters.

LBI Recommendation to Shareholders (page [●])

LBI’s Board of Directors approved and adopted the Merger Agreement and approved and authorized the proposed Merger. LBI’s Board of Directors concluded that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement are in the best interest of LBI and the LBI shareholders. LBI’s Board of Directors recommends that LBI shareholders vote “FOR” (1) approval of the Merger Proposal, and (2) approval of the Adjournment Proposal. In reaching its determination, LBI’s Board of Directors considered a number of factors, some of which are described in the section captioned “THE MERGER—LBI’s Reasons for the Merger; Recommendation” beginning on page [●]. Because of the wide variety of factors considered, LBI’s Board of Directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

LBI Special Meeting Record Date; Vote Required (page [●])

Only LBI shareholders of record as of the close of business on [●], 2018, are entitled to notice of, and to vote at, the LBI special meeting and any adjournments or postponements of the special meeting. As of the record date, there were 1,000 shares of LBI common stock outstanding held by 68 shareholders of record. This number does not reflect the number of persons or entities who may hold their stock in “street name” through a bank, broker, or nominee, or hold through the ESOP. Approval of the Merger Proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of LBI common stock entitled to vote. The approval of the Adjournment Proposal requires more votes to be cast in favor of the proposal than are cast against it. You can vote your shares by attending the LBI special meeting and voting in person or you can vote by proxy by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You can revoke your proxy at any time before the special meeting by sending a written notice of revocation, submitting a new proxy or by attending the special meeting and voting in person.

No approval by F&M shareholders is required.

Voting Agreement (page [●])

Each member of the Board of Directors of LBI, as of August 17, 2018, the date the Merger Agreement was executed, entered into a voting agreement with F&M to cause all LBI common stock owned by each of them of record or beneficially to be voted in favor of the Merger Proposal. See “THE MERGER AGREEMENT—Voting Agreement” on page [●]. As of the record date, the members of LBI’s Board of Directors and their affiliates had power to vote, or caused to be voted, an aggregate of 558.9037 shares of LBI common stock outstanding, representing approximately 55.9% of the outstanding shares on that date. Assuming that the members of the Board vote their shares in favor of the Merger as required under the voting agreement, the Merger will be approved by the LBI shareholders.

F&M ownership of LBI Shares (page [●])

F&M does not currently own any shares of LBI.

What We Need to Do to Complete the Merger (page [●])

Completion of the Merger depends on a number of conditions being met or waived. In addition to our compliance with the Merger Agreement, these conditions include, among others:

•	the approval of the Merger Agreement at the special meeting by a majority of the outstanding shares of LBI common stock;

•	the approval of the Merger and the Bank Merger by certain regulatory agencies and the expiration of any regulatory waiting periods;

•

the representations and warranties made by the parties in the Merger Agreement must be true, accurate and correct in all material respects on and as of the effective date of the Merger, except that representations and warranties that are qualified by materiality or a Material Adverse Effect (as defined below in “THE MERGER AGREEMENT—Conditions to Completion of the Merger”) must be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date;

•	the covenants made by the parties must have been complied with in all material respects from the date of the Merger Agreement through and as of the effective date of the Merger;

•

F&M must have received an opinion of Shumaker, Loop & Kendrick, LLP that, for U.S. federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•

LBI must have received a letter from Shumaker, Loop & Kendrick, LLP, addressed to the shareholders of LBI, dated as of the effective date of the Merger, to the effect that such shareholders may rely on the opinion referenced immediately above;

•

the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part, relating to the F&M shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission (“SEC”);

•	the shares of F&M common stock to be issued in the Merger shall have been listed for trading on the NASDAQ Capital Market (subject to official notice of issuance);

•	there must be no order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger; and

•	other customary conditions and obligations of the parties as set forth in the Merger Agreement.

Regulatory Approvals (page [●])

The Merger cannot be completed until F&M Bank receives necessary regulatory approvals, which include the approval of the Ohio Division of Financial Institutions (the “ODFI”) and the Federal Deposit Insurance Corporation (the “FDIC”). F&M Bank has filed an application with the ODFI and the FDIC, but cannot be certain when or if such approval will be obtained. F&M has also requested that the Board of Governors of the Federal Reserve System (the “Federal Reserve”) waive its right to receive an application in connection with the Merger as permitted under Regulation Y of the Bank Holding Company Act. If the waiver is not granted, an application and approval will also be required from the Federal Reserve before the Merger may be consummated.

Conduct of Business Pending Merger (page [●])

Under the terms of the Merger Agreement, LBI and F&M must carry on their business in the ordinary course and, subject to certain limited exceptions, may not take certain extraordinary actions without first obtaining the other party’s consent.

F&M has agreed that LBI will continue to pay quarterly dividend distributions at no more than the current rate of 65% net earnings until the Merger closes. F&M and LBI will each cooperate to insure that LBI shareholders will receive only one (1) quarterly dividend for the quarter in which the Merger closes, and not a separate dividend from both F&M and LBI, provided that LBI shareholders may receive a partial distribution during the quarter in which the Merger is to close to allow for the payment of tax liability resulting from quarterly earnings of LBI.

Agreements of F&M (pages [●] and [●])

In the Merger Agreement, F&M has agreed, among other matters, to:

•	Proceed and use its reasonable and diligent efforts to obtain any consents and approvals for the Merger. See “THE MERGER—Regulatory Approvals” on page [●].

•

Take action as may be necessary to allow LBI and its subsidiaries’ employees, as soon as reasonably practicable following the effective date of the Merger, to participate in benefit plans F&M maintains for its employees. Until such time as participation is implemented, F&M will assume, honor and continue the employee plans and benefit arrangements of LBI as in effect on the effective date of the Merger, subject to certain limitations set forth in the Merger Agreement, including termination of the Bank of Geneva ESOP and Bank of Geneva 401K Plan. See “THE MERGER AGREEMENT—Employee Benefit Plans” on page [●].

•	Provide, or allow for, director and officer liability insurance and indemnification. See “THE MERGER AGREEMENT—Indemnification and Insurance of LBI Directors and Officers” on page [●].

Agreement Not to Solicit Other Offers (page [●])

LBI has agreed that it will not solicit, encourage, or facilitate any inquiries or proposals regarding other acquisition proposals by third parties. LBI may respond to an unsolicited proposal if the LBI Board of Directors determines in good faith, and after consultation with legal counsel, that such action is necessary in order to act in a manner consistent with the directors’ fiduciary duties. Also, prior to obtaining shareholder approval, LBI may, under certain specified circumstances, withdraw, modify, or change in a manner adverse to F&M, its recommendation to its shareholders with respect to the Merger Proposal and/or terminate the Merger Agreement if the LBI Board of Directors determines in good faith, and after consultation with legal counsel, that a third party proposal is more favorable to LBI shareholder than the Merger and that it is necessary in order to act in a manner consistent with the directors’ fiduciary duties. LBI must provide certain notices to and engage in negotiations with F&M in connection with third party proposals.

Dissenters’ Rights (page [●])

Dissenters’ rights are available to LBI’s shareholders under Indiana law, but you will only be able to dissent from the Merger by complying with the provisions of Chapter 44 of the IBCL. If you wish to assert dissenters’ rights, you must deliver to LBI written notice of your intent to assert such rights before the vote is taken at the special meeting. In addition, you must not vote in favor of the Merger Proposal either in person or by proxy. If the Merger Proposal is approved and the Merger is completed, and you have dissented and followed the required procedures, then you will not receive any shares of common stock of F&M or cash as the Merger Consideration. Instead, you will be entitled to receive the fair value of your LBI common stock in cash as determined through the dissenters’ rights procedures. The procedure for dissenting is explained more fully under “THE MERGER—Rights of Dissenting Shareholders” beginning on page [●] and in Annex B to this proxy statement and prospectus.

Management and Operations After the Merger (page [●])

LBI’s corporate existence will cease after the Merger. Accordingly, except as otherwise described herein, directors and officers of LBI will not serve in such capacities after the effective date of the Merger. Upon completion of the Merger, the current officers and directors of F&M will continue to serve in such capacities.

Interests of Directors and Officers in the Merger That Are Different From Your Interests (page [●])

You should be aware that some of directors and executive officers of LBI and Bank of Geneva may have interests in the Merger that are different from, or in addition to, their interests as shareholders. Both LBI’s Board of Directors and F&M’s Board of Directors were aware of these interests and took them into consideration in approving the Merger Agreement and the Merger. See “THE MERGER—Interests of Certain Persons in the Merger: Agreements with LBI and F&M” on page [●]. These interests are as follows:

•

Phillip Lucas, the Executive Vice President of Bank of Geneva, has a change of control and severance agreement with Bank of Geneva that provides for a payment following a change in control of LBI, subject to certain limitations, and the funding of all premiums through maturity with respect to a certain life insurance policy in the name of Mr. Lucas. Under this agreement, Mr. Lucas would be entitled to receive a lump sum payment of $830,223.31. The cost to fully fund the Mr. Lucas’ insurance premiums is approximately $82,000. In addition, Mr. Lucas has entered into an employment agreement with F&M Bank, subject to consummation of the Merger.

•

F&M has agreed that for a period of six (6) years after the effective time of the Merger, it will maintain directors’ and officers’ liability insurance in force covering directors and officers of LBI and Bank of Geneva, subject to certain conditions set forth in the Merger Agreement.

•

The Merger Agreement obligates F&M to appoint Andrew J. Briggs to the F&M and F&M Bank Boards of Directors. Mr. Briggs will be entitled to receive compensation, consistent with what F&M and F&M Bank non-employee directors receive, from F&M and/or F&M Bank for service to the Boards. In addition, Mr. Briggs will be appointed 1st Senior Vice President of Business Development of F&M Bank.

Termination of the Merger (page [●])

Both F&M and LBI can mutually agree to terminate the Merger Agreement before we complete the Merger. In addition, either LBI or F&M acting alone can terminate the Merger Agreement under the circumstances described on page [●].

LBI has agreed to pay F&M a termination fee of $3,500,000 if:

•	LBI’s Board of Directors terminates the Merger Agreement in the exercise of its fiduciary duties after receipt of an unsolicited superior acquisition proposal from a third party; or

•

F&M terminates the Merger Agreement because LBI’s Board of Directors withdraws or modifies its recommendation to LBI’s shareholders to vote for the Merger following receipt of a written proposal for an acquisition from a third party.

Material U.S. Federal Income Tax Consequences (page [●])

It is a condition to the closing of the Merger that Shumaker, Loop & Kendrick, LLP deliver an opinion, effective as of the date of the Merger, to F&M, and also deliver a letter addressed to LBI shareholders to the effect that the LBI shareholders are permitted to rely on such opinion, substantially to the effect that, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. This opinion will not, however, bind the Internal Revenue Service (the “IRS”) which could take a different view. If the Merger is treated as a reorganization, for U.S. federal income tax purposes (i) no gain or loss will be recognized by F&M or LBI as a result of the Merger, (ii) LBI shareholders will recognize gain (but not loss) in an amount not to exceed the cash received in exchange for LBI common stock in the Merger (other than any cash received in lieu of a fractional share of F&M common stock); and (iii) LBI shareholders who exercise dissenters’ rights and receive solely cash in exchange for LBI common stock in the Merger will, generally, recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.

Determining the actual tax consequences of the Merger to you can be complicated. We suggest you consult with your own tax advisors with respect to the tax consequences of the Merger to you.

For a more detailed description of the material federal income tax consequences of the Merger to F&M and LBI shareholders, see “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” on page [●].

Comparative Rights of F&M and LBI Shareholders (page [●])

The rights of shareholders of F&M and LBI differ in some respects. The rights of holders of F&M common stock are governed by the laws of the State of Ohio, including the Ohio General Corporation Law, and F&M’s Articles of Incorporation and Code of Regulations. The rights of holders of LBI common stock are governed by the laws of the State of Indiana, including the IBCL, and LBI’s Articles of Incorporation and Bylaws. Upon completion of the Merger, LBI shareholders who receive F&M common stock will take such stock subject to F&M Articles of Incorporation and Code of Regulations and the Ohio General Corporation Law.

Completion of the Merger (page [●])

The Merger will become effective when we file a Certificate of Merger with the Ohio Secretary of State and Articles of Merger with the Indiana Secretary of State, or at such later date and time as may be set forth in the Certificate of Merger and Articles of Merger. We expect the Merger to become effective on December 31, 2018 or early in the first quarter of 2019.

Comparative Market Price Information

Shares of F&M common stock are listed on the NASDAQ Capital Market under the symbol “FMAO.” LBI common stock is not listed on a stock market or quoted on any “over-the-counter” market and is subject to transfer restrictions under the LBI Articles of Incorporation. Accordingly, there is no established trading market for LBI common stock. As of the record date, LBI had 68 shareholders of record. This number does not reflect the number of persons or entities who may hold their stock in “street name” through a bank, broker, or nominee, or hold through the ESOP. The following table presents quotation information for F&M common stock on August 17, 2018, the business day before the Merger was publicly announced, and [●], 2018, the last practicable day for which information was available prior to the date of this proxy statement and prospectus. Information regarding LBI common stock is presented as of January 2, 2017, the last practicable day for which information was available prior to August 17, 2018 when an arm’s length sales transaction occurred. There have been no sales transactions of LBI common stock since the execution of the Merger Agreement on August 17, 2018.

	F&M Common Stock									LBI Sales Price of Common Stock as of 1/2/17(1)
	(Dollars Per Share)
	High			Low			Close			High		Low		Close
August 17, 2018		$44.73			$43.50			$43.88		—	(2)	—	(2)	—	(2)
[●], 2018	$	[	●]	$	[	●]	$	[	●]	$32,511.66		$32,511.66		$32,511.66

(1)

There is no established public trading market for LBI’s common stock. The stock prices above were prices reported to LBI by buyers and/or sellers of LBI common stock at the time transfers of record ownership were requested. While LBI has no knowledge that pricing information reported to it and described above is inaccurate, LBI has no way of independently assuring the accuracy of the price information so reported to it and the buyers and sellers do not have a specific legal obligation to accurately report sale prices to LBI. LBI believes that there were a total of 5 sale transactions involving LBI common stock during the periods reported above, and the pricing information for all of those sale transactions were reported to LBI.

(2)	No pricing information reported.

The market value of the aggregate consideration that LBI shareholders will receive in the Merger is approximately $88.765 million (or $88,765 per share of LBI common stock) based on 1,000 shares of LBI common stock outstanding, F&M’s closing stock price of $43.88 on August 17, 2018, the business day before the Merger was publicly announced, and the cash portion of the Merger Consideration of $8,465.00 per share.

Also set forth below for the closing price of F&M common stock on August 17, 2018, and [●], 2018, is the equivalent pro forma price of LBI common stock, which we determined by multiplying the applicable price of F&M common stock by the number of shares of F&M common stock we are issuing for each share of LBI common stock in the Merger, which is the Exchange Ratio of 1,830. The equivalent pro forma price of LBI common stock shows the implied value to be received in the Merger by LBI shareholders who receive F&M common stock in exchange for a share of LBI common stock on these dates.

	F&M Common Stock	LBI Common Stock	LBI Equivalent Pro Forma
August 17, 2018	$43.88	—	$80,300.40
[●], 2018	$[●]	—	$[●]

We suggest you obtain a current market quotation for F&M common stock. We expect that the market price of F&M common stock will fluctuate between the date of this document and the date on which the Merger is completed and thereafter. Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments) and the market price of F&M common stock is subject to fluctuation, the value of the shares of F&M common stock that LBI shareholders will receive in the Merger may increase or decrease prior to and after the Merger. The cash portion of the Merger Consideration of $8,465.00 per share will not vary, but will remain constant until paid in connection with the consummation of the Merger.

Comparative Per Share Data

The following table sets forth the basic and diluted earnings per common share, book value per share and cash dividends per share for each of F&M and LBI on an historical basis, for F&M on a pro forma combined basis, and on a pro forma combined basis per LBI equivalent share.

The pro forma data gives effect to the proposed issuance of 1,830,000 shares of F&M common shares to LBI shareholders, which assumes 1,000 shares of LBI common stock are outstanding at the time of closing and assumes that there are no dissenters. For purposes of presenting pro forma basic and diluted earnings per share, cash dividends per share, and book value per share, the comparative pro forma data assumes that F&M and LBI had been combined throughout the period shown. The data in the column “Pro Forma Equivalent Per LBI Share” shows the effect of the Merger from the perspective of an owner of LBI common stock, and was obtained by multiplying the Combined Pro Forma Amounts for F&M by the “Exchange Ratio” of 1,830.

We expect that we will incur reorganization and restructuring expenses as a result of combining our two companies. We also anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not take into account these expected expenses or these anticipated financial benefits, and does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the merged company would have been had our companies been merged during the periods presented.

LBI does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC to be incorporated by reference.

The information in the following table is based on historical financial information of LBI and F&M. The information with respect to F&M is included in its reports previously filed with the SEC. The historical financial information of F&M has been incorporated into this document by reference. See “WHERE YOU CAN FIND

ADDITIONAL INFORMATION” on page [●] for a description of documents that we incorporate by reference into this document and how to obtain copies of them.

F&M AND LBI

HISTORICAL AND PRO FORMA PER SHARE DATA

	F&M Historical	Adjusted F&M Historical	LBI Historical	Combined Pro Forma Amounts For F&M(1)
Year ended December 31, 2017
Net Income per share
Basic	$1.38	$(0.22)	$5,347.26	$1.41
Diluted	$1.38	$(0.22)	$5,347.26	$1.41
Cash Dividends per share	$0.50	$0.50	$4,400.00	$0.50

(1)	See “Unaudited Pro Forma Summary of Selected Consolidated Financial Data” on page [●] for certain supporting information.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth certain summary historical consolidated financial data for each of our companies. F&M’s and LBI’s balance sheet and income statement data as of and for the five years in the period ended December 31, 2017 are taken from each of F&M’s and LBI’s respective audited financial statements (which data and financial statements are presented on a consolidated basis).

The following tables also set forth certain summary unaudited pro forma consolidated financial information for F&M and LBI reflecting the Merger. The pro forma disclosures are being presented to provide additional information in support of the pro forma data included under the “Comparative Per Share Data” section of this SUMMARY. As a result, this condensed pro forma presentation is not intended to comply with the disclosure requirements under Article 11 of Regulation S-X. The income statement information presented gives effect to the Merger as if it occurred on the first day of the period presented. The balance sheet information presented gives effect to the Merger as if it occurred on December 31, 2017. The pro forma data reflects the proposed acquisition of LBI and the proposed issuance of 1,830,000 shares of F&M common shares to LBI shareholders, which assumes 1,000 shares of LBI common stock are outstanding at the time of closing, assumes that there are no dissenters and assumes the payment of $8,465,000 in cash, in the aggregate, to the LBI shareholders as part of the Merger Consideration.

The pro forma information reflects the purchase method of accounting, with LBI’s assets and liabilities recorded at their estimated fair values as of December 31, 2017. The actual fair value adjustments to the assets and the liabilities of LBI will be made on the basis of appraisals and evaluations that will be made as of the date the Merger is completed. Thus, the actual fair value adjustments may differ significantly from those reflected in these pro forma financial statements. In the opinion of F&M’s management, the estimates used in the preparation of these pro forma financial statements are reasonable under the circumstances.

We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under two sets of assumptions, does not take into account these expected expenses or anticipated financial benefits, and does not attempt to predict or suggest future results.

This selected financial data is only a summary and you should read it in conjunction with F&M’s consolidated financial statements and related notes incorporated into this document by reference. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●] for a description of documents that we incorporate by reference into this document and how to obtain copies of such documents.

F&M

FIVE YEAR SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, Except Per Share Amounts)

	Six Months Ending June 30		Years Ending December 31,
	2018	2017	2017	2016	2015	2014	2013
Summary of Operations (in thousands)
Total Interest Income	$22,673	$19,845	$41,248	$37,727	$33,650	$33,453	$31,428
Total Interest Expense	2,990	2,432	5,127	4,223	3,587	3,716	4,604
Net Interest Income	19,683	17,413	36,121	33,504	30,063	29,737	26,824
Provision for Loan Losses	172	98	222	1,121	625	1,191	858
Net Interest Income After Provision for Loan Losses	19,511	17,315	35,899	32,383	29,438	28,546	25,966
Noninterest Income	5,416	5,357	10,735	11,368	10,788	10,184	10,838
Noninterest Expense	15,278	14,169	28,731	27,431	26,067	25,213	24,201
Net Income Before Income Taxes	9,649	8,503	17,903	16,320	14,159	13,517	12,603
Income Taxes	1,768	2,441	5,183	4,656	3,819	3,871	3,596

Net Income	$7,881	$6,062	$12,720	$11,664	$10,340	$9,646	$9,007

Per Share Information
Basic EPS(1)	$0.85	$0.66	$1.38	$1.27	$1.12	$1.04	$0.97
Diluted EPS(1)	$0.85	$0.66	$1.38	$1.27	$1.12	$1.04	$0.97
Dividends Declared(1)	$0.27	$0.24	$0.50	$0.46	$0.44	$0.42	$0.41
Average Basic Shares Outstanding	9,173,530	9,155,450	9,250,825	9,224,230	9,234,116	9,256,356	9,353,094

Average Diluted Shares Outstanding	9,173,530	9,155,450	9,250,825	9,224,230	9,234,116	9,256,356	9,353,094

Period End Balance (in thousands)
Total Assets	$1,105,332	$1,066,175	$1,107,009	$1,055,895	$989,068	$941,213	$965,938
Total Loans	$831,015	$790,838	$823,024	$758,094	$684,630	$622,345	$576,113
Allowance for Loan Losses	$6,789	$7,077	$6,868	$6,784	$6,057	$5,905	$5,194
Total Deposits	$930,766	$877,475	$919,340	$842,203	$77,1339	$762,560	$776,464
Stockholders’ Equity	$137,576	$131,235	$134,137	$125,577	$120,097	$114,493	$108,617

Selected Ratios
Return on Average Assets	1.41%	1.14%	1.18%	1.14%	1.08%	1.02%	0.96%
Return on Average Equity	11.64%	9.47%	9.75%	9.38%	8.80%	8.72%	8.28%

(1)	Share data has been adjusted to reflect a 2 for 1 stock split on September 20, 2017.

LBI

FIVE YEAR SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, Except Per Share Amounts)

	Six Months Ending June 30,		Years Ending December 31
	2018	2017	2017	2016	2015	2014	2013
Summary of Operations (in thousands)
Total Interest Income	$7,130	$6,115	$12,712	$11,334	$10,728	$9,911	$8,557
Total Interest Expense	931	699	1,522	1,078	914	970	823
Net Interest Income	6,199	5,416	11,190	10,256	9,814	8,941	7,734
Provision for Loan Losses	225	210	420	330	300	254	600
Net Interest Income After Provision for Loan Losses	5,974	5,206	10,770	9,926	9,514	8,687	7,134
Noninterest Income	472	737	1,126	746	1,100	903	937
Noninterest Expense	3,373	3,091	6,570	5,954	5,689	5,373	5,094

Net Income	$3,073	$2,852	$5,326	$4,718	$4,925	$4,217	$2,977

Per Share Information
Basic EPS	$3,079.07	$2,864.86	$5,347.26	$4,765.94	$4,995.42	$4,323.18	$3,031.31
Diluted EPS	$3,079.07	$2,864.86	$5,347.26	$4,765.94	$4,995.42	$4,323.18	$3,031.31
Dividends Declared	$1,375.00	$2,325.00	$4,400.00	$1,950.00	$2,800.00	$2,335.00	$3,025.00
Average Basic Shares Outstanding	998	996	996	990	986	976	982

Average Diluted Shares Outstanding	998	996	996	990	986	976	982

Period End Balance (in thousands)
Total Assets	$286,656	$258,121	$279,214	$243,678	$224,285	$214,270	$205,527
Total Loans	$258,498	$231,952	$242,631	$220,857	$205,072	$186,526	$176,610
Allowance for Loan Losses	$3,213	$2,792	$2,996	$2,586	$2,276	$1,965	$1,776
Total Deposits	$215,833	$188,421	$215,833	$177,067	$166,371	$166,917	$155,133
Stockholders’ Equity	$30,756	$29,136	$29,539	$28,369	$25,422	$23,380	$19,939

Selected Ratios
Return on Average Assets	2.20%	2.28%	2.06%	2.06%	2.27%	2.01%	1.63%
Return on Average Equity	20.45%	19.84%	17.96%	17.50%	20.15%	19.47%	15.13%

F&M

UNAUDITED PRO FORMA SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, Except Per Share Amounts)

December 31, 2017
	F&M Historical	Adjusted F&M Historical		LBI Historical	Combined Pro Forma Amounts For F&M(1)
Summary of Operations
Interest income	$41,248	$(26)	(J)	$12,712	$53,934
Interest expense	5,127	(40)	(K) (L)	1,522	6,609

Net interest income	36,121	14		11,190	47,325
Provision for loan losses	222	—		420	642
Net interest income after provision	35,899	14		10,770	46,683
Non-interest income	10,735	(586)	(M)	1,126	11,275
Non-interest expenses	28,731	—		6,570	35,301

Income before income tax expense	17,903	(572)		5,326	22,657
Income tax expense	5,183	1,811	(N)	—	6,994

Net Income	$12,720	$(2,383)		$5,326	$15,663

Per Share Data
Net Income
Basic	$1.38	$(0.22)		$5,347.26	$1.41
Diluted	$1.38	$(0.22)		$5,347.26	$1.41
Cash Dividends	$0.50	$0.50		$4,400.00	$0.50

Balance End of Period
Total assets	$1,107,009	$50,763		$279,214	$1,436,986
Total loans	$823,024	$(3,102)		$242,631	$1,062,553
Allowance for loan losses	$6,868	$(2,996)		$2,996	$6,868
Total deposits	$919,340	$75		$215,833	$1,135,248
Stockholders’ equity	$134,137	$58,264		$29,539	$221,940

June 30, 2018
	F&M Historical	Adjusted F&M Historical		LBI Historical	Combined Pro Forma Amounts For F&M(1)
Summary of Operations
Interest income	$22,673	$(13)	(J)	$7,130	$29,790
Interest expense	2,990	(20)	(K) (L)	931	3,901

Net interest income	19,683	7		6,199	25,889
Provision for loan losses	172	—		225	397
Net interest income after provision	19,511	7		5,974	25,492
Non-interest income	5,416	(293)	(M)	472	5,595
Non-interest expenses	15,278	1,350		3,373	20,001

Income before income tax expense	9,649	(1,636)		3,073	11,086
Income tax expense	1,768	645	(N)	—	2,413

Net Income	$7,881	$(2,281)		$3,073	$8,673

	F&M Historical	Adjusted F&M Historical	LBI Historical	Combined Pro Forma Amounts For F&M(1)
Per Share Data
Net Income
Basic	$0.85	$(0.21)	$3,079.07	$0.78
Diluted	$0.85	$(0.21)	$3,079.07	$0.78
Cash Dividends	$0.27	$0.27	$1,375.00	$0.27

Balance End of Period

June 30, 2018
	F&M Historical	Adjusted F&M Historical		LBI Historical	Combined Pro Forma Amounts For F&M(1)
Total assets	$1,105,332	$50,763	Sum (A) to (F) and (AA) to (CC)	$286,656	$1,442,751
Total loans	$831,015	$(3,102)	(A) (B)	$258,498	$1,086,411
Allowance for loan losses	$6,789	$(3,213)	(F)	$3,213	$6,789
Total deposits	$930,766	$75	(G)	$215,833	$1,146,674
Stockholders’ equity	$137,576	$58,366	(I)	$30,756	$195,942

December 31, 2017 adjusted and combined information calculations involving LBI are based on a 34% tax rate and June 30, 2018 calculations are based on a 21% tax rate.

(1)

See Note 1 in “Notes to Unaudited Pro Forma Summary of Selected Consolidated Financial Data on page [●] for information relating to the determination of the purchase price and application of the purchase method of accounting in estimating the fair values of LBI’s assets and liabilities as of December 31, 2017. The actual fair value adjustments to the assets and the liabilities of LBI will be made on the basis of appraisals and evaluations that will be made as of the date the Merger is completed.

Balance Sheet

(A)	Reduced for non-accretable credit mark of 1.25% of LBI loans as of balance sheet date. [$(3,231)]

(B)	Fair value adjustment of loans to be amortized to interest income over five years. [$129]

(C)	Fair value adjustment based upon PP&E appraisals. To be recognized over useful life of assets.

(D)	Estimate of goodwill that will be recognized as part of the purchase accounting transaction. [$62,088]

(E)	Core deposit intangible to be recorded at no more than $4.1MM and amortized straight-line over 7 years. [$4,100]

(F)	Remove LBI ALL [$(3,213)]

(G)	Fair value adjustment of certificates of deposits to be amortized to interest expense over life of CDs. [$75]

(H)	Fair value adjustment for outstanding long-term borrowings to be amortized to interest expense over life of borrowings. [$50]

(I)	Remove LBI stockholders’ equity; 90% of purchase price attributable to stock less Adjusted BV of LBI. [$80,305]

(AA)	Fixed cash component of the purchase—$8,465 per share (LBI -1,000 shares) [$(8,465)]

(BB)	F&M preclosing transaction costs [(1,350)]

(CC)	Elimination of OCI from LBI [(705)]

Income Statement

(J)	Amortization/(Accretion) estimate for the fair value adjustment on loans [26]

(K)	(Amortization)/Accretion estimate for the fair value adjustment on CDs [23]

(L)	(Amortization)/Accretion estimate for the fair value adjustment on borrowings [17]

(M)	Amortization of CDI [586]

(N)	Estimate of federal income tax on LBI earnings, 34% for the year-ended December 31, 2017, and 21% for the period ended June 30, 2018.

NOTES TO UNAUDITED PRO FORMA SUMMARY OF SELECTED

CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, Except Per Share Amounts)

Note 1 – Determination and Allocation of Purchase Price

Each share of LBI common stock that is outstanding immediately prior to the Merger, other than shares held by persons who have perfected dissenters’ rights and any shares owned by F&M or LBI, will be converted into the right to receive 1,830 shares of F&M common stock and cash of $8,465.00. The table below assumes the issuance of 1,830,000 shares of F&M common stock, which represents an assumed 1,000 shares of LBI common stock outstanding multiplied by the Exchange Ratio, plus the payment of $8,465,000 in cash.

To record goodwill generated from the acquisition Purchase Price:
LBI shares outstanding	1,000
Exchange Ratio	1,830

F&M shares issued	1,830,000
F&M common stock price at 8/17/2018	$43.88
80,300,400

Cash portion of Merger Consideration	$8,465,000

Total Purchase Price	$88,765,400

(Dollars in thousands)
Total Purchase Price	$88,765
Allocated to:
Historical book value of LBI assets and liabilities	30,756
LBI estimated transaction costs	(1,928)

Adjusted book value of LBI	$28,828

Adjustments to record assets and liabilities at fair value:
Loans, fair value mark	(3,102)
LBI allowance for loan losses write-off	(3,213)
Other real estate owned	(18)
Core deposits intangible	4,100
Borrowings	50
CDs fair value mark	75
Deferred taxes	(43)

Total allocation	(2,151)

Goodwill	62,088

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement and prospectus, including the matters addressed under the section “FORWARD-LOOKING STATEMENTS,” you should carefully consider the following risk factors in deciding how to vote for the Merger Proposal presented in this proxy statement and prospectus. You should also consider the other information in this proxy statement and prospectus and the other documents incorporated by reference into this proxy statement and prospectus. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●].

Risk Factors Relating to the Merged Company and Its Industry

Combining the two (2) companies may be more difficult, costly or time consuming than expected and the anticipated benefits and costs savings of the Merger may not be realized.

The success of the Merger will depend on a number of factors, including, but not limited to, the merged company’s ability to:

•	integrate LBI’s operations with the operations of F&M;

•	maintain existing relationships with F&M’s depositors and LBI’s depositors to minimize withdrawals of deposits subsequent to the acquisition;

•	maintain and enhance existing relationships with borrowers of F&M and LBI;

•	achieve projected net income of F&M Bank and expected cost savings and revenue enhancements from the merged company;

•	control the incremental non-interest expense to maintain overall operating efficiencies;

•	retain and attract key and qualified management, lending and other banking personnel; and

•	compete effectively in the communities served by F&M and LBI, and in nearby communities.

F&M’s failure to successfully integrate LBI into its business may adversely affect its financial condition and results of operations.

The value of the stock consideration to be received by LBI shareholders in the Merger will fluctuate.

If the Merger is completed, LBI shareholders (other than dissenting shareholders) will receive a number of shares of F&M common stock based on a fixed Exchange Ratio of 1,830 shares of F&M common stock for each share of LBI common stock, plus $8,465.00 in cash. Because the market value of F&M common stock may (and likely will) fluctuate, the value of the stock portion of the Merger Consideration you receive for your shares may also fluctuate. The market value of F&M common stock could fluctuate for any number of reasons, including those specific to F&M and those that influence trading prices of equity securities generally. As a result, you will not know the exact value of the shares of F&M common stock you will receive at the time you must vote your shares. The value of F&M common stock on the closing date of the Merger may be greater or less than the market price of F&M common stock on the record date, on the date of this proxy statement and prospectus or on the date of the special meeting. Moreover, the fairness opinion of Renninger is dated August 17, 2018. Changes in the operations and prospects of F&M and LBI, general market and economic conditions and other factors which are both within and outside of the control of F&M and LBI, on which the fairness opinion is based, may alter the relative value of the companies. The Merger Agreement does not require that Renninger’s fairness opinion be updated as a condition to the completion of the Merger. Therefore, the fairness opinion does not address the fairness of the Exchange Ratio at the time the Merger will be completed. The cash portion of the Merger Consideration, $8,465.00 per share, will remain constant. The cash portion represented approximately 9.5% of the total Merger Consideration as of the date the Merger Agreement was signed.

We encourage you to obtain a current market quotation for F&M common stock because the value of any F&M shares you receive may be more or less than the value of such shares as of the date of this document.

The merged company’s allowance for loan losses may not be adequate to cover actual loan losses.

The merged company’s loan customers may not repay their loans according to their terms, and the customers’ collateral securing the payment of their loans may be insufficient to assure repayment. As of December 31, 2017, approximately [●]% of the merged company’s loans are comprised of commercial real estate, commercial lines of credit, term and development loans, and agricultural loans, which can result in higher loan loss experience than residential loans in economic downturns. The underwriting, review and monitoring that will be performed by the merged company’s officers and directors cannot eliminate all of the risks related to these loans.

Each of F&M and LBI make various assumptions and judgments about the collectability of their respective loan portfolios and provide an allowance for loan losses based on a number of factors. If the assumptions are wrong or the facts and circumstances subsequently and materially change, the allowance for loan losses and Merger-related credit marks may not be sufficient to cover the merged company’s loan losses. The merged company may have to increase its allowance for loan losses in the future, which could decrease its net income.

Deterioration in loan quality will adversely affect the merged company’s results of operations and financial condition.

Each of F&M and LBI seek to mitigate the risks inherent in their respective loan portfolios by adhering to sound underwriting practices. Their lending strategies also include emphasizing diversification on a geographic, industry and customer level, regular credit quality reviews and management reviews of large credit exposures and loans experiencing deterioration of credit quality. There is continuous review of their respective loan portfolios, including internally administered loan “watch” lists and independent loan reviews. These evaluations take into consideration identified credit problems, as well as the possibility of losses inherent in the loan portfolio that are not specifically identified. Although F&M and LBI believe their underwriting and loan review procedures are appropriate for the various kinds of loans they make, the merged company’s results of operation and financial condition will be adversely affected in the event the quality of their respective loan portfolios deteriorates. As of December 31, 2017, F&M had approximately $1.0 million and LBI had approximately $2.3 million (comprised of classified, non-accrual, and impaired loans) in non-performing loans.

Changes in interest rates may reduce the merged company’s net interest income.

Like other financial institutions, the merged company’s net interest income is its primary revenue source. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. The merged company’s net interest income will be affected by changes in market rates of interest, the interest rate sensitivity of its assets and liabilities, prepayments on its loans and investments and limits on increases in the rates of interest charged on certain of its loans.

The merged company will not be able to predict or control changes in market rates of interest. Market rates of interest are affected by regional and local economic conditions, as well as monetary policies of the Federal Reserve. The following factors also may affect market interest rates:

•	inflation;

•	slow or stagnant economic growth or recession;

•	unemployment;

•	money supply;

•	international disorders;

•	instability in domestic and foreign financial markets; and

•	other factors beyond the merged company’s control.

Each of F&M and LBI has policies and procedures designed to manage the risks from changes in market interest rates; however, despite risk management, changes in interest rates could adversely affect the merged company’s results of operations and financial condition.

Changes in economic conditions and the geographic concentration of the merged company’s markets could adversely affect the merged company’s financial condition.

The merged company’s success will depend to a great extent upon the general economic conditions of the Northwest Ohio and Northcentral and Northeast Indiana areas. Unlike larger banks that are more geographically diversified, the merged company will provide banking and financial services to customers primarily located in these areas. Favorable economic conditions may not exist in the merged company’s markets.

A continued economic slowdown could have the following consequences:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for the products and services of LBI and F&M may decline; and

•	collateral for loans made by LBI and F&M may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with existing loans.

The pro forma financial data included in this document is preliminary and the actual financial condition and results of operations of F&M after the Merger may differ materially.

The pro forma financial data in this document is presented for illustrative purposes only and is not necessarily indicative of what F&M’s actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma summary of selected consolidated financial data reflect adjustments, which are based upon preliminary estimates and the purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of LBI as of the date of the completion of the Merger. For more information, please see “F&M and LBI Historical and Pro Forma Per Share Data” beginning on page [●] and “Unaudited Pro Forma Summary of Selected Consolidated Financial Data” beginning on page [●].

Anti-takeover defenses may delay or prevent future mergers.

Provisions contained in F&M’s Articles of Incorporation and Code of Regulations and certain provisions of Ohio law could make it more difficult for a third party to acquire F&M, even if doing so might be beneficial to F&M shareholders. See “COMPARISON OF COMMON STOCK—Anti-Takeover Provisions” on page [●]. These provisions could limit the price that some investors might be willing to pay in the future for shares of F&M common stock and may have the effect of delaying or preventing a change in control.

If the Merger is not completed, the parties will have incurred substantial expenses without realizing the expected benefits.

F&M and LBI have incurred substantial expenses in connection with the transactions described in this proxy statement and prospectus. The completion of the Merger depends on the satisfaction of several conditions. We cannot guarantee that these conditions will be met. LBI expects to incur approximately $2.2 million in pre-tax Merger-related expenses and F&M expects to incur approximately $[●] in pre-tax Merger-related expenses, which include legal, accounting and financial advisory expenses, among others, and which excludes any termination fees, if applicable. Although some of these expenses will not be incurred if the Merger is not completed, others will and such expenses could have a material adverse impact on the financial condition of

F&M and LBI because they would not have realized the expected benefits of the Merger. There can be no assurance that the Merger will be completed.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed, which could have a negative impact on LBI.

The Merger Agreement with F&M is subject to a number of conditions which must be fulfilled in order to close. Those conditions include: LBI shareholder approval, regulatory approvals, the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements. Because approximately 55.9% of the common stock of LBI is owned or controlled by members of the Board of Directors of LBI, each of whom has committed to vote such shares in favor of the Merger, the risk of not obtaining shareholder approval is lower than in most transactions. However, there can be no assurance that the regulatory approval and other conditions to consummation of the transaction will be obtained and that the Merger will be completed.

In addition, certain circumstances exist where either F&M or LBI, individually, or F&M and LBI, mutually, may choose to terminate the Merger Agreement, including the acceptance of a superior acquisition proposal by LBI and if greater than 10% of the outstanding shares of LBI common stock exercise their dissenters’ rights in accordance with Chapter 44 of the IBCL. See “THE MERGER AGREEEMENT—Termination; Waiver; Amendment” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. There can be no assurance that the conditions to closing the Merger will be fulfilled or that the Merger will be completed.

If the Merger Agreement is terminated, there may be various consequences to LBI, including:

•

LBI’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger;

•	LBI may experience negative reactions from its customers, venders, and/or employees; and

•	LBI will have incurred substantial expenses in connection with the Merger, without realizing any of the anticipated benefits of completing the Merger.

If the Merger Agreement is terminated by LBI due to its acceptance of a superior acquisition proposal or by F&M due to the failure of LBI’s Board of Directors to recommend approval of the Merger Agreement to its shareholders by reason of a superior acquisition proposal or for certain related reasons, then LBI has agreed pay to F&M a $3,500,000 termination fee. The payment of the termination fee could have a material adverse effect on LBI’s financial condition, and there can be no assurance that LBI would be able to complete a transaction with a party willing to pay an equivalent or more attractive price than the price F&M has agreed to pay in the Merger.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire LBI.

Until the completion of the Merger, with some exceptions, LBI is prohibited from soliciting, initiating, encouraging or participating in any discussion of, providing information with respect to, or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than F&M. In addition, LBI has agreed to pay a termination fee of $3,500,000 to F&M if the LBI Board of Directors withdraws or modifies its recommendation to its shareholders with respect to the Merger Proposal by reason of a superior acquisition proposal. These provisions likely will discourage other companies from trying to acquire LBI even though such other companies might be willing to offer greater value to LBI’s shareholders than F&M has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on LBI’s financial condition.

The market price of F&M common stock after the Merger may be affected by factors different from those affecting the shares of LBI or F&M currently.

Upon completion of the Merger, holders of LBI common stock will become holders of F&M common stock. F&M’s business differs in important respects from that of LBI, and, accordingly, the results of operations of the combined company and the market price of F&M common stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of F&M and LBI. F&M is, and will continue to be, subject to the risks described in F&M’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement and prospectus. See the documents incorporated by reference in this proxy statement and prospectus and referred to under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●].

LBI shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

LBI’s shareholders currently have the right to vote in the election of the LBI Board of Directors and on other matters affecting LBI. When the Merger occurs, each LBI shareholder will become a shareholder of F&M with a percentage ownership of the combined organization that is smaller than the shareholder’s percentage ownership of LBI. Because of this, LBI’s shareholders will have less influence over the management and policies of F&M than they now have over the management and policies of LBI.

Risk Factors Relating to the Merger

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Merger.

The transactions contemplated in the Merger Agreement cannot be completed until F&M receives necessary regulatory approvals, which include the approval of the Federal Deposit Insurance Corporation and Ohio Division of Financial Institutions and may also include the Board of Governors of the Federal Reserve System if the requirement to file an application for approval of the transaction is not waived. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER—Regulatory Approvals.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay its receipt. These regulators may impose conditions on the completion of the Merger or the Bank Merger or require changes to the terms of the Merger or the Bank Merger. Such conditions or changes could have the effect of delaying or preventing completion of the Merger or the Bank Merger or imposing additional costs on or limiting the revenues of the combined company following the Merger and the Bank Merger, any of which might have an adverse effect on the combined company following the Merger.

Certain of LBI’s directors and executive officers have interests in the Merger that may differ from the interests of LBI’s shareholders.

LBI shareholders should be aware that some of LBI’s executive officers and directors have interests in the Merger and have arrangements that are different from, or in addition to, those of LBI shareholders generally. LBI’s Board of Directors was aware of and considered these interests, among other matters, when making its decision to approve and adopt the Merger Agreement, and in recommending that LBI shareholders vote in favor of approving the Merger Agreement.

For a description of these interests, see “THE MERGER—Interests of Certain Persons in the Merger” on page [●].

LBI and F&M will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on LBI or F&M. These uncertainties may impair LBI’s or F&M’s ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others that deal with LBI or F&M to seek to change existing business relationships with LBI or F&M. Retention of certain employees by LBI or F&M may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with LBI or F&M. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with LBI or F&M, LBI’s and/or F&M’s business could be harmed. In addition, subject to certain exceptions, each of LBI and F&M has agreed to operate its business in the ordinary course prior to closing. See “THE MERGER AGREEMENT—Restrictions Affecting the Parties Prior to Completion of the Merger” on page [●] for a description of the restrictive covenants applicable to LBI and F&M while the Merger is pending.

The shares of F&M common stock to be received by LBI shareholders as a result of the Merger will have different rights from the shares of LBI common stock.

Upon completion of the Merger, LBI shareholders will become F&M shareholders and their rights as shareholders will be governed by the F&M Articles of Incorporation and Code of Regulations and Ohio law. The rights associated with LBI common stock may be different from the rights associated with F&M common stock. Please see “COMPARISON OF COMMON STOCK” beginning on page [●] for a discussion of the different rights associated with F&M common stock.

F&M and LBI may waive one or more of the conditions to the Merger and, except in certain instances, amend the Merger Agreement without re-soliciting LBI shareholder approval for the Merger.

Each of the conditions to the obligations of F&M and LBI to complete the Merger may, to the extent permitted by applicable law, be waived in writing by agreement by F&M and LBI, if the condition is a condition to both parties’ obligation to complete the Merger, or by the party for which such condition is a condition of its obligation to complete the Merger. Further, except in certain instances and to the extent permitted by applicable law, F&M and LBI may amend, modify, or supplement the Merger Agreement. The boards of directors of F&M and LBI may evaluate the materiality of any such waiver, amendment, modification, or supplement to determine whether amendment of this proxy statement and prospectus and re-solicitation of proxies is necessary. F&M and LBI, however, generally do not expect any such waiver, amendment, modification, or supplement to be significant enough to require re-solicitation of LBI’s shareholders. In the event that any such waiver, amendment, modification, or supplement is not determined to be significant enough to require re-solicitation of LBI’s shareholders, except as otherwise provided in the Merger Agreement, the companies will have the discretion to complete the Merger without seeking further shareholder approval.

The Merger may fail to qualify as a tax-free reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your shares of LBI common stock.

F&M and LBI intend the Merger to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Although the IRS will not provide a ruling on the matter, F&M and LBI will, as a condition to closing, obtain an opinion from legal counsel that the Merger will constitute a “reorganization” for federal tax purposes. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the Merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of LBI common share surrendered in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the Merger consideration received in exchange for that share upon completion of the Merger. Furthermore, if the Merger fails to qualify as a reorganization, there may be additional tax consequences to LBI and its shareholders associated with the deemed sale by LBI of its assets to F&M, which could result in corporate level gains and associated taxes.

LBI shareholders will have dissenters’ rights in the Merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a Merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. The shareholders of LBI will have the rights accorded to dissenting shareholders under Chapter 44 of the IBCL. The fair value determined through a judicial proceeding may be more or less than the consideration offered under the Merger Agreement. As a result, F&M bears the risk that payments owed to dissenting shareholders may exceed the consideration outlined in this proxy statement and prospectus.

THE LBI SPECIAL MEETING

Special Meeting of Shareholders of

LBI

General Information

We are furnishing this document to the shareholders of LBI in connection with the solicitation by the Board of Directors of LBI of proxies for use at the LBI special meeting of shareholders to be held on [●], 2018, at [●]:[●] [●].m. local time, at [●]. This document is first being mailed to LBI shareholders on [●], 2018, and includes the notice of LBI special meeting, and is accompanied by a form of proxy.

Matters To Be Considered

The purposes of the special meeting are as follows:

1.

Merger Proposal. To consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, pursuant to which LBI will merge with and into F&M and, immediately thereafter, Bank of Geneva will merge with and into F&M Bank.

2.	Adjournment Proposal. To approve one (1) or more adjournments of the LBI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal.

3.

Other Matters. To vote upon such other matters which may properly be presented at the special meeting or any adjournment or postponement of the special meeting. LBI’s Board of Directors is not aware of any such other matters.

Pursuant to the Merger Agreement, LBI will merge into F&M. The Merger Agreement is attached to this document as Annex A and is incorporated in this document by reference. For a description of the Merger Agreement, see “THE MERGER AGREEMENT,” beginning on page [●].

Record Date, Voting Rights, Quorum, and Vote Required

LBI has fixed [●], 2018, as the record date for determining those LBI shareholders entitled to notice of, and to vote at, the special meeting. Accordingly, if you were an LBI shareholder of record at the close of business on [●], 2018, you will be entitled to notice of and to vote at the special meeting. Each share of LBI common stock you own on the record date entitles you to one (1) vote on each matter presented at the special meeting. At the close of business on the record date of [●], 2018, there were 1,000 shares of LBI common stock outstanding held by approximately 68 shareholders of record. This number does not reflect the number of persons or entities who may hold their stock in “street name” through a bank, broker, or nominee, or hold through the ESOP.

The presence, in person or by proxy, of shareholders holding at least a majority of the outstanding shares of LBI common stock as of the record date will constitute a quorum for the special meeting. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or are otherwise present at the special meeting will be deemed present at the special meeting. Once a share is represented for any purpose at the special meeting, it will be deemed present for quorum purposes for the remainder of the meeting. Approval of the Merger Proposal requires the affirmative vote of at least a majority of the outstanding shares of LBI common stock. Approval of the Adjournment Proposal only requires more votes to be cast in favor of the proposal than are cast against it.

Voting Agreement

Each of the directors of LBI has entered into a voting agreement with F&M pursuant to which each of them has agreed, subject to their fiduciary duties to entertain a superior third-party acquisition proposal under the Merger Agreement, to vote, or cause to be voted, all of their shares of LBI common stock owned by each of them of record or beneficially, including shares owned by certain other persons over which they have voting control, in favor of the Merger Proposal. Collectively, as of the record date, our directors had the power to vote, or cause to be voted, 558.9037 shares, or approximately 55.9% of the outstanding shares of LBI common stock. Assuming that the members of the Board vote these shares in favor of the Merger as required under the voting agreement, the Merger will be approved by the LBI shareholders. See “THE MERGER AGREEMENT—Voting Agreement” on page  [●].

Voting

You may vote your shares in person by attending the special meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. We encourage you to vote by mailing the proxy card even if you plan to attend the meeting. If your shares are held in “street name” by a bank, broker, or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your bank, broker, or other nominee on how to vote your shares of LBI common stock. To vote your shares in person at the special meeting, you must obtain a signed proxy from your bank, broker, or other nominee giving you the right to vote your shares. To obtain such a proxy, you should follow the instructions provided by your bank, broker, or other nominee.

Proxies

If you are an LBI shareholder, you should have received a proxy card for use at the LBI special meeting with this proxy statement and prospectus. The accompanying proxy card is for your use in voting at the special meeting if you are unable or do not wish to attend the special meeting in person. The shares represented by proxies properly signed and returned will be voted at the special meeting as instructed by the LBI shareholder giving the proxies. Proxy cards that are properly signed and returned but do not have voting instructions will be voted “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal.

If you deliver a properly signed proxy card, you may revoke your proxy at any time before it is exercised by:

•

delivering to the Corporate Secretary of LBI at or prior to the special meeting a written notice of revocation addressed to LBI, 215 East Line Street, Geneva, Indiana 46740, Attention: Richard D. Briggs, Corporate Secretary;

•	delivering to LBI at or prior to the special meeting a properly completed proxy card having a later date; or

•	voting in person by ballot at the special shareholders meeting.

Because approval of the Merger Proposal requires the affirmative vote of at least a majority of the outstanding shares of LBI common stock, abstentions and broker non-votes will have the same effect as voting “AGAINST” approval of the Merger Proposal. Accordingly, your Board of Directors urges all LBI shareholders to vote by proxy by completing, dating and signing the accompanying proxy and returning it promptly in the enclosed postage-paid envelope. Abstentions and broker non-votes will have no effect on the Adjournment Proposal since it only requires more votes to be cast in favor of the proposal than are cast against it at the meeting. You should not send stock certificates with your proxy card.

Voting Shares Held in the Bank of Geneva Employee Stock Ownership Plan (“ESOP”)

If shares of LBI common stock are credited to your plan account under the ESOP, you will receive a voting instruction card that you may use to direct the trustee to vote these shares on your behalf under the ESOP. Under the terms of the ESOP, a participant is entitled to direct the trustee how to vote the shares of LBI common stock credited to his or her account under the ESOP. If the ESOP trustee does not receive timely voting instructions for the shares of LBI common stock held in the ESOP, the shares for which the trustee does not receive timely instructions will be voted in a manner calculated to most accurately reflect the instructions received from other ESOP participants.

Solicitation of Proxies

LBI will bear the entire cost of soliciting proxies from and mailing proxies to its shareholders in connection with the LBI special meeting. In addition to solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers and certain employees of LBI, who will not be specially compensated for such soliciting.

In soliciting proxies, no one has any authority to make any representations and warranties about the Merger or the Merger Proposal in addition to or contrary to the provisions stated in this document. No statement regarding the Merger, the Merger Agreement or the Merger Proposal should be relied upon except as expressly stated in this document.

Recommendation of the LBI Board of Directors

LBI’s Board of Directors has approved the Merger Agreement. LBI’s Board of Directors believes that the Merger is fair to and in the best interests of LBI and its shareholders. The Board recommends that the LBI shareholders vote “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal. See “THE MERGER—LBI’s Reasons for the Merger” on page [●].

Other Matters

The special meeting of LBI shareholders has been called for the purposes set forth in the Notice to LBI shareholders included in this document. Your Board of Directors is unaware of any matter for action by shareholders at the special meeting other than as stated in the Notice or in this proxy statement and prospectus. However, the enclosed proxy will give discretionary authority to the persons named in the proxy with respect to matters which are not known to your Board of Directors as of the date hereof and which may properly come before the special meeting. It is the intention of the persons named in the proxy to vote with respect to such matters in accordance with the recommendations of the Board of Directors of LBI or, if no recommendations are given, in their best judgment. The approval of the transaction of any other business that may properly come before the special meeting generally requires more votes to be cast in favor of the proposal than are cast against it.

Beneficial Ownership of LBI Common Stock by Certain Shareholders

The following table shows, as of June 30, 2018, which is the most recent practicable date prior to the date of the proxy statement and prospectus, the beneficial ownership of LBI common stock of each person who beneficially owns more than five percent (5%) of LBI’s outstanding common stock, each LBI director, each of the executive officers of LBI and/or Bank of Geneva and all of the directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the following table. This table should be read with the understanding that more than one (1) person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same LBI common stock. The address for the directors and executive officers is c/o 215 East Line Street, Geneva, Indiana 46740.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Directors
Frederick L. Bixler	3		*
Andrew J. Briggs	387.2973	(2)	38.7297%
Christopher W. Briggs	93.0808	(3)	9.3081%
James P. Buckingham	41.5256	(4)	4.1526%
Russell W. Flueckiger	11	(5)	1.1%
Mark P. Merkel	1		*
Leslie Briggs Snider	19		1.9%
Eugene R. Subler	3	(6)	*
Susan Zurcher	—		—
Non-Director Executive Officers
Phillip P. Lucas	2.5401	(7)	*
Julie Steiner	3.9915	(8)	*
Timothy Dubach	1.1796	(9)	*
Robert Rhoades	1.6827	(10)	*
Directors and Non-Director Executive Officers as a Group (13 persons)	568.2976		56.8298%
Other Greater Than 5% Shareholders
John P. Briggs(11)	61	(12)	6.1%
Richard D. Briggs(13)	64	(14)	6.4%
Sara L. Briggs Income Trust(15)	95	(16)	9.5%
Sara L. Briggs Income Trust II(17)	155	(18)	15.5%

*	Less than 1% of the total outstanding.
(1)	Based upon 1,000 shares of LBI common stock outstanding as of [●], 2018.
(2)

Includes 2 shares held jointly with Mr. Briggs’ spouse; 23.1213 shares allocated to Mr. Briggs under the ESOP; 0.1271 shares allocated to Mr. Briggs’ spouse under the ESOP; 95 shares held by the Sara L. Briggs Income Trust, for which Mr. Briggs serves as trustee; 155 shares held by the Sara L. Briggs Income Trust II, for which Mr. Briggs serves as trustee; and 0.0489 shares allocated to Sara L. Briggs under the ESOP, for which Mr. Briggs serves as attorney in fact pursuant to a duly executed power of attorney.

(3)	Includes 0.0808 shares allocated to Mr. Briggs under the ESOP.
(4)	Includes 40.5256 shares allocated to Mr. Buckingham under the ESOP.
(5)	Consists of 3 shares held jointly with Mr. Flueckiger’s spouse and 8 shares held individually by Mr. Flueckiger’s spouse.
(6)	Consists of 3 shares held jointly with Mr. Subler’s spouse.
(7)	Consists of 2.5401 shares allocated to Mr. Lucas under the ESOP.
(8)	Consists of 3.3839 shares allocated to Ms. Steiner under the ESOP and 0.6076 shares allocated to Ms. Steiner’s spouse under the ESOP.
(9)	Consists of 1.1796 shares allocated to Mr. Dubach under the ESOP.
(10)	Consists of 1.6827 shares allocated to Mr. Rhoades under the ESOP.

(11)	Mr. Briggs’ address is 115 W. Butcher Street, P O Box 616, Geneva, IN 46740.
(12)	Includes 1 share held individually by Mr. Briggs’ spouse.
(13)	Mr. Briggs’ address is 3696 N. Shady Lane, Decatur, IN 46733.
(14)	Includes 1 share held individually by Mr. Briggs’ spouse.
(15)	The Sara L. Briggs Income Trust’s address is 920 N. Main Street, Geneva, IN 46740.
(16)	These shares are the same shares which are beneficially owned by Mr. Andrew J. Briggs as a result of his service as trustee of the Sara L. Briggs Income Trust (see note 2 above).
(17)	The Sara L. Briggs Income Trust II’s address is PO Box 278, Geneva, IN 46740.
(18)	These shares are the same shares which are beneficially owned by Mr. Andrew J. Briggs as a result of his service as trustee of the Sara L. Briggs Income Trust II (see note 2 above).

MERGER PROPOSAL

LBI is asking its shareholders to approve the Merger Proposal. Holders of LBI common stock should read this proxy statement and prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger. A copy of the Merger Agreement is attached to this proxy statement and prospectus as Annex A.

After careful consideration, the Board of Directors of LBI approved and adopted the Merger Agreement and determined it to be advisable and in the best interest of LBI and its shareholders. See “THE MERGER—LBI’s Reasons for the Merger; Recommendation of LBI’s Board of Directors” included elsewhere in this proxy statement and prospectus for a more detailed discussion of the LBI Board of Directors’ recommendation.

For the reasons discussed in this proxy statement and prospectus, the Board of Directors of LBI determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of LBI and its shareholders, and adopted and approved the Merger Agreement. The Board of Directors of LBI recommends that LBI shareholders vote “FOR” approval of the Merger Proposal.

ADJOURNMENT PROPOSAL

The LBI special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the LBI special meeting to approve the Merger Proposal.

If, at the LBI special meeting, the number of shares of LBI common stock present or represented and voting in favor of the Merger Proposal is insufficient to approve the Merger Proposal, LBI intends to move to adjourn the LBI special meeting in order to enable the Board of Directors of LBI to solicit additional proxies for approval of the Merger Proposal. In that event, LBI will ask its shareholders to vote upon the Adjournment Proposal, but not the Merger Proposal.

In this Adjournment Proposal, LBI is asking its shareholders to authorize the holder of any proxy solicited by the Board of Directors of LBI, on a discretionary basis, to vote in favor of adjourning the LBI special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from LBI shareholders who have previously voted.

The Board of Directors of LBI recommends a vote “FOR” the Adjournment Proposal.

THE MERGER

At the special meeting, the shareholders of LBI will consider and vote upon approval of the Merger Agreement. The following summary highlights certain information about the Merger. To understand the Merger, you should read carefully this entire proxy statement and prospectus, including the Merger Agreement, which is attached to this document as Annex A.

Description of the Merger

Under the terms and subject to the conditions of the Merger Agreement approved by each of LBI’s and F&M’s Boards of Directors, LBI will merge with and into F&M and the separate corporate existence of LBI will cease. Immediately following the Merger, Bank of Geneva will merge with and into F&M Bank and Bank of Geneva will cease to exist as a separate entity. The Articles of Incorporation and Code of Regulations of F&M, as in effect prior to the Merger, will be the Articles of Incorporation and Code of Regulations of F&M after the Merger.

Merger Consideration/Exchange of LBI Common Stock

The Merger Agreement provides that LBI shareholders (other than dissenting shareholders) will have the right, with respect to each of their shares of LBI common stock, to receive, without interest, (i) 1,830 shares (the “Exchange Ratio”) of F&M common stock, and $8,465.00 in cash (collectively the “Merger Consideration”), subject to the payment of cash instead of fractional shares.

If F&M changes the number of outstanding shares of F&M common stock before the Merger through any stock split, stock dividend, recapitalization or similar transaction, then the Exchange Ratio will be proportionately adjusted so that LBI shareholders will receive such number of shares of F&M common stock as represents the same percentage of outstanding shares of F&M common stock at the effective date of the Merger as would have been represented by the number of shares of F&M common stock such shareholder would have received if the recapitalization had not occurred.

F&M will not issue fractional shares to LBI shareholders. Instead, LBI common shareholders will receive for each fractional share an amount in cash determined by multiplying (i) the fractional interest by (ii) the average of the closing price of the common stock of F&M for the ten (10) days that F&M common stock trades on the NASDAQ Capital Market preceding the fourth calendar day prior to the effective date of the Merger.

If you are an LBI shareholder, you will receive F&M common stock as a portion of the Merger Consideration for your shares of LBI common stock. As such, the value of the consideration that you will receive in the Merger will depend on the market price of F&M common stock when you receive your shares of F&M common stock. The implied per share value of the stock consideration, based upon F&M’s closing stock price on [●], 2018, the most recent practicable trading day before this proxy statement and prospectus was finalized, was $[●] per share. No assurance can be given (and it is not likely) that the current market price of F&M common stock will be equivalent to the market price of F&M common stock on the date that shares of F&M common stock are received by an LBI shareholder or at any other time.

On or prior to the effective date of the Merger, F&M will deposit with Computershare Trust Company, or another exchange agent selected by F&M (the “Exchange Agent”), as exchange agent, shares in book entry form of F&M common stock, each to be given to the holders of LBI common stock in exchange for old certificates (or shares in book entry form) representing shares of LBI common stock. Within three (3) business days following the effective date of the Merger, F&M will mail a letter of transmittal to each person who was, immediately prior to the effective time of the Merger, a holder of record of LBI common stock. The letter of transmittal will contain instructions for use in effecting the surrender of LBI stock certificates (or shares in book entry form) in exchange for the Merger Consideration to which such person is entitled pursuant to the Merger Agreement. Within ten

(10) business days following the later of the effective date of the Merger or the surrender to the Exchange Agent of the old certificate(s) (or shares in book entry form) representing shares of LBI common stock for cancellation, together with such letter of transmittal duly executed and completed, the holder of such old certificate(s) (or shares in book entry form) will be provided evidence of shares in book entry form representing shares of F&M common stock and a check for the cash portion of the Merger Consideration ($8,465 per share) and any cash to be paid in lieu of fractional shares, pursuant to the Merger Agreement, and the old certificate (or shares in book entry form) will be canceled.

Until you surrender your LBI stock certificates (or shares in book entry form) for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the effective time of the Merger with respect to F&M common stock into which any of your shares may have been converted. In addition, until you surrender your LBI stock certificates (or shares in book entry form) for exchange, you will not be paid the cash portion of the Merger Consideration ($8,465 per share) and any cash to be paid in lieu of fractional shares. When you surrender your LBI stock certificates (or shares in book entry form), F&M will pay any unpaid dividends or other distributions, without interest. After the completion of the Merger, there will be no transfers on the stock transfer books of LBI of any shares of LBI common stock.

If a certificate for LBI common stock has been lost, stolen or destroyed, F&M will issue the consideration properly payable under the Merger Agreement to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance satisfactory to F&M, and upon compliance by the LBI shareholder with all procedures historically required by LBI in connection with lost, stolen or destroyed certificates.

Effect of the Merger on F&M Shareholders

The approval of the F&M shareholders of the Merger Agreement is not required in order to complete the Merger. F&M shareholders will also not be entitled to exchange their shares of F&M common stock for any consideration as a result of the Merger. After the Merger, F&M shareholders will continue to own the same number of F&M shares they owned before the Merger.

Background of the Merger

The following chronology summarizes certain key events and contacts that led to the signing of the Merger Agreement. It does not purport to catalogue every conversation among LBI’s Board of Directors, members of its management, or its representatives and other parties.

Andrew J. Briggs, LBI’s Chairman, informed Michael A. Renninger, Principal of Renninger & Associates, LLC, on January 30, 2018, of his interest in exploring the potential sale of LBI for reasons more fully discussed below under the heading “LBI’s Reasons for the Merger; Recommendation.”

On February 6, 2018, LBI entered into an engagement agreement with Renninger to assist it in assessing strategic alternatives and to pursue affiliation with another financial institution. LBI selected Renninger based on its qualifications, expertise, reputation, and experience in mergers and acquisitions involving Indiana financial institutions similar to LBI.

Renninger provided a list of ten financial institutions that would have a potential interest in acquiring LBI at prices ranging from 169% to 254% of book value, a range which was very favorable compared to recent transactions. LBI decided to proceed with testing the market upon Renninger’s completion of its due diligence procedures and preparation of a Confidential Information Memorandum. Based on LBI’s interest in maintaining confidentiality and a strong preference for an acquiror with reasonable stock liquidity, Renninger was authorized to contact six financial institutions regarding their potential interest in acquiring LBI. These financial institutions were selected based on an anticipation of their ability to offer sufficient value, a satisfactory level of stock liquidity, and a strong interest in LBI’s staff, customers, and communities. Three parties, including F&M, signed confidentiality agreements during the week of May 14, 2018 and were allowed access to a virtual data room containing extensive financial and operating information on LBI. Two parties ultimately provided Indications of Interest during the week of June 18, 2018.

LBI promptly considered the merits of the Indications of Interest and Renninger’s summary and recommendation. Based on the superiority of its proposal and the expectation that it would provide a good fit for LBI’s customers, communities, and employees, F&M was invited to conduct off-site due diligence. F&M completed off-site due diligence procedures by June 28, 2018 and submitted a non-binding Letter of Intent on July 5, 2018, which was revised on July 9, 2018 to address the impact of a change in the proposed transaction’s structure. The second party was not invited to conduct due diligence procedures since F&M reiterated its superior proposal and LBI was focused on retaining confidentiality.

LBI’s Board of Directors met with Mr. Renninger on July 13, 2018 to consider F&M’s non-binding Letter of Intent. The LBI Board of Directors voted unanimously to accept the terms of the non-binding Letter of Intent based, in part, on its superior financial and non-financial terms relative to the other proposal and recent comparable transactions, and agreed to proceed with negotiations of a definitive agreement.

Over the ensuing weeks, Shumaker, Loop & Kendrick, LLP (“SLK”), legal counsel to F&M, and SmithAmundsen LLC (“SmithAmundsen”), legal counsel to LBI, exchanged drafts and negotiated provisions of the Merger Agreement, with the input of Renninger, ProBank Austin, LLC, financial advisor to F&M, and the management teams of LBI and F&M on certain business and financial terms. During this time, management of the parties and their respective financial and legal advisors continued discussions and additional due diligence was performed. The parties also provided drafts of their respective disclosure letters to the Merger Agreement and discussed other aspects of the proposed transaction.

On Friday, August 17, 2018, LBI’s Board of Directors met to consider a nearly final draft of the Merger Agreement. John Tanselle and Andrew Podgorny of SmithAmundsen were present and led a discussion, answering questions from the LBI Board of Directors throughout, regarding the structure of the proposed transaction with F&M, the terms and conditions of the Merger Agreement and ancillary documents, and the directors’ fiduciary duties under Indiana law in connection with a potential merger. Mr. Renninger was also present and discussed at length the process used by Renninger to develop all proposals, including the one received from F&M, and the financial terms of the Merger Agreement which approximated 288% of book value based on F&M’s stock price at that time, and rendered his verbal opinion, subject to the conditions, limitations, qualifications, and assumptions set forth in the Renninger written opinion, that the Merger Consideration was fair to LBI shareholders from a financial point of view. Renninger subsequently confirmed this verbal opinion pursuant to a written opinion dated August 17, 2018 (which is attached as Annex C to this proxy statement and prospectus). Following additional discussion amongst the LBI Board of Directors, management, counsel, and its financial adviser, the LBI Board of Directors approved the Merger Agreement and the Merger and the other transactions contemplated thereby (subject to the finalization of minor changes to the Merger Agreement and ancillary agreements). In connection therewith, each member of the LBI Board of Directors entered into a voting agreement with F&M agreeing to vote, or cause to be voted, all of their shares of LBI common stock, and shares owned by certain affiliates over which they have voting control, in favor of the Merger Proposal. Later that day, F&M and LBI executed the Merger Agreement.

Prior to the opening of business on Monday, August 20, 2018, management of both parties met with LBI’s employees and issued a joint press release announcing the Merger.

F&M’s Reasons for the Merger

In reaching its decision to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the F&M Board of Directors consulted with F&M management and considered a number of factors, including the following material factors:

•

each of F&M’s and LBI’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the F&M Board of Directors considered that the Merger (1) will expand F&M’s business within attractive markets in Northeastern and Northcentral Indiana; (2) will increase total loans, the key revenue source for F&M; (3) will provide F&M with an experienced management team and quality bank branches in and around Northeastern and Northcentral Indiana; and (4) will provide F&M with the opportunity to sell F&M’s broad array of products to LBI’s client base;

•

its understanding of the current and prospective environment in which F&M and LBI operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on F&M both with and without the proposed transaction;

•	its review and discussions with F&M’s management concerning the due diligence examination of LBI;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•

the financial and other terms of the Merger Agreement, including the fixed Exchange Ratio, tax treatment and deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•	the potential risk of diverting management attention and resources from the operation of F&M’s business towards the completion of the Merger; and

•

the regulatory and other approvals required in connection with the Merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the information and factors considered by the F&M Board of Directors is not intended to be exhaustive, but includes the material factors considered by the F&M Board of Directors. In reaching its decision to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the F&M Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The F&M Board of Directors considered all these factors as a whole, including discussions with, and questioning of, F&M’s management and F&M’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the F&M Board of Directors determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of F&M and its shareholders, and approved and adopted the Merger Agreement.

LBI’s Reasons for the Merger; Recommendation

After careful consideration, LBI’s Board of Directors, at a meeting held on August 17, 2018, determined that the Merger Agreement is advisable, fair to, and in the best interests of LBI and its shareholders. Accordingly, LBI’s Board of Directors adopted and approved the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement and recommends that LBI shareholders vote “FOR” the approval of the Merger Proposal. In reaching its decision to adopt and approve the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that its shareholders approve the Merger Proposal, the LBI Board of Directors evaluated the Merger and the Merger Agreement in consultation with LBI’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•

The review undertaken by the LBI Board of Directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to LBI, including the possibility of remaining independent.

•	The fact that Andrew J. Briggs, current Chairman of LBI and President of Bank of Geneva, had indicated to the LBI Board of Directors his intention to retire and the lack of a suitable successor.

•

Each of LBI’s, F&M’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the LBI Board of Directors considered its view that based on historical information with respect to F&M’s business, operations, financial condition, asset quality, earnings, and prospects, that the combined company has the ability to grow as an independent community financial institution that will be positioned to take advantage of multiple strategic options in the future and increase shareholder value, and that the Merger would result in a combined company with diversified revenue sources, a balanced loan portfolio, and an attractive funding base.

•

The Board of Directors’ understanding of the current and prospective environment in which LBI and F&M operate, including national and local economic conditions, the interest rate environment, the regulatory environment, the competitive environment for financial institutions generally, and the likely effect of these factors on LBI and F&M.

•	The expected results to LBI shareholders from continuing to operate as an independent community banking institution compared with the value of the Merger Consideration offered by F&M.

•	The expectation that the Merger should result in economies of scale, cost savings, and efficiencies to the combined company.

•

The belief that F&M shares LBI’s community banking philosophy and the complementary nature of the cultures of LBI and F&M, which management believes should facilitate integration and implementation of the Merger.

•

The anticipated continued participation in the combined company by Andrew J. Briggs, current Chairman of LBI and President of Bank of Geneva, as a member of the Board of Directors of F&M and F&M Bank, Phillip Lucas, current Executive Vice President of Bank of Geneva, as a Senior Vice President of F&M Bank, and certain other employees.

•	The anticipated effect of the Merger on LBI’s shareholders, employees, customers, communities served, and other constituents.

•	F&M’s perceived superior access to capital and managerial resources relative to that of LBI, and a favorable impression of the experience and capability of F&M’s management team.

•

The financial presentations of management and Renninger, LBI’s financial advisor, to the Board of Directors and the oral opinion of Renninger delivered to the Board of Directors on August 17, 2018, which was confirmed by delivery of a written opinion dated August 17, 2018, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Renninger as set forth in its opinion, the Merger Consideration was fair, from a financial point of view, to holders of LBI common stock, as more fully described in the section titled “THE MERGER—Opinion of LBI’s Financial Advisor” beginning on page [●].

•

The Merger Consideration of 1,830 shares of F&M common stock plus $8,465.00 in cash for each share of LBI common stock, which equated to $90,320.90 per LBI share (subject to potential reduction as provided for in the Merger Agreement) based on the $44.73 closing price of F&M common stock on August 16, 2018, the last full trading day before the LBI Board of Directors approved the Merger

Agreement. The indicated value represented 293% of the LBI’s tangible book value per share as of June 30, 2018, and 20.7 times LBI’s earnings per share for the twelve months ending June 30, 2018, after adjusting LBI’s S-Corporation earnings for a blended state and federal tax rate of 25%.The LBI Board of Directors understood that these multiples are favorable relative to multiples received in recent transactions involving comparable financial institutions.

•

The fact that over 90% of the Merger Consideration will consist of F&M common stock, which would allow LBI shareholders to participate in any possible future growth, earnings, appreciation, and opportunities of the combined LBI and F&M business and synergies resulting from the Merger, and the value to LBI shareholders represented by that consideration.

•

The fact that the exchange ratio is fixed so that if the market price of F&M common stock is higher at the time of the closing of the Merger, the economic value of the Merger Consideration to be received by LBI shareholders in exchange for their shares of LBI common stock will also be higher.

•

The significant increase in liquidity to LBI shareholders as shares of LBI common stock are not presently listed or quoted on any public market and are further subject to transfer restrictions imposed by LBI’s Articles of Incorporation. On the other hand, F&M common stock is listed and actively traded on the NASDAQ Capital Market.

•	The strength and recent performance of F&M’s common stock.

•

The financial and other terms of the Merger Agreement, including the parties’ respective representations, warranties, covenants, and conditions to closing, each of which it reviewed with its financial and legal advisors.

•

The Merger Consideration will generally be tax-free to LBI shareholders based on the expected tax treatment of the Merger as a “reorganization” for U.S. federal income tax purposes, considering the fact that it is expected that the cash portion of the Merger Consideration will be taxable to the shareholders of LBI, as further described under the section titled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page [●].

•	The satisfactory results of LBI’s management’s, with the assistance of financial and legal advisors, reverse due diligence review of F&M.

•	The expectation that the Merger would likely be approved by the regulatory authorities and by the shareholders of LBI in a timely manner.

The LBI Board of Directors also considered a number of potential risks and uncertainties associated with the Merger, including, without limitation, the following:

•	The risk that the Merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either F&M’s or LBI’s control.

•	The fact that completion of the Merger requires the regulatory approval and approval of LBI’s shareholders.

•

The fact that certain LBI directors and executive officers have financial interests in the Merger in addition to their interests as LBI shareholders and the manner in which such interests would be affected by the Merger.

•	The potential risk of diverting management attention and resources from the operation of LBI’s business towards the completion of the Merger.

•

The restrictions on the conduct of LBI’s business prior to the completion of the Merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent LBI from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of LBI absent the pending completion of the Merger.

•	Certain provisions of the Merger Agreement prohibit LBI from soliciting, and limit its ability to respond to, acquisition proposals from third parties.

•	The possibility that the cash portion of the Merger Consideration would be reduced in accordance with the terms of the Merger Agreement and the impact of any such reduction on the LBI shareholders.

•	The possibility that LBI will have to pay a $3.5 million termination fee to F&M if the Merger Agreement is terminated under certain circumstances.

•

The potential risks associated with achieving anticipated cost synergies and savings and successfully integrating LBI’s and Bank of Geneva’s business, operations, and workforce with those of F&M and F&M Bank.

•

The fact that the exchange ratio is fixed so that if the market price of F&M common stock is lower at the time of the closing of the Merger, the economic value of the Merger Consideration to be received by LBI shareholders in exchange for their shares of common stock will also be lower.

•	The other risks described under the heading “Risk Factors,” beginning on page [●].

In considering the recommendation of the LBI Board of Directors, you should be aware that certain directors and officers of LBI may have interests in the Merger that are different from, or in addition to, interests of LBI shareholders generally and may create potential conflicts of interest. The LBI Board of Directors was aware of these interests and considered them when evaluating and negotiating the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, and in recommending to LBI’s shareholders that they vote in favor of the Merger Proposal. See “THE MERGER—Interests of Certain Persons in the Merger,” beginning on page [●].

The foregoing discussion of the factors considered by the LBI Board of Directors is not intended to be exhaustive, but, rather, includes the material factors considered by the LBI Board of Directors. In reaching its decision to adopt and approve the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, the LBI Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The LBI Board of Directors considered all these factors as a whole, including discussions with, and questioning of, LBI’s management and LBI’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the LBI Board of Directors has adopted and approved the Merger Agreement and the Merger and the transactions contemplated thereby, and recommends that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Opinion of LBI’s Financial Advisor

By letter executed February 6, 2018, LBI jointly retained Renninger & Associates, LLC and Ausdal Financial Partners (“AFP”) (together referred to as “Renninger”) to render financial advisory and investment banking services in connection with general financial strategy and planning and to act as the exclusive financial advisor to LBI in connection with a potential strategic combination. Renninger & Associates, LLC is an investment banking and consulting firm specializing in community bank mergers and acquisitions. AFP is a registered broker dealer affiliated with Renninger & Associates, LLC. Renninger, as a customary part of its business, is continually engaged in the valuation of commercial banks, bank holding companies, savings and loan associations, savings banks, and savings and loan holding companies in connection with mergers, acquisitions, and other securities-related transactions. Renninger has knowledge of, and experience with, the banking markets in which both LBI and F&M operate. LBI selected Renninger as its financial advisor on the basis of its experience and expertise in representing community banks in similar transactions and their familiarity with LBI.

In its capacity as financial advisor, Renninger provided a fairness opinion to the LBI Board of Directors in connection with the proposed Merger. At the meeting of the LBI Board on August 17, 2018, Renninger rendered its oral opinion to the LBI Board (which was subsequently confirmed in writing by delivery of Renninger’s written opinion dated August 17, 2018) that, based upon and subject to the various factors, assumptions, and limitations set forth in its opinion, Renninger’s experience as an investment banker, Renninger’s work as described in the opinion, and other factors Renninger deemed relevant, as of the opinion date, the Merger Consideration set forth in the Merger Agreement was fair, from a financial point of view, to the holders of LBI common stock. Renninger’s written opinion, dated August 17, 2018, is also referred to herein as the “Renninger Opinion.”

The full text of the Renninger Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in rendering its opinion, is attached as Annex C to this proxy statement and prospectus and is incorporated herein by reference. The summary of the Renninger Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. LBI common shareholders should read the full text of the opinion carefully and in its entirety. The Renninger Opinion is addressed to the LBI Board of Directors, is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of LBI common stock, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the Merger. Renninger provided its oral opinion to the LBI Board of Directors on August 17, 2018 in connection with and for the purposes of the LBI Board’s evaluation of the Merger. The Renninger Opinion addressed only the fairness, from a financial point of view, of the Merger Consideration to the holders of LBI common stock. Renninger expressed no view or opinion as to any of the legal, accounting, and tax matters relating to the Merger and any other transactions contemplated by the Merger Agreement or any terms or other aspects of the Merger Agreement, the Merger, or any such other transactions. Renninger expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors, or other constituencies of LBI, or as to the underlying decision by LBI to engage in the Merger or enter into the Merger Agreement. Renninger did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by LBI officers, directors, or employees, or any other class of such persons, relative to the compensation to be received in the Merger by the holders of LBI common stock.

The description of the opinion set forth below is qualified in its entirety by reference to the text of the opinion. You also should consider the following when reading the discussion of the Renninger Opinion in this document:

•

The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Renninger in connection with its opinion, and should be read in its entirety;

•	Renninger expressed no opinion as to the price at which LBI’s or F&M’s common stock would actually be sold or trading at any given time;

•

The Renninger Opinion does not address the relative merits of the Merger and the other business strategies considered by the LBI Board of Directors, nor does it address the decision of the LBI Board of Directors to proceed with the Merger; and

•	The Renninger Opinion does not constitute a recommendation to any LBI shareholder as to how he or she should vote at the special meeting.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, Renninger made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of LBI and F&M and may not be realized. Any estimates contained in Renninger’s analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by Renninger was assigned a greater significance by Renninger than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

With respect to the internal projections and estimates for LBI and F&M, and the expected transaction costs, purchase accounting adjustments, and cost savings, LBI’s and F&M’s management and advisors confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of LBI and F&M, respectively, and Renninger assumed that such performance would be achieved. Renninger expresses no opinion as to such financial projections and estimates or the assumptions on which they are based. Renninger also assumed that there has been no material change in LBI’s or F&M’s assets, financial condition, results of operations, business, or prospects since the date of the most recent financial statements made available to Renninger. Renninger assumed in all respects material to its analysis that LBI and F&M will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants required to be performed by such party under the Merger Agreement, and that the closing conditions in the Merger Agreement are not waived. Finally, Renninger has relied upon the advice LBI has received from its legal, accounting, and tax advisors as to all legal, accounting, and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

Renninger has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Renninger did not undertake any independent evaluation or appraisal of the assets and liabilities of LBI or F&M, nor was it furnished with any appraisals. Renninger has not reviewed any individual credit files of LBI or F&M, and has assumed that LBI’s and F&M’s allowances are, in the aggregate, adequate to cover inherent credit losses. The Renninger Opinion is based on economic, market, and other conditions existing on the date of its opinion. No instructions were given to Renninger and no limitations were imposed upon Renninger by LBI’s Board of Directors or its management with respect to the investigations made or the procedures followed by Renninger in rendering its opinion. Renninger was not asked to, and did not, make any recommendation to the LBI Board of Directors as to the form or amount of the consideration to be paid to the LBI shareholders, which was determined through arm’s length negotiations between LBI and F&M.

In rendering its opinion, Renninger made the following assumptions:

•

all material governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on LBI, F&M, or on the anticipated benefits of the Merger;

•	LBI and F&M have provided all of the information that might be material to Renninger in its review; and

•

the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of LBI and F&M as to the future operating and financial performance of LBI and F&M, respectively.

In connection with its opinion, Renninger reviewed:

(i)	the Merger Agreement, dated as of August 17, 2018;

(ii)	certain publicly available financial statements and other historical financial information of LBI and F&M that we deemed relevant;

(iii)	certain non-public internal financial and operating data of LBI and F&M that were prepared and provided to us by the respective management of LBI and F&M;

(iv)	internal financial projections for LBI for the year ending December 31, 2018, as prepared by and reviewed with management of LBI;

(v)	internal financial projections for F&M for the year ending December 31, 2018, as prepared by and reviewed with management of F&M;

(vi)	the pro forma financial impact of the Merger on F&M, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings as discussed with representatives of F&M;

(vii)

publicly reported historical stock price and trading activity for F&M’s common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to LBI and F&M;

(viii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;

(ix)	the current market environment generally and the banking environment in particular; and

(x)	such other information, financial studies, analyses, and investigations and financial, economic, and market criteria as we considered relevant.

Renninger also discussed with certain members of senior management of LBI the business, financial condition, results of operations, and prospects of LBI, including certain operating, regulatory, and other financial matters. Renninger was provided similar information from certain members of senior management of F&M regarding the business, financial condition, results of operations, and prospects of F&M.

The following is a summary of the material factors considered and analyses performed by Renninger in connection with its opinion dated August 17, 2018. The summary does not purport to be a complete description of the analyses performed by Renninger.

Summary of Financial Terms of Agreement. The financial terms of the Merger Agreement provide that LBI shareholders shall be entitled to receive, in exchange for each share LBI common stock, the Merger Consideration consisting of 1,830 shares of F&M’s common stock and $8,465.00 in cash. Based on 1,000 common shares of LBI outstanding and F&M’s common stock closing price of $44.73 on August 16, 2018, the last full trading day before the LBI Board of Directors approved the Merger Agreement, the implied deal value per share equaled $90,320.90 and the aggregate transaction value approximated $90.3 million (calculated by multiplying the per share deal value of $90,320.90 by the total number of LBI common shares of 1,000). Renninger calculated that the value of $90,320.90 per share represented:

•	293 percent of LBI’s June 30, 2018 tangible book value per share; and

•	20.7 times LBI’s earnings per share for the last twelve months ending June 30, 2018, after adjusting LBI’s S-Corporation earnings for a blended state and federal tax rate of 25%.

The Merger Agreement provided for a potential downward adjustment to the aggregate cash consideration for certain contingencies. It was determined that an aggregate price reduction of $1.5 million was extremely unlikely and, if it did come to pass, Renninger concluded that its opinion as to the fairness of the consideration to LBI shareholders would be unchanged. Based upon information received after August 17, 2018, no downward adjustment is currently anticipated.

LBI Financial Performance and Peer Analysis. Renninger compared selected results of LBI’s operating performance to that of eighteen selected publicly traded financial institutions in Indiana, Illinois, Michigan and Ohio with total assets between $200 million and $400 million. Renninger considered this group of financial institutions comparable to LBI on the basis of asset size and geographic location. This peer group consisted of the following financial institutions:

Institution Name	City/State	Institution Name	City/State
AMB Financial Corp	Saint John, IN	Central Bank Corp	Sault S.M., MI
Century Financial Corp	Coldwater, MI	Clarkston Financial Corp	Waterford, MI
CNB Corporation	Cheboyga, MI	Communibanc Corporation	Napoleon, OH
CSB Bancorp, Inc.	Chelsea, MI	Eastern Michigan Financial Corp	Croswell, MI
FFD Financial Corporation	Dover, OH	FFW Corporation	Wabash, IN
First Citizens National Bank	Upper Sandusky, OH	First Ottawa Bancshares, Inc.	Ottawa, IL
FNBH Bancorp	Howell, MI	Grand River Commerce, Inc.	Grandville, MI
HCB Financial Corporation	Hastings, MI	Northeast Indiana Bancorp	Huntington, IN
SVB&T Corporation	Jasper, IN	University Bancorp	Ann Arbor, MI

Renninger noted the following selected financial measures for the peer group as compared to LBI:

Peer Financial Performance(1)

	25th Pct.	Median	75th Pct.	LBI(1)
Total Assets ($millions)	$241	$298	$382	$287
Tangible Equity/Assets Ratio	8.31%	9.92%	12.47%	10.75%
LTM Return on Average Assets (“ROAA”)	0.08%	0.75%	1.39%	1.69%
LTM Return on Average Equity (“ROAE”)	0.85%	7.00%	15.27%	15.47%
LTM Efficiency Ratio	80.4%	69.1%	60.3%	50.6%
NPAs/Total Assets(2)	2.24%	0.90%	0.45%	0.20%

(1)

Peer financial performance as of the most recent last twelve months (“LTM”) period available. LBI financial performance as of June 30, 2018. LBI ROAA and ROAE have been adjusted to C-Corporation equivalency.

(2)	Nonperforming Assets (“NPAs”) include nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

This comparison indicated that LBI was below the median of the peer group in terms of asset size, between the median and the 75th percentile in terms of tangible equity/asset ratio, but outperformed the 75th percentile in terms of ROAA, ROAE, efficiency ratio and NPAs/Total Assets. The following presents a summary of the market trading data of LBI compared to this same peer group as of August 16, 2018:

Peer Market Trading Data

	25th Pct.	Median	75th Pct.	LBI
Price/Tangible Book Value per Share	63%	108%	136%	N/M
Price/LTM Core EPS	9.7	14.7	17.7	N/M
Dividend Yield	0.00%	1.93%	2.78%	N/M
Average Weekly Volume (000)	35	307	1,447	0
Average Weekly Volume to Shares	0.00%	0.01%	0.05%	0.00%

LBI is not listed on any stock market or quoted in any “over-the-counter” market. As such, there is not an active trading market for shares of LBI common stock. As an S-Corporation, LBI has generally paid between 60% and 65% of net earnings to shareholders in the form of a tax dividend and/or a return on equity.

Comparable Transaction Analysis. Renninger compared the financial performance of certain selling institutions and the prices paid in selected transactions to LBI’s financial performance and the transaction multiples being paid by F&M for LBI. Specifically, Renninger reviewed certain information relating to select financial institution transactions in the nation between November 8, 2016 (the date of the 2016 U.S. presidential election) and August 16, 2018, the last full trading day before the LBI Board of Directors approved the Merger Agreement, with seller’s assets between $200 million and $400 million, a tangible equity/tangible assets percentage of at least 8% and less than 14%, and a return on average assets of at least 0.75%. Thirty-nine transactions were included in this group based on the selected criterion. The following lists the transactions reviewed by Renninger:

Guideline M&A Transactions

Buyer Name	State	Seller Name	State	Announced Date
Bank of Southern California	CA	Americas United Bank	CA	2/22/18
Heritage Commerce Bank	CA	ATBancorp	IA	1/11/18
Investor Group	KY	Bancorp of Lexington	KY	11/14/17
Investor Group	NE	Bank Management, Inc.	NE	1/11/17
Bank of Marin Bancorp	CA	Bank of Napa, N.A.	CA	3/31/17
Farmers & Merchants Bancorp	CA	Bank of Rio Vista	CA	3/26/18
Equity Bancshares, Inc.	KS	Cache Holdings, Inc.	OK	7/17/17
Seacoast Commerce Banc Hldgs	CA	Capital Bank	CA	5/2/17
Suncrest Bank	CA	CBBC Bancorp	CA	11/7/17
RBC Holding Company, Inc.	OK	Central Financial Corporation	KS	3/6/18
LCNB Corp.	OH	Columbus First Bancorp, Inc.	OH	12/21/17
Spirit of Texas Bancshares, Inc.	TX	Camanche National Corporation	TX	7/9/18
First Financial Bankshares, Inc.	TX	Commercial Bancshares, Inc.	TX	10/12/17
Equity Bancshares, Inc.	KS	Eastman National Bancshares, Inc.	OK	7/17/17
SB One Bancorp	NJ	Enterprise Bank N.J.	NJ	6/20/18
Progress Financial Corporation	AL	First Partners Financial, Inc.	AL	2/14/17
FSB LLC	AL	First Southern Bancshares, Inc.	AL	6/27/17
Smart Financial, Inc.	TN	Foothills Bancorp, Inc.	TN	6/27/18
Southern Missouri Bancorp, Inc.	MO	Gideon Bancshares Company	MO	6/12/18
Old Second Bancorp, Inc.	IL	Greater Chicago Financial Corp.	IL	12/26/17
QCR Holding, Inc.	IL	Guaranty Bankshares, Ltd.	IA	6/8/17
United Community Banks, Inc.	GA	HCSB Financial Corporation	SC	4/20/17
Equity Bancshares, Inc.	KS	Kansas Bank Corporation.	KS	12/18/17
Piedmont Bancorp, Inc.	GA	Mountain Valley Bancshares, Inc.	GA	3/17/17
Seacoast Banking Corporation	FL	Palm Beach Community Bank	FL	5/4/17
FFP Group	NM	Raton Capital Corporation	NM	12/13/17
Business First Bancshares, Inc.	LA	Richland State Bancorp, Inc.	LA	6/4/18
Heartland Financial USA, Inc.	IA	Signature Bancshares, Inc.	MN	11/13/17
First American Bank Corporation	IL	Southport Financial Corporation	WI	9/18/17
Fist Bancshares, Inc.	MS	Southwest Banc Shares, Inc.	AL	10/24/17
T Acquisition, Inc.	TX	T Bancshares, Inc.	TX	11/10/16
Independent Bank Corporation	MI	TCSB Bancorp	MI	12/4/17
SmartFinancial, Inc.	TN	Tennessee Bancshares, Inc.	TN	12/12/17
Glacier Bancorp, Inc.	MT	TFB Bancorp, Inc.	AZ	11/15/17
Citizens Community Bancorp, Inc.	WI	United Bancorporation	WI	6/21/18
MutualFirst Financial, Inc.	IN	Universal Bancorp	IN	10/4/17
Triumph Bancorp, Inc.	TX	Valley Bancorp, Inc.	CO	7/26/17
Citizens Community Bancorp, Inc.	WI	Wells Financial Corp.	MN	3/17/17
Guaranty Bancshares, Inc.	TX	Westbound Bank	TX	1/29/18

The following table highlights the median results of the guideline M&A transactions:

M&A Guideline

Seller Financial Data	Median	LBI(1)
Total Assets ($millions)	$305	$287
Tangible Equity/Tangible Assets	10.67%	10.75%
LTM ROAA	1.01%	1.69%
LTM ROAE	9.25%	15.47%
Efficiency Ratio	64.32%	50.62%
NPAs/Total Assets	0.49%	0.20%
Deal Transaction Multiples
Price/Tangible Book Value Ratio	169.2%	293.1%
Price/LTM Earnings	17.7X	20.7X

(1)	LBI’s financial performance and deal transaction multiples based on LTM June 30, 2018 data. LBI’s S-Corporation earnings have been adjusted to C-Corporation equivalency.

The median LTM ROAA of the guideline transactions was 1.01 percent which was considerably below LBI’s 2.13 percent on an S-Corporation basis and 1.69% on a C-Corporation equivalent basis. Similarly, the median LTM ROAE was 9.25% for the guideline transactions which was considerably below LBI’s 19.53% on an S-Corporation basis and 15.47% on a C-Corporation equivalent basis. LBI also had a significantly better efficiency ratio and nonperforming assets ratio compared to guideline medians. The indicated price to tangible book value ratio being paid by F&M for LBI of 293.1 percent was higher than the guideline median price to tangible book ratio of 169.2 percent. The price-to-earnings multiple of 20.7 for LBI (on a C-Corporation equivalent basis) was higher than the guideline median of 17.7.

F&M Financial Performance and Market Trading Data versus Peer. Renninger compared selected results of F&M’s operating performance to that of twenty-four Midwest United States publicly traded financial institutions with assets between $800 million and $1.4 billion. Renninger considered this group of financial institutions comparable to F&M on the basis of asset size and geographic location. This peer group consisted of the following companies:

Institution Name	City/State	Institution Name	City/State
Ames National Corporation	Ames, IA	BNCCORP, INC.	Bismarck, ND
Citizens Community Bancorp	Eau Claire, WI	Croghan Bancshares, Inc.	Fremont, OH
Fentura Financial, Inc.	Fenton, MI	First Bankers Trustshares, Inc.	Quincy, IL
First Savings Financial Group, Inc.	Clarksville, IN	Foresight Financial Group, Inc.	Winnebago, IL
Guaranty Federal Bancshares, Inc.	Springfield, MO	Heartland Bancorp	Whitehall, OH
HopFed Bancorp, Inc.	Hopkinsville, KY	Kentucky Bancshares, Inc.	Paris, KY
Landmark Bancorp, Inc.	Manhattan, KS	Level One Bancorp, Inc.	Farmington, MI
Limestone Bancorp, Inc.	Louisville, KY	Mackinac Financial Corporation	Manistique, MI
MBT Financial Corp.	Monroe, MI	Middlefield Banc Corp.	Middlefield, OH
Oconomowoc Bancshares, Inc.	Oconomowoc, WI	Ohio Valley Banc Corp.	Gallipolis, OH
PSB Holdings, Inc.	Wausau, WI	SB Financial Group, Inc.	Defiance, OH
Two Rivers Financial Group, Inc.	Burlington, IA	United Bancshares, Inc.	Columbus Gr, OH

Renninger noted the following selected financial measures:

Peer Financial Performance(1)

	25th Pct.	Median	75th Pct.	F&M(1)
Total Assets ($billions)	$0.84	$0.99	$1.30	$1.11
Tangible Equity/Tangible Assets	7.05%	8.67%	11.23%	12.09%
LTM Core ROAA	0.42%	0.89%	1.34%	1.32%
LTM Core ROAE	4.60%	9.28%	12.64%	8.29%
LTM Efficiency Ratio	82.0%	68.4%	59.8%	59.8%
NPAs/Total Assets	1.72%	0.91%	0.33%	0.15%
LTM Core EPS Growth	(23.0%)	18.4%	38.0%	18.1%

(1)	Peer and F&M financial performance as of June 30, 2018.

F&M’s tangible equity ratio was above the 75th percentile of the peer group, just below the 75th percentile for core ROAA and was below the median for core ROAE. F&M’s efficiency ratio equaled the 75th percentile, its NPAs/Total Assets was better than the 75th percentile, and its earnings growth was just below the median.

The following presents a summary of the market trading data of F&M compared to this same peer group as of August 16, 2018:

Peer Market Trading Data

	25th Pct.	Median	75th Pct.	F&M
Price/Tangible Book Value per Share	120%	152%	186%	311%
Price/LTM Core EPS	10.5	15.0	26.3	28.5
Dividend Yield	0.65%	1.69%	2.92%	1.32%
Average Weekly Volume (000)	86	2,021	12,501	17,663
Average Weekly Volume to Shares o/s	0.01%	0.33%	1.18%	0.95%

F&M common stock traded above the 75th percentile of the peer group as measured by price to tangible book value per share and LTM Core EPS. F&M’s dividend yield was between the 25th percentile and median of the peer group. F&M was above the median of the peer group in average weekly trading volume and was below the 75th percentile based on volume to shares outstanding.

Renninger also considered the stock price change of F&M and LBI, if any, compared to selected indices between November 8, 2016 (the date of the 2016 U.S. presidential election) and August 16, 2018, the last full trading day before the LBI Board of Directors approved the Merger Agreement. The U.S. presidential election on November 8, 2016 ushered in a period of optimism for equities in general and in bank stocks in particular due to increased optimism for a reduction to the corporate income tax rate, an increase in interest rates, a reduction in regulatory burden, and an improvement in the general economy. The following table provides additional data:

Stock Price Change	SNL Bank(1)	S&P 500	F&M	LBI
Between 11/8/2016 – 8/16/18	46%	33%	170%	N/A

Source: S&P Global Market Intelligence, a division of S&P Global (f/k/a SNL Financial).

(1)	SNL U.S. Bank: Includes all Major Exchange (NYSE, NYSE American and NASDAQ) Banks in SNL’s coverage universe.

Over this time period, F&M’s stock price increased 170% percent. As previously discussed, LBI’s common stock is not listed on any stock market or quoted in any “over-the-counter” market and there is not an active trading market for shares of LBI common stock. The SNL Bank Index was up approximately 46 percent over the same time period, while the S&P 500 Index was up 33 percent.

Pro Forma Merger Analysis. Renninger analyzed the potential pro forma effect of the Merger. Assumptions were made regarding the fair value accounting adjustments, cost savings and other acquisition adjustments based on discussions with management of LBI and F&M. The analysis indicated that the Merger is expected to be accretive to F&M’s estimated stand-alone EPS in Year 1 (excluding nonrecurring transaction expenses). Renninger calculated that F&M’s tangible book value per share would be diluted at closing, but recovered in approximately three years.

Pro Forma Dividends Per Share to LBI. Based on the 1,830 share exchange ratio and F&M’s current annual cash dividend rate of $0.56 per share, LBI’s common stockholders would have received $1,024.80 in equivalent cash dividends per share. As an S-Corporation, LBI has a practice of distributing 60% to 65% of net earnings to shareholders in the form of a tax dividend and/or a return on equity.

Renninger’s Compensation and Other Relationships with LBI and F&M. LBI agreed to pay Renninger certain fees for its services as financial advisor in connection with the Merger. LBI agreed to pay a cash fee of $10,000 upon execution of the engagement letter and an additional $40,000 upon execution of the Merger Agreement. LBI has also agreed to pay a cash transaction fee of one percent of the transaction value due at closing of the transaction, with a credit for the $50,000 previously paid as described above.

LBI has agreed to reimburse Renninger for its reasonable out-of-pocket expenses up to $7,500, unless otherwise approved by LBI, and to indemnify Renninger against certain liabilities, including liabilities under securities laws. Except as disclosed above, there are no material relationships that existed during the two years prior to the date of the Renninger Opinion or that are mutually understood to be contemplated, in which any compensation was received or is intended to be received as a result of the relationship between Renninger and any party to the Merger.

Summary. Based on the preceding summary discussion and analysis, and subject to the qualifications described herein, Renninger determined the Merger Consideration to be fair, from a financial point of view, to the holders of LBI common stock. The opinion expressed by Renninger was based on market, economic, and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either F&M or LBI could materially affect the assumptions used in preparing this opinion.

Rights of Dissenting Shareholders

Under Indiana law, LBI shareholders have dissenters’ rights with respect to the Merger. The dissenters’ rights of LBI shareholders are set forth in Chapter 44 of the IBCL, a copy of which is attached to this document as Annex B. LBI shareholders must strictly comply with the procedures set forth in Chapter 44 of the IBCL to be entitled to receive a fair value cash payment for their shares of LBI common stock rather than having such shares converted into the right to receive the consideration in the Merger as described above.

As an LBI shareholder, Chapter 44 of the IBCL provides that you have the right to demand payment in cash for the “fair value” of the shares of LBI common stock you own immediately before the Merger is completed. In this regard, “fair value” is defined to mean the value of your shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation on the value of your shares in anticipation of the Merger, unless a court determines that such exclusion would be inequitable. For purposes of Chapter 44 of the IBCL, the term “fair value” does not imply, and should not be construed as meaning, that the Merger Consideration is anything other than fair and in the best interests of LBI shareholders. If a shareholder asserts his, her, or its dissenters’ rights, there is no guarantee that the “fair value” of his, her, or its shares will be determined to be equal to or greater than the Merger Consideration. The opinion of Renninger discussed in this proxy statement and prospectus as to the fairness, from a financial point of view, of the Merger Consideration is not an opinion as to, and it does not address, “fair value” for purposes of Chapter 44 of the IBCL.

To assert your dissenters’ rights, you must first:

1.	deliver to LBI before the vote on the Merger is taken, written notice of your intent to demand payment in cash for your shares if the Merger is completed; and

2.

you must not vote in favor of the Merger. To not vote in favor of the Merger, you must either vote against the Merger Proposal or abstain from voting on the Merger Proposal in person or by proxy or simply take no action at all with respect to voting your shares.

Dissenting shareholders may not dissent as to only some but not all of the LBI common stock registered in their names, except in limited circumstances. Dissenting shareholders may send their written notice to:

Limberlost Bancshares, Inc.

215 East Line Street

Geneva, Indiana 46740

Attention: Richard D. Briggs, Corporate Secretary

If the Merger Proposal is approved by the LBI shareholders, LBI must deliver a written notice of dissenters’ rights to each dissenting shareholder satisfying the above conditions within ten (10) days after shareholder approval has occurred. The notice to dissenting shareholders must:

1.	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

2.	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

3.

supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed Merger, which was August 20, 2018, and require that the dissenting shareholder certify whether or not that shareholder acquired beneficial ownership of the shares before that date;

4.	set a date by which LBI must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice to dissenters is delivered; and

5.	be accompanied by a copy of Chapter 44 of the IBCL.

If you receive such a notice, to exercise your dissenters’ rights, you must then:

1.	demand payment for the shares of LBI common stock you own;

2.	certify that you owned the LBI shares before August 20, 2018; and

3.	deposit your LBI stock certificates in accordance with the instructions in such notice.

If an LBI shareholder does not strictly comply with each of the conditions described above, the shareholder will not be entitled to dissenters’ rights under Chapter 44 of the IBCL. If you execute and return the enclosed proxy but do not specify a choice on the Merger Proposal, you will be deemed to have voted in favor of the Merger and, accordingly, to have waived your dissenters’ rights, unless you revoke the proxy prior to it being voted. Accordingly, if you return the enclosed proxy and wish to dissent from the Merger, you must vote your LBI shares against the Merger Proposal or abstain from voting.

Upon completion of the Merger, F&M will pay each dissenting LBI shareholder who has complied with all of the requirements of Chapter 44 of the IBCL and of the notice, F&M’s estimate of the fair value of their shares immediately prior to the consummation of the Merger, excluding any appreciation in value in anticipation of the Merger.

Dissenting shareholders can object to the fair value established by F&M by stating their estimate of the fair value and demanding payment of the additional amount within 30 days after F&M makes or offers payment to the dissenting shareholder. F&M can elect to agree to the dissenting shareholder’s fair value demand or commence an action within 60 days of receipt of the dissenting shareholder’s demand in the Circuit or Superior Court of Adams County, Indiana for a judicial determination of the fair value. The court may appoint one or more appraisers to determine the fair value. The court will assess the costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties and experts, against all parties to the action in such amounts as the court finds equitable. Each dissenting shareholder made a party to the action will be entitled to receive the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by F&M.

This summary of the rights of dissenting shareholders addresses all material features of the applicable Indiana dissenters’ rights statute, but does not contain a description of all requirements of the dissenters’ rights statute and is qualified in its entirety by reference to the full text of the statutory provisions attached to this document as Annex B.

If you wish to exercise dissenters’ rights with respect to the Merger and you fail to comply with the statutory requirements for exercising dissenters’ rights, you will lose such rights. Accordingly, LBI shareholders who may wish to exercise dissenters’ rights should consider seeking legal counsel.

Registration of F&M Common Stock

Shares of F&M common stock to be issued to LBI shareholders in the Merger will be registered under the Securities Act. These shares may be traded freely without restriction by those LBI shareholders not considered to be “affiliates” of F&M under the Securities Act after the Merger is complete. At the present time, there are no persons involved in the management of LBI who are anticipated to be an “affiliate” of F&M after the Merger, other than Andrew J. Briggs, who will be appointed to the Board of Directors of F&M and F&M Bank.

Regulatory Approvals

The Merger cannot be completed until F&M Bank receives necessary regulatory approvals, which include the approval of the Ohio Division of Financial Institutions (the “ODFI”) and the Federal Deposit Insurance Corporation (the “FDIC”). On [●], 2018, F&M Bank filed applications with both the ODFI and the FDIC, but cannot be certain when or if such approval will be obtained. F&M has also requested that the Board of Governors of the Federal Reserve System (the “Federal Reserve”) waive its right to receive an application in connection with the Merger as permitted under Regulation Y of the Bank Holding Company Act. If the waiver is not granted, an application and approval will also be required from the Federal Reserve before the Merger may be consummated. F&M also has provided notice of the transaction to the Indiana Department of Financial Institutions, the approval of which is not required to consummate the Merger.

After the FDIC’s approval is received, the Bank Merger cannot be completed for 30 days. During this 30-day waiting period, the United States Department of Justice has the authority to challenge the Bank Merger on antitrust grounds. With the approval of the FDIC and the Department of Justice, the waiting period can be reduced to 15 days.

The approval of the ODFI and the FDIC is not the opinion of the regulatory authorities that the Merger is favorable to the LBI and F&M shareholders from a financial point of view or that the ODFI or the FDIC has considered the adequacy of the terms of the Merger. The approvals in no way constitute an endorsement or a recommendation of the Merger by the FDIC.

Effective Date of the Merger

The Merger will be consummated if the Merger Proposal is approved by the LBI shareholders, all required consents and approvals are obtained and all other conditions to the Merger are either satisfied or waived. The Merger will become effective when a Certificate of Merger is filed with the Ohio Secretary of State and when Articles of Merger are filed with the Indiana Secretary of State or at such later date and time as may be specified in the Certificate of Merger and Articles of Merger. The closing of the Merger will likely occur in the month in which any applicable waiting period following the last approval of the Merger expires or on such other date as agreed to by the parties. We currently anticipate that the Merger will be completed on December 31, 2018 or early in the first quarter of 2019. However, completion of the Merger could be delayed if there is a delay in obtaining the required shareholder or regulatory approvals or in satisfying the other conditions to completion of the Merger. LBI and F&M have the right, subject to certain conditions, to terminate the Merger Agreement if the Merger is not completed by March 31, 2019.

Accounting Treatment of the Merger

F&M will account for the Merger under the “acquisition” method of accounting in accordance with United States generally accepted accounting principles. Using the acquisition method of accounting, the assets (including identified intangible assets) and liabilities of LBI will be recorded by F&M at their respective fair values at the time of the completion of the Merger. The excess of F&M’s purchase price over the net fair value of the tangible and identified intangible assets acquired over liabilities assumed will be recorded as goodwill.

The NASDAQ Capital Market Listing

F&M will file a notification with the NASDAQ Capital Market regarding the issuance of F&M common stock in the Merger. Following the Merger, the F&M shares issued to LBI shareholders will be listed on the NASDAQ Capital Market.

Registration Statement

F&M has filed a Registration Statement on Form S-4 with the SEC in order to register the shares of F&M common stock to be issued pursuant to the Merger under the Securities Act. Because F&M common stock is listed on the NASDAQ Capital Market, it is exempt from the statutory registration requirements of each state in the United States. Therefore, F&M has not taken any steps to register its stock under state laws.

Interests of Certain Persons in the Merger

When considering the recommendation of the Board of Directors of LBI, you should be aware that certain of the directors and officers of LBI have interests in the Merger other than, or in addition to, their interests as LBI shareholders, pursuant to certain agreements and understandings that are set forth in the Merger Agreement. These interests are different from, or in conflict with, your interests as LBI shareholders. The members of LBI’s Board of Directors and the F&M’s Board of Directors were aware of these additional interests, and considered them, when they approved the Merger Agreement. Except as follows, to the knowledge of LBI, the officers and directors of LBI do not have any material interest in the Merger apart from their interests as shareholders.

Agreements with LBI and F&M. Phillip Lucas, the Executive Vice President of Bank of Geneva, has a change of control and severance agreement with Bank of Geneva that provides for a payment following a change in control of LBI, subject to certain limitations, and the funding of all premiums through maturity with respect to a certain life insurance policy in the name of Mr. Lucas. Under this agreement, Mr. Lucas will be entitled to receive a lump sum payment of $830,223.31 in the event that the Merger is consummated. The cost to fully fund the Mr. Lucas’ insurance premiums is approximately $82,000. In addition, Mr. Lucas has entered into an employment agreement with F&M Bank as of August 17, 2018, the date the Merger Agreement was executed, which will become effective upon consummation of the Merger. Under the terms of the employment agreement, Mr. Lucas will be employed by F&M Bank for a period of 2 years at a salary of $165,000, which may be increased, but not decreased, and will be entitled to benefits provided to other similarly situated employees of F&M Bank. He will receive a signing bonus of $14,000 in cash and receive 400 shares of common stock of F&M. The employment agreement contains restrictions upon Mr. Lucas’ ability to solicit customers or employees of F&M Bank during the term of the employment agreement and for one year thereafter. In the event the Merger does not close and the Merger Agreement is terminated, Mr. Lucas will not receive his change in control payment and the employment agreement with F&M would not become effective.

Indemnification and Continued Director and Officer Liability Coverage. From and after the effective time of the Merger, F&M has agreed to indemnify and advance expenses to each person who is now, or who has been at any time before the effective time of the Merger, an officer or director of LBI and Bank of Geneva for all actions taken by any such officer of director prior to the effective time of the Merger in their respective capacities as officers and/or directors of LBI or Bank of Geneva to the same extent as LBI and Bank of Geneva currently provides for indemnification of its officers and directors.

In addition, F&M has agreed to use its reasonable best efforts to include LBI’s and Bank of Geneva’s present and former directors and officers on its existing insurance, or to obtain directors’ and officers’ liability insurance “tail” policy coverage for LBI’s and Bank of Geneva’s present and former directors and executive officers, for a period of six (6) years, which will provide the directors and officers with coverage containing terms no less advantageous than the coverage currently provided by LBI to such directors and officers for claims based on activity prior to the effective time of the Merger. However, F&M has no obligation during the 6-year period to pay an aggregate amount in premiums which is more than 1.5 times the current annual amount spent by LBI to maintain its current directors’ and officers’ insurance coverage. If F&M is unable to obtain the coverage described above, F&M has agreed to use its reasonable best efforts to obtain as much comparable insurance as is available.

After the Merger, LBI’s and Bank of Geneva’s officers and employees who become officers, directors or employees of F&M or its subsidiaries shall have the same directors and officers insurance coverage and indemnification protection that F&M provides to other officers, directors and employees of F&M or its subsidiaries.

Board Appointment and Employment. The Merger Agreement obligates F&M to appoint Andrew J. Briggs, currently the Chairman of LBI and President of Bank of Geneva, and one of LBI’s largest shareholders, to the F&M and F&M Bank Boards of Directors. Following the merger, Mr. Briggs will receive standard annual retainer and meeting attendance fees for service on the boards of directors of F&M and F&M Bank. No determination has been made with respect to Mr. Briggs’ committee appointments at this time. The following director fee structure became effective January 1, 2018:

•	Director Retainer Fee of $21,000 per year;

•	Chairman of the Board Retainer Fee of $24,000 per year;

•	Directors Fee of $750 per board meeting attended;

•	Board Committee Chairman Fee of $700 paid to All Board Committee Chairpersons per board committee meeting attended; and

•	Meeting Fees for Other Board Committees of $600 per board committee meeting attended.

In addition, Mr. Briggs will be appointed 1st Senior Vice President of Business Development of F&M Bank and have an annual salary of $2,600.

THE MERGER AGREEMENT

The following summary highlights certain material provisions of the Merger Agreement. Because this is a summary of the Merger Agreement, it does not contain a description of all of the terms of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement. You should read carefully the entire Merger Agreement, which is attached to this document as Annex A and is incorporated herein by reference.

Description of the Merger

Under the terms and subject to the conditions of the Merger Agreement approved by each of LBI’s and F&M’s Boards of Directors, LBI will merge with and into F&M and the separate corporate existence of LBI will cease. Immediately following the Merger, Bank of Geneva will merge with and into F&M Bank and Bank of Geneva will cease to exist as a separate entity. The Articles of Incorporation and Code of Regulations of F&M and F&M Bank, as in effect prior to the Merger, will be the Articles of Incorporation and Code of Regulations of F&M and F&M Bank, respectively, after the Merger.

Representations and Warranties

The Merger Agreement contains some customary representations and warranties made both by LBI and F&M, including representations and warranties relating to:

•	due organization and existence;

•	corporate power and authorization to enter into the transactions contemplated by the Merger Agreement;

•	the fact that neither the Merger Agreement nor the Merger create a conflict or violation of certain documents, agreements, and laws or results in the creation of certain rights for a third party;

•	capitalization;

•	governmental filings, notices, authorizations, consents and approvals required in connection with the transactions contemplated by the Merger Agreement;

•	third-party filings, notices, authorizations, consents and approvals required in connection with the transactions contemplated by the Merger Agreement;

•	corporate books and records;

•	compliance with law;

•	the accuracy of statements made and materials provided by each party;

•	litigation and pending proceedings;

•	financial statements;

•	absence of certain material changes or events;

•	absence of undisclosed liabilities (by LBI only);

•	absence of default under material contracts and agreements;

•	actions affecting the tax consequences and regulatory approval of the Merger;

•	loans and investments (by LBI only);

•	employee benefits plans and plan compliance (by LBI only);

•	taxes, returns and reports;

•	title to assets (by LBI only);

•	certain obligations to employees (by LBI only);

•	properties owned and leased (by LBI only);

•	shareholder rights plans (by LBI only);

•	indemnification agreements (by LBI only);

•	deposit insurance with the Federal Deposit Insurance Corporation;

•	reports to regulatory agencies;

•	absence of agreements with regulatory agencies;

•	environmental matters (by LBI only);

•	compliance with the securities laws;

•	compliance with the Securities and Exchange Commission filing requirements (by F&M only);

•	sufficiency of funds to pay the cash portion of the Merger Consideration (by F&M only);

•	no approval needed from F&M shareholders (by F&M only); and

•	brokerage fees.

The representations and warranties in the Merger Agreement will not survive the effective date of the Merger or the termination of the Merger Agreement. After the effective date of the Merger or termination of the Merger Agreement, none of the parties to the Merger Agreement, their respective subsidiaries, or the respective officers and directors of any of them will have any liability for any of their representations and warranties made in the Merger Agreement unless the Merger Agreement is terminated as a result of a willful breach, in which case the non-breaching party may recover appropriate damages from the breaching party.

Conditions to Completion of the Merger

F&M’s and LBI’s obligations to complete the Merger are subject to the satisfaction of the following conditions, among other things, at or prior to the effective time of the Merger:

1.	the approval of the Merger Agreement at the special meeting by a majority of the issued and outstanding shares of LBI common stock;

2.	the receipt of all regulatory approvals required for the Merger and the Bank Merger and the expiration of any regulatory waiting periods prior to consummation of the Merger;

3.

the representations and warranties made by the parties in the Merger Agreement must be true, accurate and correct in all material respects on and as of the effective date of the Merger, except that representations and warranties that are qualified by materiality or a Material Adverse Effect (as defined below) must be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date. For the purpose of the Merger Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of LBI and Bank of Geneva taken as a whole, or F&M and F&M Bank taken as a whole, as applicable or (ii) would materially impair the ability of LBI or F&M, as applicable, to perform its obligations under the Merger Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of LBI and Bank of Geneva, or F&M and F&M Bank, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with the Merger Agreement or the transactions contemplated therein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence of or contemplated by the Merger Agreement and disclosed to F&M, (g) the impact of the announcement of the Merger Agreement and the transactions contemplated thereby, and compliance with the Merger Agreement on the business, financial condition or results of operations of LBI and Bank of Geneva, or F&M and F&M Bank, as applicable and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the F&M common stock, by itself, be considered to constitute a Material Adverse Effect on F&M (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect);

4.	the covenants made by the parties must have been complied with in all material respects from the date of the Merger Agreement through and as of the effective date of the Merger;

5.

F&M must have received an opinion of Shumaker, Loop & Kendrick, LLP that, for U.S. federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

6.

LBI must have received a letter from Shumaker, Loop & Kendrick, LLP addressed to the shareholders of LBI, dated as of the effective date of the Merger, to the effect that such shareholders may rely on the opinion referenced in clause 5 above;

7.

the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part, relating to the F&M shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the SEC;

8.	the shares of F&M common stock to be issued in the Merger shall have been listed for trading on The NASDAQ Capital Market (subject to official notice of issuance);

9.	there must be no order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger;

10.	receipt by each party of certain certificates, certain legal opinions and various closing documents;

11.	F&M and F&M Bank shall have taken the necessary action to cause Andrew J. Briggs to be appointed to their respective Boards of Directors as of the Effective Date;

12.	F&M shall have authorized the issuance of the stock portion of the Merger Consideration and deposited the cash portion of the Merger Consideration, in each case, with the Exchange Agent; and

13.	F&M shall have provided evidence to LBI of endorsement to the LBI director and officer liability insurance policy or purchased comparable insurance to for the protection of such persons.

The conditions to completion of the Merger are subject to waiver by the party benefiting from such condition. The conditions may also be altered by the written agreement of both parties. If these and other conditions are not satisfied or waived, F&M and/or LBI may terminate the Merger Agreement. See “THE MERGER AGREEMENT—Termination; Waiver; Amendment,” “THE MERGER—Regulatory Approvals,” “THE MERGER—Interests of Certain Persons in the Merger,” “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES,” and Annex A.

Termination; Waiver; Amendment

F&M and LBI may terminate the Merger Agreement at any time before the Merger is completed, including after the LBI shareholders have approved the Merger, if one of the events which gives the party the right to terminate occurs. The Merger Agreement may be terminated:

1.	by mutual consent of F&M and LBI;

2.

by either F&M or LBI if there has been a material breach by the other of any of the covenants or any of the representations or warranties set forth in the Merger Agreement, which is not cured within thirty (30) days following written notice given by the non-breaching party to the party committing the breach;

3.	by either F&M or LBI if any event, fact or circumstance has occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;

4.

by either F&M or LBI if any governmental or regulatory approval required to permit the consummation of the transactions contemplated in the Merger Agreement shall have been denied and such denial is final and non-appealable;

5.

by either F&M or LBI if any court or governmental or regulatory authority shall have issued a final non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated in the Merger Agreement;

6.

by either F&M or LBI in the event of the failure of LBI’s shareholders to approve the Merger Agreement at the special meeting; provided, however, that LBI may only terminate the Merger Agreement pursuant to this clause if it has complied in all material respects with its obligations to convene a meeting of its shareholders and use its reasonable best efforts to obtain the requisite vote to consummate the Merger;

7.

by either F&M or LBI if the Merger has not been completed by March 31, 2019, provided the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement set forth in the Merger Agreement;

8.

by LBI if its Board of Directors determines in the exercise of its fiduciary duties that it must terminate the Merger Agreement after receipt of an unsolicited superior acquisition proposal from a third party;

9.	by F&M if LBI’s Board of Directors withdraws or modifies its recommendation to LBI shareholders to vote for the Merger following receipt of a proposal of an acquisition from a third party;

10.	by F&M if LBI fails to give F&M timely notice of any inquiry by a third party with respect to an acquisition of LBI or Bank of Geneva;

11.

by F&M if LBI gives F&M notice that it intends to furnish information to or enter into discussions or negotiations with a third party relating to a proposed acquisition of LBI or Bank of Geneva and those negotiations are not terminated within sixty (60) days;

12.

by F&M if greater than ten percent (10%) of the outstanding LBI common stock have become and remain subject to a demand for payment under the dissenters’ rights provisions of the IBCL. See “THE MERGER—Rights of Dissenting Shareholders” beginning on page [●].

Upon termination for any of these reasons, the Merger Agreement will be void and of no further force or effect. However, if either F&M or LBI willfully breaches any of the representations and warranties or agreements set forth in the Merger Agreement, then the other party will be entitled to recover appropriate damages for the breach. Notwithstanding the foregoing, if F&M terminates the Merger Agreement under item 9 above or if LBI terminates the Merger Agreement in accordance with item 8 above, LBI must pay F&M $3,500,000 as a termination fee to reimburse F&M for the considerable time and expense invested by F&M in furtherance of the Merger.

F&M and LBI can agree to amend the Merger Agreement and can waive their right to require the other party to adhere to the terms and conditions of the Merger Agreement, where the law allows. However, F&M and LBI cannot amend the Merger Agreement after the LBI shareholders approve the Merger without their further approval if the amendment would decrease the Merger Consideration, except as otherwise provided in the Merger Agreement, or materially adversely affect the rights of LBI shareholders or the tax consequences of the Merger to the shareholders of LBI.

Restrictions Affecting the Parties Prior to Completion of the Merger

The Merger Agreement contains a number of restrictions regarding the conduct of the business of F&M, F&M Bank, LBI and Bank of Geneva until the Merger is completed. Among other items and subject to certain limited exceptions, LBI and Bank of Geneva may not take any of the following actions, without the prior written consent of F&M:

•	make any change to their capital structure, including redemption of shares of common stock;

•

authorize an additional class of stock or issue, or authorize the issuance of, any capital stock or any options or other instruments convertible into shares of capital stock, except pursuant to the exercise of stock options outstanding as of the date of the Merger Agreement;

•

declare, distribute or pay any dividends, authorize a stock split or make any other distribution to their shareholders, except for LBI’s quarterly cash dividend distributions in an amount not to exceed 65% of net earnings of LBI; provided, however, LBI and F&M will coordinate LBI’s dividend schedule for the quarter in which the Merger is completed so that LBI shareholders do not receive dividends on both F&M and LBI common stock during the same calendar quarter, other than a distribution to pay for the tax liability of the LBI shareholders;

•

except for the fiduciary obligations of LBI to entertain a superior third-party acquisition proposal, merge, combine or consolidate with or, other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned), sell their assets or securities to any other person or entity or effect a share exchange or enter into any transaction not in the ordinary course of business;

•

incur any liability or obligation, make any commitment, payment or disbursement, enter into any contract or agreement, or acquire or dispose of any property, other than other real estate owned, or asset having a fair market value in excess of $50,000 except for payments and disbursements made in the ordinary course of business consistent with past practice, property acquired or disposed of in connection with foreclosures of mortgages or enforcement of security interests, loans in the ordinary course of business and deposit liabilities and advances from the Federal Home Loan Bank in each case in the ordinary course of business;

•	subject any of their assets or properties to any mortgage, lien, or encumbrance, except in the ordinary course of business consistent with past practice;

•

promote or increase or decrease the rate of compensation or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer, or employee of LBI or Bank of Geneva, except for promotions and non-material increases in the ordinary course of business and in accordance with their past practices;

•

subject to certain exceptions, execute, create, institute, modify or amend any employee benefit plan or agreement for current or former directors, officers or employees of LBI or Bank of Geneva, change the level of benefits or payments under any such employee benefit plan or agreement or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or as specifically provided in the Merger Agreement;

•	amend their Articles of Incorporation or Bylaws from those in effect on August 17, 2018;

•

subject to certain exceptions, modify, amend or institute new employment practices or enter into, renew, modify, amend or extend any employment or severance agreement with any present or former directors, officers or employees of LBI or Bank of Geneva;

•	give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any capital stock of Bank of Geneva;

•	fail to make additions to Bank of Geneva’s reserve for loan losses or any other reserve account in the ordinary course of business and in accordance with sound banking practices;

•	make any loans or establish or expand any deposit or trust relationship not consistent with past practice;

•

other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or entity; or

•	agree to take any of the foregoing actions.

This discussion of the restrictions imposed by the Merger Agreement is not intended to be exhaustive, but includes material restrictions imposed on the parties. Please refer to the Merger Agreement, attached as Annex A, for a complete listing of the restrictions.

Agreement Not to Solicit Other Offers

LBI has agreed that it will not, and will not cause Bank of Geneva to, whether directly or indirectly, solicit, encourage, or facilitate inquiries or proposals, or enter into an agreement with respect thereto, or initiate or participate in any negotiations or discussions with any third party regarding other acquisition proposals, or furnish any information to a third party proposing or seeking an acquisition proposal. LBI may, however, provide such information (subject to a customary confidentiality agreement) or participate in such negotiations or discussion in response to an unsolicited acquisition proposal, which does not otherwise violate the non-solicitation terms of the Merger Agreement, if the LBI Board of Directors determines in good faith, after consultation with outside legal counsel, that such action is necessary in order to act in a manner consistent with the directors’ fiduciary duties. Additionally, LBI must notify F&M as soon as reasonably practicable if it receives any request for information or any inquiry, proposal, discussion, or indication of interest with respect to any acquisition proposal from a third party, and also advise F&M of the material terms and conditions and identity of the third party with respect to such request or acquisition proposal.

Moreover, prior to obtaining shareholder approval, LBI may, under certain specified circumstances, withdraw, modify, or change in a manner adverse to F&M, its recommendation to its shareholders with respect to the Merger Proposal and/or terminate the Merger Agreement in order to enter into an acquisition agreement with respect to an acquisition proposal from a third party, if the LBI Board of Directors determines in good faith, after consultation with outside legal counsel, that such acquisition proposal is more favorable to LBI shareholder than the Merger and that it is necessary in order to act in a manner consistent with the directors’ fiduciary duties. However, LBI cannot take any of those actions in response to a superior acquisition proposal unless (i) it provides F&M with notice and a ten-business-day period to engage in good faith negotiations so that the Merger and the other transactions contemplated by the Merger Agreement may still be effected and (ii) at the end of such ten-business-day period, LBI’s Board of Directors continues to reasonably believe that the acquisition proposal at issue constitutes a superior acquisition proposal.

Fees and Expenses

F&M and LBI will pay their own fees, costs, and expenses incurred in connection with the Merger, including the fees of any investment bankers engaged by such party.

Management After the Merger

F&M will be the surviving corporation in the Merger and LBI’s separate corporate existence will cease. Accordingly, the directors and officers of LBI will no longer serve in such capacities after the completion of the

Merger. Similarly, F&M Bank will be the surviving banking institution in the Bank Merger with Bank of Geneva’s separate corporate existence will cease.

The directors of F&M and F&M Bank immediately prior to the Mergers will continue to be the directors of F&M and F&M Bank following the Merger until they resign or until their respective successors are duly elected and qualified. However, the Merger Agreement obligates F&M to appoint Andrew J. Briggs, the current Chairman of the Board of LBI and President of Bank of Geneva, to the F&M and F&M Bank Boards of Directors.

The officers of F&M and F&M Bank immediately prior to the Merger will continue to be the officers of F&M and F&M Bank following the Mergers until they resign or until their successors are duly elected and qualified. Andrew J. Briggs will be appointed 1st Senior Vice President of Business Development of F&M Bank. Also, Phillip Lucas, currently the Executive Vice President of Bank of Geneva, will become a Senior Vice President of F&M Bank upon consummation of the Merger and has entered into an employment agreement with F&M Bank, consistent with the terms of the Merger Agreement.

Indemnification and Insurance of LBI Directors and Officers

From and after the effective time of the Merger, F&M has agreed to indemnify and advance expenses to each person who is now, or who has been at any time before the effective time of the Merger, an officer or director of LBI and Bank of Geneva for all actions taken by any such officer of director prior to the effective time of the Merger in their respective capacities as officers and/or directors of LBI or Bank of Geneva to the same extent as LBI and Bank of Geneva currently provides for indemnification of its officers and directors.

In addition, F&M has agreed to use its reasonable best efforts to include LBI’s and Bank of Geneva’s present and former directors and officers on its existing insurance, or to obtain directors’ and officers’ liability insurance “tail” policy coverage for LBI’s and Bank of Geneva’s present and former directors and executive officers, for a period of six (6) years, which will provide the directors and officers with coverage containing terms no less advantageous than the coverage currently provided by LBI to such directors and officers for claims based on activity prior to the effective time of the Merger. However, F&M has no obligation during the 6-year period to pay an aggregate amount in premiums which is more than 1.5 times the current annual amount spent by LBI to maintain its current directors’ and officers’ insurance coverage. If F&M is unable to obtain the coverage described above, F&M has agreed to use its reasonable best efforts to obtain as much comparable insurance as is available.

After the Merger, LBI’s and Bank of Geneva’s officers and employees who become officers, directors or employees of F&M or its subsidiaries shall have the same directors and officers insurance coverage and indemnification protection that F&M provides to other officers, directors and employees of F&M or its subsidiaries.

Employee Benefit Plans

The Merger Agreement provides, subject to discretionary decisions of F&M, that the current employees of LBI and Bank of Geneva who continue as employees of F&M or its subsidiaries following the Merger will be entitled to participate in the employee benefit plans of F&M and F&M Bank. With respect to each employee benefit plan or benefit arrangement maintained by F&M in which employees of LBI or Bank of Geneva subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, F&M will ensure that service with LBI or Bank of Geneva will be treated as service with F&M; provided, however, that service with LBI or Bank of Geneva shall not be treated as service with F&M for purposes of benefit accrual, except with respect to vacation and severance benefits.

With respect to F&M and F&M Bank group health plans which current LBI or Bank of Geneva employees or their eligible dependents become participants in, F&M has agree to waive restrictions and limitations for pre-existing conditions and waive waiting period limitations and evidence of insurability requirements, in each case to the extent such participant had satisfied similar limits or requirements under a similar plan prior to the effective time of the Merger. To the extent current LBI or Bank of Geneva employees enroll in a F&M or F&M Bank group health plan prior to the end of the current LBI group health plan year, F&M has agreed to use reasonable efforts to ensure that its or F&M Bank’s group health plan(s) will, in the same plan year incurred, honor any deductibles, co-payments, and out-of-pocket maximums incurred by continuing employees or their eligible dependents prior to the effective time of the Merger in satisfying any deductibles, co-payments, and out-of-pocket maximums for the plans they participated in immediately prior to the effective time of the Merger.

Effective prior to the effective time of the Merger, LBI will cause the Bank of Geneva Employee Stock Ownership Plan and the Bank of Geneva 401K Plan to be terminated. LBI and Bank of Geneva employees will be permitted, subject to certain conditions, to make direct rollover contributions to the 401(k) plan maintained by F&M from the terminated Bank of Geneva plans.

Except for Philip Lucas and other employees receiving other Merger related payments, subject to delivery of a termination and release agreement to F&M by the entitled employee, LBI and Bank of Geneva employees who continue to be employed at the effective time of the Merger, but are not retained by F&M after the effective time of the Merger or are terminated other than for cause within six (6) months of the effective time of the Merger, will be entitled to severance pay equal to two (2) weeks of pay, at the employee’s then-current base rate, for each full year of continuous service with LBI and Bank of Geneva, with a minimum of four (4) weeks and maximum of twenty-six (26) weeks.

After the Merger, F&M has agreed to provide COBRA continuation coverage for each qualified beneficiary entitled to such coverage under applicable federal law.

Voting Agreement

Each of the directors of LBI has entered into a voting agreement with F&M pursuant to which each of them has agreed, subject to their fiduciary duties to entertain a superior third-party acquisition proposal under the Merger Agreement, to vote, or cause to be voted, all of their shares of LBI common stock owned by each of them of record or beneficially, including shares owned by certain other persons over which they have voting control, in favor of the Merger Proposal. Collectively, as of the record date, our directors had the power to vote, or cause to be voted, 558.9037 shares, or approximately 55.9% of the outstanding shares of LBI common stock. Additionally, pursuant to the voting agreement, each of the directors of LBI has agreed not to sell, assign, transfer, dispose, or otherwise convey, or cause, permit, authorize, or approve of the sale, assignment, transfer, disposition, or other conveyance of, any of their shares of LBI common stock, or interest therein, to any other person without F&M prior written consent. Assuming that the members of the Board vote these shares in favor of the Merger as required under the voting agreement, the Merger will be approved by the LBI shareholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Tax Consequences of the Merger

This section describes the intended, material U.S. federal income tax consequences of the Merger to F&M, LBI, and U.S. holders of LBI common stock who exchange their common stock for F&M common stock and cash pursuant to the Merger. F&M and LBI intend for the Merger to be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and F&M and LBI intend that each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code. The closing of the Merger is conditioned upon the receipt by F&M and LBI of an opinion of Shumaker, Loop & Kendrick, LLP, dated as of the closing date of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of F&M and LBI), the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. This section summarizes the matters addressed in the tax opinion of Shumaker, Loop & Kendrick, LLP filed as an exhibit to the registration statement of which this proxy statement and prospectus is a part.

F&M and LBI have not requested and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger, and the tax opinion to be delivered in connection with the Merger is not binding on the Internal Revenue Service. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to F&M, LBI, and the U.S. holders of LBI common stock described in this proxy statement/prospectus.

The following discussion is based on the Code, its legislative history, existing and proposed Treasury Department regulations promulgated thereunder, published Internal Revenue Service rulings, and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the U.S.;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or political subdivision thereof;

•

a trust that (1) is subject to (A) the primary supervision of a court within the U.S. and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds LBI common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding LBI common stock, you should consult your tax advisor.

Holders of LBI common stock that are not U.S. holders may have different tax consequences than those described above and are urged to consult their own tax advisors regarding the tax treatment to them under U.S. and non-U.S. laws.

This discussion is addressed only to those LBI shareholders who hold their LBI common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular LBI shareholders in light of their individual circumstances or to LBI shareholders who are subject to special rules, such as:

•	mutual funds, banks, thrifts or other financial institutions;

•	S corporations or other pass-through entities (or investors in S corporations or other pass-through entities);

•	retirement plans or pension funds;

•	insurance companies;

•	tax-exempt organizations;

•	dealers or brokers in stocks and securities, or currencies;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons who exercise dissenters’ rights;

•	persons who hold LBI common stock as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons who purchase or sell their LBI common stock as part of a wash sale;

•	expatriates or persons who have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	persons who acquired their LBI common stock through the exercise of an employee stock option or otherwise as compensation or through a tax qualified retirement plan.

In addition, this discussion does not address any alternative minimum tax, U.S. federal estate or gift tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the Merger to a holder of LBI common stock may be complex. All holders of LBI common stock should consult their tax advisors as to the specific tax consequences of the Merger to them.

Reorganization Treatment

The Merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and F&M and LBI are each intended to be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If the intended reorganization treatment is respected by the IRS and the courts, then the material federal income tax consequences described below are anticipated.

U.S. Tax Consequences to F&M and LBI

Reorganization Treatment. The Merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and F&M and LBI are each intended to be a “party to a reorganization” within the meaning of Section 368(b) of the Code. The obligation of LBI and F&M to complete the Merger is conditioned upon the receipt of opinions from Shumaker, Loop & Kendrick, LLP, counsel to F&M to the effect that the Merger will for federal income tax purposes qualify as a “reorganization” based upon customary representations made by LBI and F&M. If the intended reorganization treatment is respected by the Internal Revenue Service and the courts, then the material U.S. federal income tax consequences described below are anticipated.

No Gain or Loss. No gain or loss will be recognized by F&M or LBI as a result of the Merger.

Tax Basis. The tax basis of the assets of LBI in the hands of F&M will be the same as the tax basis of such assets in the hands of LBI immediately prior to the merger.

Holding Period. The holding period of the assets of LBI to be received by F&M will include the period during which such assets were held by LBI.

U.S. Federal Income Tax Consequences to U.S. Holders of LBI Common Stock Based Upon Merger Consideration Received

If the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the tax consequences are generally as follows:

A U.S. holder of LBI common stock will recognize gain (but not loss) with respect to the F&M common stock and cash such U.S. holder receives pursuant to the Merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the F&M common stock and the amount of cash received by such U.S. holder (other than cash received in lieu of a fractional F&M common share), exceeds such U.S. holder’s basis in its LBI common stock, and (ii) the amount of cash received by such U.S. holder (other than any cash received in lieu of a fractional F&M common share, as discussed under “—Cash In Lieu of Fractional Shares” below). Subject to possible dividend treatment (as discussed below under “—Possible Dividend Treatment,” below), gain that U.S. holders of LBI common stock recognize in connection with the Merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held their LBI common stock for more than one year at the effective time of the Merger. Long-term capital gain of certain non-corporate holders of LBI common stock, including individuals, is generally taxed at preferential rates.

The tax basis of the F&M common stock received by a U.S. holder of LBI common stock in the Merger (including a fractional F&M common share, if any, deemed issued and redeemed by F&M) will be the same as the basis of the LBI common stock surrendered in exchange for the F&M common stock and cash, reduced by the amount of cash received by such U.S. holder in the Merger (other than any cash received in lieu of a fractional F&M common share), and increased by any gain recognized by such U.S. holder in the Merger (including any portion of the gain that is treated as a dividend (as described below), but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional F&M common share). The holding period for F&M common stock received by such U.S. holder (including a fractional F&M common share, if any, deemed to be issued and redeemed by F&M) will include such U.S. holder’s holding period for LBI common stock surrendered in exchange for the F&M common stock. If a U.S. holder of LBI common stock acquired different blocks of LBI common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of LBI common stock. In computing the amount of gain recognized, if any, a U.S. holder of LBI common stock may not offset a loss realized on one block of stock against the gain realized on another block of stock. U.S. holders of LBI common stock should consult their tax advisors regarding the manner in which F&M common stock and cash received in the Merger should be allocated among different blocks of LBI common stock and regarding their bases and holding periods in the particular shares of F&M common stock received in the Merger.

Cash in Lieu of Fractional Shares

A U.S. holder of LBI common shares who receives cash in lieu of a fractional share of F&M common stock generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the LBI common stock surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed below under “—Possible Dividend Treatment”), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its LBI common stock exceeds one year at the effective time of the Merger. The Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Possible Dividend Treatment

In some cases described above, the gain recognized by a U.S. holder could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of LBI common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of LBI common stock pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability. A U.S. holder of LBI common stock who receives F&M common stock as a result of the Merger should retain records pertaining to the Merger, including records relating to the number of shares and the basis of such U.S. holder’s LBI common stock. Each U.S. holder of LBI common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives F&M common stock in the Merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Department regulations section 1.368-3 setting forth such U.S. holder’s basis in the LBI common stock surrendered, the fair market value of the F&M common stock and cash received in the Merger, and certain other information.

The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this proxy statement and prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Each LBI shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.

DESCRIPTION OF F&M

The following information should be read with the financial statements incorporated by reference into this proxy statement and prospectus.

Business

F&M is a financial holding company headquartered in Archbold, Ohio that was organized in 1985. F&M’s common stock is listed on the NASDAQ Capital Market under the symbol “FMAO.” For federal income tax purposes, F&M is taxed as a C corporation under the Internal Revenue Code. F&M is the parent holding company of F&M Bank, an Ohio chartered commercial bank, which opened for business in Archbold, Ohio, in 1897, and F&M Risk Management, Inc., a captive insurance company founded in December 2014. F&M Bank has a total of 25 banking locations with 20 in Northwest Ohio and 4 in Northeast Indiana. F&M Bank’s business activities are currently limited to one significant business segment, which is community banking. F&M Bank also operates FM Investment Services as a division of its operations. FM Investment Services offers non-deposit investment and insurance products.

As of June 30, 2018, F&M had approximately consolidated assets of $1.1 billion, deposits of $931 million and shareholders’ equity of $137.5 million. As of June 30, 2018, F&M and its subsidiaries had 276 full-time equivalent employees.

F&M’s principal office is located at 307 North Defiance Street, Archbold, Ohio 43502. Its telephone number is (419) 446-2501.

Incorporation of Certain Information Regarding F&M by Reference

The foregoing information concerning F&M does not purport to be complete. Additional information relating to F&M’s business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this document from other documents filed by F&M with the SEC and listed under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●]. If you desire copies of any of these documents, you may contact F&M at its address or telephone number indicated under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [●].

DESCRIPTION OF LBI

The following information should be read with the financial statements included within this proxy statement and prospectus.

Business

LBI is a bank holding company incorporated under Indiana law and headquartered in Geneva, Indiana. LBI is not listed on any stock market or quoted in any “over-the-counter” market. As such, there is not an active trading market for shares of LBI common stock. For federal income tax purposes, LBI has elected to be taxed as an S corporation under the Internal Revenue Code. LBI is the parent holding company of Bank of Geneva, an Indiana chartered commercial bank, which opened for business in Geneva, Indiana, in 1892. LBI’s business activities are currently limited to one significant business segment, which is community banking.

Bank of Geneva operates six full service branches, including its main office, in Northeastern Indiana. Branches are located in the cities of Geneva, Berne, Monroe, Monroeville, Portland, and Decatur. Bank of Geneva offers a full range of traditional banking and financial services and products. Bank of Geneva’s primary business activity is the origination of one-to-four family residential real estate loans and farm real estate loans and, to a lesser extent, non-farm non-residential real estate loans, agricultural loans, commercial loans, and consumer loans.

LBI’s primary regulator is the Federal Reserve. Bank of Geneva’s primary federal regulator is the Federal Reserve and its primary state regulator is the Indiana Department of Financial Institutions.

As of June 30, 2018, LBI had approximately consolidated assets of $287 million, deposits of $212 million and shareholders’ equity of $30.8 million. As of June 30, 2018, LBI and Bank of Geneva had 61 full-time equivalent employees.

The principal executive offices of LBI and Bank of Geneva are located at 215 East Line St., Geneva, Indiana 46740. The telephone number for LBI and Bank of Geneva is (260) 368-7288.

Market for Common Equity and Related Shareholder Matters

Shares of LBI common stock are not listed on any exchange or quoted on any “over-the-counter” market and are not regularly traded. Further, under the LBI Articles of Incorporation, shares of LBI common stock may not be sold, transferred, disposed of, or encumbered without the prior written consent of a majority of the LBI Board of Directors. Accordingly, there is no established public trading market for shares of LBI common stock. The following table presents, for the periods indicated, the high and low sale prices as well as per share cash dividends declared by LBI.

	High (1)		Low (1)		Dividends Declared
Quarter End
December 31, 2018 (through October [●], 2018)	—	(2)	—	(2)	—
September 30, 2018	—	(2)	—	(2)	$1,335.00
June 30, 2018	—	(2)	—	(2)	$700.00
March 31, 2018	$0.00	(3)	$0.00	(3)	$675.00
December 31, 2017	—	(2)	—	(2)	$1,400.00
September 30, 2017	—	(2)	—	(2)	$675.00
June 30, 2017	—	(2)	—	(2)	$675.00
March 31, 2017	$32,511.66		$32,511.66		$1,650.00
December 31, 2016	—	(2)	—	(2)	$0.00
September 30, 2016	—	(2)	—	(2)	$675.00
June 30, 2016	—	(2)	—	(2)	$675.00
March 31, 2016	—	(2)	—	(2)	$600.00

(1)

There is no established public trading market for LBI’s common stock. The stock prices above were prices reported to LBI by buyers and/or sellers of LBI common stock at the time transfers of record ownership were requested. While LBI has no knowledge that pricing information reported to it and described above is inaccurate, LBI has no way of independently assuring the accuracy of the price information so reported to it and the buyers and sellers do not have a specific legal obligation to accurately report sale prices to LBI. LBI believes that there were a total of 5 sale transactions involving LBI common stock during the periods reported above, and the pricing information for all of those sale transactions were reported to LBI.

(2)	No pricing information reported.
(3)	During this time period, the only reported pricing information was from two sales of LBI common stock in non-arm’s length sales transactions.

Subject to certain limitations set forth in the Merger Agreement, LBI intends to continue its policy of paying quarterly dividends; however, future cash dividend payments will depend upon a number of factors, including, but not limited to, capital requirements, regulatory limitations, LBI’s financial condition, results of operations, and Bank of Geneva’s ability to pay dividends to LBI. LBI relies upon dividends originating from Bank of Geneva to accumulate earnings for payment of cash dividends to its shareholders.

The following table presents high and low pricing information for LBI common stock on August 17, 2018, the business day before the Merger was publicly announced, and January 2, 2017, the last practicable day for which information was available prior to the date of this proxy statement and prospectus from an arm’s length sales transaction, based upon the information provided above.

	High(1)		Low (1)		Close(1)
August 17, 2018	—	(2)	—	(2)	—	(2)
January 2, 2017	$32,511.66		$32,511.66		$32,511.66

(1)

There is no established public trading market for LBI’s common stock. The stock prices above were prices reported to LBI by buyers and/or sellers of LBI common stock at the time transfers of record ownership were requested. While LBI has no knowledge that pricing information reported to it and described above is inaccurate, LBI has no way of independently assuring the accuracy of the price information so reported to it and the buyers and sellers do not have a specific legal obligation to accurately report sale prices to LBI. LBI believes that there were a total of 5 sale transactions involving LBI common stock during the periods reported above, and the pricing information for all of those sale transactions were reported to LBI.
(2)	No pricing information reported.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis is presented by management of LBI to focus on the financial condition of Limberlost Bancshares, Inc. and its subsidiary, Bank of Geneva, as of and for the six-month period ended June 30, 2018 and as of and for the years ended December 31, 2017 and December 31, 2016, and its results of operations for the three- and six-month periods ended June 30, 2018 and June 30, 2017 and as of and for the years ended December 31, 2017 and December 31, 2016. This discussion and analysis is intended to highlight and supplement information presented elsewhere in this proxy statement and prospectus, particularly the audited and unaudited consolidated financial statements and related notes appearing herein. This discussion and analysis LBI believes are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors, including those set forth under “Forward-Looking Statements,” “Risk Factors” and elsewhere in this proxy statement and prospectus may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. LBI assumes no obligation to update any of these forward-looking statements.

Overview

We are a bank holding company headquartered in Geneva, Indiana. Through our wholly-owned subsidiary, Bank of Geneva, an Indiana state chartered bank, we provide a broad range of financial services tailored to meet the needs of small businesses, farmers and consumers. Since our inception in 1892, our priority has been and continues to be serving the financial needs of the people of Northeast Indiana, while creating shareholder value through the effective and ongoing development of an attractive consumer and commercial bank in our markets. We currently operate out of six full-service branches. As of June 30, 2018, we had total consolidated assets of $286.66 million, net loans of $255.29 million, total deposits of $211.96 million, total federal home loan bank (“FHLB”) advances of $40.99 million, and total shareholders’ equity of $30.76 million. We operate in an area of Indiana that has a population base that is primarily Amish. Our six branches are located in the following counties of Indiana: one in Allen, four in Adams and one in Jay. Bank of Geneva was established in 1892, with the holding company, LBI, being established in 1998.

As a bank holding company operating through one market segment, community banking, we generate most of our revenues from interest income on loans, customer service and loan fees, and interest income from securities. We incur interest expense on deposits and other borrowed funds and noninterest expenses, such as salaries, employee benefits and occupancy expenses. We analyze our ability to maximize income generated from interest earning assets and expense of our liabilities through our net interest margin. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings, which are used to fund those assets.

Changes in market interest rates and the interest rates we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, local competition, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions, and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in our loan portfolio are affected by, among other factors, economic and competitive conditions in our markets and across our region, as well as developments affecting the real estate, agriculture, financial services, insurance, transportation, manufacturing and energy sectors within our markets.

Financial Highlights

The financial highlights as of and for the six months ended June 30, 2018 include:

•	Total Assets: $286.66 million, a $7.44 million, or 2.66%, increase from December 31, 2017.

•	Total Net Loans: $255.29 million, a $15.65 million, or 6.53%, increase from December 31, 2017.

•	Total Deposits: $211.96 million, a $3.87million, or 3.87%, decrease from December 31, 2017.

•	Net Income: $3.07 million, a $0.22 million, or 7.75%, increase from the six months ended June 30, 2017.

•	Net Interest Income: $6.20 million, a $0.78 million, or 14.47%, increase from the six months ended June 30, 2017.

•	Allowance for Loan and Lease Losses: 1.24% of total loans as of June 30, 2018.

•	Return on Average Assets: 2.20% (annualized).

•	Regulatory Capital Ratios:

•	Tier 1 Leverage: 11.15%

•	Common Equity Tier 1 Risk-Based: 13.67%

•	Tier 1 Risk-Based: 13.67%

•	Total Risk-Based Capital : 14.92%

Results of Operations for the Six Months Ended June 30, 2018 & 2017 and the Twelve Months Ended December 31, 2017 & 2016

Performance Summary—Six Months Ended June 30, 2018 & 2017

For the six months ended June 30, 2018, net income was $3.073 million compared to $2.852 million as of June 30, 2017. Return on average assets for the six months ended June 30, 2018 was 2.20% compared to 2.28% for the six months ended June 30, 2017. Bank of Geneva has been able to maintain a strong ratio of net interest income to average earning assets for each period ending June 30, 2018 and June 30, 2017. This ratio as of June 30, 2018 was 4.58% compared to 4.52% as of June 30, 2017. See Income Statement below:

	June 30 2018	June 30 2017	$ Change	% Change
Interest Income
Loans receivable	$6,798,030	$5,952,823	$845,207	14.20%
Investment securities
Taxable	272,281	144,029	128,252	89.05%
Tax-exempt	21,550	3,426	18,124	529.01%
Other	38,198	14,873	23,325	156.83%

Total interest income	7,130,059	6,115,151	1,014,908	16.60%

Interest Expense
Deposits	603,794	418,790	185,004	44.18%
Borrowings	327,066	280,576	46,490	16.57%

Total interest expense	930,860	699,366	231,494	33.10%

Net Interest Income	6,199,199	5,415,785	783,414	14.47%
Provision for Loan Losses	225,000	210,000	15,000	7.14%

Net Interest Income After Provision for Loan Losses	5,974,199	5,205,785	768,414	14.76%

Noninterest Income
Service charges on deposit accounts	245,405	224,117	21,288	9.50%
Net realized gain (loss) on sales of available-for-sale securities	0	0	0	0.00%
Gain on sale of loans	550	283,118	(282,568)	-99.81%
Other income	226,266	229,465	(3,199)	-1.39%

Total noninterest income	472,221	736,700	(264,479)	-35.90%

Noninterest Expense
Salaries and employee benefits	2,062,385	1,944,479	117,906	6.06%
Net occupancy expenses	185,961	168,560	17,401	10.32%
Equipment expenses	196,395	202,782	(6,387)	-3.15%
Deposit insurance expense	40,946	40,127	819	2.04%
Technology expense	199,066	160,060	39,006	24.37%
Legal and professional fees	157,518	125,239	32,279	25.77%
Other expenses	531,238	449,266	81,972	18.25%

Total noninterest expense	3,373,509	3,090,513	282,996	9.16%

Net Income	3,072,911	2,851,972	220,939	7.75%

Performance Summary—Twelve Months Ended December 31, 2017 & 2016

For the twelve months ended December 31, 2017, net income was $5.326 million compared to $4.718 million as of December 31, 2016. Return on average assets for the twelve months ended December 31,

2017 was 2.06% compared to 2.06% for the twelve months ended December 31, 2016. Like the periods ending in June of 2018 and 2017, Bank of Geneva has been able to maintain a strong ratio of net interest income to average earning assets for each period ending December 31, 2017 and December 31, 2016. This ratio as of December 31, 2017 was 4.45% compared to 4.60% as of December 31, 2016. See Income Statement below:

	December 31 2017	December 31 2016	$ Change	% Change
Interest Income
Loans receivable	$12,322,405	$11,051,841	$1,270,564	11.50%
Investment securities
Taxable	338,467	254,090	84,377	33.21%
Tax-exempt	14,414	10,729	3,685	34.35%
Other	36,413	17,387	19,026	109.43%

Total interest income	12,711,699	11,334,047	1,377,652	12.15%

Interest Expense
Deposits	916,658	659,082	257,576	39.08%
Borrowings	605,509	418,451	187,058	44.70%

Total interest expense	1,522,167	1,077,533	444,634	41.26%

Net Interest Income	11,189,532	10,256,514	933,018	9.10%
Provision for Loan Losses	420,000	330,000	90,000	27.27%

Net Interest Income After Provision for Loan Losses	10,769,532	9,926,514	843,018	8.49%

Noninterest Income
Service charges on deposit accounts	470,118	453,452	16,666	3.68%
Net realized gain (loss) on sales of available-for-sale securities	(184,048)	69,141	(253,189)	-366.19%
Gain on sale of loans	327,062	0	327,062	0.00%
Other income	513,363	223,363	290,000	129.83%

Total noninterest income	1,126,495	745,956	380,539	51.01%

Noninterest Expense
Salaries and employee benefits	4,146,310	3,643,115	503,195	13.81%
Net occupancy expenses	346,726	331,232	15,494	4.68%
Equipment expenses	401,430	396,312	5,118	1.29%
Deposit insurance expense	84,093	91,953	(7,860)	-8.55%
Technology expense	325,870	322,243	3,627	1.13%
Legal and professional fees	335,431	335,431	0	0.00%
Other expenses	930,298	833,904	96,394	11.56%

Total noninterest expense	6,570,158	5,954,190	615,968	10.35%

Net Income	5,325,869	4,718,280	607,589	12.88%

Net Interest Income

Our operating results depend primarily on our net interest income, calculated as the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and FHLB borrowings. Fluctuations in market interest rates impact the yield and rates paid on interest sensitive assets and liabilities. Changes in the amount and type of interest-earning assets and interest-bearing liabilities also impact net interest income. The variance driven by the changes in the amount and mix of interest-earning assets and interest-bearing liabilities is referred to as a “volume change.” Changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds are referred to as a “rate change.”

To evaluate net interest income, we measure and monitor (1) yields on our loans and other interest-earning assets, (2) the costs of our deposits and other funding sources, (3) our net interest spread and (4) our net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources. We calculate average assets, liabilities and capital using a monthly average.

For the six months ended June 30, 2018, net interest income totaled $6.20 million and net interest margin and net interest spread were 4.58% and 4.39%, respectively. For the six months ended June 30, 2017, net interest income totaled $5.42 million and net interest margin and net interest spread were 4.52% and 4.34%, respectively.

	June 30 2018	June 30 2017	$ Change	% Change
Interest Income
Loans receivable	$6,798,030	$5,952,823	$845,207	14.20%
Investment securities
Taxable	272,281	144,029	128,252	89.05%
Tax-exempt	21,550	3,426	18,124	529.01%
Other	38,198	14,873	23,325	156.83%

Total interest income	7,130,059	6,115,151	1,014,908	16.60%

Interest Expense
Deposits	603,794	418,790	185,004	44.18%
Borrowings	327,066	280,576	46,490	16.57%

Total interest expense	930,860	699,366	231,494	33.10%

Net Interest Income	6,199,199	5,415,785	783,414	14.47%

For the twelve months ended December 31, 2017, net interest income totaled $11.19 million and net interest margin and net interest spread were 4.45% and 4.26%, respectively. For the twelve months ended December 31, 2016, net interest income totaled $10.26 million and net interest margin and net interest spread were 4.60% and 4.45%, respectively.

	December 31 2017	December 31 2016	$ Change	% Change
Interest Income
Loans receivable	$12,322,405	$11,051,841	$1,270,564	11.50%
Investment securities
Taxable	338,467	254,090	84,377	33.21%
Tax-exempt	14,414	10,729	3,685	34.35%
Other	36,413	17,387	19,026	109.43%

Total interest income	12,711,699	11,334,047	1,377,652	12.15%

Interest Expense
Deposits	916,658	659,082	257,576	39.08%
Borrowings	605,509	418,451	187,058	44.70%

Total interest expense	1,522,167	1,077,533	444,634	41.26%

Net Interest Income	11,189,532	10,256,514	933,018	9.10%

The following tables present, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income; however, the balances are reflected in average outstanding balances for the period. For the six months ended June 30, 2018 and 2017, interest income not recognized on nonaccrual loans was not material. Any nonaccrual loans have been included in the table as loans carrying a zero yield. The average total loans reflected below are net of deferred loan fees and discounts.

	Six Months June 30, 2018 (Dollars in Thousands)			Six Months June 30, 2017 (Dollars in Thousands)
	Average Balance	Int.	Yield/ Rate	Average Balance	Int.	Yield/ Rate
Assets
Loans	$249,976	$6,798	5.48%	$227,109	$5,953	5.29%
Investment securities	$19,050	$294	3.11%	$11,603	$147	2.55%
Other interest-earning assets	$3,764	$38	2.04%	$2,895	$15	1.04%
Total interest-earning assets	$272,790	$7,130	5.27%	$241,607	$6,115	5.10%

Allowance for loan losses	$(3,103)			$(2,680)
Noninterest-earning assets	$9,905			$10,951

Total assets	$279,592			$249,878

Liabilities/Equity
Deposits	$177,288	$604	0.69%	$145,763	$418	0.58%
HLB Advances and borrowings	$37,188	$327	1.77%	$40,780	$281	1.39%
Total interest-bearing liabilities	$214,476	$931	0.88%	$186,543	$699	0.76%

Noninterest-bearing deposits	$34,044			$34,428
Other noninterest-bearing liabilities	$1,021			$464

Total liabilities	$249,541			$221,435

Total equity	$30,051			$28,443

Total liabilities and equity	$279,592			$249,878

Net Interest Income		$6,199			$5,416

Interest Rate Spread			4.39%			4.34%
Net Interest-Earning Assets	$58,314			$55,064

Interest Rate Margin			4.58%			4.52%
Average Interest-Earning Assets to Interest-Bearing Liabilities			127.19%			129.52%

The interest rate spread increased from 4.34% for the six months ended June 30, 2017 to 4.39% for the six months ended June 30, 2018. Net interest income increased from $5.42 million to $ 6.20 million for the same period. During this period, June 30, 2017 to June 30, 2018, average total assets increase from $249.88 million to $279.59 million. This is an increase of $29.71 million or 11.89%. Average total asset growth is primarily from loan growth.

	December 31, 2017 (Dollars in Thousands)			December 31, 2016 (Dollars in Thousands)
	Average Balance	Int.	Yield/ Rate	Average Balance	Int.	Yield/ Rate
Assets
Loans	$235,033	$12,322	5.24%	$210,666	$11,052	5.25%
Investment securities	$13,737	$353	2.57%	$10,172	$265	2.61%
Other interest-earning assets	$2,877	$36	1.25%	$2,008	$17	0.85%
Total interest-earning assets	$251,647	$12,711	5.05%	$222,846	$11,334	5.09%

Allowance for loan losses	$(2,790)			$(2,426)
Noninterest-earning assets	$9,037			$9,335

Total assets	$257,894			$229,755

Liabilities/Equity
Deposits	$152,457	$916	0.60%	$132,970	$659	0.50%
FHLB Advances and borrowings	$40,529	$606	1.50%	$34,697	$418	1.20%
Total IBL	$192,986	$1,522	0.79%	$167,667	$1,077	0.64%

Noninterest-bearing deposits	$35,220			$33,846
Other noninterest-bearing liabilities	$625			$1,281

Total liabilities	$228,831			$202,794

Total equity	$29,063			$26,961

Total liabilities and equity	$257,894			$229,755

Net Interest Income		$11,189			$10,257

Interest Rate Spread			4.26%			4.45%
Net Interest-Earning Assets	$58,661			$55,179

Interest Rate Margin			4.45%			4.60%
Average Interest-Earning Assets to Interest-Bearing Liabilities			130.40%			132.91%

The interest rate spread decreased from 4.45% for the twelve months ended December 31, 2016 to 4.26% for the twelve months ended December 31, 2017. Net interest income increased from $10.26 million to $11.19 million for the same period. During this period, December 31, 2016 to December 31, 2017, average total assets increase from $229.76 million to $257.89 million. This is an increase of $28.13 million or 12.24%. Average total asset growth is primarily from loan growth for this period also.

Provision for Loan Losses

Our provision for loan losses is a charge to income in order to bring our allowance for loan losses to a level deemed appropriate by management. The provision for loan losses funding was $225,000.00 for the six months ended June 30, 2018 and $210,000.00 for the six months ended June 30, 2017. The provision for loan losses funding was $420,000 for the twelve months ended December 31, 2017 and $330,000.00 for the twelve months ended December 31, 2016. The primary reason for continued funding of the allowance for loan losses is loan growth. Total loans increased $26.55 million from June 30, 2017 to June 30, 2018 and $21.78 million from December 31, 2016 to December 31, 2017.

Allowance for loan losses as a percentage of total loans, for the periods indicated, are as follows:

•	June 30, 2018 1.24%

•	June 30, 2017 1.20%

•	December 31, 2017 1.23%

•	December 31, 2016 1.17%

Noninterest Income

Our primary sources of noninterest income are service charges on deposit accounts. The following charts present, for the periods indicated, the major categories of noninterest income:

	June 30 2018	June 30 2017	$ Change	% Change
Noninterest Income
Service charges on deposit accounts	$245,405	$224,117	$21,288	9.50%
Net realized gain (loss) on sales of available-for-sale securities	0	0	0	0.00%
Gain on sale of loans	550	283,118	(282,568)	-99.81%
Other income	226,266	229,465	(3,199)	-1.39%
Total noninterest income	472,221	736,700	(264,479)	-35.90%

	December 31 2017	December 31 2016	$ Change	% Change
Noninterest Income
Service charges on deposit accounts	$470,118	$453,452	$16,666	3.68%
Net realized gain (loss) on sales of available-for-sale securities	(184,048)	69,141	(253,189)	366.19%
Gain on sale of loans	327,062	0	327,062	0.00%
Other income	513,363	223,363	290,000	129.83%
Total noninterest income	1,126,495	745,956	380,539	51.01%

Noninterest income for the six months ended June 30, 2018 decreased $264,479, or 35.90%, to $472,221, compared to $736,700 for the same period in 2017. The decrease during this period is primarily due to the sale of loans. During the six months ended June 30, 2017, the gain on the sale of loans was $283,118, compared to the same period ended June 30, 2018 in which the gain was $550, or a 99.81% decrease. Loans are sold for funding motives and not pursuit of gains. Loans were sold during the first six months 2017 as a strategy to control asset growth and limit borrowings.

Noninterest income for the twelve months ended December 31, 2017 increased $380,539, or 51.01%, to $1,126,495, compared to $745,956 for the same period in 2016. The increase during this period is primarily due to the sale of loans. During the twelve months ended December 31, 2017, the gain on the sale of loans was $327,062, compared to the same period ended December 31, 2016, in which the gain was $0. Loans are sold for funding motives and not pursuit of gains.

Noninterest Expense

Generally, noninterest expense is composed of all employee expenses and costs associated with operating our facilities, obtaining and retaining customer relationships and providing bank services. The largest component of noninterest expense is salaries and employee benefits. Noninterest expense also includes operational expenses such as occupancy expenses, depreciation and amortization, professional and regulatory fees, including Federal Deposit Insurance Corporation (“FDIC”) assessments, data processing expenses, and advertising and promotion expenses.

The following tables present, for the periods indicated, the major categories of noninterest expense:

	June 30 2018	June 30 2017	$ Change	% Change
Noninterest Expense
Salaries and employee benefits	$2,062,385	$1,944,479	$117,906	6.06%
Net occupancy expenses	185,961	168,560	17,401	10.32%
Equipment expenses	196,395	202,782	(6,387)	-3.15%
Deposit insurance expense	40,946	40,127	819	2.04%
Technology expense	199,066	160,060	39,006	24.37%
Legal and professional fees	157,518	125,239	32,279	25.77%
Other expenses	531,238	449,266	81,972	18.25%
Total noninterest expense	3,373,509	3,090,513	282,996	9.16%

	December 31 2017	December 31 2016	$ Change	% Change
Noninterest Expense
Salaries and employee benefits	$4,146,310	$3,643,115	$503,195	13.81%
Net occupancy expenses	346,726	331,232	15,494	4.68%
Equipment expenses	401,430	396,312	5,118	1.29%
Deposit insurance expense	84,093	91,953	(7,860)	-8.55%
Technology expense	325,870	322,243	3,627	1.13%
Legal and professional fees	335,431	335,431	0	0.00%
Other expenses	930,298	833,904	96,394	11.56%
Total noninterest expense	6,570,158	5,954,190	615,968	10.35%

Noninterest expense for the six months ended June 30, 2018 increased $282,996, or 9.16%, to $3.37 million compared to noninterest expense of $3.09 million for the same period in 2017. Noninterest expense for the twelve months ended December 31, 2017 increased $615,968, or 10.35%, to $6.57 million compared to noninterest expense of $5.95 million for the same period in 2016. The components of noninterest expense with significant fluctuations compared to the prior year periods were as follows:

Salaries and Employee Benefits—June 30, 2018 & 2017. Salaries and employee benefits are the largest component of noninterest expense and include payroll expense, the cost of incentive compensation, benefit plans, health insurance and payroll taxes. Salaries and employee benefits were $2.06 million for the six months ended June 30, 2018, an increase of $117,906, or 6.06%, compared to the same period in 2017 of $1.94 million. The increase was primarily due to employee incentives. Employee incentive plans for the six months ended June 30, 2018 increased $87,833, or 30.96%, to $371,558 compared to employee incentive plans of $283,725 for the same period in 2017. During the first six months of 2018 the accrual for incentive payment was increased due to establish incentive goals being accomplished, no new incentive programs were developed.

Salaries and Employee Benefits—December 31, 2017 & 2016. Salaries and employee benefits are the largest component of noninterest expense and include payroll expense, the cost of incentive compensation, benefit plans, health insurance and payroll taxes. Salaries and employee benefits were $4.15 million for the twelve months ended December 31, 2017, an increase of $503,195.00, or 13.81%, compared to the same period in 2016 of $3.64 million. The increase was primarily due to three expense items: (1) employee wages and salaries (2) employee incentive plans (3) health insurance.

•	Employee wage and salary expense for the twelve months ended December 31, 2017 increased $246,698.00, or 10.85%, to $2.52 million compared to $2.27 million for the same period in 2016.

•	Employee incentive plan expenses for the twelve months ended December 31, 2017 increased $89,051.00, or 14.30%, to $711,628.00 compared to $622,577.00 for the same period in 2016.

•

Health insurance expenses for the twelve months ended December 31, 2017 increased $144,207.00, or 34.90%, to $557,375.00 compared to $413,168.00 for the same period in 2016. Health insurance expense increased due to premium increase and amounts covered under self-insurance increased. The amounts related to self-insurance are not anticipated to be on going.

Results of Operation for the Three Months Ended June 30, 2018 & 2017

Performance Summary

For the three months ended June 30, 2018, net income was $1.556 million compared to $1.349 million as of June 30, 2017, this is a 15.33% increase or $0.207 million. Total interest income increased 19.45%, from $3.066 million, as of June 30, 2017 to $3.662 million as June 30, 2018, or $596,252. Total interest expense increased 36.55%, from $369,568, as of June 30, 2017 to $504,659 as of June 30, 2018, or $135,091. See Income Statement below:

	June 30, 2018	June 30, 2017	$ Change	% Change
Interest Income
Loans receivable	$3,494,271	$2,971,932	$522,339	17.58%
Investment securities
Taxable	140,444	82,983	57,461	69.24%
Tax-exempt	10,775	1,642	9,133	556.21%
Other	16,280	8,961	7,319	81.68%
Total interest income	3,661,770	3,065,518	596,252	19.45%
Interest Expense
Deposits	318,349	224,428	93,921	41.85%
Borrowings	186,310	145,140	41,170	28.37%
Total interest expense	504,659	369,568	135,091	36.55%
Net Interest Income	3,157,111	2,695,950	461,161	17.11%
Provision for Loan Losses	120,000	105,000	15,000	14.29%
Net Interest Income After Provision for Loan Losses	3,037,111	2,590,950	446,161	17.22%
Noninterest Income
Service charges on deposit accounts	125,465	116,175	9,290	8.00%
Net realized gain (loss) on sales of available-for-sale securities	0	0	0	0.00%
Gain on sale of loans	550	85,599	(85,049)	-99.36%
Other income	114,404	123,988	(9,584)	-7.73%
Total noninterest income	240,419	325,762	(85,343)	-26.20%
Noninterest Expense
Salaries and employee benefits	1,030,130	958,388	71,742	7.49%
Net occupancy expenses	96,991	82,915	14,076	16.98%
Equipment expenses	98,612	101,147	(2,535)	-2.51%
Deposit insurance expense	20,696	19,347	1,349	6.97%
Technology expense	108,014	107,105	909	0.85%
Legal and professional fees	87,170	65,232	21,938	33.63%
Other expenses	280,646	234,004	46,642	19.93%
Total noninterest expense	1,722,259	1,568,138	154,121	9.83%
Net Income	1,555,271	1,348,574	206,697	15.33%

Net Interest Income

The increase in interest income is driven chiefly by the growth of loans and the maintenance Bank of Geneva’s net interest rate margin. From June 30, 2017 to June 30, 2018 loans receivable increased from $2.97 million to $3.49 million, or $522,339. During this same period the net interest rate margin increased modestly from 4.49% as of June 30, 2017 to 4.67% as of June 30, 2018. The increase in interest expense over this period is driven chiefly by the growth and increased cost of deposits liabilities, the lengthening of the average maturity of FHLB borrowings, and the increasing cost of borrowing.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income; however, the balances are reflected in average outstanding balances for the period. For the three months ended June 30, 2018 and 2017, interest income not recognized on nonaccrual loans was not material. Any nonaccrual loans have been included in the table as loans carrying a zero yield. The average total loans reflected below are net of deferred loan fees and discounts.

	Three Months June 30, 2018 (Dollars in Thousands)			Three Months June 30, 2017 (Dollars in Thousands)
	Average Balance	Int.	Yield/ Rate	Average Balance	Int.	Yield/ Rate
Assets
Loans	$247,996	$3,494	5.65%	$226,519	$2,972	5.26%
Investment securities	$18,783	$151	3.22%	$11,065	$85	3.08%
Other interest-earning assets	$4,081	$16	1.57%	$3,014	$9	1.20%
Total interest-earning assets	$270,860	$3,066	5.42%	$240,598	$3,066	5.11%

Allowance for loan losses	$(3,074)			$(2,655)
Noninterest-earning assets	$8,977			$8,683

Total assets	$276,763			$249,281

Liabilities/Equity
Deposits	$177,627	$318	0.72%	$144,119	$225	0.63%
FHLB Advances and borrowings	$35,393	$186	2.11%	$41,663	$145	1.40%

Total interest-bearing liabilities	$213,019	$504	0.95%	$185,781	$370	0.80%
Noninterest-bearing deposits	$34,035			$34,555
Other noninterest-bearing liabilities	$987			$580

Total liabilities	$276,763			$220,915
Total equity	$28,772			$28,366

Total liabilities and equity	$276,763			$249,281

Net Interest Income		$3,157			$2,696

Interest Rate Spread			4.47%			4.31%
Net Interest-Earning Assets	$57,841			$54,817

Interest Rate Margin			4.67%			4.49%
Average Interest-Earning Assets to Interest-Bearing Liabilities			127.15%			129.51%

The interest rate spread increased from 4.31% for the three months ended June 30, 2017 to 4.47% for the three months ended June 30, 2018. Net interest income increased from $2.70 million to $3.16 million for the same periods.

Provisions for Loan Loss

Our provision for loan losses is a charge to income in order to bring our allowance for loan losses to a level deemed appropriate by management. The provision for loan losses funding was $120,000 for the three months ended June 30, 2018 and $105,000 for the three months ended June 30, 2017. This a $15,000.00 increase or 14.29% from the three months ended June 30, 2017. Like past periods the primary reason for continued funding of the allowance for loan losses is loan growth. Total loans increased $3.70 million from the three months ended June 30, 2017 and $10.57 million for the same period in 2018.

Allowance for loan losses as a percentage of total loans, for the periods indicated, are as follows:

•	June 30, 2018: 1.24%

•	June 30, 2017: 1.20%

Noninterest Income

Gain on the sale of loans decreased from $85,599 for the three months ended June 30, 2017 to $550 for the same period in 2018. The primary objective is to produce and book loan assets. Loan assets will customarily be sold to control asset growth or maintain liquidity. During the three months ended June 30, 2017, loan assets were sold to control asset growth.

Noninterest Expense

The increase in in salaries and employee benefits, for the three months ended June 30, 2018 compared to same period in 2017 is due to increasing health insurance costs. During this period no new health insurance programs were established. The increase is from increased premium expense.

Financial Condition for the Six-Month Period Ended June 30, 2018 and the Years Ended December 31, 2017 and December 31, 2016

Summary—June 30, 2018 compared to December 31, 2017

	June 30, 2018	December 31, 2017	$ Change	% Change
Assets
Cash and due from banks	$3,374,019	$4,652,214	$(1,278,195)	-27%
Federal funds sold	—	7,807,000	(7,807,000)	-100%
Interest-bearing demand deposits	2,531,016	3,928,160	(1,397,144)	-36%

Total cash and cash equivalents	5,905,035	16,387,374	(10,482,339)	-64%
Available-for-sale securities	17,591,397	15,497,357	2,094,040	14%
Loans receivable, net of allowance for loan losses	255,284,950	239,635,238	15,649,712	7%
Premises and equipment, net	3,211,291	3,291,121	(79,830)	-2%
Federal Reserve and Federal Home Loan Bank stock	2,103,706	2,074,350	29,356	1%
Interest receivable	1,804,844	1,545,465	259,379	17%
Other assets	755,037	783,153	(28,116)	-4%

Total assets	$286,656,260	$279,214,058	$7,442,202	3%

	June 30, 2018	December 31, 2017	$ Change	% Change
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$32,915,045	$36,941,668	$(4,026,623)	-11%
Interest-bearing	179,042,729	178,891,090	151,639	0%

Total deposits	211,957,774	215,832,758	(3,874,984)	-2%
Short-term borrowings (Fed funds purchased)	1,511,000	—	1,511,000
Long-term borrowings	41,037,868	31,054,079	9,983,789	32%
Interest payable	105,365	92,780	12,585	14%
Dividends payable	—	1,400,000	(1,400,000)	-100%
Other liabilities	1,287,806	1,295,701	(7,895)	-1%

Total liabilities	255,899,813	249,675,318	6,224,495	2%

Stockholders’ Equity
Common stock, $2,500 par value
Authorized, 1,000,000 shares
Issued and outstanding, 1,000 shares	2,500,000	2,500,000	—	0%
Capital surplus	5,031,856	4,967,996	63,860	1%
Retained earnings	23,976,901	22,273,863	1,703,038	8%
Accumulated other comprehensive loss	(703,900)	(106,297)	(597,603)	562%
Unearned ESOP compensation	(48,410)	(96,822)	48,412	-50%

Total stockholders’ equity	30,756,447	29,538,740	1,217,707	4%

Total liabilities and stockholders’ equity	$286,656,260	$279,214,058	$7,442,202	3%

Our assets increased $7.44 million, or 2.67%, from $279.21 million as of December 31, 2017 to $286.66 million as of June 30, 2018. Our asset growth was primarily in loans receivable and available-for-sale securities. Our net loans receivable increased $15.65 million, or 6.53%, from $239.64 million as of December 31, 2017 to $255.28 million as of June 30, 2018. Our available-for-sale securities increased $2.09 million, or 13.51%, from $15.50 million as of December 31, 2017 to $17.59 million as of June 30, 2018. As of June 30, 2018 all of Bank of Geneva’s securities are held as available-for-sale.

Summary—December 31, 2017 Compared to December 31, 2016

	December 31 2017	December 31 2016	$ Change	% Change
Assets
Cash and due from banks	$4,652,214	$3,904,920	$747,294	19.14%
Federal funds sold	7,807,000	1,511,000	6,296,000	416.68%
Interest-bearing demand deposits	3,928,160	3,937,100	-8,940	-0.23%

Total cash and cash equivalents	16,387,374	9,353,020	7,034,354	75.21%
Available-for-sale securities	15,497,357	8,344,502	7,152,855	85.72%
Loans receivable, net of allowance for loan losses	239,635,238	218,270,465	21,364,773	9.79%
Premises and equipment, net	3,291,121	2,940,823	350,298	11.91%
Federal Reserve and Federal Home Loan Bank stock	2,074,350	1,804,450	269,900	14.96%
Interest receivable	1,545,465	1,531,529	13,936	0.91%
Other assets	783,153	1,433,404	-650,251	-45.36%

Total assets	279,214,058	243,678,193	35,535,865	14.58%

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	36,941,668	37,591,160	-649,492	-1.73%
Interest-bearing	178,891,090	139,476,181	39,414,909	28.26%

Total deposits	215,832,758	177,067,341	38,765,417	21.89%
Long-term borrowings	31,054,079	37,401,018	-6,346,939	-16.97%
Interest payable	92,780	70,288	22,492	32.00%
Dividends payable	1,400,000	0	1,400,000	0.00%
Other liabilities	1,295,701	770,351	525,350	68.20%

Total liabilities	249,675,318	215,308,998	34,366,320	15.96%

Stockholders’ Equity
Common stock, $2,500 par value
Authorized, 1,000,000 shares
Issued and outstanding, 1,000 shares	2,500,000	2,500,000	0	0.00%
Capital surplus	4,967,996	4,946,834	21,162	0.43%
Retained earnings	22,273,863	21,325,201	948,662	4.45%
Accumulated other comprehensive loss	-106,297	-261,826	155,529	-59.40%
Unearned ESOP compensation	-96,822	-141,014	44,192	-31.34%

Total stockholders’ equity	29,538,740	28,369,195	1,169,545	4.12%

Total liabilities and stockholders’ equity	279,214,058	243,678,193	35,535,865	14.58%

Our assets increased $35.54 million, or 14.58%, from $243.68 million as of December 31, 2016 to $279.21 million as of December 31, 2017. Our asset growth was primarily in loans receivable and available-for-sale securities. Our net loans receivable increased $21.36 million, or 9.79%, from $218.27 million as of December 31, 2016 to $239.64 million as of December 31, 2017. Our available-for-sale securities increased $7.15 million, or 85.72%, from $8.34 million as of December 31, 2016 to $15.50 million as of December 31, 2017. As of December 31, 2017 all of Bank of Geneva’s securities are held as available-for-sale.

Loan Portfolio

Our primary source of income is interest on loans to individuals, professionals, small businesses, farmers and commercial companies located in Northeast Indiana. Our loan portfolio consists primarily of commercial real estate loans, consumer real estate loans and agricultural real estate loans secured by real estate properties located in our primary market areas. Our loan portfolio represents the highest yielding component of our earning asset base.

The following table summarizes our loan portfolio by type of loan as of June 30, 2018 compared to December 31, 2017:

(Dollars in Thousands)	June 30 2018	Percentage of Total Loans	December 31 2017	Percentage of Total Loans	Change Dollar Amounts	Percentage Change
Commercial Real Estate	$15,430	6%	$15,742	7%	$(312)	-2%
Consumer Real Estate	78,393	30%	75,044	31%	3,349	21%
Agricultural Real Estate	136,220	53%	127,247	52%	8,973	57%
All other Loans	28,455	11%	24,598	10%	3,857	24%

Total Gross Loans	258,498	100%	242,631	100%	15,867	100%
Total Loans, net of allowance for loan loss	255,285		239,635		15,650
Allowance for Loan Loss	3,213		2,996		217

Total Gross Loans	258,498		242,631		15,867

As of June 30, 2018 total gross loans were $258.50 million. This represents an increase of $15.87 million compared to $242.63 million as of December 31, 2017. Total net loans as a percentage of deposits were 111.03% and 120.44% as of December 31, 2017 and June 30, 2018, respectively. Total net loans as a percentage of assets were 85.82% and 89.06% as of December 31, 2017 and June 30, 2018, respectively.

As of June 30, 2018 agricultural real estate loans were 53% of the loan portfolio compared to 52% as of December 31, 2017. During this period agricultural real estate loans represent 57% of total loan growth.

The following table summarizes our loan portfolio by type of loan as of December 31, 2017 compared to December 31, 2016:

(Dollars in Thousands)	December 31 2017	Percentage of Total Loans	December 31 2016	Percentage of Total Loans	Change Dollar Amounts	Percentage Change
Commercial Real Estate	15,742	7%	16,328	7%	(586)	-3%
Consumer Real Estate	75,044	31%	65,495	30%	9,549	44%
Agricultural Real Estate	127,247	52%	115,974	53%	11,273	52%
All other Loans	24,598	10%	23,059	10%	1,539	7%

Total Gross Loans	242,631	100%	220,856	100%	21,775	100%
Total Loans, net of allowance for loan loss	239,635		218,270		21,365
Allowance for Loan Loss	2,996		2,586		410

Total Gross Loans	242,631		220,856		21,775

As of December 31, 2017 total gross loans were $242.63 million. This represents an increase of $21.78 million compared to $220.86 million as of December 31, 2016. Total net loans as a percentage of deposits was 111.07% and 123.27% as of December 31, 2017 and 2016, respectively. Total net loans as a percentage of assets was 85.82% and 89.57% as of December 31, 2017 and 2016, respectively.

As of December 31, 2017 agricultural real estate loans were 52% of the loan portfolio compared to 53% as of December 31, 2016. During this period agricultural real estate loans represented 52% of total loan growth.

Real estate loans. Real estate loans are comprised of loans to fund construction, land acquisition and development, 1-4 family homes, loans for nonfarm nonresidential properties, and loans for farmland. Properties for the majority of these loans are located in Indiana and are generally diverse in terms and type. This diversity helps reduce the exposure to adverse economic events that affect any single industry. Real estate loans increased $20.24 million, or 10.23%, to $218.03 million as of December 31, 2017 from $197.80 million as of December 31, 2016. Real estate loans increased $12.01 million, or 5.51%, to $230.04 million as of June 30, 2018 from $218.03 million as of December 31, 2017. Agricultural real estate had the largest growth during each period. The growth from December 31, 2016 to December 31, 2017 was $11.27 million and $8.97 million from December 31, 2017 to June 30, 2018.

The following charts detail real estate loans:

(Dollars in Thousands)	December 31 2016	December 31 2017	Change Dollar Amounts	Percentage Change
Commercial Real Estate	16,328	15,742	(586)	-3.59%
Consumer Real Estate	65,495	75,044	9,549	14.58%
Agricultural Real Estate	115,974	127,247	11,273	9.72%

Total Real Estate Loans	197,797	218,033	20,236	10.23%

(Dollars in Thousands)	December 31 2017	June 30 2018	Change Dollar Amounts	Percentage Change
Commercial Real Estate	15,742	15,430	(312)	-1.98%
Consumer Real Estate	75,044	78,393	3,349	4.46%
Agricultural Real Estate	127,247	136,220	8,973	7.05%

Total Real Estate Loans	218,033	230,043	12,010	5.51%

Loan Underwriting. All loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and effectively. Loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and generally include personal guarantees. Bank of Geneva’s Board of Directors annually approves the loan underwriting policy along with the loan product manual which are used as guidelines in the underwriting process.

Past Due & Nonperforming Assets

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

We have several procedures in place to assist in maintaining the overall quality of our loan portfolio. We have established underwriting guidelines to be followed by our loan officers, and we also monitor our delinquency levels for any negative or adverse trends. There can be no assurance, however, that our loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

We believe our lending approach and focused management of nonperforming assets has resulted in sound asset quality and timely resolution of problem assets. The following charts detail past due loans as of June 30, 2018 and December 31, 2017 and 2016:

Delinquency
	June 30, 2018	December 31, 2017	December 31, 2016
	Total Amount	Total Amount	Total Amount
1 to 29 Days Past Due	$14,001,000	$9,706,000	$9,969,000
30 to 59 Days Past Due	$1,199,000	$889,000	$895,000
60 to 89 days Past Due	$140,000	$185,000	$370,000
90 Day Plus Past Due	$748,000	$437,000	$548,000
Total	$16,088,000	$11,217,000	$11,782,000
Non-Accruing	$461,000	$437,000	$506,000
1 to 29 Days Past Due	5.39%	3.98%	4.49%
30 to 59 Days Past Due	0.46%	0.36%	0.40%
60 to 89 days Past Due	0.05%	0.08%	0.17%
90 Day Plus Past Due	0.29%	0.18%	0.25%
30 Days Plus	0.80%	0.62%	0.82%

Past due loans 30 days plus were 0.80% June 2018; 0.62% December 2017 and 0.82% December 2016. These amounts average 0.75%. Bank of Geneva’s goal for past due loans 30 days+ is 0.75% or less.

Allowance for Loan Losses

We maintain an allowance for loan losses that represents management’s best estimate of the loan losses and risks inherent in the loan portfolio. In determining the allowance for loan losses we estimate losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the allowance for loan losses is based on internally-assigned risk classifications of loans, historical loan loss rates, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical loan loss rates

As of June 30, 2018, the allowance for loan losses totaled $3.21 million, or 1.24% of total loans, compared to $3.00 million, or 1.23% of total loans, as of December 31, 2017. As of December 31, 2017, the allowance for loan losses totaled $3.00 million, or 1.23% of total loans, compared to $2.59 million, or 1.17% of total loans, as of December 31, 2016.

The following table presents, as of and for June 30, 2018 compared to December 31, 2017, an analysis of the allowance for loan losses and other related data:

	As of June 30 2018	As of December 31 2017
Gross loans outstanding at end of period	$258,498,000	$242,631,000
Allowance for loan loss at beginning of period	2,996,000	2,586,000
Provision for loan loss	225,000	420,000
Charge offs:
Real Estate	28,000	21,000
Commercial	0	0
Consumer	0	16,000

Total Charge offs	$28,000	$37,000
Recovers:
Real Estate	17,000	18,000
Commercial	2,000	9,000
Consumer	1,000	0

Total Recovers	$20,000	$27,000
Net Charge offs	8,000	10,000
Allowance for loan loss at end of period	3,213,000	2,996,000
Ratio of allowance to end of period loans	1.24%	1.23%

The following tables present, as of and for December 31, 2017 and 2016, an analysis of the allowance for loan losses and other related data:

	As of December 31 2017	As of December 31 2016
Gross loans outstanding at end of period	$242,631,000	$220,856,000
Allowance for loan loss at beginning of period	2,586,000	2,276,000
Provision for loan loss	420,000	330,000
Charge offs:
Real Estate	21,000	19,000
Commercial	0	0
Consumer	16,000	11,000

Total Charge offs	$37,000	$30,000
Recovers:
Real Estate	18,000	3,000
Commercial	9,000	3,000
Consumer	0	4,000

Total Recovers	$27,000	$10,000
Net Charge offs	10,000	20,000
Allowance for loan loss at end of period	2,996,000	2,586,000
Ratio of allowance to end of period loans	1.23%	1.17%

Although we believe that we have established our allowance for loan losses in accordance with U.S. generally-accepted accounting principles (“GAAP”) and that the allowance for loan losses is adequate to provide for known and inherent losses in the portfolio at all times shown above, future provisions will be subject to ongoing evaluations of the risks in our loan portfolio. If we experience economic declines or if asset quality deteriorates, material additional provisions could be required.

Securities

We use our securities portfolio to provide a source of liquidity, an appropriate return on funds invested, manage interest rate risk, meet collateral requirements, and meet regulatory capital requirements. Our investment portfolio consists of securities classified as available-for-sale. The carrying values of our available-for-sale investment securities are adjusted for unrealized gain or loss. As of June 30, 2018, the carrying amount of investment securities totaled $17.59 million, an increase of $2.09 million or 13.51%, compared to $15.50 million as of December 31, 2017. As of December 31, 2017, the carrying amount of investment securities totaled $15.50 million, an increase of $7.16 million or 85.85%, compared to $8.34 million as of December 31, 2016.

The following tables summarize the par value and estimated fair value of investment securities as of the dates shown:

As of December 31, 2016
Investment	Par Value	Unrealized Gain (Loss)	Premium (Discount)	Fair Value
US Treasuries	$3,000,000	$(182,931)	$(92,226)	$2,724,844
US Federal Agencies	1,000,000	0	(51,054)	948,946
Mortgage Backed Securities	4,148,782	(88,144)	268,946	4,329,583
Municipal Bonds	330,000	3,329	0	333,329
Marketable Equity	1,879	5,921	0	7,800

Total Securities	$8,480,661	$(261,826)	$125,666	$8,344,502

As of December 31, 2017
Investment	Par Value	Unrealized Gain (Loss)	Premium (Discount)	Fair Value
US Treasuries	$0	$0	$0	$0
US Federal Agencies	11,000,000	(43,749)	(338,853)	10,617,398
Mortgage Backed Securities	3,349,160	(66,554)	212,230	3,494,836
Municipal Bonds	1,315,000	635	64,237	1,379,872
Marketable Equity	1,879	3,371	0	5,250

Total Securities	$15,666,039	$(106,297)	$(62,386)	$15,497,357

As of June 30, 2018
Investment	Par Value	Unrealized Gain (Loss)	Premium (Discount)	Fair Value
US Treasuries	$0	$0	$0	$0
US Federal Agencies	14,135,000	(532,374)	(449,570)	13,153,056
Mortgage Backed Securities	3,041,459	(120,791)	190,302	3,110,969
Municipal Bonds	1,315,000	(51,696)	61,227	1,324,531
Marketable Equity	1,879	961	0	2,840

Total Securities	18,493,338	(703,900)	(198,042)	17,591,397

Securities represented 6.14%, 5.55%, and 3.42% of total assets as of June 30, 2018, December 31, 2017, and December 31, 2016, respectively. Securities purchased during the last 24 months have been primarily U.S. federal agencies. This purchase strategy is due to yield. Typically, U.S. federal agencies have a higher yield when compared to U.S. treasuries and mortgage-backed securities.

The following charts detail securities by type as a percentage of total assets:

As of December 31, 2016
Investment	Fair Value	Total Assets	Securities to Total Assets
US Treasuries	$2,724,844		1.12%
US Federal Agencies	948,946		0.39%
Mortgage Backed Securities	4,329,583		1.78%
Municipal Bonds	333,329		0.14%
Marketable Equity	7,800		0.00%

Total Securities	8,344,502	243,678,193	3.42%

As of December 31, 2017
Investment	Fair Value	Total Assets	Securities to Total Assets
US Treasuries	$0		0.00%
US Federal Agencies	10,617,398		3.80%
Mortgage Backed Securities	3,494,836		1.25%
Municipal Bonds	1,379,872		0.49%
Marketable Equity	5,250		0.00%

Total Securities	15,497,357	279,214,058	5.55%

As of June 30, 2018
Investment	Fair Value	Total Assets	Securities to Total Assets
US Treasuries	$0		0.00%
US Federal Agencies	13,153,056		4.59%
Mortgage Backed Securities	3,110,969		1.09%
Municipal Bonds	1,324,531		0.46%
Marketable Equity	2,840		0%

Total Securities	17,591,397	286,656,260	6.14%

All of our mortgage-backed securities are agency securities. We do not hold any Fannie Mae or Freddie Mac preferred stock, corporate equity, collateralized debt obligations, collateralized loan obligations, structured investment vehicles, private label collateralized mortgage obligations, subprime, Alt-A, or second lien elements in our investment portfolio. For all periods presented herein, the investment portfolio did not contain any securities that are directly backed by subprime or Alt-A mortgages.

From December 31, 2016 to June 30, 2018 total securities have increased from $8.34 million to $17.59 million or $9.25 million. This growth in the securities portfolio was part of the Director’s contingency funding plan. Securities are purchased based on yield and liquidity. Liquidity is based on future borrowings, with securities as collateral, not future liquidation of the securities.

Deposits

We offer a variety of deposit accounts having a wide range of interest rates and terms, including demand, savings, money market and time accounts. We rely primarily on competitive pricing policies, convenient locations and personalized service to attract and retain these deposits.

Total deposits as of December 31, 2017 were $215.83 million, an increase of $38.77 million, or 21.89%, compared to $177.07 million as of December 31, 2016. Total deposits as of June 30, 2018 were $211.96 million, a decrease of $3.87 million compared to $215.83 million, or -1.80%, as of December 31, 2017. Deposit growth was primarily due to an increase in the offering rate on interest-bearing demand accounts and certificates of deposit, in order to retain deposit customers and continue deposit growth in our primary market area.

Noninterest-bearing deposits as of December 31, 2017 were $36.94 million compared to $37.59 million as of December 31 2016, a decrease of $649,492, or -1.73%. Noninterest-bearing deposits as of June 30, 2018 were $32.92 million compared to $36.94 million as of December 31, 2017, a decrease of $4.03 million, or -10.90%.

The following charts detail deposits by type, for the periods indicated:

	December 31 2017	December 31 2016	$ Change	% Change
Deposits
Noninterest-bearing	$36,941,668	$37,591,160	$(649,492)	-1.73%
Interest-bearing	178,891,090	139,476,181	39,414,909	28.26%

Total deposits	$215,832,758	$177,067,341	38,765,417	21.89%

	June 30 2018	December 31 2017	$ Change	% Change
Deposits
Noninterest-bearing	$32,915,045	$36,941,668	$(4,026,623)	-10.90%
Interest-bearing	179,042,729	178,891,090	151,639	0.08%

Total deposits	$211,957,774	$215,832,758	$(3,874,984)	-1.80%

Average deposits for June 30, 2018 were $211.33 million, an increase of $23.66 million, or 12.60%, over the average December 31, 2017 of $187.68 million. The rate paid on total deposits increased over this period from 0.60% for December 31, 2017 to 0.69% for June 30, 2018. The increase in rates was driven by a strategic goal of growing deposits in our primary market area.

The following chart details average deposits by type, for the periods indicated:

	June 30 2018	December 31 2017	$ Change	% Change
Average Deposits YTD
Noninterest-bearing	$34,044,313	$35,220,471	$(1,176,158)	-3.34%
Interest-bearing	177,288,371	152,456,550	24,831,821	16.29%

Total average deposits	$211,332,684	$187,677,021	23,655,663	12.60%

Average deposits for December 31, 2017 were $187.68 million, an increase of $20.86 million, or 12.51%, over the average for December 31, 2016 of $166.82 million. The rate paid on total deposits increased over this period from 0.50% for December 31, 2016 to 0.60% for December 31, 2017. The increase in rates was driven by a strategic goal of growing deposits in our primary market area.

The following chart details average deposits by, for the periods indicated:

	December 31 2017	December 31 2016	$ Change	% Change
Average Deposits YTD
Noninterest-bearing	$35,220,471	$33,845,950	$1,374,521	4.06%
Interest-bearing	152,456,550	132,969,663	19,486,887	14.66%

Total average deposits	$187,677,021	$166,815,613	$20,861,408	12.51%

Borrowings

We utilize short- and long-term borrowings to supplement deposits to fund our lending and investment activities. Each of our borrowing relationships are discussed below.

Borrowing Relationships

The following charts detail borrowing relationships utilized with the corresponding excess borrowing capacities:

	June 30, 2018
	Borrowing Amount	Line Amount	Excess Amount
FHLB	$40,958,000	$107,466,000	$66,508,000
Bankers Bank	1,511,000	4,000,000	2,489,000
Federal Discount Window	0	2,839,000	2,839,000
Salin Bank	0	3,000,000	3,000,000
Zions Bank	0	4,000,000	4,000,000

Total Excess Capacity			$78,836,000

	December 31, 2017
	Borrowing Amount	Line Amount	Excess Amount
FHLB	$30,957,000	$102,033,000	$71,076,000
Bankers Bank	0	4,000,000	4,000,000
Federal Discount Window	0	3,383,000	3,383,000
Salin Bank	0	3,000,000	3,000,000
Zions Bank	0	4,000,000	4,000,000

Total Excess Capacity			$85,459,000

	December 31, 2016
	Borrowing Amount	Line Amount	Excess Amount
FHLB	$37,260,000	$81,684,000	$44,424,000
Bankers Bank	0	4,000,000	4,000,000
Federal Discount Window	0	3,941,000	3,941,000
Salin Bank	0	3,000,000	3,000,000
Zions Bank	0	4,000,000	4,000,000

Total Excess Capacity			$59,365,000

FHLB advances. The Federal Home Loan Bank of Indianapolis, or FHLB, allows us to borrow on a blanket lien status collateralized by certain securities and loans. We utilize these borrowings short- and long-term to meet liquidity needs in funding asset growth. As of June 30, 2018, December 31, 2017, and December 31, 2016 total borrowing excess capacity of $66.51 million, $71.08 million, and $44.42 million, respectively, was available under this arrangement. The primary reason the FHLB excess borrowing capacity has increased from December 31, 2016 to June 30, 2018 has been loan growth. A collateral agreement utilizing loan assets as collateral is used to maintain borrowing capacity.

The following tables show our FHLB borrowings at the dates indicated:

	June 30 2018 Borrowing Amount	December 31 2017 Borrowing Amount	December 31 2016 Borrowing Amount
FHLB	40,958,000	30,957,000	37,260,000
Weighted Average Rate	1.87%	1.65%	1.22%
Weighted Average Maturity	3.02 Years	2.74 Years	1.55 Years

As of June 30, 2018, December 31, 2017, and December 31, 2016, the weighted average rate was 1.87%, 1.65%, and 1.22%, respectively. Borrowing costs increased 22BP from December 31, 2017 to June 30, 2018 and increased 43BP from December 31, 2016 to December 31, 2017. As of June 30, 2018, December 31, 2017, and December 31, 2016, the weighted average maturity was 3.02 years, 2.74 years, and 1.55 years, respectively. The increase in weighted average rate and weighted average maturity, in part, is due to our strategy of lengthening the maturities of FHLB advances. This strategy was developed due to an increasing interest rate environment.

Banker’s Bank advances. The borrowing with Banker’s Bank is unsecured, with a daily limit of $4.0 million. We utilize these borrowings short-term to meet daily liquidity needs in funding asset growth. These borrowings, if not liquidated daily with operating cash flows, are paid off with FHLB advances.

Federal Discount Window, Salin Bank and Zions Bank. The borrowing with the Federal Discount Window is secured with MBS, with the limit being 90% of the current market value of the securities. The borrowings with Salin Bank and Zions Bank are unsecured, with borrowing limits of $3.0 million and $4.0 million, respectively. Borrowings from these three sources are not part of Bank of Geneva’s normal funding operations. These sources are only utilized as part of the liquidity contingency plan and are tested annually.

Borrowing LBI (ESOP). The borrowing at the holding company was for the purchase of LBI stock for the ESOP. This borrowing is with Salin Bank with principal and interest payments being paid by the ESOP. The charts below detail this borrowing:

	6/30/2018 Outstanding Amount	12/31/17 Outstanding Amount	12/31/16 Outstanding Amount
ESOP Loans	$80,000	$97,000	$141,000

Liquidity and Capital Resources

Liquidity

Liquidity is our capacity to meet our cash and collateral obligations at a reasonable cost. Maintaining an adequate level of liquidity depends on Bank of Geneva’s ability to efficiently meet expected and unexpected cash flows and collateral needs without adversely affecting either daily operations or the financial conditions of the institution.

Liquidity involves our ability to utilize funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements, and otherwise to operate on an ongoing basis and manage unexpected events. For all periods presented herein, Bank of Geneva’s liquidity needs were primarily met by core deposits, security and loan maturities, amortizing investment, loan portfolios, FHLB advances, and brokered deposits. For all periods presented herein, Bank of Geneva maintained lines of credit with commercial banks (Salin Bank & Zions Bank) and Banker’s Bank that provide for extensions of credit with an availability to borrow up to $11.0 million. There were no funds outstanding under this line of credit for the periods presented herein, excluding Banker’s Bank which had an outstanding amount of $1.51 million as of June 30, 2018. For the periods presented herein, Bank of Geneva maintained a line of credit with the Federal Discount Window within the range of approximately $2.8 million to $3.9 million.

The following table illustrates, during the periods presented, the mix of our funding sources and the average assets in which those funds are invested as a percentage of average total assets for the period indicated. Average assets totaled $279.59 million for the six months ended June 30, 2018. Average assets totaled $257.89 million and $229.76 million for the years ended December 31, 2017 and 2016, respectively.

	For the Six Months Ended June 30, 2018	For the Year Ended
		December 31, 2017	December 31, 2016
Sources of Funds:
Total Deposits	75.59%	72.77%	72.83%
Borrowings	13.27%	15.66%	14.92%
Other Liabilities	0.36%	0.29%	0.39%
Shareholders’ Equity	10.78%	11.28%	11.86%

Total	100.00%	100.00%	100.00%
Uses of Funds:
Net Loans	88.80%	90.09%	90.95%
Securities	7.46%	5.91%	4.44%
Cash & Deposits in Other Banks	2.27%	2.36%	2.58%
Other Assets	1.47%	1.64%	2.03%

Total	100.00%	100.00%	100.00%
Average Loans to Average Assets	88.80%	90.09%	90.95%
Average Loans to Average Deposits	117.48%	123.80%	124.88%

Our primary sources of funds are deposits and FHLB advances. Our primary use of funds is loans. We do not expect a change in the primary source or use of our funds in the foreseeable future. Our net loans increased 6.53% for the six months ended June 30, 2018 compared to the year ended December 31, 2017. Our net loans increased 9.79% for the year ended December 31, 2017 compared to the same period in 2016.

For all periods presented herein, we had no exposure to future cash requirements associated with known uncertainties or capital expenditures of a material nature. As of June 30, 2018, we had cash and cash equivalents of $5.91 million compared to $16.39 million as of December 31, 2017. As of December 31, 2017, we had cash and cash equivalents of $16.39 million compared to $9.35 million as of December 31, 2016.

Capital Resources

Shareholders’ Equity

Total shareholders’ equity increased to $30.76 million as of June 30, 2018, compared to $29.54 million as of December 31, 2017, an increase of $1.22 million, or 4.12%. Total shareholders’ equity increased to $29.54 million as of December 31, 2017, compared to $28.37 million as of December 31, 2016, an increase of $1.17 million, or 4.12%.

The following tables present our actual capital amounts as of the dates indicated:

	June 30, 2018	December 31, 2017	$ Change	% Change
Shareholders’ Equity
Common stock, $2,500 par value
Authorized, 1,000,000 shares
Issued and outstanding, 1,000 shares	$2,500,000	$2,500,000	$0	0.00%
Capital surplus	5,031,856	4,967,996	63,860	1.29%
Retained earnings	23,976,901	22,273,863	1,703,038	7.65%
Accumulated other comprehensive loss	(703,900)	(106,297)	(597,603)	-562.20%
Unearned ESOP compensation	(48,410)	(96,822)	48,412	-50.00%
Total shareholders’ equity	30,756,447	29,538,740	1,217,707	4.12%

	December 31, 2017	December 31, 2016	$ Change	% Change
Shareholders’ Equity
Common stock, $2,500 par value
Authorized, 1,000,000 shares
Issued and outstanding, 1,000 shares	$2,500,000	$2,500,000	$0	0.00%
Capital surplus	4,967,996	4,946,834	21,162	0.43%
Retained earnings	22,273,863	21,325,201	948,662	4.45%
Accumulated other comprehensive loss	(106,297)	(261,826)	155,529	-59.40%
Unearned ESOP compensation	(96,822)	(141,014)	44,192	-31.34%
Total shareholders’ equity	29,538,740	28,369,195	1,169,545	4.12%

The declaration and payment of dividends to our shareholders, as well as the amounts thereof, are subject to the discretion of the LBI Board of Directors and depend upon our results of operations, financial condition, capital levels, cash requirements, future prospects, regulatory limitations, and other factors deemed relevant by the LBI Board of Directors. As a bank holding company, our ability to pay dividends is largely dependent upon the receipt of dividends from our banking subsidiary, Bank of Geneva.

Regulatory Capital Ratios

Capital management consists of providing equity to support current and future operations. Banking regulators view capital levels as important indicators of an institution’s financial soundness. As a general matter, FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. We are subject to regulatory capital requirements at the bank holding company and bank levels. For all periods presented herein, LBI and Bank of Geneva were in compliance with all applicable regulatory capital requirements, and Bank of Geneva was classified as “well-capitalized,” for purposes of regulations.

The following tables present our actual regulatory capital ratios as of the dates indicated.

	December 31, 2016	December 31, 2017	June 30, 2018
Common Equity Tier 1	15.46%	13.61%	13.67%
Tier 1 Risk-based	15.46%	13.61%	13.67%
Total Risk-based	16.71%	14.86%	14.92%
Leverage	12.16%	10.88%	11.15%

Commitments for Capital Expenditures

There is a capital project underway as of June 30, 2018, that should be completed by December 2018. The project is the construction of a new branch in Decatur Indiana. As of June 30, 2018 total costs paid were $622,000.00 with the total budget being approximately $1.30 million.

Off-Balance Sheet Arrangements

We have limited off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. In the ordinary course of business, LBI enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit, unused lines of credit, commercial and similar letters of credit and standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in LBI’s financial statements. LBI’s exposure to loan loss in the event of nonperformance on these financial commitments is represented by the contractual amount of those instruments. LBI uses the same credit policies in making commitments as it does for loans reflected in the financial statements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. LBI evaluates each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by LBI is based on management’s credit evaluation of the customer. A summary of commitments is as follows for each period end:

(Dollars in Thousands)	June 30, 2018	December 31, 2017	December 31, 2016
Home Equity Lines	$3,195	$2,887	$3,201
1 – 4 Family Residential Construction Real Estate	1,267	375	386
Commercial Construction Real Estate, Land Development	2,186	2,460	1,851
Commercial and Industrial	5,430	5,451	4,438
Other Unused Commitments	7,380	9,507	9,126
Financial Standby Letter of Credit	300	300	300
FHLB Standby Letter of Credit	1,663	1,663	1,733

Total	$21,421	$22,643	$21,035

Contractual Obligations

The following table sets forth supplemental information regarding our total contractual obligations as of December 31, 2017:

(Dollars in Thousands)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
FHLB Advances	$30,957	$4,500	$21,957	$2,000	$11,500

Total	$30,957	$4,500	$21,957	$2,000	$11,500

Interest Rate Sensitivity and Market Risk

As a financial institution, our primary component of market risk is interest rate volatility. Our asset liability management policy provides management with the guidelines for effective funds management, and we have established a measurement system for monitoring our net interest rate sensitivity position. We manage our sensitivity position within our established guidelines.

Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of our assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk, while at the same time maximizing income.

We manage our exposure to interest rates by structuring our balance sheet in the ordinary course of business. We do not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial futures contracts or forward delivery contracts for the purpose of reducing interest rate risk. Based upon the nature of our operations, we are not subject to foreign exchange or commodity price risk. We do not own any trading assets.

Our exposure to interest rate risk is managed by the asset & liability management committee of Bank of Geneva, in accordance with policies approved by the Bank of Geneva Board of Directors, which consists of the same members as the LBI Board of Directors. The committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans, and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest-bearing liabilities, and an interest rate shock simulation model.

We use interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Average life of non-maturity deposit accounts are based on standard regulatory decay assumptions and are also incorporated into the model. Model assumptions are revised and updated as more accurate information becomes available. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions and the application and timing of various management strategies.

Internal policy regarding interest rate risk simulations currently specifies that for shifts of the yield curve, estimated return on average assets should remain greater than 1.50%. Internal policy regarding interest rate simulations currently specifies that for shifts of the yield curve, estimated fair value of equity should not decline by more than 10% for a 100BP shift, 15% for a 200BP shift, and 20% for a 300BP shift. Bank of Geneva has been within the policy’s limits for return on average assets and change in fair value of equity for all indicated dates (June 30, 2018, December 31, 2017, and December 31, 2016).

Impact of Inflation

Our consolidated financial statements and related notes included elsewhere in this statement have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with GAAP and with general practices within the financial services industry. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under current circumstances. These assumptions form the basis for our judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. We evaluate our estimates on an ongoing basis

We have identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of our financial statements to those judgments and assumptions, are critical to an understanding of our financial condition and results of operations. We believe that the judgments, estimates and assumptions used in the preparation of our financial statements are appropriate.

Loans and Allowance for Loan Losses

The allowance for loan losses is an estimated amount management believes is adequate to absorb inherent losses on existing loans that may be uncollectible based upon review and evaluation of the loan portfolio. Management’s periodic evaluation of the allowance is based on general economic conditions, the financial condition of borrowers, the value and liquidity of collateral, delinquency, prior loan loss experience, and the results of periodic reviews of the portfolio.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Delinquency statistics are updated at least monthly. Internal risk ratings are considered the most meaningful indicator of credit quality for new commercial, commercial real estate and construction loans. Internal risk ratings are a key factor in identifying loans that are individually evaluated for impairment and impact management’s estimates of loss factors used in determining the amount of the allowance for loan losses. Internal risk ratings are updated on a continuous basis.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

COMPARISON OF COMMON STOCK

The following summary comparison of F&M common stock and LBI common stock includes the material features of such stocks and the material differences in the rights of holders of shares of such stocks. Because this is a summary, it does not contain all of the information that is important to you and is qualified in its entirety by reference to F&M’s Articles of Incorporation and Code of Regulations, LBI’s Articles of Incorporation and Bylaws, and applicable law.

Governing Law

Following the Merger, the rights of former LBI shareholders who receive F&M common stock in the Merger will be governed by the Ohio General Corporation Law (the “OGCL”) and other applicable laws of the State of Ohio, the state in which F&M is incorporated, and by F&M’s Articles of Incorporation and Code of Regulations. The rights of LBI shareholders are presently governed by the Indiana Business Corporation Law (the “IBCL”) and other applicable laws of the State of Indiana, the state in which LBI is incorporated, and by LBI’s Articles of Incorporation and Bylaws. The rights of LBI shareholders differ in certain respects from the rights they will have as F&M shareholders, including the vote required for the amendment of the Articles of Incorporation and for the approval of certain significant corporate transactions.

Authorized Stock

F&M	LBI

The F&M articles of incorporation authorize 20,000,000 shares of capital stock, all of which are shares of common stock without par value.

F&M’s board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in F&M’s articles of incorporation without shareholder approval, subject only to the restrictions of the OGCL and the articles of incorporation.

Shareholders have the preemptive right to subscribe to additional shares of common stock when issued by F&M.

At September 30, 2018, there were 9,285,261 shares of F&M common stock issued and outstanding.

At                     , 2018, F&M had                  shares of its common stock reserved and remaining available for issuance under its 2015 Long-Term Stock Incentive Plan.

The LBI articles of incorporation, as amended, authorize 1,000,000 shares of capital stock, all of which are shares of common stock having a par value of $10.00 per share.

Except as otherwise expressly provided in the articles of incorporation, the board of directors of LBI shall have the authority to authorize the issuance, from time to time without any vote or other action by the shareholders, of any or all of the authorized but unissued shares of the common stock of LBI, and any option or similar right to acquire shares of LBI, in each case to such persons and for such consideration and on such terms as the board of directors from time to time may determine.

Shareholders do not have the preemptive right to subscribe to additional shares of common stock when issued by LBI.

At                     , 2018, there were 1,000 shares of LBI common stock issued and outstanding.

Restrictions on Transfer of Shares

F&M	LBI

The holders of F&M common stock are generally not restricted on sales of their shares. The shares are also registered under Section 12 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and listed for exchange on the NASDAQ Global Select Market. As a result, a public market exists for the shares of common stock.	The LBI articles of incorporation provide that no shareholder shall sell, transfer, dispose, or encumber, in any manner, any shares of LBI, or any interest therein, without the prior written consent of a majority of the directors of LBI. In the event that any shareholder attempts to sell, transfer, dispose, or encumber any share of LBI without the prior written consent of the board of directors, such shares shall be immediately and automatically redeemed by LBI.

Dividend Rights

F&M	LBI

The holders of F&M common stock are entitled to dividends and other distributions when, as and if declared by its board of directors.

Generally, under the OGCL, the directors may declare a dividend or distribution, which may be paid in cash, property, or shares of F&M, provided that it not exceed the combination of the surplus of the corporation and the difference between the following: (i) the reduction in surplus that results from the immediate recognition of the transition obligation under statement of financial accounting standards no. 106 (SFAS no. 106), issued by the financial accounting standards board; and (ii) the aggregate amount of the transition obligation that would have been recognized as of the date of the declaration of a dividend or distribution if the corporation had elected to amortize its recognition of the transition obligation under statement of financial accounting standards no. 106.

The amount of dividends, if any, that may be declared by F&M in the future will necessarily depend upon many factors, including, among other things, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since F&M is primarily dependent upon dividends paid by its subsidiaries for revenues), the discretion of F&M’s board of directors and other factors that may be appropriate in determining dividend policies.

The payment of dividends to F&M by F&M Bank will also be subject to certain limitations, such as the requirement for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by federal regulatory authorities. If a bank’s capital levels are deemed inadequate, payment of

LBI may pay dividends and make other distributions at such times and in such amounts as LBI’s board of directors may authorize.

Under the IBCL, no distribution may be declared or paid if, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination regarding the legality of the declaration or payment of a distribution on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

As with F&M, the payment of dividends by LBI is also subject to factors including future earnings, business conditions and capital level requirements applicable to it and its bank subsidiary.

Historically, LBI’s board of directors has declared quarterly dividends to cover taxes imposed on its shareholders resulting from LBI’s election to be taxed as an S corporation under the Internal Revenue Code, in addition to dividends in the form of a return on equity. Unlike LBI, F&M is taxed as a C-corporation under the Internal Revenue Code and, as such, does not declare tax dividends.

dividends to its parent holding company may be prohibited. F&M Bank is not currently subject to such regulatory restriction.

Liquidation Rights

F&M	LBI

In the event of any liquidation or dissolution of F&M, its shareholders are entitled to the remainder of its assets according to their respective pro rata rights and interests after paying or adequately providing for the payment of all known and likely to arise or become known obligations of F&M.	In the event of the liquidation, dissolution, or winding-up of LBI, the holders of shares of LBI common stock are entitled to receive, after the payment of or provision of payment for LBI’s debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of LBI.

Redemption

F&M	LBI

Under the OGCL, F&M may not redeem or repurchase its shares of common stock if, immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if the corporation is insolvent, or if there is reasonable ground to believe that by such purchase or redemption it would be rendered insolvent.	Under the IBCL, LBI may acquire its own shares. However, a distribution by an Indiana corporation in connection with a purchase or redemption of shares is not permissible if, after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Voting Rights

F&M	LBI

Shareholders of F&M are entitled to one vote per share.

Unless otherwise provided in the OGCL, code of regulations or the articles of incorporation, the affirmative vote of a majority of votes cast at any meeting at which a quorum is present shall be decisive of any motion before the shareholders.

Each shareholder has the right, subject to the notice requirements provided in the OGCL, to cumulate the voting power the shareholder possesses and to give one candidate as many votes as the number of directors to be elected multiplied by the number of the shareholder’s votes equals, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the

Shareholders of LBI are entitled to one vote per share.

If a quorum exists, action on a matter (other than the election of directors) is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the articles of incorporation, the bylaws, or the IBCL require a greater number of affirmative votes.

Shareholders of LBI do not have the right to vote cumulatively in the election of directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

shareholder sees fit. Directors are elected by a plurality of the votes cast by the holders of Common Stock entitled to vote in the election.

Quorum

F&M	LBI

Thirty-three and one-third percent (33 1/3%) of the outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business at a shareholder meeting.	The holders of a majority of the outstanding shares of LBI entitled to vote who are present in person or by proxy shall constitute a quorum for the transaction of business at a shareholder meeting.

Size of Board of Directors and Term of Office

F&M	LBI

The code of regulations provides that the number of directors, as fixed by shareholder resolution, shall not be less than 9 nor more than 20 persons. The number of directors may also be increased or decreased by resolution of the directors, provided that the number of directors shall not be increased by the directors to more than three beyond the number fixed at the most recently held annual meeting of shareholders.

The board is not divided into classes. The current board of directors consists of 10 directors, who are elected annually.

The LBI board of directors currently consists of 9 directors. The number of directors of LBI may be increased or decreased from time to time by an amendment to the LBI bylaws which is approved by the affirmative vote of a majority of the directors, but no decrease shall shorten the term of an incumbent director.

Directors are divided into three classes and each holds office for a period of three years.

Nomination of Directors

F&M	LBI

Shareholders may suggest a person for nomination by sending a notice to the Nominating and Corporate Governance Committee of the board of directors no later than the 120th calendar day before the first anniversary of the date that F&M released its proxy statement to shareholders in connection with the previous year’s annual meeting. The notice shall include:

•  All information about the candidate that F&M would be required to disclose in a proxy statement in accordance with SEC rules.

•  Consent of the candidate to serve on the board of directors, if nominated and elected.

•  An agreement of the candidate to complete, upon request, questionnaire(s) customary for F&M directors.

Neither the LBI articles of incorporation nor bylaws provide for shareholder nominations of director candidates.

The Committee will evaluate candidates recommended by shareholders on the same basis as candidates recommended by other sources

Director Removal

F&M	LBI

Under the OGCL, the directors may remove any director if, by order of court, the director has been found to be of unsound mind, or if the director has been adjudicated a bankrupt. In addition, all the directors or any individual director may be removed, without cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed, except that, unless all the directors are removed, no individual director shall be removed if the votes of a sufficient number of shares are cast against the director’s removal that, if cumulatively voted at an election of all the directors, would be sufficient to elect at least one director.	Any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock.

Special Meetings

F&M	LBI

Special meetings of shareholders may be called by any of the following: (i) the chairperson of the board, the president, or, in case of the president’s absence, death, or disability, the vice-president authorized to exercise the authority of the president; (ii) the directors by action at a meeting, or a majority of the directors acting without a meeting; or (iii) persons who hold 25% of all shares outstanding and entitled to vote at the meeting.	Special meetings may be called in writing by the President, the Secretary or the board of directors. In addition, special meetings may be called by the holders of at least 25% of the outstanding shares of LBI entitled to vote upon the business to be transacted at the meeting.

Notice of Shareholder Meetings

F&M	LBI

Written notice of each annual or special meeting of the shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting.	Written notice of the place, day, hour, and, in the event of a special shareholders’ meeting, the purpose or purposes, of each shareholder meeting must be given to shareholders of record entitled to vote not less than 10 nor more than 60 days before the date of such meeting.

Action by Shareholders Without a Meeting

F&M	LBI

Any action required to be taken at an annual or special meeting of shareholders may alternatively be taken without a meeting by a written consent signed by all	Any action required or permitted to be taken at any shareholders’ meeting may be taken without a meeting if the action is taken by all of the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose.

shareholders entitled to vote on the action and such approval is evidenced by one or more written consents.

Additionally, under the IBCL and except as provided in the LBI articles of incorporation, any action required or permitted to be taken at any shareholders’ meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action taken are signed by the holders of outstanding shares having at least the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The LBI articles of incorporation do not impose any limitations or restrictions on shareholder action by less than unanimous written consent.

Amendment of the Code of Regulation of F&M and Bylaws of LBI

F&M	LBI

The code of regulations may be adopted, amended, or repealed in any of the following ways:

•  By the affirmative vote of the shareholders, at a meeting thereof, of shares entitling them to exercise a majority of the voting power of F&M on the proposal; or

•  Without a meeting, by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power of F&M on the proposal.

The affirmative vote of at least a majority of the members of the board of directors shall be required to make, amend, repeal or waive the bylaws and the provisions thereof.

LBI shareholders do not have the right to amend the LBI bylaws.

Amendment of the Articles of Incorporation

F&M	LBI

In general, any amendment to the articles of incorporation of F&M may be made by the affirmative vote of the holders of 66 2/3% of the total number of shares voted with respect to such proposed amendment, provided however, that the total number of shares voted in favor of the amendment represent at least a simple majority of the total voting power of F&M.

Except as otherwise provided therein, the LBI articles of incorporation may be amended in accordance with the IBCL, which generally requires that the votes cast favoring the amendment exceed the votes cast opposing the amendment at a shareholders’ meeting at which a quorum is present (but, in certain cases, by a majority of all votes entitled to be cast).

Further, the IBCL permits the board of directors of an Indiana corporation to amend the articles of incorporation without shareholder approval in certain limited instances, including, but not limited to, forward and reverse stock splits provided the corporation only has one class of stock outstanding.

Under the LBI articles of incorporation, an amendment to any of the provisions governing the following matters requires the affirmative vote of the holders of a majority of the outstanding shares of LBI common stock:

•  increasing or decreasing the authorized capital stock; and

•  Number, term, classes, election, vacancy, and removal of directors.

Required Vote for Certain Transactions

F&M	LBI

Under the OGCL a business combination transaction involving F&M generally must be: (i) approved by the directors; and (ii) adopted by the shareholders unless F&M is the surviving corporation in the case of a merger.

If F&M is the surviving party to a merger, the agreement must also be approved by the shareholders if one of the following applies: (1) the agreement changes or conflicts with F&M’s articles or code of regulations to the extent that it would require the adoption of an amendment by the shareholders; (2) the merger involves the issuance by F&M to the shareholders of the other corporation of such number of shares as will entitle them to exercise one-sixth or more of the voting power of F&M immediately after the consummation of the merger; or (3) the merger agreement makes such change in the directors of F&M as would otherwise require action by the shareholders of that corporation.

Under the OGCL, the vote of the shareholders required to adopt an agreement of merger is the affirmative vote of at least two-thirds of the voting power of F&M.

Under the IBCL, certain transaction involving LBI, such as a merger, share exchange, or disposition of assets outside the ordinary course of business which would leave the corporation without significant continuing business activity, must generally be: (i) adopted and approved by the board of directors; and (ii) then approved by the shareholders.

In the context of a merger, if LBI is the surviving corporation, the merger agreement is not required to be approved by the shareholders if all of the following apply: (1) the articles of incorporation of LBI will not differ (except for certain amendments not requiring shareholder approval) from its articles before the merger; (2) each shareholder of LBI whose shares were outstanding immediately before the effective date of the merger will hold the same proportionate number of shares relative to the number of shares held by all such shareholders (except for shares of LBI issued to shareholders of the counterparty to the merger), with identical designations, preferences, limitations, and relative rights, immediately after; (3) the number of voting shares (which means shares that entitle their holders to vote unconditionally in elections of directors) outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, will not exceed by more than twenty percent (20%) the total number of voting shares of LBI outstanding immediately before the merger; and (4) the number of participating shares (which means shares that entitle their holders to participate without limitation in distributions) outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than twenty percent (20%) the total number of participating shares outstanding immediately before the merger.

Unless a greater number is required by the IBCL, the articles of incorporation, or the board of directors, a plan of merger must be approved by a majority of all the votes entitled to be cast on the plan (subject to separate voting by voting groups in certain instances).

Anti-Takeover Provisions

In addition to the general approval requirements for certain transactions provided under both Ohio and Indiana law, the following section describes certain anti-takeover statues and other shareholder protections provided by Ohio and Indiana law, as well as by the articles of incorporation of F&M. These provisions may have the effect of discouraging or making more difficult a hostile takeover of the covered corporation and may have the effect of discouraging premium bids for outstanding shares.

F&M	LBI

Ohio Control Share Acquisition Statute

Unless the articles or the code of regulations provide that Ohio Control Share Acquisition Statute does not apply, the OGCL provides that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.” A control share acquisition is defined as any acquisition, directly or indirectly, of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•  one-fifth or more, but less than one-third, of the voting power;

•  one-third or more, but less than a majority, of the voting power; or

•  a majority or more of the voting power.

Assuming compliance with the notice and information filing requirements, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer.

F&M has not opted out of the control share acquisition statute.

Indiana Control Share Acquisition Statute

Provided that certain thresholds are met for the application of the Indiana Control Share Acquisition Statute andunless an Indiana corporation’s articles of incorporation or bylaws provide that the Indiana Control Share Acquisition Statute does not apply, shares acquired in a “control share acquisition” will acquire voting rights only to the extent granted by a resolution approved by the corporation’s shareholders.

A control share acquisition is defined as any acquisition, directly or indirectly, of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•  one-fifth or more, but less than one-third, of the voting power;

•  one-third or more, but less than a majority, of the voting power; or

•  a majority or more of the voting power.

Assuming compliance with applicable notice and informational filing requirements, a shareholder resolution granting voting rights to control shares must be approved by a majority of all the votes entitled to be cast, excluding all interested shares.

LBI has not opted out of the control share acquisition statute.

Ohio Merger Moratorium Statute

Chapter 1704 of the Ohio Revised Code prohibits specified business combinations and transactions between an “issuing public corporation” and an “interested shareholder” for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership.

An interested shareholder is a person who either:

•  owns 10% or more of the shares of the corporation or

•  was the owner, at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested shareholder, of a number of shares of the public corporation sufficient to exercise 10% of the voting power of the public corporation.

An issuing public corporation is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the merger moratorium provisions include mergers, consolidations, voluntary dissolutions, the disposition of assets and the transfer of shares.

After the three-year period, a moratorium transaction may take place provided that certain conditions are satisfied, including that:

•  prior to the interested shareholders’ share acquisition date, the board of directors approved the purchase of shares by the interested shareholder;

•  the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•  the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares, as determined in accordance with the statute.

F&M has not opted out of the Ohio merger moratorium statute.

Indiana Business Combinations Statute

Under the IBCL, a “resident domestic corporation” may generally not engage in any business combination with any “interested shareholder” of the “resident domestic corporation” for a period of 5 years following the interested shareholder’s share acquisition date unless the business combination or the purchase of shares made by the interested shareholder is approved by the board of directors of the resident domestic corporation before the interested shareholder’s share acquisition date. If the business combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder meets all requirements in the articles of incorporation of the resident domestic corporation and receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria.

For purposes of the above provisions, “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

The Indiana Business Combinations Statute does not apply to any business combination of a resident domestic corporation that does not, as of the share acquisition date, have a class of voting shares registered with the SEC under Section 12 of the Exchange Act, unless the corporation’s articles of incorporation provide otherwise. LBI does not have any class of voting shares registered with the SEC, and its articles of incorporation do not provide for the applicability of the statute.

LBI Articles of Incorporation

The LBI articles of incorporation do not contain provisions analogous to those in the F&M articles of incorporation regarding certain business combination and stock issuance transactions between F&M and certain persons or entities.

F&M Articles of Incorporation

Under the articles of incorporation, certain business combination and stock issuance transactions between F&M and any other person or entity that is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital voting stock of F&M require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of F&M which are not beneficially owned by such other party. However, this shareholder approval requirement shall not apply to any transaction, (i) with another corporation that is a majority-owned or controlled subsidiary of F&M; (ii) pursuant to a board-approved agreement with such other party that was executed prior to such other party becoming the beneficial owner of 10% or more of the outstanding shares of capital stock of F&M; or (iii) approved by resolution adopted by the affirmative vote of at least three-fourths of the members of the whole board of directors of F&M at any time prior to the consummation of the transaction.

Appraisal Rights of Dissenting Shareholders

F&M	LBI

Under the OGCL, a shareholder is entitled to dissent from, and obtain payment of the fair value of their shares in connection with certain mergers, consolidations, conversions, combinations and majority share acquisitions; certain sales or dispositions of all, or substantially all, of the corporation’s assets; certain amendments to the corporation’s articles of incorporation; and certain other corporate actions taken pursuant to a shareholder vote. However, no such relief is available in certain situations where, depending upon the action in question, the shares of either the corporation for which the dissenting shareholder would otherwise be entitled to relief, or the shares of an acquiring corporation, are listed on a national securities exchange, and no proceedings are pending to delist such shares. Shares of F&M common stock which is listed on the NASDAQ Capital Market under the symbol “FMAO.”	Under the IBCL, a shareholder is entitled to dissent from, and obtain payment of the fair value of their shares, in connection with certain mergers; certain share exchanges; certain sales or exchanges of all, or substantially all, of the corporation’s property; approval of a control share acquisition; election to become a benefit corporation; and other corporate actions taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that shareholders are entitled to dissent.

LEGAL MATTERS

The validity of the F&M common stock to be issued in the Merger will be passed upon for F&M by the law firm of Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Certain U.S. federal income tax consequences relating to the Merger will be passed upon for F&M and LBI by the law firm of Shumaker, Loop & Kendrick, LLP, Toledo, Ohio.

EXPERTS

The audited consolidated financial statements of F&M and its affiliates and the effectiveness of its internal control over financial reporting as of December 31, 2017, incorporated by reference into this document, have been audited by BKD, LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon, and have been so incorporated by reference in this document in reliance upon such reports of BKD, LLP given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of LBI and its affiliates as of and for the years ended December 31, 2017 and 2016 have been included herein and have been audited by BKD, LLP, independent auditors, in reliance upon the report of such firm appearing elsewhere herein, and upon the authority of such firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

F&M

If the Merger is completed, LBI shareholders will become shareholders of F&M. Any proposal which a F&M shareholder intends to have presented at the 2019 annual meeting of F&M and included in the proxy statement and form of proxy relating to that meeting must be received by the Secretary of F&M at F&M’s principal office no later than November 15, 2018, for inclusion in F&M’s proxy statement and form of proxy relating to that meeting. Shareholder proposals, if any, intended to be presented at the 2019 annual meeting of F&M that are not submitted by January 29, 2018 will be considered untimely.

LBI

If the Merger occurs, there will be no LBI annual meeting of shareholders for 2019. In that case, shareholder proposals must be submitted to F&M in accordance with the procedures described above.

If the Merger is not completed, LBI will hold its 2019 annual meeting in accordance with its current governing documents and as required by Indiana law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

F&M has filed with the SEC a Registration Statement on Form S-4 under the Securities Act, with respect to the common stock of F&M being offered in the Merger. This proxy statement and prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to F&M and the securities offered by this proxy statement and prospectus, reference is made to the registration statement. Statements contained in this proxy statement and prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC.

F&M files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy these materials at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain additional information about F&M on its website at http://www.fm.bank. You may obtain additional information about LBI and Bank of Geneva on its website at http://www.bankofgeneva.com. However, the contents of those websites are not incorporated by reference in, or otherwise a part of, this proxy statement and prospectus and are not soliciting material.

F&M “incorporates by reference” into this proxy statement and prospectus the information in documents it files with the SEC, which means that it can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement and prospectus. Some information contained in this proxy statement and prospectus updates the information incorporated by reference and some information filed by F&M subsequently with the SEC will automatically update this proxy statement and prospectus.

F&M incorporates by reference the documents and information listed below:

•	F&M’s Annual Report on Form 10-K for the year ended December 31, 2017;

•	F&M’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2018;

•

F&M’s Current Reports on Form 8-K filed on: January 19, 2018; February 8, 2018 (except with respect to information furnished under Item 2.02 therein), April 19, 2018 (except with respect to information furnished under Item 2.02 therein), April 23, 2018, May 23, 2018, July 18, 2018 (except with respect to information furnished under Item 2.02 therein), August 20, 2018, August 21, 2018 (except with respect to information furnished under Item 8.01 therein) and September 13, 2018 (except with respect to information furnished under Item 8.01 therein);

•	The description of F&M common stock set forth in the registration statement of Form 8-A filed by F&M pursuant to Section 12(b) of the Exchange Act on May 3, 2017.

All documents subsequently filed by F&M with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing of the registration statement that contains this proxy statement and prospectus shall be deemed to be incorporated by reference into this proxy statement and prospectus until [●], 2018, the date of the special meeting of the shareholders of LBI.

You may request, either orally or in writing, a copy of the documents incorporated by reference by F&M in this proxy statement and prospectus without charge by requesting them in writing or by telephone from F&M at the following addresses and telephone number:

Farmers & Merchants Bancorp, Inc.

307 North Defiance Street

Archbold, Ohio 43502

Attention: Lydia Huber,

Corporate Secretary

Telephone: (419) 446-2501

If you would like to request documents, please do so by [●], 2018, in order to receive them before the LBI special meeting.

You should rely only on the information incorporated by reference or provided in this proxy statement and prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information in this proxy statement and prospectus is accurate as of any date other than the date on the front of this document. If any material change occurs during the period that this proxy statement and prospectus is required to be delivered, this proxy statement and prospectus will be supplemented or amended.

All information regarding F&M in this proxy statement and prospectus has been provided by F&M, and all information in this proxy statement and prospectus regarding LBI has been provided by LBI.

INDEX TO LBI FINANCIAL INFORMATION

The following consolidated financial statements of LBI and notes thereto, together with the related report of LBI’s independent auditor appear on the pages specified below:

Limberlost Bancshares, Inc.

Consolidated Balance Sheets

June 30, 2018 and December 31, 2017

	June 30, 2018 (Unaudited)	December 31, 2017 (Audited)
Assets
Cash and due from banks	$3,374,019	$4,652,214
Federal funds sold	—	7,807,000
Interest-bearing demand deposits	2,531,016	3,928,160

Total cash and cash equivalents	5,905,035	16,387,374
Available-for-sale securities	17,591,397	15,497,357
Loans receivable, net of allowance for loan losses of $3,212,978 and $2,996,081	255,284,950	239,635,238
Premises and equipment, net	3,211,291	3,291,121
Federal Reserve and Federal Home Loan Bank stock	2,103,706	2,074,350
Interest receivable	1,804,844	1,545,465
Other assets	755,037	783,153

Total assets	$286,656,260	$279,214,058

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$32,915,045	$36,941,668
Interest-bearing	179,042,729	178,891,090

Total deposits	211,957,774	215,832,758
Federal funds purchased	1,511,000	—
Long-term borrowings	41,037,868	31,054,079
Interest payable	105,365	92,780
Dividends payable	—	1,400,000
Other liabilities	1,287,806	1,295,701

Total liabilities	255,899,813	249,675,318

Stockholders’ Equity
Common stock, $2,500 par value
Authorized, 1,000,000 shares
Issued and outstanding, 1,000 shares	2,500,000	2,500,000
Capital surplus	5,031,856	4,967,996
Retained earnings	23,976,901	22,273,863
Accumulated other comprehensive loss	(703,900)	(106,297)
Unearned ESOP compensation	(48,410)	(96,822)

Total stockholders’ equity	30,756,447	29,538,740

Total liabilities and stockholders’ equity	$286,656,260	$279,214,058

See Notes to Consolidated Financial Statements

Limberlost Bancshares, Inc.

Consolidated Statements of Income

(Unaudited)

Three Months and Six Months Ended June 30, 2018 and 2017

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Interest Income
Loans receivable	$3,494,271	$2,971,932	$6,798,030	$5,952,823
Investment securities
Taxable	140,444	82,983	272,281	144,029
Tax-exempt	10,775	1,642	21,550	3,426
Other	16,280	8,961	38,198	14,873

Total interest income	3,661,770	3,065,518	7,130,059	6,115,151

Interest Expense
Deposits	318,349	224,428	603,794	418,790
Borrowings	186,310	145,140	327,066	280,576

Total interest expense	504,659	369,568	930,860	699,366

Net Interest Income	3,157,111	2,695,950	6,199,199	5,415,785
Provision for Loan Losses	120,000	105,000	225,000	210,000

Net Interest Income After Provision for Loan Losses	3,037,111	2,590,950	5,974,199	5,205,785

Noninterest Income
Service charges on deposit accounts	125,465	116,175	245,405	224,117
Gain on sale of loans	550	85,599	550	283,118
Other income	114,404	123,988	226,266	229,465

Total noninterest income	240,419	325,762	472,221	736,700

Noninterest Expense
Salaries and employee benefits	1,030,130	958,388	2,062,385	1,944,479
Net occupancy expenses	96,991	82,915	185,961	168,560
Equipment expenses	98,612	101,147	196,395	202,782
Deposit insurance expense	20,696	19,347	40,946	40,127
Technology expense	108,014	107,105	199,066	160,060
Legal and professional fees	87,170	65,232	157,518	125,239
Other expenses	280,646	234,004	531,238	449,266

Total noninterest expense	1,722,259	1,568,138	3,373,509	3,090,513

Net Income	$1,555,271	$1,348,574	$3,072,911	$2,851,972

Earnings Per Share—Basic and Diluted	$1,558	$1,355	$3,079	$2,866

See Notes to Consolidated Financial Statements

Limberlost Bancshares, Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

Three Months and Six Months Ended June 30, 2018 and 2017

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net Income	$1,555,271	$1,348,574	$3,072,911	$2,851,972

Other Comprehensive Income
Unrealized appreciation (depreciation) on available-for-sale securities	(461,015)	62,301	(597,603)	194,587
Less: reclassification adjustment for realized gains (losses) included in net income	—	—	—	—

	(461,015)	62,301	(597,603)	194,587

Comprehensive Income	$1,094,256	$1,410,875	$2,475,308	$3,046,559

See Notes to Consolidated Financial Statements

Limberlost Bancshares, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

Six Months Ended June 30, 2018 and 2017

	2018	2017
Operating Activities
Net income	$3,072,911	$2,851,972
Items not requiring (providing) cash
Depreciation	214,870	225,102
ESOP shares earned	112,272	32,736
Available-for-sale securities amortization, net	5,468	19,523
Provision for loan loss	225,000	210,000
Net gain on sales of loans	(550)	(283,118)
Net change in
Interest receivable	(259,379)	14,135
Interest payable	12,585	6,030
Other assets	28,116	622,858
Other liabilities	(1,407,895)	147,619

Net cash provided by operating activities	2,003,398	3,846,857

Investing Activities
Proceeds from maturities and calls of available-for-sale securities	307,701	490,437
Purchases of available-for-sale securities	(3,004,812)	(3,874,758)
Net change in loans	(15,874,162)	(10,816,951)
Purchases of premises and equipment	(135,040)	(109,529)
Purchases of FHLB stock	(29,356)	(268,897)

Net cash used in investing activities	(18,735,669)	(14,579,698)

Financing Activities
Net change in
Deposits	(3,874,984)	11,353,882
Short-term borrowings	1,511,000	—
Proceeds from borrowings	10,000,000	12,000,000
Repayment of borrowings	(16,211)	(9,830,867)
Cash dividends	(2,769,873)	(2,312,957)

Net cash provided by financing activities	4,849,932	11,210,058

Change in Cash and Cash Equivalents	(11,882,339)	477,217
Cash and Cash Equivalents, Beginning of Year	16,387,374	9,353,020

Cash and Cash Equivalents, End of Period	$4,505,035	$9,830,237

Additional Cash Flows Information
Interest paid	$965,568	$746,917

See Notes to Consolidated Financial Statements

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

Note 1: Consolidated Financial Statements

The consolidated financial statements include the accounts of Limberlost Bancshares, Inc. (Corporation) and its wholly owned subsidiary, Bank of Geneva (Bank). All significant inter-company accounts and transactions have been eliminated in consolidation.

Certain information and note disclosures normally included in the Corporation’s annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. These consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Corporation’s Annual Report for year ended December 31, 2017.

The interim consolidated financial statements at June 30, 2018, have not been audited by independent auditors, but in the opinion of management, reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for such periods. The results of operations for the periods are not necessarily indicative of the results to be expected for the full year.

Note 2: Summary of Significant Accounting Policies

A discussion of our critical accounting policies is disclosed in Note 1 of our Annual Report as of and for the year ended December 31, 2017. Certain accounting policies require management to use estimates and make assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and disclosures provided, and actual results could differ. There were not material changes in the information regarding our critical accounting policies since December 31, 2017.

Note 3: Earnings Per Share

Earnings per share (EPS) were computed as follows for the three months and six months ended June 30:

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Basic an diluted earnings per share
Net income	$1,555	$1,349	$3,073	$2,852

Weighted average shares outstanding	1,000	1,000	1,000	1,000
Less average unallocated ESOP shares	(2)	(5)	(2)	(5)

Weighted average shares	998	995	998	995

Basic and diluted earnings per share	$1,558	$1,355	$3,079	$2,866

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

Note 4: Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	June 30, 2018 (Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
Federal agencies	$13,685	$—	$532	$13,153
State and municipal	1,376	—	52	1,324
Mortgage-backed
Government sponsored enterprise (GSE) residential	3,232	—	121	3,111
Marketable equity securities, financial services industry	2	1	—	3

Total securities	$18,295	$1	$705	$17,591

	December 31, 2017 (Audited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
Federal agencies	$10,661	$14	$58	10,617
State and municipal	1,379	5	4	1,380
Mortgage-backed
GSE residential	3,561	4	70	3,495
Marketable equity securities, financial services industry	2	3	—	5

Total securities	$15,603	$26	$132	$15,497

The amortized cost and fair value of securities available for sale at June 30, 2018 (unaudited), by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized Cost	Fair Value
Within one years
One to five years	250	253
Five to ten years	13,884	13,321
After ten years	927	903

	15,061	14,477
Mortgage-backed GSE residential securities	3,232	3,111
Marketable equity securities	2	3

Totals	$18,295	$17,591

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

The carrying value of securities pledged as collateral was approximately $13,153,000 and $4,469,000 at June 30, 2018 (unaudited) and December 31, 2017 (audited), respectively.

There were no securities sold during the six month and three month periods ending June 30, 2018 (unaudited) and 2017 (audited).

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at June 30, 2018 (unaudited) and December 31, 2017 (audited), was approximately $17,588,000 and $12,102,000, which was approximately 99 percent and 78 percent, respectively, of the Corporation’s available-for-sale investment portfolio. These declines primarily resulted from changes in interest rates since the securities were purchased.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

The following tables show the Corporation’s investments’ gross unrealized losses and fair value of the Corporation’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2018 and December 31, 2017:

	June 30, 2018 (Unaudited)
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Federal agencies	$13,153	$532	$—	$—	$13,153	$532
State and municipal	1,324	52	—	—	1,324	52
Mortgage-backed
GSE residential	—	—	3,111	121	3,111	121

Total temporarily impaired securities	$14,477	$584	$3,111	$121	$17,588	$705

	December 31, 2017 (Audited)
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Federal agencies	$7,717	$58	$—	$—	$7,717	$58
State and municipal	1,125	4	—	—	1,125	4
Mortgage-backed
GSE residential	—	—	3,260	70	3,260	70

Total temporarily impaired securities	$8,842	$62	$3,260	$70	$12,102	$132

Federal Agencies

The unrealized losses on the Corporation’s investments in direct obligations of U.S. government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Corporation

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

does not intend to sell the investments and it is not more likely than not the Corporation will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Corporation does not consider those investments to be other-than-temporarily impaired at June 30, 2018 (unaudited).

State and Municipal

The unrealized losses on the Corporation’s investments in securities of state and municipal subdivisions were caused by changes in interest rates and illiquidity. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Corporation does not intend to sell the investments and it is not more likely than not the Corporation will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Corporation does not consider those investments to be other-than-temporarily impaired at June 30, 2018 (unaudited).

Mortgage-Backed GSE Residential

The unrealized losses on the Corporation’s investment in mortgage-backed GSE residential securities were caused by interest rate changes. The Corporation expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Corporation does not intend to sell the investments and it is not more likely than not the Corporation will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Corporation does not consider those investments to be other-than-temporarily impaired at June 30, 2018 (unaudited).

Note 5: Loans and Allowance for Loan Losses

Classes of loans include:

	June 30, 2018 (Unaudited)	December 31, 2017 (Audited)
Residential real estate	$78,411	$74,998
Commercial	12,873	11,744
Commercial real estate	15,432	15,745
Agricultural	143,645	132,454
Consumer	6,991	6,746
Municipal and other	2,574	2,263

	259,926	243,950
Deferred loan fees	(1,428)	(1,319)
Allowance for loan losses	(3,213)	(2,996)

Total loans	$255,285	$239,635

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of and for the six months ended June 30, 2018 and June 30, 2017:

	June 30, 2018 (Unaudited)
	Residential Real Estate	Commercial	Commercial Real Estate	Agricultural	Consumer	Municipal and Other	Total
Allowance for loan losses
Balance, beginning of year	$669	$182	$242	$1,524	$346	$33	$2,996
Provision charged to expense	66	44	33	55	27	—	225
Losses charged off	(28)	—	—	—	—	—	(28)
Recoveries	17	2	—	—	1	—	20

Balance, end of period	$724	$228	$275	$1,579	$374	$33	$3,213

Ending balance, individually evaluated for impairment	$—	$—	$—	$452	$—	$—	$452

Ending balance, collectively evaluated for impairment	$724	$228	$275	$1,127	$374	$33	$2,761

Loans
Ending balance	$78,411	$12,873	$15,432	$143,645	$6,991	$2,574	$259,926

Ending balance, individually evaluated for impairment	$—	$296	$—	$452	$—	$—	$748

Ending balance, collectively evaluated for impairment	$78,411	$12,577	$15,432	$143,193	$6,991	$2,574	$259,178

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

	June 30, 2017 (Unaudited)
	Residential Real Estate	Commercial	Commercial Real Estate	Agricultural	Consumer	Municipal and Other	Total
Allowance for loan losses
Balance, beginning of year	$540	$162	$235	$1,276	$344	$29	$2,586
Provision charged to expense	45	1	65	80	15	4	210
Losses charged off	(21)	—	—	—	(4)	—	(25)
Recoveries	—	1	—	16	3	1	21

Balance, end of period	$564	$164	$300	$1,372	$358	$34	$2,792

Ending balance, individually evaluated for impairment	$—	$—	$173	$146	$—	$—	$319

Ending balance, collectively evaluated for impairment	$564	$164	$127	$1,226	$358	$34	$2,473

Loans
Ending balance	$71,031	$13,456	$13,238	$126,262	$7,042	$2,234	$233,263

Ending balance, individually evaluated for impairment	$—	$—	$881	$409	$—	$—	$1,290

Ending balance, collectively evaluated for impairment	$71,031	$13,456	$12,357	$125,853	$7,042	$2,234	$231,973

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of and for the three months ended June 30, 2018 and June 30, 2017:

	June 30, 2018 (Unaudited)
	Residential Real Estate	Commercial	Commercial Real Estate	Agricultural	Consumer	Municipal and Other	Total
Allowance for loan losses
Balance, beginning of period	$690	$213	$252	$1,544	$365	$33	$3,097
Provision charged to expense	40	14	23	35	8	—	120
Losses charged off	(6)	—	—	—	—	—	(6)
Recoveries	—	1	—	—	1	—	2

Balance, end of period	$724	$228	$275	$1,579	$374	$33	$3,213

Ending balance, individually evaluated for impairment	$—	$—	$—	$452	$—	$—	$452

Ending balance, collectively evaluated for impairment	$724	$228	$275	$1,127	$374	$33	$2,761

Loans
Ending balance	$78,411	$12,873	$15,432	$143,645	$6,991	$2,574	$259,926

Ending balance, individually evaluated for impairment	$—	$296	$—	$452	$—	$—	$748

Ending balance, collectively evaluated for impairment	$78,411	$12,577	$15,432	$143,193	$6,991	$2,574	$259,178

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

	June 30, 2017 (Unaudited)
	Residential Real Estate	Commercial	Commercial Real Estate	Agricultural	Consumer	Municipal and Other	Total
Allowance for loan losses
Balance, beginning of period	$544	$163	$255	$1,316	$359	$34	$2,671
Provision charged to expense	20	—	45	40	—	—	105
Losses charged off	—	—	—	—	(3)	—	(3)
Recoveries	—	1	—	16	2	—	19

Balance, end of period	$564	$164	$300	$1,372	$358	$34	$2,792

Ending balance, individually evaluated for impairment	$—	$—	$173	$146	$—	$—	$319

Ending balance, collectively evaluated for impairment	$564	$164	$127	$1,226	$358	$34	$2,473

Loans
Ending balance	$71,031	$13,456	$13,238	$126,262	$7,042	$2,234	$233,263

Ending balance, individually evaluated for impairment	$—	$—	$881	$409	$—	$—	$1,290

Ending balance, collectively evaluated for impairment	$71,031	$13,456	$12,357	$125,853	$7,042	$2,234	$231,973

Internal Risk Categories

Loan grades are numbered 1 through 8. Grades 1 through 5 are considered satisfactory grades. The grade of 6, or Special Mention, represents loans of lower quality and is considered criticized. The grades of 7, or Watch, and 8, or Doubtful refer to loans that are classified. The use and application of these grades by the Bank will be uniform and shall conform to the Bank’s policy.

Excellent (1) Prime loans based on liquid collateral, with adequate margin or supported by strong financial statement that is audited with an unqualified opinion from a CPA firm. The character and repayment ability of the borrowers are excellent and without question. High liquidity, minimum risk, strong ratios, and low handling costs are common factors to these types of credits. This classification also applies to all loans secured by certificate of deposit or other cash equivalents.

Good (2) Desirable loans of somewhat less stature than Grade 1, but with strong financial statements. Loans secured by marketable securities. Probability of serious financial deterioration is unlikely. Possessing a sound repayment source, both primary and secondary definitely will allow repayment in a reasonable period of time. Individual loans backed by liquid personal assets, established history and unquestionable character.

Average (3) Loans of average or slightly above average risk, having some deficiency or vulnerability to changing economic conditions, but still fully collectible. May be some weakness but with offsetting features of other support. Loans that meet the terms of repayment, but which may be susceptible to deterioration if adverse factors are encountered.

Pass (4) Loans have a slightly higher debt service coverage ratio or higher debt to income level, lower Empirical scores, high loan-to-value in collateral used and a slightly lower capacity for repayment than an

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

average credit but are considered by management and the Board of Directors to be within the Bank’s accepted level of risk.

Marginally Pass (5) Loans, as in the previous category, that have a higher risk to the Bank. These loans will have a higher debt service coverage ratio or higher debt to income level, lower Empirical scores, higher loan-to-value in collateral used and a lower capacity for repayment than a “pass” credit but still fall within the guidelines set by the Bank’s Loan Policy. Executive Loan Committee must review any loan with this grade before it is written.

Special Mention (6) Loans considered satisfactory but which are of above average credit risk due to financial weaknesses or uncertainty. These loans warrant a higher than average level of monitoring to insure that weaknesses do not advance. The level of risk associated with a special mention loan is considered acceptable and within normal underwriting guidelines, so long as the loan is given an above average amount of management supervision.

Watch (7) Loans that possess some significant credit deficiency or weakness which deserve close attention. Such loans have unwarranted financial risk that, if not corrected, could weaken the loan and increase risk in the future.

Doubtful (8) Loans that possess a defined credit weakness and the likelihood that a loan will be paid from the primary source of repayment are uncertain. Financial deterioration is underway and collection or liquidation in full is improbable. Loans are inadequately protected by the current net worth and paying capacity of the borrower. The primary source of repayment is gone, and the Bank is forced to rely on secondary source of repayment such as collateral liquidation or guarantees. There is considerable doubt as to the quality of the secondary source of repayment. Loans have been restructured so that payment schedules, terms and collateral represent concessions to the borrower when compared to existing marketplace conditions. The Bank is seriously contemplating foreclosure or legal action due to the apparent deterioration in the loan.

Loan Risk Characteristics

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Residential Real Estate: Residential real estate loans are generally secured by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Corporation’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Commercial: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Commercial Real Estate: Commercial real estate loans typically involve larger principal amounts and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Corporation’s market areas.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

Agricultural: Agricultural loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Corporation’s market areas.

Consumer: The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors such as unemployment and general economic conditions in the Corporation’s market area and the creditworthiness of a borrower.

Municipal and Other: Municipal loans consist of loans to local government or related entities. Repayment for these loans is generally dependent on the entity’s ability to generate sufficient tax revenue or funding. Credit risk in these loans may be impacted by fiscal policy and tax base trends as well as economic trends in the entity’s district as well as in the state and national markets.

The following tables present the credit risk profile of the Corporation’s loan portfolio based on internal rating category and payment activity as of June 30, 2018 and December 31, 2017:

	June 30, 2018 (Unaudited)
	Residential Real Estate	Commercial	Commercial Real Estate	Agricultural	Consumer	Municipal and Other	Total
Grade
Pass (1-5)	$78,317	$12,557	$14,658	$143,140	$6,982	$2,574	$258,228
Special mention (6)	—	—	—	53	—	—	53
Watch (7)	94	316	774	—	9	—	1,193
Doubtful (8)	—	—	—	452	—	—	452

Total	$78,411	$12,873	$15,432	$143,645	$6,991	$2,574	$259,926

	December 31, 2017 (Audited)
	Residential Real Estate	Commercial	Commercial Real Estate	Agricultural	Consumer	Municipal and Other	Total
Grade
Pass (1-5)	$74,904	$11,724	$14,934	$131,490	$6,746	$2,263	$242,061
Special mention (6)	—	—	—	53	—	—	53
Watch (7)	94	20	811	911	—	—	1,836
Doubtful (8)	—	—	—	—	—	—	—

Total	$74,998	$11,744	$15,745	$132,454	$6,746	$2,263	$243,950

The Corporation evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

The following tables present the Corporation’s loan portfolio aging analysis of the recorded investment in loans as of June 30, 2018 and December 31, 2017:

	June 30, 2018 (Unaudited)
	30-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Loans > 90 Days and Accruing
Residential real estate	$714	$—	$714	$77,697	$78,411	$—
Commercial	125	296	421	12,452	12,873	296
Commercial real estate	—	—	—	15,432	15,432	—
Agricultural	200	452	652	142,993	143,645	—
Consumer	20	—	20	6,971	6,991	—
Municipal and other	280	—	280	2,294	2,574	—

Total	$1,339	$748	$2,087	$257,839	$259,926	$296

	December 31, 2017 (Audited)
	30-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Loans > 90 Days and Accruing
Residential real estate	$597	$—	$597	$74,401	$74,998	$—
Commercial	22	—	22	11,722	11,744	—
Commercial real estate	—	—	—	15,745	15,745	—
Agricultural	465	437	902	131,552	132,454	—
Consumer	13	9	22	6,724	6,746	—
Municipal and other	—	—	—	2,263	2,263	—

Total	$1,097	$446	$1,543	$242,407	$243,950	$—

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Corporation will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings.

The following tables present impaired loans for the six months ended June 30, 2018 and June 30, 2017:

	June 30, 2018 (Unaudited)
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis
Loans without a specific valuation allowance
Commercial	$296	$296	$—	$315	$9	$9
Agricultural	—	—	—	—	—	—
Loans with a specific valuation allowance
Commercial	—	—	—	—	—	—
Agricultural	452	452	452	445	—	—

Total impaired loans	$748	$748	$452	$760	$9	$9

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

	June 30, 2017 (Unaudited)
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis
Loans without a specific valuation allowance
Commercial real estate	$—	$—	$—	$—	$—	$—
Agricultural	—	—	—	—	—	—
Loans with a specific valuation allowance
Commercial real estate	881	881	173	787	40	40
Agricultural	409	409	146	418	—	—

Total impaired loans	$1,290	$1,290	$319	$1,205	$40	$40

The following table presents the Corporation’s nonaccrual loans at June 30, 2018 and December 31, 2017:

	June 30, 2018 (Unaudited)	December 31, 2017 (Audited)
Residential real estate	$—	$28
Agricultural	452	416
Consumer	9	—

Total nonaccrual loans	$461	$444

As of and during the periods ending June 30, 2018 and 2017, the Corporation had no significant loans that were modified in a troubled debt restructuring.

There were no troubled debt restructurings in the past 12 month that subsequently defaulted.

Note 6: Stockholders’ Equity

On August 17, 2018, Farmers & Merchants Bancorp, Inc. (F&M) and the Corporation entered into an Agreement and Plan of Reorganization and Merger (Merger Agreement), pursuant to which the Corporation will, subject to terms and conditions of the Merger Agreement, merge with and into F&M (the Merger), whereupon the separate corporate existence of the Corporation will cease and F&M will survive. Immediately following the Merger, the Corporation’s wholly-owned subsidiary, Bank of Geneva, will be merged with and into F&M’s wholly-owned subsidiary, Farmers & Merchants State Bank, with Farmers & Merchants State Bank as the surviving bank.

Based on the closing price of F&M’s common stock on August 17, 2018 of $43.88 per share, the transaction value for the shares of common stock and cash to be paid is approximately $88.765 million. The transaction is expected to be a tax-free stock exchange for the Corporation’s shareholders who will be receiving F&M’s common stock pursuant to the Merger, other than as to the 10% of the merger consideration to be paid in cash. Subject to the terms and conditions of the Merger Agreement, upon the completion of the Merger, each share of outstanding Corporation common stock, $10.00 par value, will be converted into: (i) 1,830 shares (Exchange Ratio) of F&M common stock, without par value; plus (ii) $8,465 in cash. The Exchange Ratio is subject to adjustments for stock splits, stock dividends, recapitalization, or similar transactions, or as otherwise described in the Merger Agreement. Fractional shares of F&M common stock will not be

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

issued in respect of fractional interests arising from the Exchange Ratio but will be paid in cash pursuant to the Merger Agreement.

Note 7: Disclosures About Fair Value of Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities

Recurring Measurements

The following tables present the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2018 and December 31, 2017:

	June 30, 2018 (Unaudited)
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-Sale Securities
Federal agencies	$13,153	$—	$13,153	$—
State and municipal	1,324	—	1,324	—
Mortgage-backed
GSE residential	3,111	—	3,111	—
Marketable equity securities, financial services industry	3	3	—	—

	$17,591	$3	$17,588	$—

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

	December 31, 2017 (Audited)
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-Sale Securities
Federal agencies	$10,617	$—	$10,617	$—
U.S. treasuries	—	—	—	—
State and municipal	1,380	—	1,380	—
Mortgage-backed
GSE residential	3,495	—	3,495	—
Marketable equity securities, financial services industry	5	5	—	—

	$15,497	$5	$15,492	$—

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the six months ended June 30, 2018. The Corporation has no liabilities measured at fair value on a recurring basis.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include marketable equity securities in the financial services industry. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. The inputs used by the pricing service to determine fair value may include one, or a combination of, observable inputs such as benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data market research publications and are classified within Level 2 of the valuation hierarchy. Level 2 securities include federal agency securities, U.S. Treasury securities, state and municipal securities, and mortgage-backed GSE residential securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. The Corporation has no securities classified as Level 3.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

Nonrecurring Measurements

The following tables present the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2018 and December 31, 2017:

June 30, 2018 (Unaudited)
Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Collateral-dependent impaired loans	$—	$—	$—	$—

		December 31, 2017 (Audited)
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Collateral-dependent impaired loans	$254	$—	$—	$254

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

The Bank has no liabilities measured at fair value on a nonrecurring basis.

Collateral-dependent Impaired Loans

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Bank considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by the Controller’s Office. Appraisals are reviewed for accuracy and consistency by the Controller’s Office. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by the Controller’s Office by comparison to historical results.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements other than goodwill at December 31, 2017:

	Fair Value at June 30, 2018 (Unaudited)	Valuation Technique	Unobservable Inputs	Range (Weighted- Average)
Collateral-dependent impaired loans	$—	Market comparable properties	Marketability discount	N/A

	Fair Value at December 31, 2017 (Audited)	Valuation Technique	Unobservable Inputs	Range (Weighted- Average)
Collateral-dependent impaired loans	$254	Market comparable properties	Marketability discount	20% –36% (29%)

Fair Value of Financial Instruments

The following table presents estimated fair values of the Corporation’s financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2018 and December 31, 2017:

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2018 (Unaudited)
Financial assets
Cash and cash equivalents	$5,905	$5,905	$—	$—
Securities—available-for-sale	17,591	—	17,591	—
Loans receivable, net	255,285	—	—	253,986
Federal Reserve and FHLB Stock	2,104	—	2,104	—
Accrued interest receivable	1,805	—	1,805	—
Financial liabilities
Deposits	211,958	—	32,915	178,537
Federal funds purchased	1,511	—	1,511	—
Long-term borrowings	41,038	—	40,737	—
Accrued interest payable	105	—	105	—

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

December 31, 2017 (Audited)
Financial assets
Cash and cash equivalents	$16,387	$16,387	$—	$—
Securities—available-for-sale	15,497	—	15,497	—
Loans receivable, net	239,635	—	—	239,537
Federal Reserve and FHLB Stock	2,074	—	2,074	—
Accrued interest receivable	1,545	—	1,545	—
Financial liabilities
Deposits	215,833	—	36,942	178,699
Long-term borrowings	31,054	—	31,212	—
Accrued interest payable	93	—	93	—

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.

Cash and Cash Equivalents, Federal Reserve and FHLB Stock, Accrued Interest Receivable, Accrued Interest Payable, and Federal Funds Purchased

The carrying amount approximates fair value.

Loans Receivable, Net

Fair value is estimated by discounting the future cash flows using the market rates at which similar notes would be made to borrowers with similar credit ratings and for the same remaining maturities. The market rates used are based on current rates the Bank would impose for similar loans and reflect a market participant assumption about risks associated with nonperformance, illiquidity, and the structure and term of the loans along with local economic and market conditions. Loans with similar characteristics were aggregated for purposes of the calculations.

Deposits

Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Long-Term Borrowings

Fair value is estimated by discounting the future cash flows using rates of similar loans with similar maturities based on rates currently available to the Corporation.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

June 30, 2018

(Table Dollar Amounts in Thousands Except Share and Per Share Amounts)

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at June 30, 2018 (unaudited) and December 31, 2017 (audited).

Independent Auditor’s Report

Board of Directors and Stockholders

Limberlost Bancshares, Inc.

Geneva, Indiana

We have audited the accompanying consolidated financial statements of Limberlost Bancshares, Inc. and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Limberlost Bancshares, Inc. and its subsidiary as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Fort Wayne, Indiana

March 12, 2018 except for Note 18

As to which the date is October 3, 2018

Limberlost Bancshares, Inc.

Consolidated Balance Sheets

December 31, 2017 and 2016

	2017	2016
Assets
Cash and due from banks	$4,652,214	$3,904,920
Federal funds sold	7,807,000	1,511,000
Interest-bearing demand deposits	3,928,160	3,937,100

Total cash and cash equivalents	16,387,374	9,353,020
Available-for-sale securities	15,497,357	8,344,502
Loans receivable, net of allowance for loan losses of $2,996,081 and $2,586,250	239,635,238	218,270,465
Premises and equipment, net	3,291,121	2,940,823
Federal Reserve and Federal Home Loan Bank stock	2,074,350	1,804,450
Interest receivable	1,545,465	1,531,529
Other assets	783,153	1,433,404

Total assets	$279,214,058	$243,678,193

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$36,941,668	$37,591,160
Interest-bearing	178,891,090	139,476,181

Total deposits	215,832,758	177,067,341
Long-term borrowings	31,054,079	37,401,018
Interest payable	92,780	70,288
Dividends payable	1,400,000	—
Other liabilities	1,295,701	770,351

Total liabilities	249,675,318	215,308,998

Stockholders’ Equity
Common stock, $2,500 par value Authorized, 1,000,000 shares Issued and outstanding, 1,000 shares	2,500,000	2,500,000
Capital surplus	4,967,996	4,946,834
Retained earnings	22,273,863	21,325,201
Accumulated other comprehensive loss	(106,297)	(261,826)
Unearned ESOP compensation	(96,822)	(141,014)

Total stockholders’ equity	29,538,740	28,369,195

Total liabilities and stockholders’ equity	$279,214,058	$243,678,193

See Notes to Consolidated Financial Statements

Limberlost Bancshares, Inc.

Consolidated Statements of Income

Years Ended December 31, 2017 and 2016

	2017	2016
Interest Income
Loans receivable	$12,322,405	$11,051,841
Investment securities
Taxable	338,467	254,090
Tax-exempt	14,414	10,729
Other	36,413	17,387

Total interest income	12,711,699	11,334,047

Interest Expense
Deposits	916,658	659,082
Borrowings	605,509	418,451

Total interest expense	1,522,167	1,077,533

Net Interest Income	11,189,532	10,256,514
Provision for Loan Losses	420,000	330,000

Net Interest Income After Provision for Loan Losses	10,769,532	9,926,514

Noninterest Income
Service charges on deposit accounts	470,118	453,452
Net realized gain (loss) on sales of available-for-sale securities	(184,048)	69,141
Gain on sale of loans	327,062	—
Other income	513,363	223,363

Total noninterest income	1,126,495	745,956

Noninterest Expense
Salaries and employee benefits	4,146,310	3,643,115
Net occupancy expenses	346,726	331,232
Equipment expenses	401,430	396,312
Deposit insurance expense	84,093	91,953
Technology expense	325,870	322,243
Legal and professional fees	335,431	335,431
Other expenses	930,298	833,904

Total noninterest expense	6,570,158	5,954,190

Net Income	$5,325,869	$4,718,280

See Notes to Consolidated Financial Statements

Limberlost Bancshares, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2017 and 2016

	2017	2016
Net Income	$5,325,869	$4,718,280

Other Comprehensive Income (Loss)
Unrealized depreciation on available-for-sale securities	(28,519)	(99,025)
Less: reclassification adjustment for realized gains (losses) included in net income	(184,048)	69,141

	155,529	(168,166)

Comprehensive Income	$5,481,398	$4,550,114

See Notes to Consolidated Financial Statements

Limberlost Bancshares, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2017 and 2016

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Unearned ESOP Compensation	Total
	Shares Outstanding	Amount
Balance, January 1, 2016	1,000	$2,500,000	$4,850,664	$18,527,865	$(93,660)	$(363,266)	$25,421,603
Net income		—	—	4,718,280	—	—	4,718,280
Other comprehensive loss		—	—	—	(168,166)	—	(168,166)
ESOP shares earned		—	96,170	—	—	222,252	318,422
Dividends on common stock $1,950 per share		—	—	(1,920,944)	—	—	(1,920,944)

Balance, December 31, 2016	1,000	2,500,000	4,946,834	21,325,201	(261,826)	(141,014)	28,369,195
Net income		—	—	5,325,869	—	—	5,325,869
Other comprehensive income		—	—	—	155,529	—	155,529
ESOP shares earned		—	21,162	—	—	44,192	65,354
Dividends on common stock $4,400 per share		—	—	(4,377,207)	—	—	(4,377,207)

Balance, December 31, 2017	1,000	$2,500,000	$4,967,996	$22,273,863	$(106,297)	$(96,822)	$29,538,740

See Notes to Consolidated Financial Statements

Limberlost Bancshares, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2017 and 2016

	2017	2016
Operating Activities
Net income	$5,325,869	$4,718,280
Items not requiring (providing) cash
Depreciation	447,936	444,603
ESOP shares earned	65,354	318,422
Available-for-sale securities amortization, net	34,609	5,605
Provision for loan loss	420,000	330,000
Net realized (gains) losses on sales of available-for-sale securities	184,048	(69,141)
Gain on sale of loans	(327,062)	—
Gain on sale of premises and equipment	(26,083)	—
Net change in
Interest receivable	(13,936)	(312,285)
Interest payable	22,492	10,510
Other assets	650,251	48,453
Other liabilities	525,350	(270,570)

Net cash provided by operating activities	7,308,828	5,223,877

Investing Activities
Proceeds from maturities and calls of available-for-sale securities	879,622	5,287,973
Proceeds from sales of available-for-sale securities	3,722,500	4,085,428
Purchases of available-for-sale securities	(11,818,105)	(7,921,790)
Net change in loans	(21,457,711)	(15,804,999)
Purchases of premises and equipment	(799,458)	(647,922)
Proceeds from sale of premises and equipment	27,307	—
Purchases of FHLB stock	(269,900)	(104,700)

Net cash used in investing activities	(29,715,745)	(15,106,010)

Financing Activities
Net change in
Noninterest-bearing, interest-bearing demand and savings deposits	35,792,908	2,640,375
Certificates of deposit	2,972,509	8,056,120
Short-term borrowings	—	(1,528,000)
Proceeds from long-term borrowings	15,000,000	18,500,000
Repayments of long-term borrowings	(21,346,939)	(10,962,362)
Cash dividends	(2,977,207)	(1,920,944)

Net cash provided by financing activities	29,441,271	14,785,189

Increase in Cash and Cash Equivalents	7,034,354	4,903,056
Cash and Cash Equivalents, Beginning of Year	9,353,020	4,449,964

Cash and Cash Equivalents, End of Year	$16,387,374	$9,353,020

Additional Cash Flows Information
Interest paid	$1,499,675	$1,067,023
Dividends payable	1,400,000	—

See Notes to Consolidated Financial Statements

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

The accounting and reporting policies of Limberlost Bancshares, Inc. (Corporation) and its wholly-owned subsidiary, Bank of Geneva (Bank), conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant of the policies are described below.

The Corporation is a bank holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a state bank charter and provides full banking services, including trust services. The Bank is subject to regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Adams County, Indiana and surrounding counties. The Bank loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and the Bank (collectively, Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and fair values of financial instruments.

Cash and Interest-Bearing Demand Deposits

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents consist of federal funds sold which are not federally insured.

At December 31, 2017, the Company’s cash accounts at nonfederal government or nongovernmental agencies exceeded FDIC insurance limits by approximately $51,000.

Securities

Available-for-sale securities, which include any security for which the Company has no immediate plans to sell, but may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific-identification method.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

For debt securities with fair value below amortized cost when the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income (loss).

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses and any unamortized deferred fees or costs.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is generally discontinued at the time the loan is 90 days past due unless the credit is well secured and in process of collection. Past-due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established if the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and depreciated using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

At December 31, 2017 and 2016, the balance of real estate owned consists of approximately $30,000 and $551,000, respectively, of foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property. The balance of real estate owned is included in other assets on the consolidated balance sheets. At both December 31, 2017 and 2016, there were no consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceeds are in process.

Federal Reserve and Federal Home Loan Bank Stock

Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve Bank (FRB) and Federal Home Loan Bank (FHLB) systems. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

Income Taxes

The Company’s stockholders have elected to have the Company’s income taxed as an S Corporation under provisions of the Internal Revenue Code and a similar section of the Indiana income tax law. Therefore, taxable income or loss is reported to the individual stockholders for inclusion in their respective tax returns and no provision for federal and state income taxes is included in these statements.

The Corporation files consolidated income tax returns with its subsidiary.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive loss, net of applicable income taxes. Other comprehensive loss includes unrealized appreciation (depreciation) on available-for-sale securities.

Reclassifications

Certain reclassifications have been made to the 2016 financial statements to conform to the 2017 financial statement presentation. These reclassifications had no effect on net income.

Subsequent Events

Subsequent events have been evaluated through March 12, 2018, which is the date the consolidated financial statements were available to be issued.

Note 2: Future Change in Accounting Principle

The Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments—Credit Losses (Topic 326). The ASU introduces a new credit loss model, the current expected credit loss model (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk.

The CECL model utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. For available for-sale securities where fair value is less than cost, credit-related impairment, if any, will be recognized in an allowance for credit losses and adjusted each period for changes in expected credit risk. This model replaces the multiple existing impairment models, which generally require that a loss be incurred before it is recognized.

The CECL model represents a significant change from existing practice and may result in material changes to the Company’s accounting for financial instruments. The Company is evaluating the effect ASU 2016-13 will have on its consolidated financial statements and related disclosures. The impact of the ASU will depend upon the state of the economy and the nature of our portfolios at the date of adoption. The new standard is effective for annual periods beginning after December 15, 2020, and any interim periods within annual reporting periods that begin after December 15, 2021.

Note 3: Restriction on Cash and Due From Banks

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2017, was $1,317,000.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

Note 4: Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale
Federal agencies	$10,661	$14	$58	$10,617
State and municipal	1,379	5	4	1,380
Mortgage-backed Government sponsored enterprise (GSE) residential	3,561	4	70	3,495
Marketable equity securities, financial services industry	2	3	—	5

Total securities	$15,603	$26	$132	$15,497

	2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale
Federal agencies	$949	$—	$—	$949
U.S. treasuries	2,908	—	183	2,725
State and municipal	330	4	—	334
Mortgage-backed GSE residential	4,418	1	90	4,329
Marketable equity securities, financial services industry	2	6	—	8

Total securities	$8,607	$11	$273	$8,345

The amortized cost and fair value of securities available for sale at December 31, 2017, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized Cost	Fair Value
Within one years	$—	$—
One to five years	250	254
Five to ten years	10,813	10,770
After ten years	977	973

	12,040	11,997
Mortgage-backed GSE residential securities	3,561	3,495
Marketable equity securities	2	5

Totals	$15,603	$15,497

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

The carrying value of securities pledged as collateral was approximately $4,469,000 and $5,561,000 at December 31, 2017 and 2016, respectively.

No gross gains and gross losses of $184,048 resulting from sales of available-for-sale securities were realized during 2017. Gross gains of $69,141 and no gross losses from sales of available-for-sale securities were realized during 2016.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2017 and 2016, was approximately $12,102,000 and $6,765,000, which was approximately 78 percent and 81 percent, respectively, of the Company’s available-for-sale investment portfolio. These declines primarily resulted from changes in interest rates since the securities were purchased.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

The following tables show the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2017 and 2016:

	2017
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Federal agencies	$7,717	$58	$—	$—	$7,717	$58
State and municipal	1,125	4	—	—	1,125	4
Mortgage-backed GSE residential	—	—	3,260	70	3,260	70

Total temporarily impaired securities	$8,842	$62	$3,260	$70	$12,102	$132

	2016
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. treasuries	$2,725	$183	$—	$—	$2,725	$183
Mortgage-backed GSE residential	4,040	90	—	—	4,040	90

Total temporarily impaired securities	$6,765	$273	$—	$—	$6,765	$273

Federal Agencies

The unrealized losses on the Company’s investments in direct obligations of U.S. government agencies were caused by interest rate changes. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2017.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

State and municipal

The unrealized losses on the Company’s investments in securities of state and municipal subdivisions were caused by interest rate changes and illiquidity. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2017.

Residential Mortgage-backed Securities

The unrealized losses on the Company’s investment in residential mortgage-backed securities were caused by interest rate changes. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2017.

Note 5: Loans and Allowance for Loan Losses

Loans at December 31, include:

	2017	2016
Residential real estate	$74,998	$65,509
Commercial	11,744	11,315
Commercial real estate	15,745	16,332
Agricultural	132,454	120,198
Consumer	6,746	6,145
Municipal and other	2,263	2,361

	243,950	221,860
Deferred loan fees	(1,319)	(1,004)
Allowance for loan losses	(2,996)	(2,586)

Total loans	$239,635	$218,270

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2017 and 2016:

	2017
	Residential Real Estate	Commercial	Commercial Real Estate	Agricultural	Consumer	Municipal and Other	Total
Allowance for loan losses
Balance, beginning of year	$540	$162	$235	$1,276	$344	$29	$2,586
Provision charged to expense	129	20	27	228	12	4	420
Losses charged off	—	—	(21)	—	(16)	—	(37)
Recoveries	—	—	1	20	6	—	27

Balance, end of year	$669	$182	$242	$1,524	$346	$33	$2,996

Ending balance, individually evaluated for impairment	$—	$—	$—	$170	$—	$—	$170

Ending balance, collectively evaluated for impairment	$669	$182	$242	$1,354	$346	$33	$2,826

Loans
Ending balance	$74,998	$11,744	$15,745	$132,454	$6,746	$2,263	$243,950

Ending balance, individually evaluated for impairment	$—	$—	$—	$424	$—	$—	$424

Ending balance, collectively evaluated for impairment	$74,998	$11,744	$15,745	$132,030	$6,746	$2,263	$243,526

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

	2016
	Residential Real Estate	Commercial	Commercial Real Estate	Agricultural	Consumer	Municipal and Other	Total
Allowance for loan losses
Balance, beginning of year	$462	$145	$208	$1,094	$342	$25	$2,276
Provision charged to expense	97	17	24	179	9	4	330
Losses charged off	(19)	—	—	—	(11)	—	(30)
Recoveries	—	—	3	3	4	—	10

Balance, end of year	$540	$162	$235	$1,276	$344	$29	$2,586

Ending balance, individually evaluated for impairment	$—	$—	$173	$146	$—	$—	$319

Ending balance, collectively evaluated for impairment	$540	$162	$62	$1,130	$344	$29	$2,267

Loans
Ending balance	$65,509	$11,315	$16,332	$120,198	$6,145	$2,361	$221,860

Ending balance, individually evaluated for impairment	$—	$—	$1,001	$398	$27	$—	$1,426

Ending balance, collectively evaluated for impairment	$65,509	$11,315	$15,331	$119,800	$6,118	$2,361	$220,434

Internal Risk Categories

Loan grades are numbered 1 through 8. Grades 1 through 5 are considered satisfactory grades. The grade of 6, or Special Mention, represents loans of lower quality and is considered criticized. The grades of 7, or Watch, and 8, or Doubtful refer to loans that are classified. The use and application of these grades by the Bank will be uniform and shall conform to the Bank’s policy.

Excellent (1) Prime loans based on liquid collateral, with adequate margin or supported by strong financial statement that is audited with an unqualified opinion from a CPA firm. The character and repayment ability of the borrowers are excellent and without question. High liquidity, minimum risk, strong ratios, and low handling costs are common factors to these types of credits. This classification also applies to all loans secured by certificate of deposit or other cash equivalents.

Good (2) Desirable loans of somewhat less stature than Grade 1, but with strong financial statements. Loans secured by marketable securities. Probability of serious financial deterioration is unlikely. Possessing a sound repayment source, both primary and secondary definitely will allow repayment in a reasonable period of time. Individual loans backed by liquid personal assets, established history and unquestionable character.

Average (3) Loans of average or slightly above average risk, having some deficiency or vulnerability to changing economic conditions, but still fully collectible. May be some weakness but with offsetting features of other support. Loans that meet the terms of repayment, but which may be susceptible to deterioration if adverse factors are encountered.

Pass (4) Loans have a slightly higher debt service coverage ratio or higher debt to income level, lower Empirical scores, high loan-to-value in collateral used and a slightly lower capacity for repayment than an

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

average credit but are considered by management and the Board of Directors to be within the Bank’s accepted level of risk.

Marginally Pass (5) Loans, as in the previous category, that have a higher risk to the Bank. These loans will have a higher debt service coverage ratio or higher debt to income level, lower Empirical scores, higher loan-to-value in collateral used and a lower capacity for repayment than a “pass” credit but still fall within the guidelines set by the Bank’s Loan Policy. Executive Loan Committee must review any loan with this grade before it is written.

Special Mention (6) Loans considered satisfactory but which are of above average credit risk due to financial weaknesses or uncertainty. These loans warrant a higher than average level of monitoring to insure that weaknesses do not advance. The level of risk associated with a special mention loan is considered acceptable and within normal underwriting guidelines, so long as the loan is given an above average amount of management supervision.

Watch (7) Loans that possess some significant credit deficiency or weakness which deserve close attention. Such loans have unwarranted financial risk that, if not corrected, could weaken the loan and increase risk in the future.

Doubtful (8) Loans that possess a defined credit weakness and the likelihood that a loan will be paid from the primary source of repayment are uncertain. Financial deterioration is underway and collection or liquidation in full is improbable. Loans are inadequately protected by the current net worth and paying capacity of the borrower. The primary source of repayment is gone, and the Bank is forced to rely on secondary source of repayment such as collateral liquidation or guarantees. There is considerable doubt as to the quality of the secondary source of repayment. Loans have been restructured so that payment schedules, terms and collateral represent concessions to the borrower when compared to existing marketplace conditions. The Bank is seriously contemplating foreclosure or legal action due to the apparent deterioration in the loan.

Loan Risk Characteristics

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Residential Real Estate: Residential real estate loans are generally secured by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Commercial: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Commercial Real Estate: Commercial real estate loans typically involve larger principal amounts and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

Agricultural: Agricultural loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Consumer: The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors such as unemployment and general economic conditions in the Company’s market area and the creditworthiness of a borrower.

Municipal and Other: Municipal loans consist of loans to local government or related entities. Repayment for these loans is generally dependent on the entity’s ability to generate sufficient tax revenue or funding. Credit risk in these loans may be impacted by fiscal policy and tax base trends as well as economic trends in the entity’s district as well as in the state and national markets.

The following tables present the credit risk profile of the Company’s loan portfolio based on internal rating category and payment activity as of December 31, 2017 and 2016:

	2017
	Residential Real Estate	Commercial	Commercial Real Estate	Agricultural	Consumer	Municipal and Other	Total
Grade
Pass (1-5)	$74,904	$11,724	$14,934	$131,490	$6,746	$2,263	$242,061
Special mention (6)	—	—	—	53	—	—	53
Watch (7)	94	20	811	911	—	—	1,836
Doubtful (8)	—	—	—	—	—	—	—

Total	$74,998	$11,744	$15,745	$132,454	$6,746	$2,263	$243,950

	2016
	Residential Real Estate	Commercial	Commercial Real Estate	Agricultural	Consumer	Municipal and Other	Total
Grade
Pass (1-5)	$65,478	$11,138	$14,311	$119,115	$6,127	$2,361	$218,530
Special mention (6)	—	—	—	54	—	—	54
Watch (7)	31	177	2,021	1,029	18	—	3,276
Doubtful (8)	—	—	—	—	—	—	—

Total	$65,509	$11,315	$16,332	$120,198	$6,145	$2,361	$221,860

The Company evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

The following tables present the Company’s loan portfolio aging analysis of the recorded investment in loans as of December 31, 2017 and 2016:

	2017
	30-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Loans > 90 and Accruing
Residential real estate	$597	$—	$597	$74,401	$74,998	$—
Commercial	22	—	22	11,722	11,744	—
Commercial real estate	—	—	—	15,745	15,745	—
Agricultural	465	437	902	131,552	132,454	—
Consumer	13	9	22	6,724	6,746	—
Municipal and other	—	—	—	2,263	2,263	—

Total	$1,097	$446	$1,543	$242,407	$243,950	$—

	2016
	30-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Loans > 90 and Accruing
Residential real estate	$469	$68	$537	$64,972	$65,509	$41
Commercial	4	—	4	11,311	11,315	—
Commercial real estate	—	80	80	16,252	16,332	—
Agricultural	797	398	1,195	119,003	120,198	—
Consumer	24	1	25	6,120	6,145	1
Municipal and other	8	—	8	2,353	2,361	—

Total	$1,302	$547	$1,849	$220,011	$221,860	$42

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

The following tables present impaired loans for the year December 31, 2017 and 2016:

	2017
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis
Loans without a specific valuation allowance
Commercial real estate	$—	$—	$—	$—	$—	$—
Consumer	—	—	—	—	—	—
Loans with a specific valuation allowance
Commercial real estate	—	—	—	787	40	40
Agricultural	424	424	170	418	—	—

Total impaired loans	$424	$424	$170	$1,205	$40	$40

	2016
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis
Loans without a specific valuation allowance
Commercial real estate	$81	$81	$—	$82	$1	$1
Consumer	27	27	—	30	—	—
Loans with a specific valuation allowance
Commercial real estate	920	920	173	75	—	—
Agricultural	398	398	146	402	4	4

Total impaired loans	$1,426	$1,426	$319	$589	$5	$5

The following table presents the Company’s nonaccrual loans at December 31, 2017 and 2016:

	2017	2016
Residential real estate	$—	$27
Commercial real estate	—	80
Agricultural	437	398
Consumer	9	—

Total nonaccrual loans	$446	$505

As of and during the years ending December 31, 2017 and 2016, the Company had no significant loans that were modified in a troubled debt restructuring.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

Note 6: Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2017	2016
Land	$1,050	$500
Buildings	2,977	2,912
Equipment	5,501	5,417
Construction in progress	63	—

Total cost	9,591	8,829
Accumulated depreciation	(6,300)	(5,888)

Net premises and equipment	$3,291	$2,941

Note 7: Deposits

	2017	2016
Demand deposits	$125,519	$107,944
Savings deposits	40,749	22,531
Certificates and other time deposits of $ 250,000 or more	20,632	18,823
Other certificates and time deposits	28,933	27,769

Total deposit accounts	$215,833	$177,067

Certificates and other time deposits maturing in years ending December 31:

2018	$16,836
2019	13,438
2020	8,185
2021	4,323
2022	6,468
Thereafter	315

$49,565

Included in time deposits for December 31, 2017 and 2016, are brokered certificates in the amounts of $8,295,000 and $8,046,000, respectively.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

Note 8: Long-Term Borrowings

	2017	2016
Federal Home Loan Bank advances, fixed rates ranging from 1.17% to 2.11%, principal payments due at various dates through November 15, 2024	$30,957	$37,260
ESOP note payable, interest rate of 4.5%, paid in full in 2017	—	12
ESOP note payable, interest rate prime plus .75% (5.25% at December 31, 2017), principal and interest payments of $9,275 due quarterly through August 21, 2020	97	129

	$31,054	$37,401

The Federal Home Loan Bank advances are secured by first-mortgage loans totaling approximately $103,853,000. Advances are subject to restrictions or penalties in the event of prepayment. The ESOP notes payable are guaranteed by the Corporation.

Maturities in years ending December 31:

2018	$4,865
2019	7,822
2020	4,867
2021	—
2022	2,000
Thereafter	11,500

$31,054

Note 9: Loan Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others totaled approximately $4,624,000 and $5,024,000 at December 31, 2017 and 2016, respectively. The unamortized value of mortgage servicing rights is not significant to the consolidated financial statements.

Note 10: Commitments and Contingent Liabilities

In the normal course of business, there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheets.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

	2017	2016
Commitments to extend credit	$20,680	$19,002
Standby letters of credit	300	300
Standby letters of credit issued on Bank’s behalf	1,663	1,733

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

Note 11: Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulatory capital standards to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier I capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2017 and 2016, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2017, the most recent notification from the Bank’s primary regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier I risk-based capital and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

The Bank’s actual capital amounts and ratios are also presented in the table as follows:

	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2017
Total capital (to risk-weighted assets) Bank	$32,250	14.9%	$17,357	8.0%	$21,696	10.0%
Tier I capital (to risk-weighted assets) Bank	29,535	13.6%	13,018	6.0%	17,357	8.0%
Common Equity Tier 1 capital (to risk-risk-weighted assets) Bank	29,535	13.6%	9,763	4.5%	14,102	6.5%
Tier I capital (to average assets) Bank	29,535	10.9%	10,860	4.0%	13,575	5.0%

As of December 31, 2016
Total capital (to risk-weighted assets) Bank	$30,913	16.7%	$14,799	8.0%	$18,499	10.0%
Tier I capital (to risk-weighted assets) Bank	28,597	15.5%	11,099	6.0%	14,799	8.0%
Common Equity Tier 1 capital (to risk-risk-weighted assets) Bank	28,597	15.5%	8,325	4.5%	12,024	6.5%
Tier I capital (to average assets) Bank	28,597	12.2%	9,406	4.0%	11,757	5.0%

The above minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer is being phased in from 0.0 percent for 2015 to 2.50 percent by 2019. The capital conservation buffer was 1.25 percent at December 31, 2017. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2017, approximately $3,870,000 of retained earnings were available for dividend declaration without prior regulatory approval.

Basel III Capital Rules

In July 2013, the three federal bank regulatory agencies jointly published final rules (the Basel III Capital Rules) establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. These rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, compared to the current U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. These rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach. The Basel III Capital Rules were effective for the Bank on January 1, 2015 (subject to a four-year phase-in period).

The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (CET1), (ii) specify that Tier 1 capital consist of CET1 and “Additional Tier 1 Capital” instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments as compared to existing regulations.

Note 12: Employee Stock Ownership Plan

The Company has a combined retirement savings 401(k) and employee stock ownership plan in which substantially all employees may participate. The Company’s contributions to the 401(k) component of the plan are discretionary. The expense for the 401(k) component was approximately $44,000 and $43,000 for the years ended December 31, 2017 and 2016, respectively.

During 2013, the ESOP borrowed funds from a third-party lender to acquire 40 shares of Company stock and Limberlost Bancshares, Inc. guaranteed the debt. During 2015, the ESOP borrowed funds from the same third-party lender to acquire six shares of Company stock and Limberlost Bancshares, Inc. guaranteed the debt. The Company may make annual contributions to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. All dividends received by the ESOP on unallocated shares are used to pay debt service. As the debt is repaid, shares are released and allocated to plan participants, based on the proportion of principal paid in the year to the original total principal advanced.

The debt of the ESOP is recorded as debt of the Company and the unallocated shares subject to the guarantee are reported as unearned ESOP shares in the consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the current fair value of the shares. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

ESOP compensation expense was approximately $40,000 and $110,000 for 2017 and 2016, respectively. The ESOP shares as of December 31 were as follows:

	2017	2016
Allocated shares	216	207
Shares released for allocation	2	9
Unearned shares	3	5

Total ESOP shares	221	221

Fair value of unearned shares at December 31	$140	$192

The Company is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary’s termination or after retirement. At December 31, 2017, the fair value, as estimated by an independent appraiser, of the 218 allocated shares held by the ESOP is approximately $8,784,000. Included in the allocated shares are 161 shares held by former employees that are subject to an ESOP-related repurchase option. The fair value of all shares subject to the repurchase obligation is approximately $6,504,000.

Note 13: Operating Leases

The Company has entered into a noncancellable operating lease for a branch location that expires in May 2021, and is subject to renewal. The lease requires the Company to pay all executory costs such as taxes, maintenance and insurance. Rental expense for these leases was approximately $27,000 and $25,000 for the year ended December 31, 2017 and 2016, respectively.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

Future minimum lease payments under operating lease is:

Operating Lease
2018	$23
2019	23
2020	24
2021	10

$80

Note 14: Related Party Transactions

The Bank has entered into transactions with certain directors, executive officers, significant stockholders and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 2017 and 2016, was approximately $1,360,000 and $877,000, respectively.

Deposits from related parties held by the Bank at December 31, 2017 and 2016, totaled approximately $2,577,000 and $1,705,000, respectively.

Note 15: Changes in Accumulated Other Comprehensive Income (AOCI) by Component

Amounts reclassified out of AOCI for 2017 and 2016 consisted of realized gains (losses) on available-for-sale securities being reclassified out of the unrealized gains (losses) component of AOCI. Total losses of $184,048 and total gains of $69,141 were reclassified out of AOCI during 2017 and 2016, respectively. These gains are included in net realized gains on sales of available-for-sale securities on the consolidated statements of income.

Note 16: Disclosures About Fair Value of Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

Recurring Measurements

The following tables present the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2017 and 2016. The Company has no liabilities measured at fair value on a recurring basis:

	2017
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-Sale Securities
Federal agencies	$10,617	$—	$10,617	$—
U.S. treasuries	1,380	—	1,380	—
State and municipal	—	—	—	—
Mortgage-backed
GSE residential	3,495	—	3,495	—
Marketable equity securities, financial services industry	5	5	—	—

	$15,497	$5	$15,492	$—

	2016
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-Sale Securities
Federal agencies	$949	$—	$949	$—
U.S. treasuries	2,725	—	2,725	—
State and municipal	334	—	334	—
Mortgage-backed
GSE residential	4,329	—	4,329	—
Marketable equity securities, financial services industry	8	8	—	—

	$8,345	$—	$8,337	$—

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended December 31, 2017.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include marketable equity securities in the financial services industry. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. The inputs used by the pricing service to determine fair value may include one, or a combination of, observable inputs such as benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data market research publications and are classified within Level 2 of the valuation hierarchy. Level 2 securities include federal agency securities, U.S. Treasury securities, state and municipal securities and mortgage-backed GSE residential securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. The Company has no securities classified as Level 3.

Nonrecurring Measurements

The following tables present the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2017 and 2016:

		2017
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Collateral-dependent impaired loans	$254	$—	$—	$254

		2016
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Collateral-dependent impaired loans	$999	$—	$—	$999

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheet, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

The Bank has no liabilities measured at fair value on a nonrecurring basis.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

Collateral-dependent Impaired Loans

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Bank considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by the Controller’s Office. Appraisals are reviewed for accuracy and consistency by the Controller’s Office. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by the Controller’s Office by comparison to historical results.

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements other than goodwill at December 31, 2017:

	Fair Value at December 31, 2017	Valuation Technique	Unobservable Inputs	Range (Weighted- Average)
Collateral-dependent impaired loans	$254	Market comparable properties	Marketability discount	39% – 40% (39%)

	Fair Value at December 31, 2016	Valuation Technique	Unobservable Inputs	Range (Weighted- Average)
Collateral-dependent impaired loans	$999	Market comparable properties	Marketability discount	1% – 10% (2%)

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

Fair Value of Financial Instruments

The following table presents estimated fair values of the Company’s financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2017 and 2016:

	Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2017
Financial assets
Cash and cash equivalents	$16,387	$16,387	$—	$—
Securities—available-for-sale	15,497	—	15,497	—
Loans receivable, net	239,635	—	—	239,537
Federal Reserve and FHLB Stock	2,074	—	2,074	—
Accrued interest receivable	1,545	—	1,545	—
Financial liabilities
Deposits	215,833	—	36,942	178,699
Long-term borrowings	31,054	—	31,212	—
Accrued interest payable	93	—	93	—

December 31, 2016
Financial assets
Cash and cash equivalents	$9,353	$9,353	$—	$—
Securities—available-for-sale	8,345	—	8,345	—
Loans receivable, net	218,270	—	—	218,554
Federal Reserve and FHLB Stock	1,804	—	1,804	—
Accrued interest receivable	1,532	—	1,532	—
Financial liabilities
Deposits	177,067	—	37,591	139,326
Long-term borrowings	37,401	—	37,560	—
Accrued interest payable	70	—	70	—

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.

Cash and Cash Equivalents, Federal Reserve and FHLB Stock, Accrued Interest Receivable, and Accrued Interest Payable

The carrying amount approximates fair value.

Loans Receivable, Net

Fair value is estimated by discounting the future cash flows using the market rates at which similar notes would be made to borrowers with similar credit ratings and for the same remaining maturities. The market

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

rates used are based on current rates the Bank would impose for similar loans and reflect a market participant assumption about risks associated with nonperformance, illiquidity, and the structure and term of the loans along with local economic and market conditions. Loans with similar characteristics were aggregated for purposes of the calculations.

Deposits

Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Long-Term Borrowings

Fair value is estimated by discounting the future cash flows using rates of similar loans with similar maturities based on rates currently available to the Company.

Note 17: Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans and allowance for loan losses. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk. Other significant estimates and concentrations not discussed in those footnotes include:

Investments

The Company invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the accompanying balance sheets.

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

Note 18: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to the financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	2017	2016
Assets
Cash and cash equivalents	$30	$—
Investment in Bank subsidiary	29,425	28,329
Dividend receivable	1,400	—
Other assets	181	183

Total assets	$31,036	$28,512

Liabilities
Borrowings	$97	$141
Other liabilities	—	2
Dividend payable	1,400	—

Total liabilities	1,497	143

Stockholders’ Equity
Common stock	2,500	2,500
Capital surplus	4,968	4,947
Retained earnings	22,274	21,325
Unearned ESOP compensation	(97)	(141)
Accumulated other comprehensive loss	(106)	(262)

Total stockholders’ equity	29,539	28,369

Total liabilities and stockholders’ equity	$31,036	$28,512

Condensed Statements of Income and Comprehensive Income

	2017	2016
Income
Dividends from Bank subsidiary	$4,565	$2,050
Expenses
Other expenses	177	264

Income Before Equity in Undistributed Income of Subsidiary	4,388	1,786
Equity in Undistributed Income of Subsidiary	938	2,932

Net Income	$5,326	$4,718

Comprehensive Income	$5,481	$4,550

Limberlost Bancshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(Table Dollar Amounts in Thousands)

Condensed Statements of Cash Flows

	2017	2016
Operating Activities
Net income for the year	$5,326	$4,718
Items not requiring (providing) cash
ESOP shares earned	65	318
Equity in undistributed income of subsidiary	(938)	(2,932)
Net change in other assets and other liabilities	(1,402)	4

Net cash provided by operating activities	3,051	2,108

Financing Activities
Repayment of borrowings	(44)	(223)
Dividends paid on common stock	(2,977)	(1,921)

Net cash used in financing activities	(3,021)	(2,144)

Net Change in Cash and Cash Equivalents	30	(36)
Cash and Cash Equivalents, Beginning of Year	—	36

Cash and Cash Equivalents, End of Year	$30	$—

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

BETWEEN

FARMERS & MERCHANTS BANCORP, INC.

AND

LIMBERLOST BANCSHARES, INC.

Dated as of August 17, 2018

i

ii

Exhibits

Exhibit A- Bank Merger Agreement

Exhibit B- Voting Agreement

iii

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

BETWEEN

FARMERS & MERCHANTS BANCORP, INC.

AND

LIMBERLOST BANCSHARES, INC.

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the “Agreement”), is entered as of the 17th day of August, 2018, by and between FARMERS & MERCHANTS BANCORP, INC., an Ohio corporation (“F&M”) and LIMBERLOST BANCSHARES, INC., an Indiana corporation (“LBI”).

W I T N E S S E T H:

WHEREAS, F&M is a registered financial holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Archbold, Ohio, with Farmers & Merchants State Bank, an Ohio commercial bank (“F&M Bank”) as its wholly-owned subsidiary;

WHEREAS, LBI is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Geneva, Indiana, with Bank of Geneva, an Indiana commercial bank (the “Bank”) as its wholly-owned subsidiary;

WHEREAS, it is the desire of F&M and LBI to effect a series of transactions whereby (i) LBI will merge with and into F&M (the “Merger”), and (ii) the Bank will merge with and into F&M Bank;

WHEREAS, the Boards of Directors of F&M and LBI have approved this Agreement and authorized its execution; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and F&M and LBI desire to and hereby adopt this Agreement as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, F&M and LBI hereby make this Agreement and prescribe the terms and conditions of the merger of LBI with and into F&M and the Bank with and into F&M Bank and the mode of carrying the transactions into effect as follows:

SECTION 1

THE MERGERS

1.1    LBI Merger. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 11 hereof), LBI shall be merged with and into F&M, which shall be the “Continuing Company” and shall continue its corporate existence under the laws of the State of Ohio, pursuant to the provisions of and with the effect provided in the Ohio General Corporation Law (“OGCL”).

1.2    The Bank Merger. Subject to the terms and conditions of this Agreement, on the Effective Date and immediately after the Merger, the Bank shall be merged with and into F&M Bank pursuant to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”) and otherwise in accordance with 12 U.S.C. §1828(c) and the Ohio banking law, Chapter 11 of the Ohio Revised Code, as amended, together with any regulations promulgated thereunder (the “Bank Merger”).

1.3    Right to Revise Mergers. The parties may, at any time, change the method of effecting the Merger or the Bank Merger if and to the extent the parties deem such change to be desirable, including, without limitation, to provide for the merger of LBI into a wholly-owned subsidiary of F&M and/or the merger of the Bank into wholly-owned subsidiaries of F&M or F&M Bank; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of LBI specified in Section 3 hereof as a result of the Merger, except in accordance with the terms of Section 3 hereof; (b) adversely affect the tax treatment to the shareholders of LBI; or (c) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 2

EFFECT OF THE MERGER

Upon the Merger becoming effective:

2.1    General Description. The separate existence of LBI shall cease and the Continuing Company shall possess all of the assets of LBI and all of its rights, privileges, immunities, powers, and franchises and shall be subject to and assume all of the duties, obligations and liabilities of LBI.

2.2    Name, Offices, and Management. The name of the Continuing Company shall continue to be “Farmers & Merchants Bancorp, Inc.” Its principal office shall be located at 307 North Defiance Street, Archbold, Ohio 43502. The Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the current Board of Directors of F&M. The officers of F&M immediately prior to the Effective Date shall continue as the officers of the Continuing Company.

2.3    Capital Structure. The amount of capital stock of the Continuing Company shall not be less than the capital stock of F&M immediately prior to the Effective Date increased by the amount of capital stock issued in accordance with Section 3 hereof.

2.4    Articles of Incorporation and Code of Regulations. The Articles of Incorporation and the Code of Regulations of the Continuing Company shall be those of F&M immediately prior to the Effective Date until the same shall be further amended as provided therein or by law.

2.5    Assets and Liabilities. The title to all assets, real estate and other property owned by F&M and LBI shall vest in the Continuing Company without reversion or impairment. All liabilities of LBI shall be assumed by the Continuing Company.

2.6    Additional Actions. If, at any time after the Effective Date, the Continuing Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Continuing Company its right, title or interest in, to or under any of the rights, properties or assets of LBI or the Bank, or (b) otherwise carry out the purposes of this Agreement, LBI and the Bank and their respective officers and directors shall be deemed to have granted to the Continuing Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Company are authorized in the name of LBI or the Bank or otherwise to take any and all such action.

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SECTION 3

CONSIDERATION TO BE DISTRIBUTED

3.1    Consideration. Upon and by reason of the Merger becoming effective, the shareholders of LBI of record on the Effective Date shall be entitled to receive in exchange for each LBI common share, $10.00 par value, (“LBI Common Stock”) held: (i) 1,830.00 (the “Exchange Ratio”) shares of F&M common stock (“F&M Common Stock”), and (ii) $8,465.00 in cash, which cash amount is subject to a potential reduction as set forth in Section 5.10 of the Disclosure Letter. The F&M Common Stock and cash to be exchanged for each share of LBI Common Stock is collectively referred to herein as the “Merger Consideration”. The Exchange Ratio shall be subject to adjustment as set forth in Section 3.3, but shall otherwise remain fixed and no adjustment to the Merger Consideration shall be made as a result of changes in the stock price of the F&M Common Stock.

3.2    Fractional F&M Common Shares. Certificates for fractional shares of F&M Common Stock shall not be issued in respect of fractional interests arising from the Exchange Ratio. Each holder of LBI Common Stock who would have otherwise been entitled to a fraction of a share of F&M Common Stock, upon surrender of all such shareholder’s certificates representing LBI Common Stock, shall be paid in cash (without interest), an amount rounded to the nearest whole cent, determined by multiplying the F&M Average Price (as defined below) by the fractional share of F&M Common Stock to which such holder of LBI Common Stock would otherwise be entitled. No such holder of LBI Common Stock shall be entitled to dividends, voting rights, or any other rights in respect of any fractional share. The term “F&M Average Price” shall mean the average closing price of a share of F&M Common Stock for the ten (10) days that F&M Common Stock trades on the NASDAQ Capital Market preceding the fourth (4th) calendar day prior to the Effective Date. The F&M Average Price shall be appropriately and proportionately adjusted to reflect any share adjustment as contemplated by Section 3.3 hereof.

3.3    Recapitalization. If, between the date of this Agreement and the Effective Date, F&M declares a stock dividend, combination, subdivision, or split with respect to the outstanding F&M Common Stock, or takes any similar recapitalization action, and the record date therefor is prior to the Effective Date, then the Exchange Ratio shall be adjusted so that each holder of LBI Common Stock shall receive such number of shares of F&M Common Stock as represents the same percentage of outstanding shares of F&M Common Stock at the Effective Date as would have been represented by the number of shares of F&M Common Stock such shareholder would have received if the recapitalization had not occurred.

3.4    Distribution of F&M’s Common Stock.

(a)    Each share of F&M Common Stock outstanding immediately prior to the Effective Date shall remain outstanding unaffected by the Merger. Any shares of LBI Common Stock held by F&M shall be cancelled by virtue of the Merger and not be exchanged for shares of F&M Common Stock.

(b)    On or prior to the Effective Date, F&M shall (i) authorize the issuance of and shall make available to Computershare Trust Company or such other exchange agent selected by F&M (the “Exchange Agent”), for the benefit of the registered shareholders of LBI Common Stock for exchange in accordance with this Section 3, certificates for shares (or book entry of shares) of F&M Common Stock (the “F&M Stock Certificates”) to be issued pursuant to Section 3.1, and (ii) shall deposit with the Exchange Agent sufficient cash for payment of the cash portion of the Merger Consideration and cash in lieu of any fractional shares of F&M Common Stock in accordance with Section 3.2. Such F&M Stock Certificates and cash are referred to in this Section 3 as the “Exchange Fund.” F&M shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(c)    Within three (3) business days following the Effective Date, the Exchange Agent shall mail to each holder of LBI Common Stock a letter of transmittal (the “Letter of Transmittal”) providing (i) that delivery shall be effected and risk of loss of title to the certificates representing LBI Common Stock shall

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pass only upon delivery of the certificates to the Exchange Agent and (ii) instructions as to the transmittal to the Exchange Agent of certificates representing shares of LBI Common Stock and the issuance of shares of F&M Common Stock and cash in exchange therefor pursuant to the terms of this Agreement. Distribution of shares of F&M Common Stock Certificates, the cash portion of the Merger Consideration, and cash payments in lieu of fractional shares shall be made by the Exchange Agent to each former holder of LBI Common Stock within ten (10) business days following the later of the Effective Date or the date of such shareholder’s delivery to the Exchange Agent of such shareholder’s certificates representing LBI Common Stock, accompanied by a properly completed and executed Letter of Transmittal. Interest shall not accrue or be payable with respect to any cash payments.

(d)    Following the Effective Date, stock certificates representing LBI Common Stock shall be converted to, and deemed to evidence only the right to receive such number of shares of F&M Common Stock and cash as determined in accordance with Sections 3.1, 3.2 and 3.3 above (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable. No dividends or other distributions otherwise payable subsequent to the Effective Date on shares of F&M Common Stock shall be paid to any shareholder entitled to receive the same until such shareholder has surrendered such shareholder’s certificates for LBI Common Stock to the Exchange Agent in exchange for the Merger Consideration. Upon surrender or compliance with the provisions of Section 3.4(c), there shall be paid to the record holder of F&M Common Stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such common stock.

(e)    From and after the Effective Date, there shall be no transfers on the stock transfer books of LBI of any shares of LBI Common Stock.

(f)    Any portion of the Exchange Fund that remains unclaimed by the holders of LBI Common Stock for twelve (12) months after the Effective Date shall be paid, distributed, or otherwise released to F&M, or its successors in interest. Any shareholders of LBI who have not theretofore complied with this Section 3 shall thereafter look only to F&M, or its successors in interest, for the issuance of shares of F&M Common Stock, payment of cash and any unpaid dividends and distributions on F&M Common Stock deliverable in respect of each share of LBI Common Stock such shareholder holds as determined pursuant to this Agreement. Notwithstanding the foregoing, none of F&M, the Exchange Agent or any other person shall be liable to any former holder of shares of LBI Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)    F&M shall be entitled to rely upon the stock transfer books of LBI to establish the persons entitled to receive the Merger Consideration, which books, in the absence of actual knowledge by F&M of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

(h)    With respect to any certificate for LBI Common Stock which has been lost, stolen, or destroyed, the Exchange Agent and F&M shall be authorized to issue F&M Common Stock and cash to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance reasonably satisfactory to the Exchange Agent and F&M, and, if required by the Exchange Agent or F&M in their sole discretion, upon the posting of a bond in such amount as the Exchange Agent or F&M may determine is reasonably necessary as indemnity against any claim that may be made in regard to any lost, stolen or destroyed certificate representing LBI Common Stock, with any costs incurred at the shareholder’s expense.

SECTION 4

DISSENTING SHAREHOLDERS

Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of LBI Common Stock held by a person (a “Dissenting Shareholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the Indiana Business Corporation

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Law concerning the rights of holders of shares of LBI Common Stock to require payment in cash of the “fair value” of such LBI Common Stock (the “Dissenting Shares”), in accordance with Indiana Code § 23-1-44, as amended, shall not be converted into the right to receive the Merger Consideration and cash for fractional shares as determined in accordance with Sections 3.1 and 3.2 above, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Indiana Code § 23-1-44, as amended. If such Dissenting Shareholder withdraws its demand for “fair value” or fails to perfect or otherwise loses its rights as a dissenting shareholder, in any case under the Indiana Business Corporation Law, each of such Dissenting Shareholder’s shares of LBI Common Stock shall thereupon be treated as though such shares of LBI Common Stock had been converted into the right to receive the Merger Consideration pursuant to Sections 3.1 and 3.2. LBI shall notify F&M of each shareholder who asserts rights as a Dissenting Shareholder following receipt of such Dissenting Shareholder’s written demand delivered as provided in Indiana Code § 23-1-44, as amended. Prior to the Effective Date, LBI shall not, except with the prior written consent of F&M, voluntarily make any payment, settle or commit to settle, or offer to settle any rights of a Dissenting Shareholder asserted under Indiana Code § 23-1-44, as amended.

SECTION 5

REPRESENTATIONS AND

WARRANTIES OF LBI

LBI hereby makes the representations and warranties set forth below to F&M with respect to itself and the Bank. For the purposes of this Agreement, “LBI Disclosure Letter” is defined as the letter referencing Section 5 of this Agreement which shall be prepared by LBI and delivered to F&M contemporaneously with the execution of this Agreement.

5.1    Organization and Authority. LBI and the Bank are each a corporation duly organized and validly existing under the laws of the State of Indiana. Each of LBI and the Bank have the power and authority (corporate and otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. LBI’s only subsidiary is the Bank. The Bank has no subsidiaries. The Bank is subject to primary federal regulatory supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

5.2    Authorization.

(a)    LBI has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to satisfaction of the conditions precedent in Section 9. This Agreement, when executed and delivered by all parties, will have been duly authorized and will constitute a valid and binding obligation of LBI, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights. The respective Boards of Directors of LBI and the Bank, and LBI as the sole shareholder of the Bank, have approved the Merger and the Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement. The Board of Directors of LBI has agreed to recommend to LBI’s shareholders that they adopt this Agreement and approve the transactions described herein subject to Section 7.5 hereof.

(b)    Except as set forth in the LBI Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof, does or will (i) conflict with, result in a breach of, or constitute a default under LBI’s or the Bank’s organizational documents; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or

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commitment, to which LBI or the Bank is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of LBI or the Bank; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which LBI or the Bank is subject or bound, the result of which would have a Material Adverse Effect; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, LBI or the Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.

For the purpose of this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of LBI and the Bank taken as a whole, or F&M and F&M Bank taken as a whole, as applicable, or (ii) would materially impair the ability of LBI or F&M, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of LBI and the Bank, or F&M and F&M Bank, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence on the date of or contemplated by this Agreement and disclosed to F&M, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of LBI and the Bank, or F&M and F&M Bank, as applicable, and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the F&M Common Stock, by itself, be considered to constitute a Material Adverse Effect on F&M (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

(c)    Other than the filing of a Certificate of Merger with the Ohio Secretary of State and Articles of Merger with the Indiana Secretary of State for the Merger and the Bank Merger and in connection or in compliance with the banking regulatory approvals contemplated by Section 9.4 and federal and state securities laws and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by LBI of the transactions contemplated by this Agreement.

(d)    Other than those filings, authorizations, consents and approvals referenced in Section 5.2(c) above and except as set forth in the LBI Disclosure Letter, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by LBI or the Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

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5.3    Capitalization.

(a)    As of the date of this Agreement, LBI has 1,000,000 shares, $10.00 par value per share, of LBI Common Stock authorized, 1,000 shares of which are issued and outstanding. Such issued and outstanding shares of LBI Common Stock have been duly and validly authorized by all necessary corporate action of LBI, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. LBI has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(a) and, except as set forth in the LBI Disclosure Letter, LBI has no intention or obligation to authorize or issue additional shares of its capital stock.

(b)    As of the date of this Agreement, the Bank has 275,000 shares of common stock, $10.00 par value per share, authorized and outstanding, all of which are held beneficially and of record by LBI. Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholder. All of the issued and outstanding shares of Bank common stock are owned by LBI free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. The Bank has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(b) and has no intention or obligation to authorize or issue any other shares of capital stock.

(c)    Except as set forth on the LBI Disclosure Letter there are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock, equity interests, or any debt securities, of LBI or the Bank by which LBI or the Bank is or may become bound. Except as set forth on the LBI Disclosure Letter, neither LBI nor the Bank has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock or equity interests, as applicable.

(d)    Except as set forth in the LBI Disclosure Letter, to the knowledge of LBI’s Management (as defined below), no person or entity beneficially owns five percent (5%) or more of the total issued and outstanding LBI Common Stock.

5.4    Organizational Documents. Except as set forth on the LBI Disclosure Letter, the respective Articles of Incorporation and By-Laws of LBI and the Bank have been delivered to F&M and represent true, accurate and complete copies of such corporate (or organizational) documents of LBI and the Bank in effect as of the date of this Agreement.

5.5    Compliance with Law. To the knowledge of LBI’s Management (as defined below) neither LBI nor the Bank has engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on LBI. LBI and the Bank possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption, except where the failure to possess such licenses or other authorizations would not be reasonably expected to have a Material Adverse Effect on LBI, and such licenses, franchises, permits and authorizations shall be transferred to F&M on the Effective Date without any material restrictions or limitations thereon or the need to obtain any consents of third parties, except as otherwise set forth in the LBI Disclosure Letter. Neither LBI nor the Bank is subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of LBI or the Bank. The Bank has not received any notice of enforcement actions since January 1, 2015 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and

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Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. LBI has not received any notice of enforcement actions since January 1, 2015, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to LBI. The Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

5.6    Accuracy of Statements. No information which has been or shall be supplied by LBI with respect to its businesses, operations and financial condition for inclusion in the proxy statement, registration statement, and regulatory applications relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the regulatory applications and registration statement, and each amendment or supplement thereto, if any, at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

5.7    Litigation and Pending Proceedings. Except as set forth in the LBI Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of LBI’s Management, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does LBI’s Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of LBI’s Management, there are no uncured violations, criticisms or exceptions, or violations with respect to which refunds or restitutions may be required, cited in any report, correspondence or other communication to LBI or the Bank as a result of an examination by any regulatory agency or body which could reasonably be expected to have a Material Adverse Effect.

5.8    Financial Statements.

(a)    LBI’s consolidated audited balance sheets as of the end of the two (2) fiscal years ended December 31, 2017 and 2016, the unaudited consolidated balance sheet for the six months ended June 30, 2018 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “Financial Information”), present fairly the consolidated financial condition or position of LBI as of the respective dates thereof and the consolidated results of operations of LBI for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.

(b)    All loans reflected in the Financial Information and which have been made, extended or acquired since December 31, 2017 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that the Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming the Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming the Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if the Bank is not able to enforce any such security interest or mortgage.

5.9    Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the LBI Disclosure Letter, since December 31, 2017, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the LBI Disclosure Letter, between the period from December 31, 2017 to the date of this Agreement, LBI and the Bank have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any

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declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to LBI’s Common Stock (other than normal quarterly cash dividends or distributions consistent with past practice) or any split, combination or reclassification of LBI Common Stock or, with the exception of the issuance of shares in connection with the exercise of stock options or the vesting of any performance stock units, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for LBI Common Stock.

5.10    Absence of Undisclosed Liabilities. Except as set forth in the LBI Disclosure Letter, neither LBI nor the Bank has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Twenty-Five Thousand and 00/100 Dollars ($25,000.00) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since December 31, 2017 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on LBI, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments and standby letters of credit made in the ordinary course of the Bank’s business consistent with past practices.

5.11    Title to Assets.

(a)    Except as set forth on the LBI Disclosure Letter, LBI and the Bank have good and marketable title to all personal property reflected in the December 31, 2017 Financial Information, good and marketable title to all other properties and assets which LBI or the Bank purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in LBI’s or the Bank’s business, and good and marketable title to all property and assets acquired since December 31, 2017, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of the property and which would not have a Material Adverse Effect.

(b)    The operation by LBI or the Bank of such properties and assets is in material compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.

5.12    Loans and Investments.

(a)    Except as set forth in the LBI Disclosure Letter, there is no loan of the Bank in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) that, as of June 30, 2018, with respect to classified loans, and July 11, 2018 , with respect to special mention loans and marginally pass loans, that (i) has been classified by LBI, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss;” (ii) has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility, or (iii) has been identified by LBI Management to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status.

(b)    The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Financial Information were adequate in the judgment of LBI’s Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(c)    Except as set forth in the LBI Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by LBI or the Bank since December 31, 2017 are subject to

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any restrictions, whether contractual or statutory, which materially impairs the ability of LBI or the Bank to dispose freely of such investment at any time. Except as set forth in the LBI Disclosure Letter, LBI or the Bank is not a party to any repurchase agreements with respect to securities.

5.13    Employee Benefit Plans.

(a)    The LBI Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by LBI, the Bank or any other entity, trade or business that, together with LBI, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Code (“LBI ERISA Affiliate”), and covers any employee, director or former employee or director of LBI, the Bank or any LBI ERISA Affiliate under which LBI or any LBI ERISA Affiliate has any liability. The LBI Disclosure Letter also contains a list of all “employee benefit plans,” as defined under ERISA which have been terminated by LBI, the Bank or any LBI ERISA Affiliate since January 1, 2013. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to F&M together with the three (3) most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as an “Employee Plan” and collectively as the “Employee Plans.” The Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.

(b)    The Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c)    Except as disclosed in the LBI Disclosure Letter, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan that could subject LBI to material taxes or penalties.

(d)    Neither LBI, the Bank nor any LBI ERISA Affiliate has any material liability to the Pension Benefit Guaranty Corporation (“PBGC”), to the Internal Revenue Service (“IRS”), to the Department of Labor (“DOL”), to the Employee Benefits Security Administration, with respect to any Employee Plan, except for routine premium payments to the PBGC.

(e)    No purchase of shares of LBI Common Stock or other securities issued by LBI by any Employee Plan holding shares of LBI Common Stock or other securities of LBI, including but not limited to the Bank of Geneva Employee Stock Ownership Plan (the “ESOP”), has adversely affected the tax qualification of such Employee Plan or failed to satisfy all of the requirements for the prohibited transaction exemption provided by Section 408(e) of ERISA. Each loan to the ESOP or such other Employee Plan acquiring shares of LBI Common Stock or other employer securities which has been made by or guaranteed by LBI, the Bank or any other disqualified person in connection with any purchase of such shares by the Employee Plan (an “ESOP Loan”), satisfied each of the requirements of the prohibited transaction exemption provided in Section 408(b)(3) of ERISA, Section 4975(d)(3) and Treasury Regulation Section 54-4975-7(b), and, in particular, all shares of LBI Common Stock purchased by the ESOP or any other Employee Plan were purchased for no more than “adequate consideration” within the meaning Section 3(18) of ERISA, as determined on the basis of a stock valuation prepared by an “independent appraiser” (as this term is defined in Section 401(a)(28)(C) of the Code) satisfying all requirements of Sections 3(18) and 408(e) of ERISA and applicable DOL regulations.

(f)    The ESOP has at all times been maintained and administered in accordance with and met the requirements of Section 409(p) of the Code, no plan year of the ESOP has been a “non-allocation year” (as

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this term is defined in Section 409(p) of the Code), and LBI and the Bank have performed adequate testing and maintained adequate records to demonstrate compliance with the requirements of Section 409(p) of the Code and the Treasury Regulations promulgated thereunder.

(g)    Except as disclosed in the LBI Disclosure Letter, no “fiduciary,” as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to LBI, the Bank or any LBI ERISA Affiliate.

(h)    Each of the Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code, including, in the case of the ESOP, Sections 409 and 4975 of the Code. LBI or the Bank has sought and received a favorable determination letter from the IRS ruling that the ESOP qualifies as an employee stock ownership plan described in Section 4975(e)(7) of the Code. Except as set forth in the LBI Disclosure Letter, LBI and/or any LBI ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS (or are otherwise relying on an opinion letter issued to a prototype plan sponsor) and has furnished to F&M copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code, and, in the case of the ESOP, Section 4975(e)(7) of the Code.

(i)    Except as disclosed in the LBI Disclosure Letter, no Employee Plan maintained or contributed to by LBI, the Bank or any ERISA Affiliate is a defined benefit pension plan subject to Title IV of ERISA or the minimum funding standards under Sections 412 and 430 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject LBI, the Bank, or any LBI ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. Except as disclosed in the LBI Disclosure Letter, there exist no facts or circumstances which could subject LBI, or any LBI ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither LBI nor any LBI ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.

(j)    No claims involving an Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of LBI’s Management, have been threatened to be filed in a court of law.

(k)    For all calendar months since January 1, 2015 in which the Bank, LBI or any ERISA Affiliate was an “applicable large employer” subject to Section 4980H of the Code, LBI, the Bank or such ERISA Affiliate has offered to substantially all of its full-time employees (and their dependents) the opportunity to enroll in minimum essential coverage under an eligible employer-sponsored group plan which complies in all material respects with the requirements of the Affordable Care Act. To the knowledge of LBI’s Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on LBI. To the knowledge of LBI’s Management, LBI has materially complied with all requirements of Section 601 of ERISA, as applicable, with respect to any Employee Plan. Except as set forth in the LBI Disclosure Letter or as required by applicable law, neither LBI nor any LBI ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of LBI, the Bank or any LBI ERISA Affiliate.

(l)    The LBI Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is established, maintained or contributed to, as the case may be, by LBI or the Bank and (iii) covers any employee, director or former employee or director of LBI or the Bank. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to F&M, are hereinafter referred to collectively as the “Benefit Arrangements.” Each of the Benefit Arrangements has been maintained in

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compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

(m)    Except as set forth in the LBI Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by LBI, the Bank or any LBI ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement administered by LBI or any LBI ERISA Affiliate which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2017.

(n)    Except as otherwise provided in the LBI Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any Employee Plan or Benefit Arrangement.

(o)    With respect to any Employee Plan which is a deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the LBI Disclosure Letter and, except as otherwise set forth in the LBI Disclosure Letter, has been operated in accordance with, and is in documentary compliance with Section 409A of the Code and the guidance issued thereunder.

5.14    Obligations to Employees.

(a)    LBI is in compliance in all material respects with all applicable laws respecting employment including discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and of employees as exempt or non-exempt, in each case, under the Fair Labor Standards Act of 1938, as amended (the “Fair Labor Standards Act”), and any similar applicable law), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

(b)    Neither the Bank nor LBI is or was a party to, bound by or subject to, or is currently negotiating, any collective bargaining agreement or understanding with a labor union or organization. Except as set forth in the LBI Disclosure Letter, all employees of the Bank and LBI are employed on an “at will” basis, and neither LBI nor the Bank has any contractual or legal obligations that would prevent the Bank or LBI from termination the employment of any employee of the Bank or LBI without liability for severance pay.

(c)    Except as set forth in the LBI Disclosure Letter, all accrued obligations and liabilities of LBI and the Bank, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by LBI or the Bank for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by LBI or the Bank in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. Except as set forth in the LBI Disclosure Letter, all obligations and liabilities of LBI and the Bank, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. All accruals and reserves referred to in this Section 5.14 are

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correctly and accurately reflected and accounted for in the books, statements and records of LBI and the Bank, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.

5.15    Taxes, Returns and Reports. Except as set forth in the LBI Disclosure Letter, LBI and the Bank have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable or claimed to be due and payable upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of LBI’s and the Bank’s tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to December 31, 2017. Neither LBI nor the Bank has or will have, any liability for taxes of any nature for or with respect to the operation of their business from December 31, 2017, up to and including the Effective Date, except to the extent reflected on their Financial Information or on financial statements of LBI or the Bank subsequent to such date and as set forth in the LBI Disclosure Letter. Neither LBI nor the Bank has received written notice that it is currently under audit by any state or federal taxing authority. Except as set forth in the LBI Disclosure Letter, none of the federal, state, or local tax returns of LBI or the Bank have been audited by any taxing authority during the past five (5) years.

5.16    Deposit Insurance. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) in accordance with the Federal Deposit Insurance Act, and the Bank has paid all premiums and assessments with respect to such deposit insurance.

5.17    Reports. Since January 1, 2015, LBI and the Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that LBI or the Bank was required to file with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the Indiana Department of Financial Institutions (“IDFI”), (iii) the FDIC, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “Regulatory Authorities”), having jurisdiction over the affairs of LBI or the Bank, except where such failure would not have a Material Adverse Effect. All such reports filed by LBI and the Bank complied in all material respects with all applicable rules and regulations promulgated by the applicable Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with regulatory accounting principles applied on a consistent basis.

5.18    Absence of Defaults. Neither LBI nor the Bank is in violation of its respective Articles of Incorporation or By-Laws or, to the knowledge of LBI’s Management, in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to LBI’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not have a Material Adverse Effect.

5.19    Tax and Regulatory Matters. Neither LBI nor the Bank has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

5.20    Real Property.

(a)    A list of the locations of each parcel of real property owned by LBI or the Bank (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being

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held by LBI or the Bank for disposition as required by law) is set forth in the LBI Disclosure Letter under the heading of “LBI Owned Real Property” (such real property being herein referred to as the “LBI Owned Real Property”). A list of the locations of each parcel of real property leased by LBI or the Bank is also set forth in the LBI Disclosure Letter under the heading of “LBI Leased Real Property” (such real property being herein referred to as the “LBI Leased Real Property”). LBI shall update the LBI Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the LBI Owned Real Property and the LBI Leased Real Property are herein referred to as the “LBI Real Property.”

(b)    There is no pending action involving LBI or the Bank as to the title of or the right to use any of the LBI Real Property.

(c)    Other than the LBI Owned Real Property, neither LBI nor the Bank has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

(d)    None of the buildings, structures or other improvements located on the LBI Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

(e)    None of the buildings, structures or improvements located on the LBI Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of LBI’s Management, threatened, with respect to any such building, structure or improvement. The LBI Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained (as to the LBI Leased Real Property, to the extent required to be maintained by LBI or the Bank) in accordance with reasonable and prudent business practices applicable to like facilities. The LBI Real Property has been used and operated in all material respects in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto during LBI’s or the Bank’s ownership or tenancy of said property.

(f)    Except as set forth on the LBI Disclosure Letter, and as may be reflected in the Financial Information, and except for liens for taxes not yet due and payable or with respect to such easements, liens, defects or encumbrances, real estate taxes and assessments or other monetary obligations such as contributions to an owners’ association, as do not individually or in the aggregate materially adversely affect the use or value of the LBI Owned Real Property and which would not have a Material Adverse Effect, LBI and the Bank have, and at the Effective Date will have, good and marketable title to their respective LBI Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.

(g)    Except as set forth in the LBI Disclosure Letter and to the knowledge of LBI’s Management, LBI or the Bank has not caused or allowed the generation, treatment, storage, disposal or release at any LBI Real Property of any Toxic Substance, except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. “Toxic Substance” means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

(h)    Except as disclosed in the LBI Disclosure Letter and to the knowledge of LBI’s Management, there are no underground storage tanks located on, in or under any LBI Owned Real Property and no such LBI Owned Real Property has previously contained an underground storage tank. Except as set forth in the LBI Disclosure Letter and to the knowledge of LBI’s Management, LBI or the Bank do not own or operate any underground storage tank at any LBI Leased Real Property and no such LBI Leased Real Property has previously contained an underground storage tank. To the knowledge of LBI’s Management, no LBI Real

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Property is or has been listed on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”).

(i)    Except as set forth in the LBI Disclosure Letter and to the knowledge of LBI’s Management, no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any LBI Real Property nor, to the knowledge of LBI’s Management, are there any other conditions or circumstances affecting any LBI Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.

(j)    To the knowledge of LBI’s Management, there are no mechanic’s or materialman’s liens against the LBI Leased Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the LBI Leased Real Property in respect of which liens may or could be filed against the LBI Leased Real Property.

5.21    Securities Law Compliance. The LBI Common Stock is not listed on any stock exchange and not actively traded on the over the counter market. LBI has complied in all material respects with all applicable federal and state securities laws, statutes, rules and regulations in regard to the issuance of all share of the LBI Common Stock.

5.22    Broker’s or Finder’s Fees. Except for Renninger & Associates, LLC, no agent, broker or other person acting on behalf of LBI or the Bank or under any authority of LBI or the Bank is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

5.23    Shareholder Rights Plan. LBI does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of LBI or the Bank or which may be considered an anti-takeover mechanism.

5.24    Indemnification Agreements. Except as set forth in the LBI Disclosure Letter, neither LBI nor the Bank is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws (or other organizational documents, as applicable) of LBI or the Bank.

5.25    Agreements with Regulatory Agencies. Except as set forth in the LBI Disclosure Letter in a manner permitted by applicable law, neither LBI nor the Bank is subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, the Regulatory Authorities or other governmental entity.

5.26    Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 5 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter LBI and the Bank and all directors and officers of LBI and the Bank shall have no further liability with respect thereto.

SECTION 6

REPRESENTATIONS AND

WARRANTIES OF F&M

F&M hereby makes the following representations and warranties set forth below to LBI with respect to itself and the F&M Subsidiaries. For the purposes of this Agreement, “F&M Disclosure Letter” is defined as a letter referencing Section 6 of this Agreement which shall be prepared by F&M and delivered to LBI contemporaneous with the execution of this Agreement.

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6.1    Organization and Qualification. F&M is a corporation duly organized and validly existing under the laws of the State of Ohio and F&M Bank is a commercial bank duly organized and validly existing under the laws of the State of Ohio. F&M and F&M Bank have the power and authority (corporate or otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. F&M’s only subsidiaries are F&M Bank and Farmers & Merchants Risk Management, Inc., a Nevada corporation (the “F&M Subsidiaries”). None of the F&M Subsidiaries have subsidiaries. F&M Bank is subject to primary federal regulatory supervision and regulation by the FDIC.

6.2    Authorization.

(a)    F&M has the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder subject to the conditions precedent set forth in Section 9. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of F&M, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor’s rights. The respective Board of Directors of F&M and F&M Bank, and F&M as the sole shareholder of F&M Bank, have approved the Merger and the Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement.

(b)    Except as set forth in the F&M Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof does or will (i) conflict with, result in a breach of, or constitute a default under either F&M’s or F&M Bank’s Articles of Incorporation or Code of Regulations; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment, to which either F&M or F&M Bank is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of either F&M or F&M Bank; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment to which F&M or F&M Bank is a party or by which either F&M or F&M Bank is subject or bound, the result of which would have a Material Adverse Effect on F&M; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, either F&M or F&M Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment.

(c)    Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, the Bank Merger Act, federal and state securities laws, and applicable federal, Ohio and Indiana banking statutes and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by F&M and F&M Bank of the transactions contemplated by this Agreement.

(d)    Except as set forth in the F&M Disclosure Letter, other than those filings, authorizations, consents and approvals referenced in Section 6.2(c) above and filings and approvals relating to the listing of the shares of F&M Common Stock to be issued in the Merger on the NASDAQ Capital Market and certain other filings and approvals with NASDAQ relating to the change in the number of shares of F&M outstanding as a result of the Merger, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by F&M or F&M Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

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6.3    Capitalization.

(a)    As of July 20, 2018, F&M had 20,000,000 shares of F&M Common Stock authorized, without par value, of which 9,263,910 shares were issued and outstanding. Such issued and outstanding shares of F&M Common Stock have been duly and validly authorized by all necessary corporate action of F&M, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. Other than the F&M Common Stock, F&M has no other class of stock authorized.

(b)    F&M owns all of the issued and outstanding shares of capital stock of each of the F&M Subsidiaries. Such issued and outstanding capital stock has been duly and validly authorized by all necessary corporate action, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any shareholder. All of the issued and outstanding shares of capital stock of the F&M Subsidiaries are owned by F&M free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto.

(c)    The shares of F&M Common Stock to be issued pursuant to the Merger will be duly authorized, fully paid, validly issued and nonassessable and subject to no preemptive rights.

6.4    Organizational Documents. The Articles of Incorporation and Code of Regulations of F&M and F&M Bank in force as of the date hereof have been delivered to LBI. The documents delivered by it represent true, accurate and complete copies of the corporate documents of F&M and F&M Bank in effect as of the date of this Agreement.

6.5    Compliance with Law. To the knowledge of “F&M Management” (as defined below), except as set forth in the F&M Disclosure Letter, neither F&M nor any F&M Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the F&M Disclosure Letter, F&M and each F&M Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption. Neither F&M nor any F&M Subsidiary are subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of F&M or any F&M Subsidiary. Except as set forth in the F&M Disclosure Letter, F&M Bank has not received any notice of enforcement actions since January 1, 2015 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Except as set forth in the F&M Disclosure Letter, F&M has not received any notice of enforcement actions since January 1, 2015 from any regulatory agency or government authority relating to its compliance with any securities, tax or employment laws applicable to F&M. F&M Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

6.6    Accuracy of Statements. No information which has been or shall be supplied by F&M nor any F&M Subsidiary with respect to its respective businesses, operations and financial condition for inclusion in the proxy statement, registration statement, and regulatory applications relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the regulatory applications and registration statement, and each amendment or supplement thereto, if any, at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

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6.7    Litigation and Pending Proceedings. Except as set forth in the F&M Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of F&M’s Management threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does F&M’s Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could be reasonably expected to have a Material Adverse Effect. To the knowledge of F&M’s Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to F&M or any F&M Subsidiary as a result of an examination by any regulatory agency or body.

6.8    Financial Statements.

(a)    F&M’s consolidated audited balance sheets as of the end of the two (2) fiscal years ended December 31, 2017 and 2016, the unaudited consolidated balance sheet for the six months ended June 30, 2018 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “F&M Financial Information”) present fairly the consolidated financial condition or position of F&M as of the respective dates thereof and the consolidated results of operations of F&M for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.

(b)    All loans reflected in the F&M Financial Information and which have been made, extended or acquired since December 31, 2017 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that F&M Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming F&M Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming F&M Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if F&M Bank is not able to enforce any such security interest or mortgage.

6.9    Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the F&M Disclosure Letter, since December 31, 2017, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the F&M Disclosure Letter, between the period from December 31, 2017 to the date of this Agreement, F&M and each F&M Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of reasonable fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby). Since December 31, 2017, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to F&M Common Stock (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of F&M or any F&M Subsidiary or any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for F&M Common Stock.

6.10    Taxes, Returns and Reports. F&M and the F&M Subsidiaries have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable or claimed to be due and payable upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the F&M Financial Information is adequate to cover all of F&M’s and the F&M Subsidiaries’ tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to December 31, 2017. Neither F&M nor the F&M Subsidiaries have or will have, any liability for taxes of

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any nature for or with respect to the operation of their business, including the assets of any subsidiary, from December 31, 2017, up to and including the Effective Date, except to the extent reflected on the F&M Financial Information or on financial statements of F&M or any subsidiary subsequent to such date and as set forth in the F&M Disclosure Letter. Neither F&M nor the F&M Subsidiaries have received written notice that it is currently under audit by any state or federal taxing authority. Except as set forth in the F&M Disclosure Letter, none of the federal, state, or local tax returns of F&M or the F&M Subsidiaries have been audited by any taxing authority during the past five (5) years.

6.11    Deposit Insurance. The deposits of F&M Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and F&M Bank has paid all premiums and assessments with respect to such deposit insurance.

6.12    Reports. Since January 1, 2015, F&M and F&M Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the Board of Governors of the Federal Reserve System, (ii) the FDIC, (iii) the Ohio Division of Financial Institutions, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “F&M Regulatory Authorities”), except where such failure would not have a Material Adverse Effect. All such reports filed by F&M and F&M Bank complied in all material respects with all applicable rules and regulations promulgated by the applicable F&M Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with GAAP applied on a consistent basis. There is no unresolved violation with respect to any report or statement filed by, or any examination of F&M or F&M Bank.

6.13    Absence of Defaults. Neither F&M nor F&M Bank is in violation of its Articles of Incorporation or Code of Regulations or, to the knowledge of F&M’s Management, in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to F&M’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

6.14    Tax and Regulatory Matters. Neither F&M nor any F&M Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

6.15    Securities Law Compliance. F&M Common Stock is traded on the NASDAQ Capital Market under the symbol of “FMAO.” F&M has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating or applicable to F&M Common Stock. F&M has complied in all material respects with all applicable rules, regulations, or orders of any applicable self-regulatory organization (including, but not limited to, NASDAQ) relating or applicable to F&M Common Stock. Since January 1, 2013, F&M has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended (the “1933 Act”), and the regulations promulgated thereunder, and under any rules and regulations of any applicable self-regulatory organization (including, but not limited to, NASDAQ), including F&M’s Annual Report on Form 10-K for the year ended December 31, 2017, copies of which have previously been delivered to LBI. All such filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

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6.16    Broker’s or Finder’s Fees. Except for ProBank Austin, no agent, broker or other person acting on behalf of F&M or under any authority of F&M is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

6.17    Agreements with Regulatory Agencies. Except as set forth in the F&M Disclosure Letter in a manner permitted by applicable law, neither F&M nor the F&M Subsidiaries are subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, the F&M Regulatory Authorities or other governmental entity.

6.18    Sufficient Funds. F&M has, as of the date hereof, sufficient cash on hand or other sources of immediately available funds to enable F&M to timely pay the cash portion of the Merger Consideration and to satisfy its obligations under and to consummate the transactions contemplated by this Agreement.

6.19    No Shareholder Approval. No vote or consent of any of the holders of F&M Common Stock is required by law, contract, or NASDAQ listing requirements for F&M to enter into this Agreement and to consummate the Merger.

6.20    Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 6 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter F&M and F&M Bank and all directors and officers of F&M and F&M Bank shall have no further liability with respect thereto.

SECTION 7

COVENANTS OF LBI

LBI covenants and agrees with F&M and covenants and agrees to cause the Bank to act, as follows:

7.1    Shareholder Approval.

(a)    Following the execution of this Agreement, LBI shall take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of F&M, which shall not unreasonably be withheld, conditioned or delayed) to consider and vote upon the adoption of this Agreement and approval of the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of LBI in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Shareholder Meeting”).

(b)    Subject to Section 7.5 hereof, LBI shall cooperate with F&M in the preparation of an appropriate proxy statement and other proxy solicitation materials (the “Proxy Statement”) and use its reasonable best efforts to obtain the requisite vote of LBI’s shareholders to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Shareholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by LBI in connection with the Shareholder Meeting are solicited in compliance with the Indiana Business Corporation Law, the Articles of Incorporation and Bylaws of LBI, and all other applicable legal requirements. LBI shall keep F&M updated with respect to the proxy solicitation results in connection with the Shareholder Meeting as reasonably requested by F&M.

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(c)    Subject to Section 7.5 hereof, LBI’s Board of Directors shall recommend that LBI’s shareholders vote to adopt this Agreement and approve the transactions contemplated hereby (including the Merger) and any other matters required to be approved by LBI’s shareholders for consummation of the Merger and the transactions contemplated hereby.

(d)    Subject to Section 7.5 hereof, LBI and the Trustee of the ESOP shall provide each participant or beneficiary in the ESOP with the opportunity to provide the Trustee of the ESOP with written directions as to the manner in which the shares of LBI Common Stock allocated to the account of such participant or beneficiary under the ESOP should be voted by the Trustee at the Shareholder Meeting, as required by the terms of the ESOP and Section 409(e) of the Internal Revenue Code. LBI and the Trustee of the ESOP shall distribute a copy of the Proxy Statement to each participant in the ESOP in advance of the Shareholders Meeting and otherwise comply with all requirements imposed by applicable DOL or IRS guidance regarding pass-through voting for ESOPs.

7.2    Other Approvals. As soon as reasonably practicable following the date hereof, LBI and the Bank shall use their reasonable best efforts to procure upon reasonable terms and conditions any consents, authorizations, approvals, registrations, and certificates from any applicable Regulatory Authorities as may be required by applicable law, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger and the Bank Merger on the terms and conditions provided in this Agreement.

7.3    Conduct of Business.

(a)    Except as otherwise set forth in the LBI Disclosure Letter or as provided for in this Agreement, on and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, neither LBI nor the Bank shall, without the prior written consent (which may include consent via electronic mail) of F&M, (i) make any changes in their capital structure, including, but not limited to the redemption of shares of common stock; (ii) authorize an additional class of stock or issue, or authorize the issuance of any capital stock or any options or other instruments convertible into shares of capital stock, except pursuant to the exercise of stock options outstanding as of the date of this Agreement; (iii) declare, distribute or pay any dividends on their common shares, or authorize a stock split, or make any other distribution to their shareholders, except for LBI’s regular quarterly cash dividend or distribution in an amount not to exceed 65% of the net earnings of LBI; provided, however, LBI and F&M shall coordinate LBI’s dividend and distribution schedule for the quarter in which Closing occurs so that holders of LBI Common Stock do not receive dividends or distributions on both F&M and LBI Common Stock attributable to the same calendar quarter other than a distribution to pay for the tax liability of the shareholders of LBI; (iv) merge, combine or consolidate with or, other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned), sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any new liability or obligation, make any new commitment, payment or disbursement, enter into any new contract, agreement, understanding or arrangement or engage in any new transaction, or acquire or dispose of any property, other than other real estate owned, or asset the fair market value of which exceeds Fifty Thousand and 00/100 Dollars ($50,000.00), in the aggregate, except for payments or disbursements made in the ordinary course of business consistent with past practice, the acquisition or disposition of personal or real property in connection with either foreclosures on mortgages or enforcement of security interests, the origination or sale of loans by the Bank in the ordinary course of business and the creation of deposit liabilities and advances from the Federal Home Loan Bank, in each case, in the ordinary course of business consistent with past practice; (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for such mortgages, liens or other encumbrances incurred in the ordinary course of business consistent with past practice; (vii) promote or increase or decrease the rate of compensation (except for promotions and non-material increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of LBI or the Bank; (viii) except as set forth in the LBI

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Disclosure Letter, as specifically authorized by this Agreement or as required by applicable law, execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of LBI or the Bank, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits or pay any bonuses other than as required by law or regulatory authorities; (ix) amend their respective Articles of Incorporation or By-Laws from those in effect on the date of this Agreement; (x) except as set forth in the LBI Disclosure Letter or as specifically authorized by this Agreement, modify, amend or institute new employment policies or practices, or enter into, renew, modify, amend or extend any employment or severance agreements with respect to any present or former directors, officers or employees of LBI or the Bank; (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any capital stock of the Bank; (xii) fail to make additions to the Bank’s reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; (xiv) make any loans or establish or expand any deposit or trust relationship not consistent with prior practice, the policies and procedures of the Bank or Law; and (xv) agree in writing or otherwise to take any of the foregoing actions. The prior consent of F&M for the items listed above may be withheld, conditioned or delayed in its sole discretion.

(b)    LBI and the Bank shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

(c)    LBI shall provide and shall cause the Bank to provide F&M and its representatives full access, during normal business hours and on reasonable advance notice to LBI, to further information (to the extent permissible under applicable law) and the Bank’s premises for purposes of (i) observing the Bank’s business activities and operations and to consult with LBI’s officers and employees regarding the same on an ongoing basis to verify compliance by LBI with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s information technology systems, including, but not limited to, installation of hardware or software devices within the Bank’s network to perform system penetration testing or assess previous security breaches. F&M may hire, at its expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and monitoring (based on a mutually-agreeable project scope) in order to confirm that the Bank’s technology systems are free of security breaches and, if necessary, provide remediation and notices related thereto. LBI and F&M shall each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices. None of the foregoing actions shall unduly interfere with the business operations of LBI or the Bank nor shall such actions be permitted if such access relates to, (i) pending or threatened litigation or investigations if, in the opinion of counsel to LBI, such access would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (ii) matters involving an Acquisition Proposal. No investigation pursuant to this Section 7.3 shall affect or be deemed to modify any representation or warranty made in this Agreement by LBI. F&M will use such information as is provided to it by LBI or the Bank, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of LBI and the Bank and for such other purposes as may be related to this Agreement, and F&M will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of Section 8.4 below. Neither LBI nor the Bank shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding

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agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

7.4    Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, LBI and the Bank shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

7.5    Other Negotiations.

(a)    LBI shall not, and shall cause the Bank to not, during the term of this Agreement, directly or indirectly through agents, directors, officers or otherwise, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting LBI or the Bank (or the securities or assets of the foregoing) that, if effected, would constitute an acquisition of control of either LBI or the Bank within the meaning of 12 U.S.C. §1817(j) (disregarding the exceptions set forth in 12 U.S.C. §1817(j)(17)) and the regulations of the Federal Reserve Board thereunder (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal.

(b)    Notwithstanding the foregoing, in the event that LBI’s Board of Directors determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, LBI’s Board of Directors may, in response to an Acquisition Proposal which was not solicited by or on behalf of LBI or the Bank or which did not otherwise result from a breach of Section 7.5(a), subject to its compliance with Section 7.5(c), (i) furnish information with respect to LBI or the Bank to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement between LBI and F&M, and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. In the event that LBI’s Board of Directors determines in good faith and after consultation with outside counsel, that the Acquisition Proposal is a Superior Acquisition Proposal (as defined below) and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, LBI may (A) withdraw, modify or otherwise change in a manner adverse to F&M, the recommendation of LBI’s Board of Directors to its shareholders with respect to this Agreement and the Merger, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that LBI’s Board of Directors may not terminate this Agreement pursuant to this Section 7.5(b) unless and until (x) ten (10) business days have elapsed following the delivery to F&M of a written notice of such determination by LBI’s Board of Directors and during such ten (10) business-day period, LBI and the Bank otherwise cooperate with F&M with the intent of enabling the parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such ten (10) business-day period LBI’s Board of Directors continues reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which LBI’s Board of Directors determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to LBI’s shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of LBI’s Board of Directors, is reasonably capable of being obtained by such third party, but shall exclude any Acquisition Proposal the terms of which were made known to LBI’s Board of Directors prior to the date of this Agreement.

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(c)    In addition to the obligations of LBI set forth in Section 7.5(a) and (b), LBI shall advise F&M orally and in writing as soon as reasonably practicable of any request (whether oral or in writing) for information or of any inquiries, proposals, discussions or indications of interest (whether oral or in writing) with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. LBI shall keep F&M reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

7.6    Announcement; Press Releases. In connection with the execution of this Agreement, LBI and F&M intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither LBI nor the Bank shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger and the other transactions contemplated hereby without the prior approval of F&M provided, however, that nothing in this Section 7.6 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law.

7.7    LBI Disclosure Letter. LBI shall supplement, amend and update as of the Effective Date the LBI Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the LBI Disclosure Letter. If, at any time prior to the Effective Date, LBI becomes aware of a fact or matter that might indicate that any of the representations and warranties of LBI herein may be untrue, incorrect or misleading in any material respect, LBI shall promptly disclose such fact or matter to F&M in writing.

7.8    Confidentiality. LBI and the Bank shall use commercially reasonable efforts to cause their respective officers, employees, and authorized representatives to hold in strict confidence all confidential data and information obtained by them from F&M, unless such information (a) was already known to LBI and the Bank, (b) becomes available to LBI and the Bank from other sources, (c) is independently developed by LBI and the Bank, (d) is disclosed by LBI or the Bank with and in accordance with the terms of prior written approval of F&M, or (e) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. LBI and the Bank further agree that, in the event this Agreement is terminated, they will return to F&M, or destroy, all information obtained by LBI and the Bank from F&M or F&M Bank, including all copies made of such information by LBI and the Bank. This provision shall survive the Effective Date or the earlier termination of this Agreement.

7.9    Cooperation. LBI and the Bank shall generally cooperate with F&M and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (a) LBI shall cooperate and assist F&M in the preparation of and/or filing of all regulatory applications, the Registration Statement, and all other documentation required to be prepared for consummation of the Merger and the Bank Merger and obtaining all necessary approvals, and (b) LBI shall furnish F&M with all information concerning itself and the Bank that F&M may request in connection with the preparation of the documentation referenced above.

7.10    LBI Fairness Opinion. On or prior to the date hereof Renninger & Associates, LLC has delivered its oral opinion to the LBI Board of Directors to the effect that the Merger Consideration is fair, from a financial point of view to the holders of the LBI Common Stock. On the date hereof or as soon as reasonably practicable following the date hereof (but in no event more than three (3) days), LBI shall use its reasonable best efforts to procure the written opinion from Renninger & Associates, LLC to the Board of Directors of LBI to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of LBI Common Stock (the “LBI Fairness Opinion”). The LBI Fairness Opinion shall be included in the Proxy Statement (as defined below).

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7.11    Financial Statements and Other Reports. Promptly upon its becoming available, LBI shall furnish to F&M one (1) copy of each financial statement, report, notice, or proxy statement sent by LBI to its shareholders generally or filed with any Regulatory Authorities.

7.12    Adverse Actions. Neither LBI nor the Bank shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

7.13    Bank Merger Agreement. LBI shall cause the appropriate officers of the Bank to execute and deliver the Bank Merger Agreement contemporaneously herewith.

7.14    Employment Agreement and Change in Control Agreement. F&M has entered into an employment agreement with Phillip Lucas as of the date hereof that will become effective as of the Effective Date (the “Employment Agreement”). A copy of the Employment Agreement has been provided to LBI. LBI will cause the termination of the LBI change in control agreement with Phillip Lucas as more fully described in the LBI Disclosure Letter (the “Change in Control Agreement”) and pay the amounts due thereunder on the Effective Date. As of the date hereof, Phillip Lucas has agreed to termination of the Change in Control Agreement upon payment of the amounts set forth therein.

7.15    ESOP and 401(k) Profit Sharing Plan. LBI shall cause the ESOP and the LBI 401(k) Profit Sharing Plan to be terminated effective prior to the Effective Date.

SECTION 8

COVENANTS OF F&M

F&M covenants and agrees with LBI as follows:

8.1    Approvals. As soon as reasonably practicable, but in any event within sixty (60) days following execution and delivery of this Agreement, F&M will file an application with the Federal Reserve Board (or seek a waiver of such filing obligation) and the Ohio Division of Financial Institutions (“ODFI”) and an application with the ODFI and the FDIC for approval of and provide notice to the IDFI with respect to the Bank Merger, and take all other appropriate actions necessary to obtain the regulatory approvals referred to herein, and LBI will use all reasonable and diligent efforts to assist in obtaining all such approvals. In advance of filing any applications for such regulatory approvals, F&M shall provide LBI and its counsel with a copy of such applications (but excluding any information contained therein regarding F&M and its business or operations for which confidential treatment will be requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise LBI and its counsel of any material communication received by F&M or its counsel from any regulatory authorities with respect to such applications. In addition, F&M agrees to prepare, in cooperation with and subject to the review and comment of LBI and its counsel, a registration statement on Form S-4, including a prospectus of F&M (the “Registration Statement”), to be filed no later than sixty (60) days after the date hereof by F&M with the SEC in connection with the issuance of F&M Common Stock in the Merger (including the proxy statements and prospectus and other proxy solicitation materials of, and to be filed by, LBI and F&M constituting a part thereof (the “Proxy Statement”) and all related documents). F&M agrees to use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective so long as is necessary to consummate the Merger and the transactions contemplated hereby. F&M agrees to advise LBI, promptly after F&M receives notice thereof, of the time when the Registration Statement has become

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effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of F&M Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of the receipt of any comment letters from the SEC regarding, or of any request by the SEC for the amendment or supplement of, the Registration Statement, or for additional information. F&M agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ Capital Market (subject to official notice of issuance), the shares of F&M Common Stock to be issued to the holders of shares of LBI Common Stock in the Merger.

8.2    Employee Benefit Plans.

(a)    F&M shall take such action as may be necessary so that, as soon as reasonably practicable following the Effective Date, employees of LBI and the Bank shall be entitled to participate in the employee benefit plans of F&M and F&M Bank. Notwithstanding the preceding sentence, at its discretion, F&M may either (a) assume sponsorship of the Bank’s group health plan, continue to maintain such group health plan and provide employees of LBI and the Bank with coverage under such LBI group health plan through the end of the current policy year which includes the Effective Date, subject to and pursuant to the terms thereof; or (b) direct LBI and the Bank to take such steps to terminate such LBI group health plan on the Effective Date and then enroll employees of LBI and the Bank in a group health plan maintained by F&M and F&M Bank effective immediately on the Effective Date.

(b)    With respect to each employee benefit plan or benefit arrangement maintained by F&M or F&M Bank in which employees of LBI or the Bank subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, F&M will ensure, or cause F&M Bank to ensure, that service with LBI or the Bank will be treated as service with F&M or F&M Bank; provided, however, that service with LBI or the Bank shall not be treated as service with F&M for purposes of benefit accrual, except with respect to vacation and severance benefits. F&M and F&M Bank shall honor all benefits vested and earned by employees of LBI and the Bank through the Effective Date. Upon merger or termination of the Employee Plans or other employee benefit plans of LBI or the Bank, F&M and F&M Bank shall honor any acceleration provision therein.

(c)    With respect to F&M and F&M Bank group health plans under which employees of LBI or the Bank and their eligible dependents become participants, F&M agrees, and to cause F&M Bank to agree, to (i) waive all restrictions and limitations for pre-existing conditions and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of LBI or the Bank and his or her eligible dependents on or after the Effective Date, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Date. To the extent employees of LBI and the Bank are required to enroll in a F&M or F&M Bank group health plan prior to the end of the current plan year of LBI’s group health plan, F&M agrees, and to cause F&M Bank to agree, to use reasonable efforts to ensure that its group health plan will honor any deductible, co-payments and out-of-pocket maximums incurred by LBI’s or the Bank’s employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Date during the portion of the calendar year prior to the Effective Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of F&M or F&M Bank in which they are eligible to participate after the Effective Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred.

(d)    F&M agrees, and to cause F&M Bank to agree, that the employees of LBI and the Bank will be permitted to elect to make rollover contributions to the 401(k) plan maintained by F&M and/or F&M Bank as direct rollovers from the terminated LBI 401(k) Plan and ESOP, provided that (i) F&M may, in its discretion, make such direct rollovers subject to and conditioned upon the receipt of IRS determination letters on the termination of the LBI 401(k) plan and the ESOP, and (ii) such rollover contributions will be completed within the period of ninety (90) days following receipt of such IRS determination letters.

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(e)    Except for Phillip Lucas, and any other employee receiving a separate change in control, severance or similar payment in connection with the Closing of the Merger, those employees of LBI or the Bank as of the Effective Time (i) who are still employed by the Bank and who F&M or F&M Bank elects not to employ after the Effective Time or who are terminated other than for cause within six (6) months after the Effective Date; and (ii) who sign and deliver a termination and release agreement in a form acceptable to F&M, shall be entitled to severance pay equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with LBI and the Bank with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks. Nothing in this Section shall be deemed to limit or modify F&M’s or F&M Bank’s at-will employment policy or any employee’s at will employment status.

(f)    F&M shall be responsible for providing COBRA continuation coverage to any qualified employee or former employee of LBI or the Bank and to their respective qualified beneficiaries, on and after the Effective Date, regardless of when the qualifying event occurred.

(g)    Contemporaneously with the execution of this Agreement, F&M shall enter into the Employment Agreement, effective upon the Effective Date, with Phillip Lucas.

8.3    Announcement; Press Releases. In connection with the execution of this Agreement, LBI and F&M intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither F&M nor F&M Bank shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger or the Bank Merger without the prior approval of LBI provided, however, that nothing in this Section 8.3 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law.

8.4    Confidentiality. F&M shall, and shall use its best efforts to cause the F&M Bank and its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from LBI or the Bank, unless such information (i) was already known to F&M prior to entering into merger discussions with LBI, (ii) becomes available to F&M from other sources, (iii) is independently developed by F&M, (iv) is disclosed by F&M with and in accordance with the terms of prior written approval of LBI, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. F&M further agrees that in the event this Agreement is terminated, it will return to LBI, or will destroy, all information obtained by it regarding LBI or the Bank, including all copies made of such information by F&M. This provision shall survive the Effective Date or the earlier termination of this Agreement.

8.5    Directors and Officers Insurance.

(a)    For a period of at least six (6) years from the Effective Date (the “Tail Coverage Period”), F&M shall use its reasonable best efforts to obtain an endorsement to its director’s and officer’s liability insurance policy to cover the present and former officers and directors of LBI and the Bank (determined as of the Effective Date) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by LBI; provided, however, that if F&M is unable to obtain such endorsement, then F&M may purchase tail coverage under LBI’s existing director and officer liability insurance policy for such claims; provided further that in no event shall F&M be required to expend in the aggregate during each year of the Tail Coverage Period more than 1.5 times the annual amount paid by LBI for its director and officer liability insurance coverage prior to the Effective Date (the “Insurance Amount”); provided further, that if F&M is unable to maintain or obtain the insurance called for by this Section 8.5, F&M shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of LBI or the Bank may be required to make application and provide customary representations and warranties to F&M’ insurance carrier for the purpose of obtaining such insurance.

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(b)    Following the Effective Date, F&M will provide any LBI or Bank officers, directors and employees who become officers, directors and employees of the Continuing Company or its subsidiaries with the same directors and officers liability insurance coverage and indemnification protections that F&M provides to other officers, directors and employees of F&M or its subsidiaries. In addition, F&M further agrees to indemnify and advance expenses to the current and former directors and officers of LBI and the Bank after the Effective Date, for all actions taken by them prior to the Effective Date in their respective capacities as directors and officers of LBI or the Bank to the same extent (and subject to the same limitations) as the indemnification provided by LBI and the Bank under their respective Articles of Incorporation and By-laws (as applicable) to such directors and officers immediately prior to the Effective Date and as permitted under applicable law. Notwithstanding the foregoing, the indemnity obligations contained herein shall be limited as may be required by applicable federal banking laws and regulations.

(c)    All rights to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Effective Date now existing in favor of the current or former directors or officers of LBI and the Bank as provided in their respective Articles of Incorporation and By-laws and any existing indemnification agreements or arrangements of LBI or the Bank described in the LBI Disclosure Letter, shall survive the Merger and Bank Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall be honored by F&M following the Effective Date with respect to acts or omissions of such individuals occurring or alleged to occur on or prior to the Effective Date.

(d)    In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of LBI or the Bank (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of LBI or the Bank or any of their predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or on or after the Effective Date, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

(e)    If F&M shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of F&M shall assume the obligations set forth in this Section 8.5.

8.6    SEC and Other Reports. Promptly upon its becoming available, F&M shall furnish to LBI one (1) copy of each financial statement, report, notice, or proxy statement sent by F&M to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by F&M with the SEC or any successor agency, and of any notice or communication received by F&M from the SEC, which is not available on the SEC’s EDGAR internet database.

8.7    F&M Disclosure Letter. F&M shall supplement, amend and update as of the Effective Date the F&M Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the F&M Disclosure Letter. If, at any time prior to the Effective Date, F&M becomes aware of a fact or matter that might indicate that any of the representations and warranties of F&M herein may be untrue, incorrect or misleading in any material respect, F&M shall promptly disclose such fact or matter to LBI in writing.

8.8    Adverse Actions. Neither F&M nor F&M Bank shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in

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Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

8.9    Cooperation. F&M shall generally cooperate with LBI and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.10    Bank Merger Agreement. F&M shall cause the appropriate officers of F&M Bank to execute and deliver the Bank Merger Agreement upon approval by F&M Bank’s Board of Directors.

8.11    Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, F&M and F&M Bank shall (a) except as set forth in the F&M Disclosure Letter, carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

8.12    Representation on F&M and F&M Bank Boards. F&M shall cause Andrew J. Briggs, currently the Chairman of LBI and President of the Bank, to be appointed to the F&M and F&M Bank Boards of Directors according to the F&M and F&M Bank Articles of Incorporation, Code of Regulations, and other corporate governance guidelines and requirements, effective as of the Effective Date.

SECTION 9

CONDITIONS PRECEDENT TO THE MERGER AND THE BANK MERGER

The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:

9.1    Shareholder Approval. The shareholders of LBI shall have approved the Merger as required by applicable law.

9.2    Registration Statement Effective. F&M shall have registered its shares of F&M Common Stock to be issued to shareholders of LBI in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and “blue sky” approvals and authorizations required to offer and sell such shares, if any, shall have been received by F&M. The Registration Statement shall have been declared effective by the SEC and no stop order shall have been issued or threatened. The shares of F&M Common Stock to be issued to shareholders of LBI in accordance with this Agreement shall have been listed for trading on the NASDAQ Capital Market (subject to official notice of issuance).

9.3    Tax Opinions.

(a)    F&M shall have obtained an opinion of Shumaker, Loop & Kendrick, LLP, in form and substance reasonably acceptable to the parties, dated on or about the Effective Date, to the effect that the Merger effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from LBI and F&M, which representations may take the form of written certifications.

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(b)    LBI shall have received a letter from Shumaker, Loop & Kendrick, LLP addressed to the shareholders of LBI, in form and substance reasonably acceptable to the parties, dated on or about the Effective Date, to the effect that such shareholders shall be permitted to rely on the opinion referred to in Section 9.3(a) above.

9.4    Regulatory Approvals. The ODFI shall have authorized and approved the Merger and the transactions related thereto and the Federal Reserve Board shall either have authorized and approved the Merger and the transactions related thereto, or issued a waiver of its approval for the Merger. The ODFI and FDIC shall have approved the Bank Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained. All regulatory approvals remain in full force and effect and all statutory waiting periods shall have expired or been terminated. Copies of all such regulatory approvals shall have been delivered to LBI

9.5    Officer’s Certificate. F&M and LBI shall have delivered to each other a certificate signed by their respective Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all of the representations and warranties of their respective corporations are true, accurate and correct in all material respects on and as of the Effective Date, except that representations and warranties that are qualified by materiality or a Material Adverse Effect shall be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date; (b) all the covenants of their respective corporations have been complied with in all material respects from the date of this Agreement through and as of the Effective Date; and (c) their respective corporations have satisfied and fully complied with in all material respects all conditions necessary to make this Agreement effective as to them. Additionally LBI shall certify as to the number of shares of its capital stock are issued and outstanding as of the Effective Date.

9.6    Secretary’s Certificate. F&M and LBI shall have delivered to each other copies of the resolutions adopted by the Board of Directors of F&M, F&M Bank, LBI, and the Bank, certified by each entity’s Secretary as of the Effective Date, relative to the approval of this Agreement and the Merger and the Bank Merger Agreement and the Bank Merger, as applicable.

9.7    No Judicial Prohibition. None of LBI, the Bank, F&M or F&M Bank shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger.

9.8    LBI Fairness Opinion. LBI shall have obtained the LBI Fairness Opinion. Such opinion shall be provided orally to LBI Board of Directors on or prior to the date hereof and a written copy of such fairness opinion shall be delivered to LBI within three (3) days of the date hereof.

9.9    Bank Merger Agreement. F&M Bank and the Bank shall have entered into the Bank Merger Agreement.

9.10    Employment Agreement. F&M Bank shall have entered into a mutually agreed employment agreement with Phillip Lucas providing for employment of Mr. Lucas by F&M Bank immediately after the Effective Date.

9.11    Appointment to Board of Directors. F&M and F&M Bank shall have taken all appropriate corporate action to cause, effective as of the Effective Date, Andrew J. Briggs to be appointed to the F&M and F&M Bank Boards of Directors. F&M shall have delivered to LBI a copy of the resolutions adopted by its and F&M Bank’s Board of Directors, certified by each entity’s Secretary as of the Effective Date, relative to the appointment of Andrew J. Briggs.

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9.12    Exchange Fund. F&M shall have (i) authorized the issuance of and shall have made available to the Exchange Agent, for the benefit of the registered shareholders of LBI Common Stock for exchange in accordance with Section 3, the F&M stock certificates to be issued pursuant to Section 3.1, or confirmation regarding issuance of the interest in the Common Stock in book entry form, and (ii) deposited with the Exchange Agent sufficient cash for payment of the cash portion of the Merger Consideration and cash in lieu of any fractional shares of F&M Common Stock in accordance with Sections  3.1 and 3.2.

9.13    D&O Tail Insurance. F&M shall have delivered to LBI evidence of the endorsement to its director and officer liability insurance policy or purchase of a director and officer liability insurance in accordance with Section 8.5, as applicable.

9.14    Miscellaneous. F&M and LBI shall have delivered to each other such other documents and information, in a form reasonable satisfactory to the receiving party, as the other party or its legal counsel may have reasonably requested.

SECTION 10

TERMINATION OF MERGER

10.1    Manner of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by F&M to LBI or by LBI to F&M only for the following reasons:

(a)    By the mutual consent of F&M and LBI, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

(b)    By F&M or LBI, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a material breach by the other party of any representation or warranty contained herein which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (iii) any event, fact or circumstance shall have occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;

(c)    by either F&M or LBI, in the event of the failure of LBI’s shareholders to approve the Agreement at the Shareholder Meeting; provided, however, that LBI shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 7.1;

(d)    by either F&M or LBI, if either (i) any approval, consent or waiver of any governmental or regulatory authority, agency, court, commission, or other administrative entity (“Governmental Entity”) required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(e)    By LBI or F&M, if the transaction contemplated herein has not been consummated by March 31, 2019; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

(f)    By LBI, in accordance with the terms of Section 7.5(b) of this Agreement;

(g)    By F&M, if LBI’s Board of Directors fails to make, withdraws or modifies its recommendation for LBI’s shareholders to vote in favor of the Merger following receipt of a written proposal for an Acquisition Proposal;

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(h)    By F&M, (i) if LBI breaches in any material respect its notice obligations under Section 7.5(c) or (ii) if within sixty (60) days after giving F&M written notice pursuant to Section 7.5(c) of an Acquisition Proposal, LBI does not terminate all discussions, negotiations and information exchanges related to such Acquisition Proposal and provide F&M with written notice of such termination; or

(i)    By F&M if greater than ten percent (10%) of the outstanding shares of LBI Common Stock have become and remain Dissenting Shares as described in Section 4.

10.2    Effect of Termination. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 10.1 hereof, this Agreement shall forthwith become void and, no party shall have any liability to any other party for costs, expenses, damages or otherwise, except that Sections 7.8, 8.4, 10.2, 13.9, and 13.12 shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.1(b)(i) and (ii) hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys’, accountants’ and advisors’ fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided further, however, that nothing in the foregoing proviso shall be deemed to constitute liquidated damages for the breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, in the event of termination by LBI in accordance with Section 10.1(f) or by F&M in accordance with Section 10.1(g), then LBI shall pay F&M the sum of Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00) as a termination fee. Such payment shall be made within ten (10) days of the date of notice of termination. F&M shall also be entitled to recover from LBI its reasonable attorneys’ fees incurred in the enforcement of the two (2) immediately preceding sentences. The termination fee payable by the LBI constitutes liquidated damages and not a penalty and shall be the sole remedy of F&M in the event of termination of this Agreement based on Sections 10.1(f) or 10.1(g).

SECTION 11

EFFECTIVE DATE OF MERGER

Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective on the date and at the time specified in the Certificate of Merger (the “Certificate of Merger”) as filed with the Secretary of State of the State of Ohio and the Articles of Merger (the “Articles of Merger”) as filed with the Secretary of State of the State of Indiana providing for the Merger of LBI with and into F&M (the “Effective Date”). Unless otherwise agreed to by the parties, the Effective Date shall be no later than the last business day of the month in which both (a) any waiting period following the last approval of the Merger and Bank Merger by a state or federal regulatory agency or governmental authority expires and (b) the conditions precedent to the Merger and the Bank Merger outlined in Section 9 have been satisfied, provided that, unless otherwise agreed by the parties, in no event shall the Effective Date be before December 31, 2018.

SECTION 12

CLOSING

12.1    Closing Date and Place. The closing of the Merger (the “Closing”) and the Bank Merger shall take place at the main office of F&M on the Effective Date or at such other time and place as mutually agreed to by F&M and LBI.

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12.2    Merger – Certificate of Merger and Articles of Merger. Subject to the provisions of this Agreement, on or before (provided an effective date and time is stated therein) the Effective Date, the Certificate of Merger shall be duly filed with the Secretary of State of the State of Ohio and the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana.

12.3    Bank Merger – Certificate of Merger and Articles of Merger. Subject to the provisions of this Agreement, on or before (provided an effective date and time is stated therein) the Effective Date, the Certificate of Merger shall be duly filed with the Secretary of State of the State of Ohio and the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana and such other filings as may be necessary to consummate the Bank Merger shall be duly filed.

SECTION 13

MISCELLANEOUS

13.1    Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever; except that (a) the terms and provisions of Sections 8.2(e) and 8.5 of this Agreement shall inure to the benefit of the current and former employees, officers and directors of LBI, as applicable, as specified in such sections and shall be enforceable by such individuals against F&M, and (b) the terms and provisions of Section 3.4 shall inure to the benefit of the former shareholders of LBI. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

13.2    Waiver; Amendment.

(a)    F&M and LBI may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

(b)    Notwithstanding the prior approval by the shareholders of LBI, this Agreement may be amended, modified or supplemented by the written agreement of LBI and F&M without further approval of such shareholders, except that no such amendment, modification or supplement shall decrease the consideration specified in Section 3 hereof, or shall otherwise materially adversely affect the rights of the shareholders of LBI or the tax consequences of the Merger to the shareholders of LBI without the further approval of such shareholders.

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13.3    Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when delivered in person, (ii) on the next business day, if sent by a nationally recognized overnight courier for overnight delivery (receipt requested), (iii) on the day of transmission if sent via facsimile transmission or electronic mail during normal business hours to the facsimile numbers or email addresses given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, or (iv) on the fifth (5th) day after sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to F&M:	With a copy to:

307 N. Defiance Street Archbold, Ohio 43502 Attn: Paul S. Siebenmorgen President FAX: (419) 446-2982 Email: PSiebenmorgen@fm.bank	Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604-5573 Attn: Thomas C. Blank FAX: (419) 241-6894 Email: tblank@slk-law.com

If to LBI:	With a copy to:

215 East Line St Geneva, Indiana 46740-0278 Attn: Andrew J. Briggs Chairman FAX: n/a Email ABriggs@bankofgeneva.com	SmithAmundsen LLC 201 North Illinois Street, Suite 1400 Capital Center, South Tower Indianapolis, Indiana 46204-4212 Attn: John W. Tanselle FAX: (317) 464-4149 Email: jtanselle@salawus.com or to such substituted address as any of them have given to the other in writing.

13.4    Headings. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

13.5    Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

13.6    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by electronic or facsimile signatures, each of which shall constitute an original signature.

13.7    Governing Law. This Agreement is executed in and shall be construed in accordance with the laws of the State of Ohio, without regard to choice of law principles.

13.8    Entire Agreement. This Agreement supersedes any other agreement, whether oral or written, between F&M and LBI relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

13.9    Expenses. F&M and LBI shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the fees of the investment bankers for the fairness opinion desired hereunder shall be borne by the engaging party whether or not the Merger is consummated. This provision shall survive the Effective Date or the earlier termination of this Agreement.

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13.10    Securityholder Litigation. Each party shall notify the other party hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of either party, threatened in writing, against it and/or the executive officers or members of its Board of Directors (a “Transaction Litigation”), and shall keep the other party reasonably informed with respect to the status thereof. Each party shall give the other party the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, neither party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).

13.11    Certain Definitions. For purposes of this Agreement, “LBI’s Management” means either of Andrew J. Briggs or Phillip Lucas; and “F&M’s Management” means either of Paul S. Siebenmorgen or Barbara J. Britenriker. The phrases “to the knowledge of”, “known to” and similar formulations with respect to LBI’s Management or F&M Management means matters that are within the actual conscious knowledge of such persons after due inquiry. For purposes of this Agreement, “business day” means any day other than a Saturday, Sunday or other day that a federal savings bank or a national banking association is authorized or required by applicable law to be closed.

13.12    Survival of Contents. The provisions of Sections 7.8, 8.4, 10.2, 13.9 and this Section 13.12 shall survive beyond the termination of this Agreement. The provisions of Sections 7.8, 8.2, 8.4, 8.5, 13.9 and this Section 13.12 shall survive beyond the Effective Date.

[THIS SPACE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, F&M and LBI have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

FARMERS & MERCHANTS BANCORP, INC.

By:	/s/ Paul S. Siebenmorgen
Paul S. Siebenmorgen, President and Chief Executive Officer

LIMBERLOST BANCSHARES, INC.

By:	/s/ Andrew J. Briggs
Andrew J. Briggs, Chairman

EXHIBIT A

BANK MERGER AGREEMENT

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

Merging

BANK OF GENEVA,

an Indiana commercial bank,

with and into

FARMERS & MERCHANTS STATE BANK

an Ohio commercial bank

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement and Plan”), made and entered into as of the 17th day of August, 2018, by and between FARMERS & MERCHANTS STATE BANK, an Ohio commercial bank (“F&M Bank”), and BANK OF GENEVA, an Indiana commercial bank (the “Bank”) (F&M Bank and the Bank are sometimes referred to collectively as the “Constituent Companies”).

WITNESSETH

WHEREAS, the Constituent Companies desire to consummate the business combination transaction outlined in this Agreement and Plan pursuant to which the Bank will merge with and into F&M Bank in accordance with 12 U.S.C. §1828(c), Chapter 11 of the Ohio Revised Code and the Indiana Financial Institutions Act (collectively, the “Law”);

WHEREAS, this Agreement and Plan is being executed in connection with, and the consummation of this Agreement and Plan is expressly contingent upon the closing of, that certain Agreement and Plan of Reorganization and Merger (the “Merger Agreement”) between Farmers & Merchants Bancorp, Inc., an Ohio corporation (“F&M”) and Limberlost Bancshares, Inc., an Indiana corporation (“LBI”) dated as of even date herewith (the “Holding Company Merger”);

WHEREAS, the Boards of Directors of both F&M Bank and the Bank have approved the transactions contemplated by this Agreement;

WHEREAS, F&M, as the sole shareholder of F&M Bank, and LBI, as the sole shareholder of the Bank, have also approved the transactions contemplated by this Agreement and Plan;

NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements, covenants, conditions and grants contained in this Agreement and Plan, and in accordance with the provisions of the Law, the parties mutually covenant and agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. At the “Effective Time” (as defined below), the Bank shall be merged with and into F&M Bank in accordance with applicable provisions of the Law (the “Merger”). The separate existence and company organization of the Bank shall cease, and the company existence of F&M Bank, including all its purposes, powers and objectives, shall continue unaffected and unimpaired by the Merger. F&M Bank shall continue to be governed by the laws applicable to state-chartered nonmember commercial banks under the laws of the State of Ohio and the regulations promulgated thereunder and shall succeed to all the rights, privileges, immunities, powers, duties and liabilities of the Bank as set forth in the Law.

1.2    Further Assurances. If, after the Effective Time, F&M Bank shall consider or be advised that any further deeds, assignments or assurances in the Law or any other things are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in F&M Bank, its right, title or interest in, to or under any rights, properties or assets of the Bank, or (b) otherwise carry out the purposes of this Agreement and Plan, the Bank and its officers and directors shall be deemed to have granted to F&M Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in F&M Bank and otherwise to carry out the purposes of this Agreement and Plan, and the officers and directors of F&M Bank are authorized in the name of the Bank or otherwise to take any and all such action.

1.3    Offices. Immediately following the Merger, F&M Bank’s principal office shall be located at 307 N. Defiance Street, Archbold, Ohio 43502 and the Bank’s offices shall become branch offices of F&M Bank.

1.4    Trust Operations. In connection with the Merger, F&M Bank will apply to the ODFI and FDIC for trust powers so as to be able to continue to deliver after the Merger the fiduciary services currently provided by the Trust Department of the Bank. The Bank and F&M Bank shall cooperate in regard to the servicing of such fiduciary relationships, which, as a result of the Merger, will be transferred to F&M Bank. In the event that F&M Bank is unable to acquire trust powers or the parties otherwise agree, F&M Bank and the Bank shall work together with the Bank’s customers to transfer the fiduciary relationships in an orderly fashion to a third party provider of fiduciary services.

ARTICLE II

ARTICLES OF INCORPORATION, CODE OF REGULATIONS,

BOARD OF DIRECTORS AND OFFICERS

2.1    Name. The name of the surviving bank shall be “Farmers & Merchants State Bank.”

2.2    Articles of Incorporation. The Articles of Incorporation of F&M Bank shall be the Articles of Incorporation of the surviving bank.

2.3    Code of Regulations. The Code of Regulations of F&M Bank (the “Code of Regulations”) shall be the Code of Regulations of the surviving bank.

2.4    Officers and Directors. The directors of F&M Bank shall all remain directors of the surviving bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Regulations; provided, Andrew J. Briggs shall be appointed to the Board of Directors of F&M Bank as contemplated by Section 8.12 of the Merger Agreement. The officers of F&M Bank shall all remain officers of the surviving bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Regulations.

ARTICLE III

CAPITAL STOCK OF THE SURVIVING BANK

3.1    Shares of the Bank. At the Effective Time, by virtue of the Merger and without any further action on the part of F&M Bank or the Bank, all two hundred seventy-five thousand (275,000) issued and outstanding shares of the common stock of the Bank, whose separate existence shall cease, shall automatically and by operation of law be canceled, void and of no further effect.

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3.2    Shares of F&M Bank. At the Effective Time, by virtue of the Merger and without any further action on the part of F&M Bank or the Bank, all two thousand six hundred (2,600) issued and outstanding shares of the common stock of F&M Bank, shall represent all of the issued and outstanding shares of the common stock of the surviving bank.

ARTICLE IV

SHAREHOLDER APPROVAL

F&M, as the sole shareholder of F&M Bank, and LBI, as the sole shareholder of the Bank, have approved and consented to this Merger.

ARTICLE V

GENERAL PROVISIONS

5.1    Condition Precedent to Closing. The following conditions must be satisfied prior to the closing of the Merger:

(a)    appropriate approvals must be obtained from or notices filed with the Ohio Division of Financial Institutions, Indiana Department of Financial Institutions, Board of Governors of the Federal Reserve and the Federal Deposit Insurance Corporation; and

(b)    the Holding Company Merger must occur.

5.2    Effective Time. The Merger shall become effective immediately following the Holding Company Merger, or at such later time as designated by F&M and otherwise approved by the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation, on the date and at the time specified in the Certificate of Merger as filed with the Secretary of State of the State of Ohio and the Articles of Merger as filed with the Secretary of State of the State of Indiana providing for the merger of the Bank with and into F&M Bank (the “Effective Time”).

5.3    Manner of Termination. This Agreement and Plan and the transactions contemplated hereby may be terminated at any time prior to the Effective Time:

(a)    by the mutual consent of F&M Bank and the Bank; or

(b)    automatically and without further action by either F&M Bank or the Bank if the Merger Agreement is terminated for any reason.

5.4    Effect of Termination. Upon termination as provided in Section 5.3, this Agreement and Plan shall be void and of no further force or effect, and there shall be no obligation on the part of F&M Bank or the Bank or their respective officers, directors, employees, agents, or shareholders, except for payment of their respective expenses in connection with this Agreement and Plan.

[The remainder of this page was intentionally left blank.]

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IN WITNESS WHEREOF, the parties have executed this Agreement and Plan by their respective officers duly authorized as of the date and year first above written.

“F&M BANK”		FARMERS & MERCHANTS STATE BANK, an Ohio State commercial bank,

By:
Printed: Paul S. Siebenmorgen
Its: President and Chief Executive Officer

ATTEST:
Secretary/Cashier

“BANK”		BANK OF GENEVA, an Indiana State commercial bank,

By:
Printed: Andrew J. Briggs
Its: President

ATTEST:
Secretary/Cashier

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EXHIBIT B

VOTING AGREEMENT

EXHIBIT B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into this 17th day of August, 2018, by and among FARMERS & MERCHANTS BANCORP, INC., an Ohio corporation (“F&M”), and the undersigned shareholders or option holders (each, a “Shareholder”, and collectively, the “Shareholders”) of LIMBERLOST BANCSHARES, INC., an Indiana corporation (“LBI”).

W I T N E S S E T H:

In consideration of the execution by F&M of the Agreement and Plan of Reorganization and Merger between F&M and LBI of even date herewith (the “Merger Agreement”), the undersigned Shareholders of LBI hereby agree that each of them shall cause all LBI common shares owned by him/her of record and beneficially, including, without limitation, all shares owned by him/her individually, all shares owned jointly by him/her and his/her spouse, all shares owned by any minor children (or any trust for their benefit), all shares owned by any business of which any of the Shareholders who are directors are the principal shareholders (but in each such case only to the extent the Shareholder has the right to vote or direct the voting of such shares), and specifically including all shares shown as owned directly or beneficially by each of them on Schedule 1 attached hereto or acquired subsequently hereto (collectively, the “Shares”), to be voted in favor of the merger of LBI with and into F&M in accordance with and pursuant to the terms of the Merger Agreement at the annual or special meeting of shareholders of LBI called for that purpose. Notwithstanding any other provision of this Agreement to the contrary, each Shareholder shall be permitted to vote such Shares in favor of another Acquisition Proposal (as such term is defined in the Merger Agreement) that is submitted for approval by the shareholders of LBI if both of the following shall have occurred: (a) LBI’s Board of Directors has approved such Acquisition Proposal and recommended such Acquisition Proposal to LBI’s shareholders in accordance with Section 7.5 of the Merger Agreement and (b) the Merger Agreement has been terminated in accordance with Section 10.1(f) thereof.

Each of the Shareholders further agrees and covenants that he/she shall not sell, assign, transfer, dispose or otherwise convey, nor shall he/she cause, permit, authorize or approve the sale, assignment, transfer, disposition or other conveyance of, any of the Shares or any interest in the Shares to any other person, trust or entity (other than LBI) prior to the annual or special meeting of shareholders of LBI called for the purpose of voting on the Merger Agreement without the prior written consent of F&M, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that F&M may decline to consent to any such transfer if the person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement).

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflict of laws provisions thereof. This Agreement may be executed in counterparts, each of which (including any facsimile or Adobe PDF copy thereof) shall be deemed to be an original, but all of which shall constitute one and the same agreement. It is understood and agreed that Shareholders who execute this Agreement shall be bound hereby, irrespective of whether all Shareholders execute this Agreement. The obligations of each of the Shareholders under the terms of this Agreement shall terminate contemporaneously with the termination of the Merger Agreement.

Notwithstanding any other provision hereof, nothing in this Agreement shall be construed to prohibit a Shareholder, or any officer or affiliate of a Shareholder who is or has been designated a member of LBI’s Board of Directors, from taking any action solely in his or her capacity as a member of LBI’s Board of Directors or from exercising his or her fiduciary duties as a member of LBI’s Board of Directors to the extent specifically permitted by the Merger Agreement.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, F&M and each of the undersigned Shareholders of LBI have made and executed this Agreement as of the day and year first above written.

FARMERS & MERCHANTS BANCORP, INC.

By:
Paul S. Siebenmorgen, President and Chief Executive Officer

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SHAREHOLDERS

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SCHEDULE 1

LISTING OF SHARES

SECTION 1 Name	SECTION 2 Amount

ANNEX B

CHAPTER 44 OF THE INDIANA BUSINESS CORPORATION LAW

INDIANA CODE § 23-1-44

DISSENTERS’ RIGHTS

IC 23-1-44-1

“Corporation”

Sec. 1. As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

IC 23-1-44-2

“Dissenter”

Sec. 2. As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

IC 23-1-44-3

“Fair value”

Sec. 3. As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

IC 23-1-44-4

“Interest”

Sec. 4. As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

IC 23-1-44-4.5

“Preferred shares”

Sec. 4.5. As used in this chapter, “preferred shares” means a class or series of shares in which the holders of the shares have preference over any other class or series with respect to distributions.

IC 23-1-44-5

“Record shareholder”

Sec. 5. As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

IC 23-1-44-6

“Beneficial shareholder”

Sec. 6. As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

IC 23-1-44-7

“Shareholder”

Sec. 7. As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.

IC 23-1-44-8

Right to dissent and obtain payment for shares

Sec. 8.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party if:

(A) shareholder approval is required for the merger by IC 23-1-40, IC 23-0.6-1-7, or the articles of incorporation; and

(B) the shareholder is entitled to vote on the merger.

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

(4) The approval of a control share acquisition under IC 23-1-42.

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(6) Election to become a benefit corporation under IC 23-1.3-3-2.

(b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were a covered security under Section 18(b)(1)(A) or 18(b)(1)(B) of the Securities Act of 1933, as amended.

(c) The articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate the right to dissent and obtain payment for any class or series of preferred shares. However, any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates the right to dissent and obtain payment for any shares:

(1) that are outstanding immediately before the effective date of the amendment; or

(2) that the corporation is or may be required to issue or sell after the effective date of the amendment under any exchange or other right existing immediately before the effective date of the amendment; does not apply to any corporate action that becomes effective within one (1) year of the effective date of the amendment if the action would otherwise afford the right to dissent and obtain payment.

(d) A shareholder:

(1) who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or

(2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.

(e) Subsection (d) does not apply to a corporate action that was approved by less than unanimous consent of the voting shareholders under IC 23-1-29-4 if both of the following apply:

(1) The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten (10) days before the corporate action was effected.

(2) The proceeding challenging the corporate action is commenced not later than ten (10) days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

IC 23-1-44-9

Dissenters’ rights of beneficial shareholder

Sec. 9.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:

(1) the beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

IC 23-1-44-10

Proposed action creating dissenters’ rights; notice

Sec. 10.

(a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.

(b) If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.

IC 23-1-44-11

Proposed action creating dissenters’ rights; assertion of dissenters’ rights

Sec. 11.

(a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) must not vote the shareholder’s shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

IC 23-1-44-12

Dissenters’ notice; contents

Sec. 12.

(a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 of this chapter.

(b) The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter.

IC 23-1-44-13

Demand for payment and deposit of shares by shareholder

Sec. 13.

(a) A shareholder sent a dissenters’ notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.

IC 23-1-44-14

Uncertificated shares; restriction on transfer; dissenters’ rights

Sec. 14.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

IC 23-1-44-15

Payment to dissenter

Sec. 15.

(a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares; and

(3) a statement of the dissenter’s right to demand payment under section 18 of this chapter.

IC 23-1-44-16

Failure to take action; return of certificates; new action by corporation

Sec. 16.

(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.

IC 23-1-44-17

Withholding payment by corporation; corporation’s estimate of fair value; after-acquired shares

Sec. 17.

(a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.

IC 23-1-44-18

Dissenters’ estimate of fair value; demand for payment; waiver

Sec. 18.

(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:

(1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;

(2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.

IC 23-1-44-19

Court proceeding to determine fair value; judicial appraisal

Sec. 19.

(a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

IC 23-1-44-20

Costs; fees; attorney’s fees

Sec. 20.

(a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

ANNEX C

OPINION OF RENNINGER & ASSOCIATES, LLC

August 17, 2018

Board of Directors

Limberlost Bancshares, Inc.

215 E. Line Street

Geneva, IN 46740

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Limberlost Bancshares, Inc. (“LBI”) and its shareholders, of the Merger Consideration (as defined below) pursuant to the Agreement and Plan of Reorganization and Merger dated as of August 17, 2018 (the “Agreement”) by and between Farmers & Merchants Bancorp, Inc. (“F&M”) and LBI. The Agreement provides for the merger of LBI with and into F&M, with F&M being the surviving company. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

The financial terms of the Agreement provide that LBI shareholders shall be entitled to receive in exchange for each LBI common share (“LBI Common Stock”), the Merger Consideration consisting of 1,830 shares of F&M’s common stock and $8,465.00 in cash, subject to adjustment as set forth in Section 3.1(ii).

Renninger as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with rendering our opinion set forth herein, we have reviewed among other things:

(i)	the Agreement dated as of August 17, 2018;

(ii)	certain publicly available financial statements and other historical financial information of LBI and F&M that we deemed relevant;

(iii)	certain non-public internal financial and operating data of LBI and F&M that were prepared and provided to us by the respective management of LBI and F&M;

(iv)	internal financial projections for LBI for the year ending December 31, 2018 prepared by and reviewed with management of LBI;

(v)	internal financial projections for F&M for the year ending December 31, 2018 prepared by and reviewed with management of F&M;

(vi)

the pro forma financial impact of the Merger on F&M, based on assumptions relating to transaction expenses, acquisition accounting adjustments and cost savings as discussed with representatives of F&M;

(vii)

publicly reported historical stock price and trading activity for LBI’s and F&M’s common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to LBI and F&M;

(viii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;

(ix)	the current market environment generally and the banking environment in particular; and,

(x)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of LBI the business, financial condition, results of operations and prospects of LBI, including certain operating, regulatory and other financial matters. We held similar discussions with senior management of F&M regarding the business, financial condition, results of operations and prospects of F&M.

Management of LBI and F&M, respectively, have represented that there has been no material adverse change in their respective company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that LBI and F&M will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the conditions precedent in the Agreement are not waived. Finally, Renninger expresses no view or opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated by the Agreement or any terms or other aspects of the Agreement, the Merger or any such other transactions.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same. As part of the due diligence process we made no independent verification as to the status and value of LBI’s or F&M’s assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to LBI and its shareholders.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of LBI common stock. As part of the engagement, Renninger reserves the right to review any public disclosures describing this fairness opinion or its firm. In addition, LBI agreed to indemnify Renninger against certain liabilities. Renninger expresses no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of LBI or as to the underlying decision by LBI to engage in the Merger or enter into the Agreement. Renninger did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by LBI officers, directors or employees, or class of such persons, relative to the compensation to be received in the Merger by the holders of LBI common stock.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of LBI common stock.

Respectfully,

RENNINGER & ASSOCIATES, LLC

Michael A. Renninger

Principal

mrenninger@renningerllc.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of Farmers & Merchants Bancorp, Inc.

F&M Amended and Restated Code of Regulations

Consistent with the authority granted to Ohio corporations under section 1701.13 of the OGCL, Article VII of F&M’s Amended and Restated Code of Regulations provides the following with respect to the indemnification of its directors and officers:

(a) The Corporation shall indemnify each present and future Director and Officer, his heirs, executors and administrators, and may indemnify any employee or agent, and his heirs, executors and administrators, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was such director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(b) The Corporation shall indemnify each present and future Director and Officer, his heirs, executors and administrators, and may indemnify any employee or agent, and his heirs, executors and administrators, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure judgment in its favor by reason of the fact that he is or was such director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Common Pleas or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Common Pleas or such other court shall deem proper.

(c) To the extent that a Director, Officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in divisions (a) and (b) above, or in defense of any claim, issue, or matter therein, he shall be indemnified by the Corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under divisions (a) and (b) above, unless ordered by the court, shall be made by the Corporation only as authorized in the specific case upon the determination that indemnification of the Director, Officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in divisions (a) and (b) above. Such determination shall be made

(i)	by a majority vote of a quorum consisting of directors of the Corporation who were not and are not parties to or threatened with any such action, suit, or proceeding or

(ii)

if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Corporation or any person to be indemnified within the past five years, or

(iii)	by the shareholders, or

(iv)

by the Court of Common Pleas or the court in which such action, suit, or proceeding was brought. If any determination is made hereunder by the directors of the Corporation or by independent legal counsel in connection with a threatened, pending or completed action or suit by or in the right of the Corporation, such determination shall be promptly communicated to the person who threatened or brought such action or suit after it is made.

(e) Expenses, including attorneys’ fees, incurred with respect to any legal matter may be paid by the Corporation prior to the final disposition thereof, as authorized by the directors, upon receipt of an undertaking by or on behalf of the recipient to repay such amount, unless it shall ultimately be determined that he is entitled to indemnification.

(f) Such indemnification shall not be deemed exclusive of any other rights to which such Director, Officer, employee or agent may be entitled under the Articles of Incorporation, these Regulations, any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to, or be available to, a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this section.

Insurance

F&M has purchased insurance coverage under polices that insure directors and officers against certain liabilities that they may incur in their capacities as such.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following Exhibits are being filed as part of this Registration Statement except those which are incorporated by reference:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Reorganization and Merger, dated as of August 17, 2017 by and between Farmers & Merchants Bancorp, Inc. and Limberlost Bancshares, Inc. (attached as Annex A to the proxy statement and prospectus contained in this Registration Statement)

3.1	Farmers & Merchants Bancorp, Inc. Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of F&M’s Current Report on Form 8-K filed on August 25, 2017)

3.2	Code of Regulations of Farmers & Merchants Bancorp, Inc., as amended (incorporated by reference to Exhibit 3.2 of F&M’s Form 10-Q filed on July 26, 2017)

5.1	Opinion of Shumaker, Loop & Kendrick, LLP (legality)

8.1	Opinion of Shumaker, Loop & Kendrick, LLP (tax matters)

10.1	Voting Agreement (incorporated by reference to Exhibit 1.01 of F&M’s Form 8-K filed on August 20, 2018)

21.1	Subsidiaries of Farmers & Merchants Bancorp, Inc. (incorporated by reference to Exhibit 21 of registrant’s Annual Report on Form 10-K filed on February 28, 2018)

23.1	Consent of BKD, LLP

23.2	Consent of BKD, LLP

23.3	Consent of Shumaker, Loop & Kendrick, LLP (legality) (included in Exhibit 5.1)

23.4	Consent of Shumaker, Loop & Kendrick, LLP (tax matters) (included in Exhibit 8.1)

23.5	Consent of Renninger & Associates, LLC

24.1	Power of Attorney included on “Signature” page of Form S-4

99.1	Form of Proxy for Limberlost Bancshares, Inc. Shareholder Meeting†

99.2	Consent of Andrew J. Briggs (proposed director)

†	To be filed by amendment.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muncie, State of Indiana, as of the 9th day of October, 2018.

FARMERS & MERCHANTS BANCORP, INC.

By:	/s/ Paul S. Siebenmorgen
Paul S. Siebenmorgen, Chief Executive Officer and President

Each person whose signature appears below constitutes and appoints Paul S. Siebenmorgen and Barbara J. Britenriker and each of them his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed by Farmers & Merchants Bancorp, Inc. pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of the 9th day of October. 2018 by the following persons in the capacities indicated.

/s/ Paul S. Siebenmorgen Paul S. Siebenmorgen	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Barbara J. Britenriker Barbara J. Britenriker	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jack C. Johnson Jack C. Johnson	Chairman of the Board and Director

/s/ Lars B. Eller Lars B. Eller	Director and President and Chief Executive Officer of Farmers & Merchants State Bank

/s/ Eugene N. Burkholder Eugene N. Burkholder	Director

/s/ Steven A. Everhart Steven A. Everhart	Director

/s/ Jo Ellen Hornish Jo Ellen Hornish	Director

/s/ Marcia S. Latta Marcia S. Latta	Director

S-1

/s/ Steven J. Planson Steven J. Planson	Director

/s/ Anthony J. Rupp Anthony J. Rupp	Director

/s/ Kevin J. Sauder Kevin J. Sauder	Director

/s/ K. Brad Stamm K. Brad Stamm	Director

S-2